     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1999

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                      HEARTLAND TERRITORIES HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                               5812                              13-6167838
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)

                               c/o PEPSICO, INC.
                             700 ANDERSON HILL ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 253-2000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           WILLIAM T. HEAVISIDE, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      HEARTLAND TERRITORIES HOLDINGS, INC.
                               c/o PEPSICO, INC.
                             700 ANDERSON HILL ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 253-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

      ROBERT A. KINDLER, ESQ.                  WILLIAM B. MOORE                   SETH A. KAPLAN, ESQ.
      CRAVATH, SWAINE & MOORE               SENIOR VICE PRESIDENT,           WACHTELL, LIPTON, ROSEN & KATZ
         825 EIGHTH AVENUE              SECRETARY AND GENERAL COUNSEL             51 WEST 52ND STREET
         NEW YORK, NY 10019                  WHITMAN CORPORATION                   NEW YORK, NY 10019
           (212) 474-1000                    3501 ALGONQUIN ROAD                     (212) 403-1000
                                       ROLLING MEADOWS, ILLINOIS 60008
                                                (847) 818-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING        REGISTRATION
          TO BE REGISTERED                REGISTERED(1)             PER UNIT               PRICE(2)                FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share..............................      122,498,917                (4)               $1,894,905,123          $526,784(5)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of common stock of Heartland Territories Holdings, Inc. which are issuable in the merger described herein, including shares of common stock of Heartland Territories Holdings, Inc. issuable upon exercise of options to purchase Whitman common stock.

(2) Estimated solely for the purposes of computing the registration fee. Pursuant to Rule 457(f)(1) and 457(c), the registration fee is based upon the average of the high and low sales prices of the securities to be cancelled in the merger described herein (the average of the high and low sales prices of Whitman common stock on April 13, 1999 was $15.46875).

(3) Calculated by multiplying the aggregate offering amount by .000278.

(4) Not applicable.

(5) $404,277 of the Registration Fee was previously paid in connection with Whitman's Preliminary Proxy Statement filed with the Commission on Schedule 14A on January 29, 1999, and, pursuant to Rule 457(b), is not remitted herewith.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[WHITMAN LOGO]                                              [WHITMAN LETTERHEAD]

                                        April 19, 1999

            Dear Shareholder:

                Whitman Corporation has entered into an agreement to
            create a new business relationship with PepsiCo, Inc. The transaction will involve a merger of Whitman with a subsidiary of PepsiCo, which requires the approval of Whitman shareholders. We have called a special meeting of shareholders on May 20, 1999, at 9:00 a.m., at The St. Regis Hotel, 2 East 55th Street, New York, New York, to vote on the merger agreement.

                This proxy statement/prospectus describes the
            transaction in detail. In its simplest terms, if the shareholders approve the merger, PepsiCo will own approximately 38.7% of "new" Whitman, and the public shareholders will own approximately 61.3%. At the same time, Whitman will become a substantially larger company with several additional domestic and international Pepsi-Cola franchises. The management and board of directors of Whitman will remain unchanged, except for the addition of two PepsiCo representatives to the board.

                Following the merger, each share of Whitman common
            stock you own will represent one share of "new" Whitman common stock. This proxy statement/prospectus constitutes the prospectus for up to 122,498,917 shares of "new" Whitman common stock to be issued in the merger. Whitman common stock is traded on the New York Stock Exchange under the symbol "WH", and following the merger "new" Whitman common stock will be traded on the New York Stock Exchange under the same symbol.

                THE BOARD OF DIRECTORS HAS CAREFULLY STUDIED THE TERMS
            AND CONDITIONS OF THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS
            RELATING TO THE MERGER DESCRIBED ON PAGE 8 OF THIS PROXY STATEMENT/PROSPECTUS.

                Your vote is important no matter how many shares you
            own. Please complete, sign, date and return your proxy
            promptly.
                                      /s/ Bruce S. Chelberg

                                      Chairman and Chief Executive
                                      Officer

                Neither the Securities and Exchange Commission nor any
            state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the shares of "new" Whitman common stock to be issued in the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                This proxy statement/prospectus is dated April 19,
            1999, and is first being mailed to Whitman shareholders on or about April 20, 1999.

                              WHITMAN CORPORATION

                   Notice of Special Meeting of Shareholders

To the shareholders of Whitman Corporation:

     A special meeting of shareholders of Whitman Corporation will be held on May 20, 1999, at 9:00 a.m., local time, at The St. Regis Hotel, 2 East 55th Street, New York, New York.

     The purpose of the special meeting is to consider and vote upon the adoption of the Amended and Restated Contribution and Merger Agreement, dated as of March 18, 1999, among Whitman Corporation, PepsiCo, Inc. and Heartland Territories Holdings, Inc., a wholly-owned subsidiary of PepsiCo and referred to as Merger Sub. The merger agreement provides that:

     1. Prior to the merger, PepsiCo contributes to Merger Sub bottling operations located in the central United States and associated liabilities and debt.

     2. Whitman will merge into Merger Sub and Merger Sub will be renamed "Whitman Corporation," which is referred to as New Whitman. In the merger, each share of Whitman common stock will be converted into a share of New Whitman common stock.

     3. Following completion of the merger, PepsiCo will sell some foreign subsidiaries and some assets of its domestic subsidiaries to a subsidiary of New Whitman for an aggregate of $176 million in cash.

     The Whitman board of directors is not aware of any other business to be considered at the special meeting.

     The Whitman board of directors has fixed the close of business on April 16, 1999, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF WHITMAN COMMON STOCK IS REQUIRED TO ADOPT THE MERGER AGREEMENT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH. A PROXY MAY BE REVOKED BY APPROPRIATE NOTICE TO THE SECRETARY OF THE MEETING AT ANY TIME PRIOR TO THE VOTING OF THE PROXY.

                                          /S/ WILLIAM B. MOORE
                                          WILLIAM B. MOORE
                                                 Secretary

Rolling Meadows, Illinois
April 19, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INFORMATION AVAILABLE FROM WHITMAN..........................   iv
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS................    1
SUMMARY.....................................................    2
RISK FACTORS................................................    8
  PepsiCo will have significant influence on New Whitman....    8
  It will be extremely difficult for a third party to
     acquire control of New Whitman without the cooperation
     of PepsiCo.............................................    8
  New Whitman will depend on supplies and marketing support
     that PepsiCo provides on terms within PepsiCo's sole
     discretion.............................................    8
  PepsiCo could terminate its bottling agreements with New
     Whitman................................................    9
  There may be conflicts of interest between New Whitman and
     PepsiCo................................................    9
  Integration of the new businesses being acquired by New
     Whitman may be difficult...............................    9
THE SPECIAL MEETING.........................................   10
  Date, Time and Place......................................   10
  Purpose of the Special Meeting............................   10
  Voting Securities and Record Date.........................   10
  Quorum....................................................   10
  Proxies...................................................   10
  Revocability of Proxies...................................   11
  Solicitation of Proxies...................................   11
THE TRANSACTIONS............................................   12
  The Companies.............................................   12
  The Transactions..........................................   12
  Background of the Transactions............................   15
  Reasons for the Transactions..............................   16
  Recommendation of the Whitman Board of Directors..........   18
  Opinion of Financial Advisor..............................   18
  Interests of Whitman Management and Affiliates in the
     Transactions...........................................   24
  New Whitman Board and Management Following the
     Transactions...........................................   24
  Effects of the Transactions on Whitman's Existing
     Shareholders...........................................   24
  Plans for the Operation of the PepsiCo Bottling Operations
     Following the Transactions.............................   25
  Dividend Policy Following the Transactions................   25
  Governmental and Regulatory Approvals.....................   25
  Accounting Treatment of the Transactions..................   25
  Absence of Appraisal Rights...............................   26
  Name Change...............................................   26
  Stock Exchange Listing; Delisting and Deregistration of
     Whitman Common Stock...................................   26
  Treatment of Stock Certificates...........................   26
  Effective Time............................................   26
THE MERGER AGREEMENT........................................   27
  Representations and Warranties............................   27
  Conduct of Business Pending the Merger....................   28
  No Solicitation...........................................   29
  Other Covenants...........................................   30
  Closing...................................................   31
  Conditions to Closing.....................................   31
  Termination...............................................   32

                                                              PAGE
                                                              ----
  Termination Fees..........................................   33
  Indemnification...........................................   33
  Tax Indemnification.......................................   33
  Expenses..................................................   34
  Working Capital Adjustments...............................   34
  Amendment; Extension and Waiver...........................   35
THE SHAREHOLDER AGREEMENT...................................   36
  Ownership of New Whitman Common Stock.....................   36
  Conduct by PepsiCo........................................   36
  Transfers by PepsiCo......................................   37
  Special Meetings Requested by PepsiCo.....................   37
  Charter, By-Laws and Rights Agreement.....................   37
  New Whitman Board Composition.............................   38
  Term......................................................   38
ANCILLARY POST-CLOSING AGREEMENTS BETWEEN PEPSICO AND NEW
  WHITMAN...................................................   39
  PepsiCo Beverage Agreements...............................   39
  Services Agreement........................................   42
  Employee Benefits Agreement...............................   43
  Employee Benefits Agreement for Operations Sold by
     Whitman................................................   45
  Registration Rights Agreement.............................   45
  Rights Agreement..........................................   46
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......   47
DESCRIPTION OF NEW WHITMAN CAPITAL STOCK....................   49
  Authorized Capital Stock..................................   49
  Common Stock..............................................   49
  Preferred Stock...........................................   50
  Preemptive Rights.........................................   50
  Transfer Agent and Registrar..............................   50
COMPARATIVE RIGHTS OF HOLDERS OF WHITMAN AND NEW WHITMAN
  CAPITAL STOCK.............................................   51
MARKET PRICES...............................................   53
PEPSICO BOTTLING OPERATIONS.................................   54
  Products and Packaging....................................   55
  Territories...............................................   56
  Sales, Marketing and Distribution.........................   56
  Raw Materials and Manufacturing...........................   57
  Competition...............................................   57
  Employees.................................................   57
  Properties................................................   57
  Legal Proceedings.........................................   57
  Governmental Regulation...................................   58
PEPSICO BOTTLING OPERATIONS SELECTED COMBINED FINANCIAL
  INFORMATION...............................................   59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS, CASH
  FLOWS AND LIQUIDITY AND CAPITAL RESOURCES OF THE PEPSICO
  BOTTLING OPERATIONS.......................................   60
  Cautionary Statement......................................   60
  General...................................................   60
  Results of Operations.....................................   60
  Net Sales.................................................   60
  Volume....................................................   61

                                                              PAGE
                                                              ----
  Operating Income (Loss)...................................   61
  Interest Expense..........................................   62
  Foreign Exchange Losses...................................   62
  Income Tax Benefit........................................   62
  Cash Flows................................................   62
  Market Risk...............................................   63
  Year 2000.................................................   64
NEW WHITMAN UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION...............................................   66
EXPERTS.....................................................   73
LEGAL MATTERS...............................................   73
SHAREHOLDER PROPOSALS.......................................   73
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   73
WHERE YOU CAN FIND MORE INFORMATION.........................   74
PEPSICO BOTTLING OPERATIONS COMBINED FINANCIAL STATEMENTS...  F-1
Appendices:
  A -- Amended and Restated Contribution and Merger
  Agreement
  B -- Certificate of Incorporation of New Whitman
  C -- By-Laws of New Whitman
  D -- Form of Shareholder Agreement
  E -- Opinion of Credit Suisse First Boston Corporation

                       INFORMATION AVAILABLE FROM WHITMAN

     This proxy statement/prospectus incorporates important business and financial information about Whitman from other documents that are not included in or delivered with this proxy statement/prospectus. THESE DOCUMENTS, EXCEPT FOR EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE IN THESE DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO:

                              WHITMAN CORPORATION
                              3501 ALGONQUIN ROAD
                        ROLLING MEADOWS, ILLINOIS 60008
                            ATTN: INVESTOR RELATIONS
                              TEL: (847) 818-5000

     Whitman will send the requested documents by first-class mail within one business day of the receipt of the request. In order to ensure timely delivery of the documents before the special meeting, any request should be made by May 13, 1999.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your completed and signed proxy in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. The special meeting will take place on May 20, 1999.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. If you do not instruct your broker to vote your shares, it will be equivalent to voting against the transactions.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three different ways. First, you can send a written notice, stating that you would like to revoke your proxy, to the Secretary of Whitman at the address given below. Second, you can complete a new proxy and send it to the Secretary of Whitman at the address given below. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote. You should send any written notice or new proxy card to the Secretary of Whitman, Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois, 60008.

Q: DO I NEED A NEW STOCK CERTIFICATE?

A: No. Your current Whitman stock certificate will represent an equal number of shares of New Whitman common stock after the transactions. You should not send in your Whitman stock certificate.

Q: WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A: We are working to complete the transactions as quickly as possible, hopefully shortly after the special meeting.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: You should call Kissel-Blake at (800) 554-7733.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the transactions fully, and for a more complete description of the legal terms of the transactions, you should carefully read this entire proxy statement/prospectus and the documents to which we have referred you. See "Where You Can Find More Information." (Page 74.)

                                 THE COMPANIES

WHITMAN CORPORATION
3501 Algonquin Road
Rolling Meadows, Illinois 60008
(847) 818-5000

     Whitman, through its principal subsidiary Pepsi-Cola General Bottlers, Inc., is a leading producer and distributor of Pepsi-Cola brand products. Whitman was incorporated in 1962 under the laws of Delaware. Following a series of divestitures over the past ten years, Pepsi-Cola General Bottlers is Whitman's only significant operating company.

PEPSICO, INC.
700 Anderson Hill Road
Purchase, New York 10577
(914) 253-2000

     PepsiCo is engaged in the beverage and snack food businesses. PepsiCo's beverage businesses manufacture and sell beverage products, primarily soft drinks and soft drink concentrates, throughout the world. PepsiCo's snack food businesses manufacture and sell a varied line of salty snack foods throughout the world. PepsiCo was incorporated in Delaware in 1919 and was reincorporated in North Carolina in 1986.

     PepsiCo indirectly currently owns 20% of the common stock of Pepsi-Cola General Bottlers. That interest will be transferred to New Whitman as a part of the transactions.

                                THE TRANSACTIONS

     The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the transactions.

THE TRANSACTIONS (SEE PAGE 12)

     The transactions will take place in several steps:

1. PepsiCo contributes some of its midwestern United States bottling operations, including associated liabilities with a book value of $117.0 million and debt of $241.8 million, to Heartland Territories Holdings, Inc., a wholly-owned subsidiary of PepsiCo and referred to as "Merger Sub" in this proxy statement/prospectus. This contribution occurred on April 2, 1999.

2. Whitman will merge into Merger Sub. As part of the merger, Merger Sub will change its name to "Whitman Corporation" and is referred to as "New Whitman" in this proxy statement/ prospectus.

3. After the merger, PepsiCo will sell bottling subsidiaries located in Poland, Hungary, the Czech Republic and Slovakia, and some domestic transportation and vending assets to New Whitman for $176 million in cash.

OWNERSHIP OF NEW WHITMAN FOLLOWING THE TRANSACTIONS (SEE PAGE 13)

     Current holders of Whitman common stock will own approximately 61.3% of the outstanding common stock of New Whitman after the transactions. PepsiCo and its subsidiaries will own approximately 38.7% of the outstanding common stock of New Whitman after the transactions.

SHARE REPURCHASE (SEE PAGE 13)

     The merger agreement provides that during the 12 months following the closing of the merger, New Whitman will repurchase the lesser of:

     - 16 million shares of New Whitman common stock

     - shares of New Whitman common stock with a total value of $400 million.

The repurchase may be effected by tender offer, open market repurchase, privately negotiated transaction or otherwise. New Whitman need not effect the repurchase if the New Whitman board of directors determines in good faith that the repur-chase is impractical or inadvisable. PepsiCo does not intend to sell its shares during this repurchase. As a result of the repurchase, PepsiCo's interest in New Whitman could increase to over 39%.

     On February 5, 1999, Whitman and PepsiCo agreed that Whitman could begin repurchasing shares of Whitman common stock and that any shares repurchased would reduce the number of shares of New Whitman common stock to be repurchased following the merger. As of April 12, 1999, Whitman had repurchased 12,896,300 shares of Whitman common stock through open market transactions at an average price of $18.86 per share.

BOARD OF DIRECTORS AND MANAGEMENT OF NEW WHITMAN FOLLOWING THE TRANSACTIONS (SEE PAGE 24)

     When the transactions are complete, the New Whitman board of directors will consist of 11 members -- the nine current members of the Whitman board of directors plus two directors designated by PepsiCo. The management of New Whitman will be the same as that of Whitman prior to the transactions.

WHAT WHITMAN SHAREHOLDERS WILL RECEIVE (SEE PAGE 12)

     As a result of the transactions, Whitman shareholders will receive one share of New Whitman common stock for each share of Whitman common stock that they own and each certificate currently representing shares of Whitman common stock will represent an equivalent number of shares of New Whitman common stock.

     You should not send in your stock certificates. You will not exchange certificates in connection with the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 47)

     We have structured the transactions so that Whitman shareholders will not recognize any gain or loss for federal income tax purposes in the transactions. We have conditioned the transactions on our receipt of a legal opinion that this is the case.

DIVIDEND POLICY FOLLOWING THE TRANSACTIONS (SEE PAGE 25)

     New Whitman expects to be a dividend paying company. However, in light of expected increases in the level of spending on acquisitions and capital expenditures, New Whitman expects dividends to be at a significantly lower rate than is currently paid on the Whitman common stock.

NO APPRAISAL RIGHTS (SEE PAGE 26)

     Under Delaware law, Whitman shareholders do not have any right to an appraisal of the value of their shares in connection with the transactions.

REASONS FOR THE TRANSACTIONS (SEE PAGE 16)

     Following the transactions, New Whitman will have exclusive production and distribution rights for Pepsi-Cola brand products in portions of nine states and eight foreign countries worldwide. New Whitman will have nearly 40% more revenue on a pro forma basis than Whitman currently does. Further, with PepsiCo restructuring its bottling system, New Whitman will be one of several PepsiCo primary bottlers, known as "anchor bottlers," worldwide. The Whitman board of directors believes that shareholders of Whitman will benefit from the greater size and strength of New Whitman.

     To review the reasons for the transactions in greater detail, as well as related risks, see pages 8, 9 and 16 through 18.

RECOMMENDATION TO WHITMAN SHAREHOLDERS (SEE PAGE 18)

     The Whitman board of directors believes that the transactions are in the best interests of Whitman and its shareholders and unanimously recommends that you vote FOR adoption of the merger agreement.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 18)

     In deciding to approve the transactions, the Whitman board of directors considered the written opinion, dated January 25, 1999, of its financial advisor, Credit Suisse First Boston Corporation, that, as of that date, the merger consideration to be received by the shareholders of Whitman was fair to those shareholders from a financial point of view. The full text of that opinion is attached as Appendix E to this proxy statement/prospectus. We encourage you to read it carefully and in its entirety.

CONDITIONS TO THE TRANSACTIONS (SEE PAGE 31)

     The completion of the transactions depends upon the satisfaction or waiver of a number of conditions, including the following:

- the adoption of the merger agreement by holders of a majority of Whitman common stock

- the absence of any injunction or other legal restraint preventing the transactions

- the receipt of an opinion from PepsiCo's counsel regarding (a) the qualification of the contribution, and the contribution and merger collectively, under Section 351 of the Internal Revenue Code of 1986 and (b) the qualification of the merger under Section 368 of the Internal Revenue Code.

- the receipt of an opinion from Whitman's counsel regarding the applicability of Section 368 of the Internal Revenue Code to the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 32)

     Either Whitman or PepsiCo can terminate the merger agreement if any of the following occurs:

- the transactions are not completed before June 30, 1999

- the holders of a majority of Whitman common stock do not adopt the merger agreement

- a governmental entity issues a permanent injunction or restraint prohibiting the completion of the transactions

- the other party breaches or fails to comply in any material respect with any of its representations or warranties or obligations under the merger agreement.

     The parties may also terminate the merger agreement by mutual consent, and Whitman may terminate the merger agreement if it receives an unsolicited superior proposal, subject to the payment of a termination fee.

TERMINATION FEES (SEE PAGE 33)

     The merger agreement requires Whitman to reimburse PepsiCo's expenses up to a maximum of $2 million if Whitman shareholders do not adopt the merger agreement.

     The merger agreement further requires Whitman to pay a termination fee to PepsiCo of $20 million, less any expense reimbursement paid to PepsiCo as described in the previous paragraph, if Whitman terminates the merger agreement and enters into a significant transaction with a third party within 12 months.

ACCOUNTING TREATMENT (SEE PAGE 25)

     We expect the transactions will be accounted for under the purchase method of accounting under generally accepted accounting principles.

SHAREHOLDER AGREEMENT (SEE PAGE 36)

     New Whitman and PepsiCo will enter into a shareholder agreement on the closing date of the transactions.

     Under the shareholder agreement, PepsiCo and its affiliates' ownership of New Whitman common stock will be limited to an ownership threshold of 49% of the outstanding shares. Any acquisitions in excess of the threshold must be done with the consent of either (1) the directors of New Whitman not affiliated with PepsiCo and not officers of New Whitman or (2) the New Whitman shareholders not affiliated with PepsiCo, or pursuant to an offer for all outstanding shares of New Whitman common stock at a price meeting specific minimum-price criteria.

     The shareholder agreement also restricts transfers by PepsiCo and its affiliates that would result in a third party unaffiliated with PepsiCo owning greater than 20% of the outstanding shares of New Whitman common stock.

PEPSICO BEVERAGE AGREEMENTS (SEE PAGE 39)

     PepsiCo will appoint New Whitman as an anchor bottler. At the closing of the merger, New Whitman will enter into the following bottling agreements with
PepsiCo:

- a master bottling agreement for beverages bearing the "PEPSI-COLA" and "PEPSI" trademark, including DIET PEPSI and PEPSI ONE, in the United States

- an allied brands master bottling agreement for bottling and distribution of non-cola products in the United States

- a master fountain syrup agreement and an allied brands fountain syrup agreement for fountain syrup in the United States

- international bottling agreements which include terms similar to the master bottling agreement, the allied brands master bottling agreement and the fountain syrup agreements for countries outside of the United States.

OTHER ANCILLARY POST-CLOSING AGREEMENTS BETWEEN PEPSICO AND NEW WHITMAN (SEE PAGE 42)

     At the closing of the transactions, PepsiCo and New Whitman will also enter into agreements relating to shared services, employee benefits arrangements and registration rights for PepsiCo.

                              THE SPECIAL MEETING

     The special meeting will be held at The St. Regis Hotel, 2 East 55th Street, New York, New York, at 9:00 a.m., local time, on May 20, 1999. At the special meeting, Whitman shareholders will be asked to consider and vote on a proposal to adopt the merger agreement.

RECORD DATE; VOTING RIGHTS (SEE PAGE 10)

     Whitman shareholders are entitled to vote at the special meeting if they owned shares on April 16, 1999, the record date for the special meeting. On that date, there were 88,050,948 shares of Whitman common stock issued and outstanding held by approximately 15,390 holders of record. Each share of Whitman common stock entitles the holder to one vote per share.

VOTE REQUIRED (SEE PAGE 10)

     The affirmative vote of a majority of the shares of Whitman common stock outstanding on the record date is required to adopt the merger agreement.

                        WHITMAN MARKET PRICE INFORMATION

     Shares of Whitman common stock are currently listed on the New York Stock Exchange under the symbol "WH". On January 22, 1999, the last full trading day on the NYSE prior to the public announcement of the signing of the original merger agreement, Whitman common stock closed at $22.0625 per share. On April 15, 1999, Whitman common stock closed at $15.6875 per share.

                      LISTING OF NEW WHITMAN COMMON STOCK

     The shares of New Whitman common stock issued in connection with the transactions will be listed on the NYSE under the symbol "WH", which is the same symbol currently used for Whitman common stock.

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The table on the next page presents selected financial data for Whitman for the fiscal years 1994 through 1998. These financial data should be read along with the historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear in Whitman's 1998 Form 10-K/A annual report, which is incorporated by reference in this proxy statement/prospectus.

     The following transactions were recorded during the periods presented:

     - In 1998, Whitman spun-off shares of Hussmann and Midas to its shareholders. The table is revised to reflect Hussmann and Midas as discontinued operations.

     - In 1997, Whitman recorded special charges of $49.3 million related to the restructuring of Pepsi General's organization, the severance of essentially all of the Whitman corporate management and staff, and expenses associated with the spin-offs of Hussmann and Midas.

     - In 1996, Whitman recorded an $8.7 million charge, principally for asset write-downs at Pepsi General's joint venture in Poland.

     - In 1994, Whitman recorded a $24.2 million unrealized loss on the investment in Northfield Laboratories Inc.

     The table also presents selected unaudited pro forma financial data for fiscal year 1998, which has been derived from the unaudited pro forma combined financial information of New Whitman included elsewhere in this proxy statement/prospectus. These pro forma financial data should be read along with the combined financial statements of the PepsiCo Bottling Operations and "Management's Discussion and Analysis of Operations, Cash Flows and Liquidity and Capital Resources of the PepsiCo Bottling Operations" included elsewhere in this proxy statement/prospectus.

     EBITDA is defined as income before income taxes, excluding special charges, plus the sum of interest, depreciation and amortization. Information concerning EBITDA has been included because it is expected to be used by some investors as a measure of operating performance and of the ability to service potential debt. EBITDA is not required under GAAP, and should not be considered an alternative to income from continuing operations or any other measure of performance required by GAAP. It also should not be used as a measure of cash flow or liquidity under GAAP.

                        WHITMAN CORPORATION/NEW WHITMAN

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                   FISCAL YEAR
                                                       --------------------------------------------------------------------
                                                        PRO FORMA
                                                          1998         1998        1997        1996       1995       1994
                                                       -----------   --------    --------    --------   --------   --------
                                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales..........................................      $2,279.6    $1,635.0    $1,557.5    $1,501.4   $1,448.7   $1,256.1
Operating income...................................      $  187.7    $  203.8    $  130.2    $  194.8   $  181.1   $  169.1
Income (loss) from continuing operations...........      $   36.5    $   62.5    $   15.8    $   47.8   $   46.8   $   26.5
Basic earnings (loss) from continuing operations
  per share........................................      $   0.26    $   0.62    $   0.16    $   0.46   $   0.44   $   0.25
Basic EPS -- weighted-average common shares........         139.1       101.1       101.6       104.8      104.9      105.5
Cash dividends per share...........................                  $   0.20    $   0.45    $   0.41   $   0.37   $   0.33
OTHER FINANCIAL DATA:
EBITDA.............................................      $  338.0    $  266.0    $  235.3    $  244.4   $  236.4   $  190.0
Cash provided by (used in):
Operating activities...............................      $  230.8    $  169.8    $  152.9    $  145.9   $  116.8   $  126.7
Investing activities...............................      $  (66.7)   $  283.8    $  (85.6)   $  (32.4)  $ (182.4)  $  (67.8)
Financing activities...............................      $  (61.4)   $ (349.2)   $ (136.4)   $ (113.3)  $   61.2   $ (102.0)
Capital expenditures...............................      $  190.2    $  159.1    $   83.4    $   87.2   $  111.1   $   66.0
Depreciation and amortization......................      $  155.1    $   77.7    $   73.8    $   75.2   $   70.6   $   64.3
Book value per share...............................      $   8.46    $   3.23    $   5.34    $   6.26   $   5.97   $   5.26
BALANCE SHEET DATA (AT YEAR END):
Total assets.......................................      $2,907.9    $1,569.3    $2,029.7    $2,080.6   $2,050.5   $1,853.8
Long-term debt.....................................      $1,200.7    $  603.6    $  604.7    $  821.7   $  810.3   $  704.0

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this document before you make your decision whether to vote in favor of adoption of the merger agreement. The following risk factors are in addition to the risks that apply to most businesses, including risks of competition, market conditions, availability of supplies, foreign exchange and product liability in excess of insurance and reliance on employees.

PEPSICO WILL HAVE SIGNIFICANT INFLUENCE ON NEW WHITMAN

     The combination of PepsiCo's rights as a shareholder and its position as a critical supplier will give PepsiCo significant influence on New Whitman. After the transactions, PepsiCo will own approximately 38.7% of the outstanding common stock of New Whitman and two of PepsiCo's designees will be directors of New Whitman. PepsiCo's interest will increase to over 39% if the share repurchase plan is completed. PepsiCo's ownership percentage will entitle it to call special meetings of New Whitman shareholders under the New Whitman by-laws. PepsiCo will have significant rights under the shareholder agreement, including the right to acquire up to 49% of the outstanding New Whitman common stock. In addition, PepsiCo will have the right to acquire more than 49% if either:

     - the acquisition is approved by either (1) the directors of New Whitman not affiliated with PepsiCo and not officers of New Whitman or (2) a majority of the shares held by New Whitman shareholders not affiliated with PepsiCo

     - the acquisition is pursuant to an offer for all outstanding shares of New Whitman common stock at a price meeting fair-price criteria contained in the shareholder agreement.

     Nothing will restrict PepsiCo from voting its shares or soliciting proxies from other shareholders. In addition, a large majority of New Whitman's sales will be of PepsiCo products.

IT WILL BE EXTREMELY DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF NEW WHITMAN WITHOUT THE COOPERATION OF PEPSICO

     As New Whitman's largest shareholder and owner of a substantial equity interest in New Whitman, PepsiCo could vote its shares of New Whitman common stock against any takeover proposal. This would make it extremely difficult to acquire New Whitman without PepsiCo's consent. In addition, New Whitman will have several takeover defenses in its corporate documents. These defenses could discourage potential acquisition proposals and could delay or prevent a change in control of New Whitman. These deterrents could affect the price of New Whitman common stock and will make it extremely difficult to remove or replace members of the board of directors or management of New Whitman without the cooperation of PepsiCo.

NEW WHITMAN WILL DEPEND ON SUPPLIES AND MARKETING SUPPORT THAT PEPSICO PROVIDES ON TERMS WITHIN PEPSICO'S SOLE DISCRETION

     New Whitman will rely heavily on supplies and marketing support that PepsiCo may supply on terms within PepsiCo's sole discretion. Immediately after the merger, New Whitman will enter into several bottling agreements with PepsiCo for cola and non-cola and fountain beverage products. See "Ancillary Post-Closing Agreements between PepsiCo and New Whitman -- PepsiCo Beverage Agreements." These agreements provide that New Whitman must purchase all of its concentrate for these beverages at prices and on other terms which are set by PepsiCo in its sole discretion. Prices under these agreements may increase materially and New Whitman may not be able to pass on the increased costs to its customers. PepsiCo has traditionally provided marketing support and funding to its bottling operations. However, while PepsiCo has indicated to New Whitman that it intends to continue to provide this support, PepsiCo is not obligated under the bottling agreements to do so. Any support provided to New Whitman will be at PepsiCo's sole discretion. Any concentrate price increases or decreases in marketing support and funding levels could materially affect New Whitman's financial results.

PEPSICO COULD TERMINATE ITS BOTTLING AGREEMENTS WITH NEW WHITMAN

     The bottling agreements require New Whitman to submit its annual sales, marketing, advertising, management and financial plans each year to PepsiCo for its review and approval. If New Whitman fails to submit these plans or fails to carry them out in all material respects, PepsiCo may terminate the bottling agreements. If PepsiCo terminates the bottling agreements for this or any other reason, it would have a material adverse effect on New Whitman's business and financial results.

THERE MAY BE CONFLICTS OF INTEREST BETWEEN NEW WHITMAN AND PEPSICO

     The nature of the relationship between New Whitman and PepsiCo and their respective businesses may give rise to conflicts of interest between them. New Whitman will enter into significant business transactions in the future with PepsiCo. While the terms of these transactions will be negotiated at arm's length, PepsiCo's stake in New Whitman may create potential conflicts of interest with these transactions. Conflicts could arise between New Whitman and PepsiCo over any number of issues, including:

     - the nature, quality and pricing of services or products provided to New Whitman by PepsiCo or by New Whitman to PepsiCo

     - potential acquisitions of bottling territories and/or assets from PepsiCo or other independent PepsiCo bottlers

     - the divestment of any of New Whitman's bottling operations

     - the payment of dividends by New Whitman

     - balancing the objectives of increasing sales volume of Pepsi-Cola beverages and maintaining or increasing New Whitman's profitability.

     In addition, two of New Whitman's directors will be individuals who are also directors or officers of PepsiCo. This could also give rise to conflicts of interest. The New Whitman by-laws provide for an affiliated transactions committee comprised of independent directors to review transactions with PepsiCo and its affiliates outside the ordinary course of business with a value exceeding $10 million.

INTEGRATION OF THE NEW BUSINESSES BEING ACQUIRED BY NEW WHITMAN MAY BE DIFFICULT

     New Whitman will need to integrate the operations of Whitman's current business and the operations being contributed or sold to New Whitman by PepsiCo in the transactions, each of which were previously operated separately. Whitman's existing operations and the operations being contributed or sold to New Whitman by PepsiCo may have been operated differently in the past and this integration may be more expensive than anticipated or take longer than planned. If there are delays or unexpected costs involved with the integration, this could have a material adverse effect on New Whitman's business and financial results.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting of shareholders of Whitman will be held at 9:00 a.m., local time, on May 20, 1999, at The St. Regis Hotel, 2 East 55th Street, New York, New York.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, Whitman shareholders will (1) consider and vote upon adoption of the merger agreement and (2) transact any other business that properly comes before the special meeting and at any and all adjournments or postponements of the special meeting. This proxy statement/prospectus is furnished in connection with the solicitation by the board of directors of Whitman of proxies to be used at the special meeting and at any and all adjournments or postponements of the special meeting.

VOTING SECURITIES AND RECORD DATE

     Holders of record of shares of Whitman common stock at the close of business on April 16, 1999, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were 88,050,948 issued and outstanding shares of Whitman common stock, held by approximately 15,390 holders of record. Each share of Whitman common stock entitles the holder to one vote per share. The affirmative vote of the holders of a majority of the outstanding shares of Whitman common stock is required under Delaware law to adopt the merger agreement at the special meeting.

     A list of Whitman shareholders as of the record date will be available at the special meeting and, during the ten-day period prior to the special meeting, at the offices of Kissel-Blake, 110 Wall Street, 11th Floor, New York, New York, during ordinary business hours.

     As of the record date, directors and executive officers of Whitman and their affiliates owned 1,624,233 shares of Whitman common stock, representing approximately 1.8% of the shares of Whitman common stock entitled to vote at the special meeting. It is currently expected that each director and executive officer of Whitman will vote his or her shares for adoption of the merger agreement.

QUORUM

     The presence in person or by properly executed proxy of holders of 51% of the issued and outstanding shares of Whitman common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes -- shares held by brokers or nominees which are represented at the special meeting but which the broker or nominee is not empowered to vote under NYSE rules because of the absence of specific voting instructions from beneficial owners -- will be counted for the purpose of determining the existence of a quorum.

PROXIES

     All shares of Whitman common stock that are represented at the special meeting by proxies received prior to or at the special meeting, and not duly and timely revoked, will be voted at the special meeting according to the instructions indicated on such proxies. If no instructions are indicated on a proxy, such proxy will be voted FOR the adoption of the merger agreement. A proxy marked "ABSTAIN" and shares represented by broker non-votes will not be voted. Since the affirmative vote of a majority of outstanding shares is required for adoption of the merger agreement, a proxy marked "ABSTAIN" and shares represented by broker non-votes will have the effect of a vote against adoption of the merger agreement. In addition, the failure to vote in person or by proxy will have the effect of a vote against adoption of the merger agreement.

     If fewer than a majority of outstanding shares of Whitman common stock are voted in favor of adoption of the merger agreement, Whitman may seek an adjournment or postponement of the special meeting to solicit additional proxies. Shares represented by proxies voting against the adoption of the merger agreement will be voted against a proposal to adjourn the special meeting for the purpose of soliciting additional proxies. Whitman does not currently intend to seek an adjournment of the special meeting.

     The Whitman board of directors is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretion to vote or act on such matters according to their judgment.

REVOCABILITY OF PROXIES

     A shareholder may revoke any proxy given in response to this solicitation at any time before the proxy is voted. To revoke a proxy, the person giving the proxy should file with the Secretary of Whitman, prior to or at the special meeting, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Attendance at the special meeting will not itself revoke a proxy.

SOLICITATION OF PROXIES

     Whitman will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and regular employees of Whitman, none of whom will be specifically compensated for such services. Kissel-Blake will assist in solicitation of proxies. Whitman will pay approximately $12,500 to Kissel-Blake for proxy solicitation services. Whitman does not expect to pay any additional compensation for the solicitation of proxies; however, the proxy solicitor, brokers and other custodians, nominees, and fiduciaries will be reimbursed for expenses incurred in forwarding proxy material to principals and obtaining their proxies.

     WHITMAN SHAREHOLDERS SHOULD NOT SEND IN THEIR WHITMAN STOCK CERTIFICATES WITH THEIR PROXIES. WHITMAN SHAREHOLDERS WILL NOT NEED TO EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THE TRANSACTIONS.

                                THE TRANSACTIONS

THE COMPANIES

     Whitman. Whitman, through its principal operating company, Pepsi-Cola General Bottlers, Inc. or "Pepsi General," is engaged in the production and distribution of Pepsi-Cola brand products and a variety of other non-alcoholic beverage products. Pepsi General is one of the world's largest franchised Pepsi-Cola bottlers, accounting for about 12% of all Pepsi-Cola products sold in the United States. It currently serves a significant portion of a 12 state region, primarily in the midwestern United States, with a customer base of approximately 25 million people.

     Whitman was incorporated in Delaware in 1962. Whitman's principal executive offices are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, and its telephone number is (847) 818-5000.

     PepsiCo. PepsiCo is engaged in the beverage and snack food businesses. PepsiCo's beverage businesses manufacture and sell beverage products, primarily soft drinks and soft drink concentrates, throughout the world. PepsiCo's snack food businesses manufacture and sell a varied line of salty snack foods throughout the world.

     PepsiCo was incorporated in Delaware in 1919 and was reincorporated in North Carolina in 1986. PepsiCo's principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577, and its telephone number at that address is (914) 253-2000. Unless the context indicates otherwise, "PepsiCo" refers to PepsiCo and its divisions and subsidiaries, excluding Merger Sub and New Whitman.

     PepsiCo currently owns 20% of Pepsi General, which interest will be contributed to New Whitman as part of the transactions.

     Merger Sub. Merger Sub is a wholly-owned subsidiary of PepsiCo. Merger Sub was originally formed in 1963 by PepsiCo to provide services for PepsiCo's bottling operations. Merger Sub has been inactive since 1994 and will not engage in any activity prior to the effective time of the merger other than activities related to the transactions.

     Merger Sub is a Delaware corporation with executive offices at 700 Anderson Hill Road, Purchase, New York 10577, and its telephone number is (914)253-2000. Following the effective time of the merger, Merger Sub/New Whitman will have its executive offices at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, and its telephone number will be (847) 818-5000.

THE TRANSACTIONS

     The transactions consist of three primary steps:

     1. The Contribution. On April 2, 1999, PepsiCo caused its subsidiaries to contribute to Merger Sub:

     - bottling operations and assets with a book value of $425.1 million located principally in the central part of the United States, including bottling assets and operations of Pepsi-Cola Operating Company of St. Louis, Inc., Pepsi-Cola Bottling Company of Ohio, Inc. and Pepsi-Cola Operating Company of Chesapeake and Indianapolis, Inc., and operating liabilities associated with these assets and operations with a book value of $117.0 million

     - PepsiCo's 20% equity interest in Pepsi General

     - $241.8 million of debt.

     In exchange, Merger Sub issued to PepsiCo 53,999,500 shares of its common stock. PepsiCo currently owns a total of 54,000,000 shares.

     2. The Merger. Whitman will merge with and into Merger Sub, with the surviving corporation being renamed "Whitman Corporation." In the merger, the outstanding shares of Whitman common stock will be converted on a one-for-one basis into shares of New Whitman common stock. Each outstanding option to purchase shares of Whitman common stock will be converted into an option to purchase an equal number of shares of New Whitman common stock. As of April 16, 1999, options to purchase a total of 9,224,087 shares of Whitman common stock at a weighted average exercise price of $15.764 per share were outstanding. All Whitman options issued prior to January 1, 1999 will be fully vested under the terms of the applicable Whitman stock plans. Based on 88,050,948 shares of Whitman common stock outstanding as of April 16, 1999, a total of 88,050,948 shares of New Whitman common stock will be issued to current Whitman shareholders in the merger.

     PepsiCo currently owns 794,115 shares of Whitman common stock and thus will be issued 794,115 shares of New Whitman common stock in the merger. Combined with the 54,000,000 shares of Merger Sub common stock currently owned by PepsiCo, following the merger PepsiCo will hold approximately 54,794,115 shares of New Whitman common stock, representing approximately 38.7% of the total outstanding shares. Current Whitman shareholders other than PepsiCo will hold shares of New Whitman common stock representing approximately 61.3% of the total outstanding shares.

     Immediately following the merger, New Whitman will adopt a rights agreement. Under this rights agreement, each share of New Whitman common stock will receive a right to purchase one one-hundredth of a share of preferred stock of New Whitman under specified circumstances. These rights are designed to guard against abusive tactics to gain control of New Whitman and will not be triggered unless someone other than PepsiCo or its affiliates acquires or seeks to acquire 15% of New Whitman common stock. See "Ancillary Post-Closing Agreements between PepsiCo and New Whitman -- Rights Agreement."

     3. Post-Merger Sale. Immediately following completion of the merger, PepsiCo will sell bottling and related operations located in Poland, Hungary, the Czech Republic and Slovakia, and domestic transportation and vending assets related to the bottling operations contributed earlier to Merger Sub, to New Whitman for an aggregate of $176 million in cash. These operations and assets, together with the operations contributed to Merger Sub, are collectively referred to as the "PepsiCo Bottling Operations." The purchase price attributable to any particular operation sold to New Whitman will be reduced by any indebtedness and any capitalized lease obligations of the operation. To the extent the aggregate amount of the indebtedness and capitalized lease obligations owed by any operation exceeds the purchase price attributable to such operation, PepsiCo will pay New Whitman the amount of the excess.

     Sale of Bottling Operations to PepsiCo. Additionally, the merger agreement provided for Whitman to sell bottling operations located in Marion, Virginia, Princeton, West Virginia, and in the St. Petersburg area of Russia, along with related transportation assets, to PepsiCo for an aggregate of $117.8 million. The purchase price attributable to any particular operation sold to PepsiCo would be reduced by any indebtedness and any capitalized lease obligations of the operation. To the extent the aggregate amount of the indebtedness and capitalized lease obligations owed by any operation exceeded the purchase price attributable to such operation, Whitman would pay PepsiCo the amount of the excess. This sale to PepsiCo would be separate from the other transactions and would not require a vote of Whitman shareholders. Under circumstances described in the merger agreement, PepsiCo had the right to request that this sale occur in full or in part as soon as practicable.

     On March 9, 1999, PepsiCo made such a request to Whitman. On March 19, 1999, Whitman sold its bottling operations located in Marion, Virginia and Princeton, West Virginia, along with related transportation assets, to PepsiCo for an aggregate of $97.8 million in cash. On March 31, 1999, Whitman sold its bottling operations located in the St. Petersburg area of Russia, along with related transportation assets, to PepsiCo for $20.0 million, reduced by indebtedness and capitalized lease obligations owed by such operations.

     Although these sales to PepsiCo have been completed, they remain covered by the indemnification and working capital adjustment provisions of the merger agreement. See "The Merger Agreement -- Indemnification" and "The Merger Agreement -- Working Capital Adjustments."

     Share Repurchase. The merger agreement provides that during the 12 months following the closing of the merger, New Whitman will repurchase the lesser of
(1) 16 million shares of New Whitman common stock or (2) shares of New Whitman common stock with an aggregate value of $400 million. The repurchase may be effected by tender offer, open market repurchase, privately negotiated transaction or otherwise. Any repurchase effected through a tender offer will comply with the tender offer rules under the Securities Exchange Act of 1934. New Whitman need not effect the repurchase if the New Whitman board of directors determines in good faith that the repurchase is impractical or inadvisable. PepsiCo does not intend to sell its shares of New Whitman common stock during the repurchase. As a result of the repurchase, PepsiCo's interest in New Whitman could increase to over 39%.

     On February 5, 1999, Whitman and PepsiCo agreed that Whitman could begin repurchasing shares of Whitman common stock. Any shares repurchased would reduce the number of shares of New Whitman common stock to be repurchased following the merger. As of April 12, 1999, Whitman had repurchased 12,896,300 shares of Whitman common stock through open market transactions at an average price of $18.86 per share.

     The following diagrams illustrate the transactions and the end result of the transactions:
 [Summary of Outstanding Interests Before and After the Transactions Flowchart]

BACKGROUND OF THE TRANSACTIONS

     Whitman has had a business relationship with PepsiCo since 1970, when Whitman, then known as IC Industries, Inc., acquired Pepsi General, for which PepsiCo was the franchisor and the principal supplier. Following that acquisition, Pepsi General acquired additional Pepsi-Cola franchises from independent bottlers in the United States. In 1987, Pepsi General acquired two Pepsi-Cola franchises directly from PepsiCo in a transaction in which PepsiCo acquired its current 20% equity interest in Pepsi General. Since that time, PepsiCo has had a representative on the Pepsi General board of directors.

     In the meantime, Whitman had become a large, diversified company. However, between 1988 and 1998, Whitman divested most of its operating companies through sales and spin-offs, culminating with the spin-offs of Midas, Inc. and Hussmann International, Inc. in January 1998. Following that transaction, Pepsi General remained as Whitman's sole significant operating company.

     On July 13, 1998, Roger A. Enrico, Chairman and Chief Executive Officer of PepsiCo, contacted Bruce S. Chelberg, Chairman and Chief Executive Officer of Whitman, to discuss a proposal for making Whitman a PepsiCo anchor bottler. Mr. Enrico had previously enunciated a strategy for creating a system of a few large anchor bottlers in the PepsiCo system, which would include its own bottling operations. Mr. Enrico proposed the transfer to Whitman of several domestic and foreign PepsiCo bottling operations, as well as its 20% stake in Pepsi General. In exchange, PepsiCo would receive 65.8 million shares of Whitman common stock, which was approximately 39.5% of the outstanding shares, certain Whitman domestic and foreign bottling operations and the assumption by Whitman of approximately $709 million of debt. Mr. Enrico also proposed new bottling appointments and the election of PepsiCo nominees to the Whitman board of directors.

     By letter dated July 16, 1998, Mr. Chelberg advised Mr. Enrico that he did not believe that the PepsiCo proposal provided sufficient economic incentives for the Whitman shareholders because the proposal did not fully and adequately value Whitman common stock, but that he believed that a constructive exchange could be continued which might lead to a mutually beneficial transaction. By letter dated the same date, Mr. Enrico indicated that he did not think further effort on the proposal would be productive at that time.

     In August 1998, Karl M. von der Heyden, Vice Chairman of PepsiCo, Michael
D. White, Chief Financial Officer of PepsiCo, John T. Cahill, Executive Vice President and Chief Financial Officer of Pepsi-Cola Company, together with representatives of PepsiCo's financial advisor, Merrill Lynch & Co., met with Frank T. Westover, Executive Vice President of Whitman, and Robert C. Cushing, President of Pepsi General, together with representatives of Whitman's financial advisor, Credit Suisse First Boston Corporation, to resume discussions about a possible Whitman/PepsiCo transaction.

     Mr. Chelberg advised the Whitman board of directors of these developments at a meeting held on August 14, 1998. At this meeting, the Whitman board of directors also was informed that on July 23, 1998, PepsiCo announced that it was considering the feasibility of public ownership of its own Pepsi Bottling Group unit, which accounts for approximately 54% of PepsiCo's beverage case volume in North America. At the time of the PepsiCo announcement, Mr. Enrico also stated that he would like PepsiCo to have a handful of strong regional anchor bottlers that would acquire smaller bottlers to better serve retail customers and to compete more effectively.

     On August 24, 1998, PepsiCo and Whitman entered into a confidentiality agreement in order to facilitate the exchange of information.

     On September 1, 1998, PepsiCo, through its financial advisor, submitted a revised proposal to Whitman regarding terms on which Whitman might become a PepsiCo anchor bottler. This proposal still contemplated Whitman's assumption of $709 million of debt, but differed from the July 13 proposal primarily in that it contemplated that PepsiCo would be issued 52.5 million shares of Whitman common stock and that PepsiCo would make a tender offer for 10% of the Whitman common stock owned by the public at a 50% premium to the then-current market price. On August 31, 1998, the closing price of Whitman common stock was $15.50.

     The revised proposal was reviewed by the Whitman board of directors at a meeting held on September 17 and 18, 1998. After discussing the proposal with management and Whitman's financial advisor, the Whitman board of directors determined that the revised proposal, while superior to PepsiCo's initial proposal, did not fully value Whitman's operations as compared to the operations proposed to be contributed by PepsiCo and that the revised proposal would not be structurally feasible. The Whitman board of directors authorized management to continue its discussions with PepsiCo to attempt to resolve these issues. Additional meetings and discussions were held between senior executives of PepsiCo, together with its legal advisor, Cravath, Swaine & Moore, and its financial advisor, and senior executives of Whitman, together with its legal advisor, Wachtell, Lipton, Rosen & Katz, and its financial advisor. On October 14, 1998, Whitman issued a press release confirming that it was in negotiations with PepsiCo concerning a realignment of their business relationship.

     Between October 1998 and January 1999, due diligence was conducted and negotiations continued between the parties, including two meetings at which Mr. Chelberg and Mr. Enrico were present, and the parties began drafting documents reflecting agreements which had been reached and as a basis for further negotiations. The Whitman board of directors was advised as to the progress of these negotiations at meetings held on November 20 and December 21, 1998.

     On January 8, 1999, Whitman and PepsiCo signed a non-binding agreement setting forth some of the principal terms of the proposed transaction. Each of Whitman and PepsiCo filed Premerger Notification and Report Forms with the appropriate federal antitrust agencies on January 14, 1999.

     At its meeting held on January 25, 1999, the Whitman board of directors reviewed definitive agreements for the transaction and received the written opinion of Credit Suisse First Boston, dated January 25, 1999, that, as of that date and based upon and subject to the matters described in the opinion, the merger consideration was fair to the shareholders of Whitman from a financial point of view. See "-- Opinion of Financial Advisor." At that meeting, the Whitman board of directors unanimously approved the definitive agreements for the transactions. Later that day, Whitman, PepsiCo and Merger Sub signed the original merger agreement and the transactions were publicly announced.

     In early February 1999, Whitman determined that it would be advisable to repurchase shares of Whitman prior to the merger and contacted PepsiCo regarding this possibility. On February 5, 1999, Whitman and PepsiCo agreed that Whitman could begin repurchasing shares of Whitman common stock and that any shares repurchased would reduce the number of shares of New Whitman common stock to be repurchased following the merger. As of April 12, 1999, Whitman had repurchased 12,896,300 shares of Whitman common stock through open market transactions at an average price of $18.86 per share.

     Under the original merger agreement, Whitman agreed to sell its bottling operations located in Marion, Virginia, Princeton, West Virginia, and in the St. Petersburg area of Russia, along with related transportation assets, to PepsiCo in a sale separate from the other transactions and not subject to a vote of Whitman shareholders. Under the original merger agreement, PepsiCo had the right to request that this sale occur as soon as practicable under certain circumstances. On March 9, 1999, PepsiCo made such a request to Whitman.

     On March 18, 1999, Whitman and PepsiCo amended and restated the original merger agreement to make minor adjustments in connection with the sale of the bottling operations to PepsiCo.

     On March 19, 1999, Whitman sold its bottling operations located in Marion, Virginia, and Princeton, West Virginia, along with related transportation assets, to PepsiCo for an aggregate of $97.8 million in cash. On March 31, 1999, Whitman sold its bottling operations in the St. Petersburg area of Russia, along with related transportation assets, to PepsiCo for $20.0 million, reduced by indebtedness and capitalized lease obligations owed by such operations.

REASONS FOR THE TRANSACTIONS

     The Whitman board of directors believes that Whitman will benefit from the greater size and strength of New Whitman resulting from the transactions. On a pro forma basis, New Whitman will have nearly 40% more revenue than Whitman currently. Following the transactions, New Whitman will have exclusive production and distribution rights for Pepsi-Cola brand products in portions of nine states and eight foreign countries worldwide. Furthermore, with PepsiCo restructuring its bottling system, New Whitman and

PepsiCo will enter into new bottling agreements and New Whitman will be one of several PepsiCo anchor bottlers worldwide.

     In approving and recommending the transactions, the Whitman board of directors considered and evaluated the following material factors:

     - The fact that PepsiCo had announced its intention to pursue a strategy of consolidating its franchisee relationships and identifying a small group of franchisees to serve as anchor bottlers, and the risk that, if Whitman was not selected as an anchor bottler, it would find itself in a disadvantageous position in terms of growth opportunities.

     - The evaluation of other strategic alternatives such as the status quo, share repurchases, growth through acquisitions of additional franchises or diversification, a leveraged recapitalization or sale of the entire company, and the risks and difficulties associated with each of such alternatives.

     - The intended federal income tax consequences of the transactions, including the ability of Whitman shareholders to have a tax-free exchange of Whitman common stock for New Whitman common stock. See "Material Federal Income Tax Consequences of the Merger."

     - The arrangements contemplated by the shareholder agreement for corporate governance of New Whitman.

     - The terms and conditions of the merger agreement, including the consideration for the transactions, the parties' representations, warranties and covenants, the conditions to their respective obligations, and the amount of termination fees payable under the merger agreement, and the Whitman board of directors' belief that the terms and conditions were appropriate for the proposed transactions.

     - The recommendation of the transactions by Whitman management.

     - PepsiCo's past and current provision of marketing support and funding, which PepsiCo has no obligation to continue.

     - The written opinion of Credit Suisse First Boston, dated January 25, 1999, that, as of that date and based upon and subject to the matters described in the opinion, the merger consideration was fair to the shareholders of Whitman from a financial point of view. The full text of the Credit Suisse First Boston opinion, which states the procedures followed, the factors considered and the assumptions made by Credit Suisse First Boston, is attached as Appendix E to this proxy statement/prospectus. Whitman shareholders should read the Credit Suisse First Boston opinion carefully and in its entirety.

     - The results of the due diligence review of the PepsiCo Bottling Operations conducted by Whitman management and Whitman's financial advisors.

     The Whitman board also considered the potential negative consequences of PepsiCo's significant influence over New Whitman through PepsiCo's ownership of a substantial block of New Whitman common stock, and PepsiCo's ability to increase its ownership to 49% at any time and to acquire additional shares of New Whitman common stock subject to compliance with the procedures set forth in the shareholder agreement, as well as PepsiCo's influence through the operation of the proposed new bottling agreements. The Whitman board recognized that New Whitman's ability to pursue strategies independent of or in conflict with PepsiCo's goals will be significantly less than that of Whitman currently. The Whitman board of directors determined that this negative factor was outweighed by the benefits of the transactions and the factors supporting the transactions listed above.

     In analyzing the transactions, the Whitman board of directors evaluated the factors and considerations described above and consulted with its financial and legal advisors and with Whitman's management. The Whitman board of directors did not adopt the Credit Suisse First Boston opinion as the exclusive basis for its determination as to the advisability of the transactions; rather, the Whitman board of directors, as indicated above, included the Credit Suisse First Boston opinion in the total mix of information regarding the transactions that was available to, and evaluated by, it. The Whitman board of directors concluded that the combination of the factors discussed above, together with the Whitman board of directors' independent evaluation, supported the Whitman board of directors' determination that the transactions were advisable and in the best interests of Whitman and its shareholders. In reaching this conclusion, the Whitman board of directors did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. A determination of various weightings would, in the view of the Whitman board of directors, be impractical. Rather, the Whitman board of directors viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the Whitman board of directors may have given different weight to different information and factors.

RECOMMENDATION OF THE WHITMAN BOARD OF DIRECTORS

     THE WHITMAN BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTIONS AT A MEETING HELD ON JANUARY 25, 1999 AND DETERMINED THAT THE TRANSACTIONS ARE ADVISABLE AND IN THE BEST INTERESTS OF WHITMAN AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT WHITMAN SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     In approving the transactions and making its recommendation, the Whitman board of directors took into account all of the factors described above under "-- Background of the Transactions" and "-- Reasons for the Transactions," and the terms of the merger agreement. In addition, the Whitman board of directors relied upon the Credit Suisse First Boston opinion, which is described below. See "-- Opinion of Financial Advisor." The merger agreement does not contain a requirement that Credit Suisse First Boston update its opinion as of a date subsequent to the date of the opinion, nor does the Whitman board of directors consider an update to be necessary.

OPINION OF FINANCIAL ADVISOR

     At a meeting of the Whitman board of directors held on January 25, 1999, Credit Suisse First Boston delivered its written opinion that, as of that date and based upon and subject to the matters described in the opinion, the merger consideration was fair from a financial point of view to the shareholders of Whitman.

     THE FULL TEXT OF THE CREDIT SUISSE FIRST BOSTON OPINION, WHICH STATES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX E TO THIS PROXY STATEMENT/PROSPECTUS. THE CREDIT SUISSE FIRST BOSTON OPINION HAS NOT BEEN UPDATED AND WILL NOT BE UPDATED PRIOR TO THE CLOSING. WHITMAN SHAREHOLDERS ARE URGED TO READ THE CREDIT SUISSE FIRST BOSTON OPINION CAREFULLY AND IN ITS ENTIRETY. THE CREDIT SUISSE FIRST BOSTON OPINION IS DIRECTED TO THE WHITMAN BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE SHAREHOLDERS OF WHITMAN AS OF THE DATE OF THE OPINION, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY WHITMAN TO ENGAGE IN THE TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF WHITMAN AS TO HOW HE OR SHE SHOULD VOTE ON THE MERGER AGREEMENT.

     In arriving at its opinion, Credit Suisse First Boston:

     - reviewed publicly available business and financial information relating to Whitman, Pepsi General, the PepsiCo Bottling Operations and the operations being sold to PepsiCo by Whitman in the transactions, as well as the shareholder agreement, a draft dated January 25, 1999 of the employee benefits agreement, a draft dated January 22, 1999 of the merger agreement, drafts dated January 19, 1999 of the master bottling agreement, the international bottling agreements and the registration rights agreement and a draft dated January 12, 1999 of the master fountain syrup agreement

     - reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Whitman, Pepsi General, the PepsiCo Bottling Operations and the operations being sold to PepsiCo by Whitman in the transactions, as well as the amount and timing of the potential cost savings and related expenses and other incremental benefits of the transaction which could include consolidation of overhead costs and reduced purchasing costs, marketing costs and distribution costs, that was furnished to Credit Suisse First Boston, in each case, by management of Whitman and PepsiCo

     - met with management of Whitman, Pepsi General, PepsiCo and some of the PepsiCo Bottling Operations to discuss the business and prospects of Whitman, Pepsi General, the PepsiCo Bottling Operations and the operations being sold to PepsiCo by Whitman in the transactions and, as appropriate, the potential cost savings and related expenses and other incremental benefits of the transactions

     - considered financial and stock market data of Whitman and PepsiCo and compared that data with similar data for other publicly held companies in businesses similar to those of Whitman, Pepsi General, the PepsiCo Bottling Operations and the operations being sold to PepsiCo by Whitman in the transactions

     - considered the financial terms of other business combinations and other transactions which have recently been effected

     - considered other information, financial studies, analyses and investigations and financial, economic and market criteria which they deemed relevant.

     In connection with its review, Credit Suisse First Boston:

     - did not assume any responsibility for independent verification of any of the foregoing information and relied upon its being complete and accurate in all material respects

     - assumed that the financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Whitman and PepsiCo as to the future financial performance of Whitman, Pepsi General, the PepsiCo Bottling Operations and the operations being sold to PepsiCo by Whitman in the transactions

     - did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Whitman, Pepsi General, any of the PepsiCo Bottling Operations or any of the operations being sold to PepsiCo by Whitman in the transactions

     - was not furnished with any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Whitman, Pepsi General, any of the PepsiCo Bottling Operations or any of the operations being sold to PepsiCo by Whitman in the transactions.

In addition, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in a possible acquisition of all or part of Whitman. Credit Suisse First Boston did not express any opinion as to what the value of the New Whitman common stock actually would be or the prices at which the New Whitman common stock would trade subsequent to the transactions. In addition, Credit Suisse First Boston was not requested to consider, and its opinion did not in any manner address, Whitman's underlying business decision to effect the transactions. The Credit Suisse First Boston opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion.

     In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of New Whitman or Whitman. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness of the merger consideration to Whitman shareholders from a financial point of view and were provided to the Whitman board of directors in connection with the delivery of its opinion.

     THE FOLLOWING IS A DESCRIPTION OF THE PRESENTATION MADE BY CREDIT SUISSE FIRST BOSTON TO THE WHITMAN BOARD OF DIRECTORS ON JANUARY 25, 1999. THE EXPLANATIONS OF THE FINANCIAL ANALYSES DESCRIBED IN THE PRESENTATION INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO UNDERSTAND THOSE ANALYSES, THE TABLES SHOULD BE READ TOGETHER WITH THE REST OF EACH EXPLANATION AND DO NOT ALONE CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES.

     Considerations.

     Representatives of Credit Suisse First Boston advised the Whitman board of directors that the transactions and the potential impact to Whitman should be evaluated in light of several considerations:

     - the fact that discussions related to the transactions were initiated in the context of the restructuring of the overall bottling operations of PepsiCo

     - PepsiCo's publicly announced plan to separate its corporate owned bottling operations into a new public company to be called The Pepsi Bottling Group, Inc.

     - PepsiCo's current ownership of both domestic and international bottling operations with coverage contiguous to Whitman that will either be transferred to Whitman in the transactions or to the Pepsi Bottling Group

     - Whitman's past and current receipt of financial support from PepsiCo, which PepsiCo has no obligation to continue

     - PepsiCo's ability to influence Whitman's acquisition of independent PepsiCo bottlers

     - PepsiCo's right of first refusal with respect to Whitman's interest in Pepsi General.

     Methodologies Employed in Analysis.

     In valuing Whitman and New Whitman, Credit Suisse First Boston utilized a number of methodologies: a discounted cash flow analysis, a comparable company analysis, a comparable acquisition analysis and an historical investment analysis. In performing the discounted cash flow analysis, which produces an intrinsic, long-term theoretical value based upon projected cash flows, Credit Suisse First Boston discounted ten years of cash flows developed from forecasts provided by the management of Whitman and added an amount based on multiples of year-ten EBITDA to recognize the value of the projected cash flows beyond year ten. Credit Suisse First Boston also performed a sensitivity analysis with respect to its discounted cash flow analysis in which it adjusted revenue growth rates and operating margins. In performing its comparable company analysis, Credit Suisse First Boston applied trading multiples of businesses reasonably similar to Whitman, Pepsi General, the PepsiCo Bottling Operations and the operations being sold to PepsiCo by Whitman in the transactions to 1999 operating estimates provided to Credit Suisse First Boston by Whitman management. Credit Suisse First Boston's comparable acquisition analysis required application of multiples paid by acquirors for businesses reasonably similar to Whitman, Pepsi General, the PepsiCo Bottling Operations and the operations being sold to PepsiCo by Whitman in the transactions to 1998 operating estimates provided to Credit Suisse First Boston by Whitman and PepsiCo managements. In performing its historical investment analysis, Credit Suisse First Boston reviewed the capital invested in PepsiCo's bottling operations as reflected on its current financial statements.

     Comparable Company Trading Multiples.

     Credit Suisse First Boston presented a comparable company analysis in which it compared financial information of the following selected companies engaged in the carbonated beverage bottling business and the following selected companies engaged in the carbonated beverage business that were considered by Credit Suisse First Boston to be reasonably comparable to Whitman, Pepsi General, the Pepsi Bottling Operations and the operations being sold to PepsiCo by Whitman in the transactions to corresponding financial information of Whitman.

             CARBONATED BEVERAGE BOTTLER COMPARABLES       CARBONATED BEVERAGE COMPARABLES
            Coca-Cola Beverages                       The Coca-Cola Company
            Coca-Cola Enterprises                     PepsiCo
            The Pepsi Bottling Group

     Credit Suisse First Boston advised the Whitman board of directors that one of the most relevant financial measures for Whitman and other carbonated beverage bottlers is EBITDA. Credit Suisse First Boston explained that the capital intensive nature and the significant acquisition activity in the bottling industry results in meaningful non-cash depreciation and amortization charges. According to Credit Suisse First Boston, due to these charges which do not require cash outflows, many of the comparable companies have negligible net income and the market, therefore, relies on EBITDA as a primary performance and valuation measure. Accordingly, in performing its comparable company analysis, Credit Suisse First Boston compared:

     - 1999 estimated EBITDA margin

     - EBITDA growth from 1997 to 1999

     - 1999 estimated EBITDA trading multiples

     - 1999 estimated net income margin

     - 1999 estimated price to earnings ratio

of the carbonated beverage bottler comparables and the carbonated beverage comparables with corresponding data for Whitman. The comparable company analysis was based on stock prices as of January 22, 1999 and public equity research reports of earnings estimates, except for the scenario based on estimates provided by Whitman management, and The Pepsi Bottling Group, which was based on financial results for The Pepsi Bottling Group for the twelve months ended September 5, 1998 as disclosed in The Pepsi Bottling Group's Form S-1 dated January 8, 1999.

     This analysis produced the following results:

                                                                           1999        1999        1999
                                                   1999                  ESTIMATED   ESTIMATED   ESTIMATED
                                                 ESTIMATED    EBITDA      EBITDA        NET      PRICE TO
                                                  EBITDA      GROWTH      TRADING     INCOME     EARNINGS
                    WHITMAN                       MARGIN     1997-1999   MULTIPLE     MARGIN       RATIO
                    -------                      ---------   ---------   ---------   ---------   ---------

Whitman -- Management Estimates................    17.2%       13.2%       10.7x        5.0%        31.6x
Whitman -- Current "Street" Estimates..........    17.1%       12.3%       10.8x        5.3%        30.2x
CARBONATED BEVERAGE BOTTLER COMPARABLES:
-----------------------------------------------
Coca-Cola Beverages............................    10.3%        6.9%        9.9x        1.2%        65.7x
Coca-Cola Enterprises..........................    15.5%       18.3%       10.5x        0.8%       113.1x
The Pepsi Bottling Group.......................    10.7%                                0.4%
CARBONATED BEVERAGE COMPARABLES:
-----------------------------------------------
PepsiCo, Inc. .................................    18.7%        8.4%       13.7x        7.9%        29.3x
The Coca-Cola Company..........................    31.8%        0.1%       23.1x       18.5%        40.9x

The comparable company trading analysis was one of the methodologies used in determining the range of enterprise values for Whitman and New Whitman.

Comparative EBITDA Trading Multiples.

     Representatives of Credit Suisse First Boston advised the Whitman board of directors that EBITDA trading multiples for Whitman had increased significantly since the negotiations with PepsiCo were publicly confirmed on October 15, 1998, especially when compared to changes in such multiples for Coca-Cola Enterprises and Coca-Cola Beverages. Credit Suisse First Boston derived EBITDA trading multiples for Whitman, Coca-Cola Enterprises and Coca-Cola Beverages on September 16, 1998, November 18, 1998 and January 22, 1999, which were based upon market prices and earnings estimates of public equity research reports available as of each such date. The EBITDA trading multiples derived for Whitman were based on 80% of EBITDA to reflect Whitman's 80% ownership of Pepsi General.

                                                           EBITDA TRADING MULTIPLES AS OF
                                             -----------------------------------------------------------
                                             SEPTEMBER 16, 1998    NOVEMBER 18, 1998    JANUARY 22, 1999
                                             ------------------    -----------------    ----------------
Whitman....................................          8.2x                10.4x                10.8x
Coca-Cola Enterprises......................         13.1x                11.1x                10.5x
Coca-Cola Beverages........................         12.6x                11.5x                 9.9x

In light of the public confirmation of negotiations between Whitman and PepsiCo on October 14, 1998, the significant increase in EBITDA trading multiples for Whitman as compared to the comparables suggested general stock market support for the closer alignment of Whitman and PepsiCo.

Analysis Summary.

     Utilizing the methodologies described above, Credit Suisse First Boston derived:

     - a reference range of values for Whitman and New Whitman, each as an enterprise

     - a range of multiples of those values to 1999 estimated EBITDA, which was provided by Whitman management

     - an equity value per share reference range for Whitman and New Whitman.

For purposes of this analysis, enterprise value means the aggregate valuation, whether calculated by discounting free cash flows from operations excluding interest expense in the discounted cash flow analysis or applying applicable financial multiples in the comparable company analysis or the comparable acquisition analysis, before adjustments to calculate equity value. To derive equity value from enterprise value, Credit Suisse First Boston subtracted from enterprise value, the value of estimated total debt and other liabilities as of December 31, 1998 and added to enterprise value, the value of estimated cash and investments as of December 31, 1998. The equity value range per share was calculated by dividing the equity value by the number of shares outstanding.

     Valuation Ranges for New Whitman. The ranges derived by Credit Suisse First Boston for New Whitman were based on the pro forma valuation of the properties retained by and transferred to New Whitman and do not reflect the benefit of the potential cost savings and related expenses and other incremental benefits of the transactions, which could include consolidation of overhead costs, reduced purchasing costs, marketing costs and distribution costs. Separate ranges were derived with and without giving effect to the New Whitman share repurchase plan, which, for purposes of its analysis, Credit Suisse First Boston assumed would result in the repurchase by New Whitman of 16 million shares of New Whitman common stock for an aggregate purchase price of $400 million. For comparative purposes, Credit Suisse First Boston presented the implied stock price pro forma for the transactions based solely upon pro forma EBITDA for New Whitman, derived utilizing the stand-alone projections prepared by Whitman manage-ment, and the current market multiple of 10.7x, based upon a current stock price of $22.06 per share. This analysis produced the following results:

                                                                               ENTERPRISE
                                                                                 VALUE/
                                                       ENTERPRISE VALUE           1999
                                                       REFERENCE RANGE          ESTIMATED           EQUITY VALUE
                                                        (IN BILLIONS)            EBITDA              PER SHARE
                                                     --------------------   -----------------   --------------------
                                                      LOW           HIGH    LOW         HIGH     LOW           HIGH
                                                     ------        ------   ----        -----   ------        ------
New Whitman Without Share Repurchase...............  $3.561     -  $4.400   9.3x     -  11.5x   $18.36     -  $23.94
New Whitman With Share Repurchase..................  $3.561     -  $4.400   9.3x     -  11.5x   $18.78     -  $24.01
Price Implied Based Upon Pro Forma EBITDA and
  Current Market Multiple (10.7x)..................         $4.093                10.7x                $22.23

     Valuation Ranges for Whitman. In determining the ranges for Whitman on a stand-alone basis, Credit Suisse First Boston utilized both a management plan, which was based upon stand-alone projections developed from forecasts provided by Whitman management assuming realization of the benefits to Whitman's existing operations as a result of the transactions, and a sensitivity analysis, which was based on projected cash flows for domestic operations that were developed from forecasts provided by Whitman management and adjusted to reflect decreases in sales growth and operating income as a percentage of sales as well as reductions in the valuation of international operations that could reasonably be expected to occur if the transactions were not consummated. This analysis produced the following results:

                                                                               ENTERPRISE
                                                                                 VALUE/
                                                       ENTERPRISE VALUE           1999
                                                       REFERENCE RANGE          ESTIMATED           EQUITY VALUE
                                                        (IN BILLIONS)            EBITDA              PER SHARE
                                                     --------------------   -----------------   --------------------
                                                      LOW           HIGH    LOW         HIGH     LOW           HIGH
                                                     ------        ------   ----        -----   ------        ------
Whitman -- Management's Plan.......................  $2.183     -  $2.540   9.0x     -  10.5x   $17.84     -  $21.56
Whitman -- Sensitivity Analysis....................  $1.657     -  $2.313   6.9x     -   9.6x   $12.63     -  $19.31

These favorable comparisons of New Whitman equity value per share versus Whitman equity value per share supported the Credit Suisse First Boston opinion.

Miscellaneous.

     Credit Suisse First Boston acted as financial advisor to Whitman in connection with the transactions. In the past, Credit Suisse First Boston has performed investment banking and financial advisory services for both Whitman and PepsiCo and has received customary fees for those services. Further, Credit Suisse First Boston anticipates providing investment and commercial banking services to Whitman and PepsiCo and/or its affiliates, including The Pepsi Bottling Group, in the future and would expect to receive customary fees for those services.

     Pursuant to the terms of a letter agreement between Credit Suisse First Boston and Whitman dated July 16, 1998, Credit Suisse First Boston is entitled to receive a financial advisory fee of $150,000 and will receive an additional financial advisory fee of $150,000 on July 16, 1999. In addition, Whitman has agreed to pay Credit Suisse First Boston a transaction fee of $15,000,000, payable upon consummation of the transactions, or a strategic advisory fee of $2,000,000 in the event that neither the transactions nor any other acquisition transaction, as defined in the engagement letter, with PepsiCo occurs. Whitman also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, and to indemnify Credit Suisse First Boston and selected related persons against a number of liabilities, including liabilities under the federal securities laws.

     Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of their business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Whitman and PepsiCo for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. Credit Suisse First Boston has provided written consent to the use of the opinion in this proxy statement/prospectus.

INTERESTS OF WHITMAN MANAGEMENT AND AFFILIATES IN THE TRANSACTIONS

     In considering the transactions, Whitman shareholders should be aware that PepsiCo and New Whitman will enter into several bottling agreements. The interests of PepsiCo in New Whitman upon consummation of the transactions may create potential conflicts of interest in connection with the bottling agreements or other transactions between New Whitman and PepsiCo. Under the merger agreement, the execution of the new bottling agreements will occur upon the closing of the merger. The by-laws of New Whitman provide for an affiliated transactions committee of the New Whitman board of directors comprised of independent directors to review and approve transactions between New Whitman and PepsiCo and its affiliates which are outside the ordinary course of business and have a value exceeding $10 million.

     New Whitman will provide indemnification and liability insurance arrangements for officers and directors of New Whitman on terms identical to the arrangements currently provided by Whitman.

     Whitman has change in control agreements with 14 senior executives of Pepsi General. The transactions will constitute a "Change in Control" under these agreements. However, the payment provisions of these agreements will not be triggered by the transactions absent actual or constructive termination of employment.

NEW WHITMAN BOARD AND MANAGEMENT FOLLOWING THE TRANSACTIONS

     If the proposed transactions are consummated, Whitman shareholders will become shareholders of New Whitman, which will be under the direction of the board of directors and management of New Whitman. Initially, the New Whitman board of directors is expected to consist of 11 persons -- the nine persons now serving as directors of Whitman and two individuals designated by PepsiCo. PepsiCo has designated Robert F. Sharpe, Jr. and Karl M. von der Heyden to serve as directors of New Whitman. See "The Shareholder Agreement -- New Whitman Board Composition."

     Karl M. von der Heyden, 62, is Vice Chairman of the Board of Directors of PepsiCo, Inc. Mr. von der Heyden rejoined PepsiCo, Inc. in 1996 for a limited time commitment as Vice Chairman and Chief Financial Officer. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March through May 1993, and was Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc. from 1989 to 1993. He served as President and Chief Executive Officer of Metallgesellschaft Corp. from 1993 to 1994. Mr. von der Heyden serves on the Board of Directors of Federated Department Stores, Inc., Zeneca Group PLC, and The Pepsi Bottling Group, Inc.

     Robert F. Sharpe, Jr., 47, is Senior Vice President, Public Affairs and General Counsel of PepsiCo. Mr. Sharpe joined PepsiCo as Senior Vice President, General Counsel in January 1998. Mr. Sharpe was Senior Vice President and General Counsel of RJR Nabisco Holdings Corp. from 1996 until he joined PepsiCo. He was previously Vice President, Tyco International Ltd. from 1994 to 1996 and Vice President, Assistant General Counsel and Secretary of RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. from 1989 to 1994. Mr. Sharpe is a director of The Pepsi Bottling Group, Inc.

     The executive officers and headquarters personnel of Whitman will hold similar positions with New Whitman.

EFFECTS OF THE TRANSACTIONS ON WHITMAN'S EXISTING SHAREHOLDERS

     Except as described in this proxy statement/prospectus under "Description of New Whitman Capital Stock" and "Comparative Rights of Holders of Whitman and New Whitman Capital Stock" and as provided for in the merger agreement and the shareholder agreement, the New Whitman charter and the New Whitman by-laws will be similar to those of Whitman.

PLANS FOR THE OPERATION OF THE PEPSICO BOTTLING OPERATIONS FOLLOWING THE TRANSACTIONS

     Immediately following the consummation of the transactions, New Whitman will operate the PepsiCo Bottling Operations and the businesses of Whitman, except the operations sold by Whitman. There is no plan or intention for New Whitman to dispose of or transfer, whether to related or unrelated persons, any portion of the PepsiCo Bottling Operations. New Whitman expects to evaluate the individual and combined operations and formulate arrangements to effectively integrate the businesses and operations.

     Pursuant to the merger agreement, PepsiCo and Whitman will agree on the terms of definitive services agreements relating to the provision of services to and the sharing of certain facilities with each other following the closing of the merger and/or other transfers. See "Ancillary Post-Closing Agreements between PepsiCo and New Whitman -- Services Agreement."

DIVIDEND POLICY FOLLOWING THE TRANSACTIONS

     New Whitman expects to be a dividend paying company. However, in light of expected increases in the level of spending on acquisitions and capital expenditures, New Whitman expects dividends to be at a significantly lower rate than is currently paid on the Whitman common stock.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules of the Federal Trade Commission, the transactions may not be consummated until the following steps have been taken: (1) Premerger Notification and Report Forms have been submitted and information has been furnished to the FTC and the Antitrust Division of the Department of Justice; and (2) required waiting periods have expired or terminated.

     PepsiCo and Whitman each filed Premerger Notification and Report Forms with the FTC and the Antitrust Division, on January 14, 1999. The statutory waiting period for Whitman and PepsiCo expired on February 13, 1999.

     At any time before or after the consummation of the transactions and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the transactions or seeking divestiture of all or part of the assets of Whitman or the PepsiCo Bottling Operations. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.

     Consummation of the transactions may also require other regulatory approvals, including approvals of foreign regulatory authorities.

ACCOUNTING TREATMENT OF THE TRANSACTIONS

     The transactions contemplated by the merger agreement will be accounted for under the purchase method of accounting as prescribed under GAAP. For purposes of applying the purchase method of accounting:

     - Whitman is the acquiring enterprise with respect to the PepsiCo Bottling Operations and the PepsiCo Bottling Operations are deemed to be the acquired enterprises without regard to which enterprise is the surviving enterprise

     - PepsiCo is the acquiring enterprise with respect to the operations sold to PepsiCo and these operations are the acquired enterprises without regard to which enterprise is the surviving enterprise.

     Accordingly, the historical financial statements of Whitman are presented as the historical financial statements of New Whitman and the assets and liabilities of the PepsiCo Bottling Operations are accounted for as required by the purchase method of accounting. The results of operations of the PepsiCo Bottling Operations will be included in the financial statements of New Whitman only from the date of acquisition.

     Under the purchase method of accounting, the consideration will be allocated to the assets acquired and liabilities assumed of the PepsiCo Bottling Operations based on their estimated fair values as of the closing date of the merger. Any excess of purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill, which will be amortized on a straight-line basis over the estimated period of benefit.

ABSENCE OF APPRAISAL RIGHTS

     If the transactions are consummated, Whitman shareholders will not be entitled to appraisal rights under Delaware law with respect to any of their shares of Whitman common stock, whether or not they vote to adopt the merger agreement.

NAME CHANGE

     Pursuant to the merger agreement, the name of Merger Sub will be changed to "Whitman Corporation" at or immediately following the closing of the merger.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF WHITMAN COMMON STOCK

     The transactions are conditioned upon the shares of New Whitman common stock being authorized for listing on the NYSE upon official notice of issuance. The symbol under which Whitman common stock now trades (WH) will continue to be used for the shares of New Whitman common stock. If the transactions are consummated, Whitman common stock will cease to be listed on the NYSE and will be deregistered under the Securities Act of 1933.

TREATMENT OF STOCK CERTIFICATES

     After the merger, each share of Whitman common stock outstanding immediately prior to the merger will be converted into one share of New Whitman common stock, and each certificate representing shares of Whitman common stock will represent for all purposes an equal number of shares of New Whitman common stock following the merger. Whitman shareholders will not need to exchange their stock certificates in connection with the transactions.

     First Chicago Trust Company of New York is the transfer agent and registrar for Whitman common stock and will act in the same capacities for New Whitman common stock.

EFFECTIVE TIME

     If the shareholders adopt the merger agreement, the merger of Whitman with and into Merger Sub will become effective upon the filing of the Certificate of Merger in accordance with Delaware law.

     THE WHITMAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement, except for the provisions described earlier in "The
Transactions -- The Transactions." The following description is only a summary, and shareholders should carefully read the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties relating to, among other things:

     - organization and similar corporate matters of Whitman, PepsiCo, Merger Sub and the PepsiCo Bottling Operations

     - capitalization and absence of liabilities of Merger Sub and operations to be sold by PepsiCo

     - ownership structure and obligations of Merger Sub and the PepsiCo Bottling Operations

     - ownership of subsidiaries of each of Whitman and PepsiCo

     - capital structure of Whitman as of January 20, 1999

     - authority to execute and deliver the merger agreement by each of Whitman and PepsiCo, that each has authorized the merger agreement, that the merger agreement is valid and enforceable against each of them and that the merger agreement does not contravene other corporate documents of Whitman, PepsiCo, Merger Sub or the PepsiCo Bottling Operations

     - compliance by Whitman with the requirements of the Securities Act and the Exchange Act

     - accuracy of the financial statements of each of Whitman and the PepsiCo Bottling Operations

     - absence of undisclosed liabilities and material litigation of each of Whitman, its subsidiaries and the PepsiCo Bottling Operations

     - accuracy of information supplied by each of Whitman, PepsiCo, Merger Sub and the PepsiCo Bottling Operations as part of this proxy statement/prospectus

     - absence of material changes or events concerning each of Whitman, Merger Sub and the PepsiCo Bottling Operations

     - employee, pension and welfare benefit matters of each of Whitman, PepsiCo, Merger Sub and the PepsiCo Bottling Operations

     - filing of tax returns and payment of taxes by each of Whitman, PepsiCo, Merger Sub and the PepsiCo Bottling Operations

     - compliance with applicable laws by each of Whitman, Merger Sub and the PepsiCo Bottling Operations

     - absence of undisclosed material contracts, other than those entered into in the ordinary course of business, of each of Whitman, Merger Sub and the PepsiCo Bottling Operations

     - title to, and sufficiency of, the property and assets of each of Whitman, Merger Sub, and the PepsiCo Bottling Operations

     - absence of any vote required to adopt the merger agreement other than the vote of Whitman shareholders

     - absence of any anti-takeover provisions of Delaware law or other state law which may apply to the merger

     - brokers' fees

     - receipt of a fairness opinion by Whitman

     - amendment of the Whitman rights agreement to exempt the merger and other transactions from that agreement

     - compliance with year 2000 matters.

CONDUCT OF BUSINESS PENDING THE MERGER

     From the date of the original merger agreement through the closing of the merger, Whitman has agreed to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use reasonable efforts to preserve its business organizations and relationships. PepsiCo has agreed to cause Merger Sub and the PepsiCo Bottling Operations to conduct their businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use reasonable efforts to preserve each of their business organizations and relationships. Among other things, during this period, the merger agreement prohibits the following actions without the consent of the other party:

     - Whitman may not declare any dividends other than its regular quarterly dividend

     - each of Whitman and Merger Sub may not split, reclassify, combine, purchase, redeem, issue, deliver, sell or grant shares of its capital stock, or securities convertible into capital stock

     - Merger Sub may not conduct any business

     - Whitman and each PepsiCo entity to be sold by PepsiCo may not amend its certificate of incorporation or by-laws

     - Whitman may not amend its rights agreement

     - each of Whitman, Merger Sub and the PepsiCo Bottling Operations may not:

        - acquire any business or material assets except purchases of inventory which are made in the ordinary course of business consistent with its past practice

        - make certain changes in the terms of employment for employees

        - change accounting methods

        - sell, lease, license, or otherwise dispose of, or subject to any lien, any assets, except sales of inventory and excess or obsolete assets in the ordinary course of business

        - incur indebtedness, except for short-term indebtedness incurred in the ordinary course of business and except for specifically excluded indebtedness

        - make any single capital expenditure in excess of $5 million or capital expenditures exceeding $100 million in the aggregate, or, in the case of capital expenditures by the operations sold by Whitman, in excess of $1 million or $5 million, respectively

        - make any material tax election

        - discharge material liabilities other than in the ordinary course of business or waive the benefit of any confidentiality or standstill agreement

     - authorize, commit, or agree to take any of these actions

     - Whitman and PepsiCo may not take or omit to take any action that would cause the merger or the contribution to not qualify as an exchange under
       Section 351 of the Internal Revenue Code, or the merger not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

NO SOLICITATION

     The merger agreement provides that PepsiCo will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its representatives or those of any of its subsidiaries to, directly or indirectly:

     - solicit, initiate or encourage the submission of any proposal to acquire all or any part of the PepsiCo Bottling Operations

     - engage in any negotiations or discussions with third parties or provide any information or data to any person or take any other action to facilitate any inquiries that may reasonably be expected to lead to any proposal of that nature

     - enter into any agreement with respect to any proposal of that nature.

     The merger agreement provides that Whitman will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its representatives or those of any of its subsidiaries to, directly or indirectly:

     - solicit, initiate or encourage the submission of any takeover proposal, as described below

     - engage in any negotiations or discussions with third parties or provide any information or data to any person or take any other action to facilitate any inquiries that may reasonably be expected to lead to any proposal of that nature

     - enter into any agreement with respect to any proposal of that nature.

     The Whitman board may, however, prior to the special meeting in response to a superior proposal, as described below, which Whitman did not solicit and after giving required notice to PepsiCo, participate in discussions or negotiations with the party making the superior proposal. At that time, Whitman may also furnish the party information concerning Whitman and its business, properties and assets, if that party executes a customary confidentiality agreement with Whitman.

     The merger agreement provides that:

     - the term "takeover proposal" means any inquiry, proposal or offer from any person relating to any purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Whitman and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Whitman or any of its subsidiaries, any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of equity securities of Whitman or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Whitman or any of its subsidiaries, other than the transactions contemplated by the merger agreement

     - the term "superior proposal" means any proposal made by a third party to acquire, including by tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Whitman common stock or all or substantially all the assets of Whitman and its subsidiaries taken together and otherwise on terms which the Whitman board of directors determines in good faith judgment to be more favorable to Whitman shareholders than the transactions, based on the advice of a financial advisor of nationally recognized reputation and other matters that the Whitman board of directors considers relevant, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Whitman board of directors, is reasonably capable of being obtained by the third party.

     Neither the Whitman board of directors nor any committee of the board will:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to PepsiCo, the approval or recommendation by the Whitman board of directors or such committee of the merger, the merger agreement or related agreements

     - approve or recommend, or propose to approve or recommend, any takeover proposal

     - cause Whitman to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal, other than a confidentiality agreement entered into with a third party to whom Whitman is providing information in response to an unsolicited superior proposal from that third party.

However, in response to a superior proposal which was not solicited by Whitman and which did not otherwise result from a breach of the provisions described above, the Whitman board of directors may terminate the merger agreement, but only at a time that is prior to the special meeting and after the fifth business day following PepsiCo's receipt of written notice advising PepsiCo that the Whitman board of directors is prepared to accept a superior proposal. Whitman must pay a fee in the amount of $20 million to PepsiCo if Whitman terminates the merger agreement in this manner. See "-- Termination" and "-- Termination Fees." The Whitman board of directors must promptly advise PepsiCo of, and keep PepsiCo informed of the status of, any takeover proposal or inquiry which could reasonably be expected to lead to a takeover proposal and the identity of the person making the inquiry or proposal along with the material terms of the proposal or inquiry.

OTHER COVENANTS

     Share Repurchase. The merger agreement provides that during the 12-month period after the closing of the merger, New Whitman will repurchase the lesser of (1) 16 million shares of New Whitman common stock or (2) shares of New Whitman common stock worth at least $400 million, by tender offer, open market purchase, privately negotiated transaction or otherwise. If New Whitman repurchases the stock in a tender offer, the terms and conditions of the tender offer will be subject to the prior written consent of PepsiCo. Neither PepsiCo nor any of its affiliates will tender or otherwise sell any shares of New Whitman common stock in the tender offer. New Whitman will be under no obligation to repurchase stock during any period when New Whitman is legally restricted from doing so, or if the New Whitman board of directors determines in good faith that it is impractical or inadvisable to repurchase the stock.

     On February 5, 1999, Whitman and PepsiCo agreed that Whitman could begin repurchasing shares of Whitman common stock. Any shares repurchased would reduce the number of shares of New Whitman common stock to be repurchased following the merger. As of April 12, 1999, Whitman had repurchased 12,896,300 shares of Whitman common stock through open market transactions at an average price of $18.86 per share.

     Reasonable Efforts. Each party will use its reasonable efforts to take all actions and do all things necessary, proper or advisable to complete as soon as practicable, the merger and the other transactions contemplated by the merger agreement.

     Confidentiality. Whitman and PepsiCo will give each other reasonable access to their books and records, subject to a confidentiality agreement dated August 24, 1998 between Whitman and PepsiCo. In addition, the merger agreement provides that each party will hold any nonpublic information in confidence until it becomes publicly available and will use its reasonable efforts to ensure that the information is not disclosed without the prior written consent of the other party. If the merger agreement is terminated for any reason, each party will promptly return or destroy all documents containing non-public information obtained from the other party.

     Listing Application. PepsiCo will cause Merger Sub to prepare and submit to the NYSE a listing application covering the shares of New Whitman common stock issuable in the merger.

     Termination of Stockholders' Agreement. The stockholders' agreement dated as of November 9, 1987 among Whitman, PepsiCo and certain of their respective affiliates will terminate upon completion of the merger. This agreement provides PepsiCo with a right of first refusal to purchase Pepsi General at a price to be established by two independent experts in the event of a change of control of Whitman which is not approved by the incumbent Whitman directors or their approved successors, or if Whitman attempts to transfer its interest in Pepsi General to a third party.

     Whitman Stock Plans; Employee Matters. At the effective time of the merger New Whitman will assume the Whitman stock incentive plans and all obligations of Whitman under those plans. As soon as practicable after the closing of the merger, New Whitman will register with the SEC the shares of New Whitman common stock to be issued under the Whitman stock incentive plans. New Whitman will also assume and honor all liabilities under change of control and employment agreements of Whitman to the extent they do not violate the merger agreement.

     Merger Sub Rights Agreement. The merger agreement provides that New Whitman will adopt the New Whitman rights agreement on the date of the closing of the merger in the form agreed by the parties. See "Ancillary Post-Closing Agreements between PepsiCo and New Whitman -- Rights Agreement."

     Insured Claims. PepsiCo and Whitman have agreed that with respect to liabilities which arise from incidents which occurred prior to the closing of the merger and for which the party transferring a bottling operation or other asset has purchased liability insurance, each party will give the other party access to third party claims administrators for those liabilities and take over the management of those administrators. Payment for these liability claims will generally be the responsibility of the party to whom the bottling operation or other asset was transferred. For the payment of certain Ohio workers' compensation claims, however, which arose prior to January 1, 1997, PepsiCo has agreed to transfer to Whitman on the closing date of the merger $3,048,500, minus any amounts which are paid between January 20, 1999 and the closing date in respect of those claims.

CLOSING

     Unless Whitman, Merger Sub and PepsiCo agree to another time or date, the closing of the merger will take place on the second business day after all the conditions in the merger agreement have been satisfied or waived, except for conditions which are to be satisfied or waived at the closing.

CONDITIONS TO CLOSING

     Each party's obligation to effect the merger is conditioned upon the satisfaction or waiver of various conditions including:

     - holders of a majority of the voting power of all outstanding shares of Whitman common stock having adopted the merger agreement

     - the waiting period applicable to the merger under the Hart-Scott-Rodino Act having expired or been terminated

     - no injunction or other legal restraint being in effect that would prevent the completion of the merger

     - the registration statement, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act and not being the subject of any stop order

     - the shares of New Whitman common stock to be issued to Whitman shareholders in the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of the other party being true and correct on the date of the merger agreement and on the date on which the merger is to be completed as though made on the date on which the merger is to be completed, or, if the representations and warranties expressly relate to an earlier date, then on that earlier date, except where the failure of the representations and warranties to be true and correct, without giving effect to any included limitation as to "materially" or "material adverse effect," does not have, and is not reasonably likely to have, a material adverse effect on Whitman, if it is Whitman's representation or warranty, or if it is PepsiCo's representation or warranty, a material adverse effect on Merger Sub or the PepsiCo Bottling Operations

     - the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement or related agreements

     - the party having received from its counsel, on the closing date of the merger, an opinion stating that, the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and in the case of PepsiCo, that the contribution, and the contribution and merger collectively, will qualify as an exchange under Section 351 of the Internal Revenue Code. The issuance of these tax opinions will be conditioned upon the receipt by the tax counsel giving the opinion of customary representation letters from each of Whitman, PepsiCo and each of their subsidiaries, in each case, in form and substance reasonably satisfactory to the tax counsel.

     The merger agreement provides that a "material adverse change" or "material adverse effect" means, when used in connection with Whitman, Merger Sub or the PepsiCo Bottling Operations, any change, effect, event, occurrence or state of facts that:

     - is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries taken as a whole

     - materially impairs the ability of such entity to perform its obligations under the merger agreement and related agreements

     - prevents the transactions from taking place

other than any change, effect, event, occurrence or state of facts:

     - resulting from any act or omission of such entity or PepsiCo that has been previously consented to by the other party to the merger agreement

     - relating to the United States economy or securities markets in general

     - relating to international or regional economies in general

     - relating to the merger agreement and the related agreements or the announcement of these agreements

     - relating generally to the beverage bottling industry in general.

TERMINATION

     The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after adoption of the merger agreement by the shareholders of Whitman:

        1.  by mutual written consent of Whitman and PepsiCo

        2. by Whitman or PepsiCo, if the merger or the transactions have not been completed by June 30, 1999; provided, however, that this right to terminate the merger agreement will not be available to a party whose wilful and material breach of the merger agreement has resulted in the failure of the merger to be completed by that date

        3. by Whitman or PepsiCo, if at the special meeting, the Whitman shareholders do not adopt the merger agreement

        4. by Whitman or PepsiCo, if any legal restraint or prohibition is in effect and has become final and nonappealable preventing the completion of the merger or the transactions

        5. by Whitman or PepsiCo, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and the breach or failure to perform would result in the failure of a condition to the merger and cannot be cured within 30 calendar days

        6. by Whitman, at any time prior to the date of the special meeting, in response to a superior proposal which was not solicited by Whitman and which did not otherwise result from a breach of the provisions of the merger agreement described above in "-- No Solicitation," if Whitman has complied with certain notice requirements

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

        7. by PepsiCo, if Whitman or any of its directors or officers has taken any of the actions that would be prohibited by the covenant described above in "-- No Solicitation."

TERMINATION FEES

     If the merger agreement is terminated as follows, Whitman must pay PepsiCo a $20 million termination fee:

        1. by Whitman or PepsiCo as described above in the second or third paragraph under "-- Termination" at a time when a takeover proposal has been made directly to Whitman shareholders generally or has otherwise become publicly known or any person has publicly announced an intention to make a takeover proposal

        2. by Whitman as described above in the sixth paragraph under "-- Termination"

        3. by PepsiCo as described above in the seventh paragraph under "-- Termination"

provided, however, that, no termination fee will be payable under the first paragraph above unless Whitman enters into a definitive agreement concerning, or completes, a takeover proposal which Whitman concludes is a superior proposal involving at least 50% of the stock or assets of Whitman within 12 months of termination of the merger agreement. In addition, if Whitman or PepsiCo terminate the merger agreement because the Whitman shareholders do not adopt the merger at the special meeting, Whitman must pay PepsiCo's documented out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement, up to a limit of $2 million. This reimbursement will, however, be credited towards the $20 million termination fee.

INDEMNIFICATION

     New Whitman and Pepsi General have agreed to indemnify PepsiCo and its affiliates and their respective officers, directors, employees, shareholders, agents and representatives against, and have agreed to hold them harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses, and subject to adjustment for insurance proceeds received and taxes paid, incurred by such party if related to:

     - liabilities assumed by Merger Sub related to the operations to be contributed by PepsiCo, except for liabilities for taxes, as described under "-- Tax Indemnification"

     - breaches of certain representations and warranties of Whitman for amounts over a minimum threshold

     - any third party claim arising from or relating to information supplied by Whitman or its subsidiaries to be included in this proxy statement/prospectus, which contains an untrue statement of a material fact or which omits material facts.

     PepsiCo has agreed to indemnify New Whitman, Pepsi General and their respective affiliates and their respective officers, directors, employees, shareholders, agents and representatives against, and has agreed to hold them harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses, and subject to adjustment for insurance proceeds received and taxes paid, incurred by such party if related to:

     - liabilities of PepsiCo and its subsidiaries not assumed by Merger Sub in the contribution of operations by PepsiCo, except for liabilities for taxes, as described under "-- Tax Indemnification"

     - breaches of certain representations and warranties of PepsiCo for amounts over a minimum threshold

     - any third party claim arising from or relating to information supplied by PepsiCo or its subsidiaries to be included in this proxy statement/prospectus, which contains an untrue statement of a material fact or which omits material facts.

TAX INDEMNIFICATION

     New Whitman and Pepsi General have agreed, subject to certain exceptions, to indemnify PepsiCo and its affiliates, other than New Whitman, Pepsi General or the operations to be sold by PepsiCo, against, and have agreed to hold them harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses, incurred by such party if related to:

     - any United States federal, state and local or foreign income or franchise taxes of the operations sold by Whitman for any taxable period that ends on or before the closing date, or the portion that ends on the closing date of any taxable period that begins before and ends after the closing date, not including any such taxes which are attributable to actions taken by PepsiCo or the operations sold by Whitman outside of the ordinary course of business after the closing

     - any United States federal, state and local or foreign income or franchise taxes attributable to Whitman, its subsidiaries or affiliates for which PepsiCo, its subsidiaries or affiliates may be held liable solely by virtue of Treasury Regulation Section 1.1502-6 or any similar provision under state or local law other than post-closing taxes of the operations sold by Whitman

     - taxes that are specified liabilities to be assumed by Merger Sub

     - taxes of the operations to be sold by PepsiCo to the extent that PepsiCo does not have an indemnity obligation described in the following sentence.

     PepsiCo has agreed to indemnify New Whitman, Pepsi General and their respective affiliates other than PepsiCo and its subsidiaries against, and has agreed, subject to certain exceptions, to hold them harmless from any loss, liability, claim, damage or expense, including reasonable legal fees and expenses, incurred by such party if related to:

     - any United States federal, state and local or foreign income or franchise taxes of the operations to be sold by PepsiCo for any taxable period that ends on or before the closing date, or the portion that ends on the closing date of any taxable period that begins before and ends after the closing date, not including any such taxes which are attributable to actions taken by the operations to be sold by PepsiCo or taken by Pepsi General outside of the ordinary course of business after the closing

     - any United States federal, state and local or foreign income or franchise taxes attributable to PepsiCo, its subsidiaries or affiliates, for which Pepsi General, New Whitman and their subsidiaries or affiliates may be held liable solely by virtue of Treasury Regulation Section 1.1502-6 or any similar provision under state or local law

     - taxes that are specified liabilities not assumed by Merger Sub

     - taxes of the operations to be sold by Whitman to the extent that New Whitman and Pepsi General do not have indemnity obligations as described above.

EXPENSES

     Whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement and the transactions will be paid by the party incurring the fees or expenses, except that Whitman and PepsiCo will share equally the expenses incurred for:

     - filing, printing and mailing this proxy statement/prospectus and the registration statement of which it is a part

     - the filing of the premerger notification and report form under the HSR
       Act

     - only if the merger is completed, all taxes, including transfer taxes, incurred in connection with the merger or the sale or transfer of operations or assets contemplated by the merger agreement.

WORKING CAPITAL ADJUSTMENTS

     The merger agreement provides for working capital adjustments to ensure that each operation contributed or sold will have an appropriate amount of working capital.

     On the closing date, each of the PepsiCo Bottling Operations and each of the operations to be sold by Whitman should have a working capital amount equal to a projected working capital amount for that operation. If the working capital is not equal to the projected working capital amount for any operation, the parties to the merger agreement will make adjustments to cause that operation to have the projected working capital amount.

     Within 60 days after the closing date, the parties will provide to each other a statement of the working capital amount and the projected working capital amount as of the closing date for the operations which they have received in the merger and related transactions. Each of these statements will be accompanied by a certificate from the auditors of the party that prepared the statement certifying that the statement has been prepared according to the merger agreement.

     The merger agreement defines "working capital" generally as current assets minus current liabilities determined in accordance with GAAP applied on a basis consistent with the policies used in the preparation of the financial statements for the operation for the fiscal year 1997.

     The merger agreement defines "projected working capital amount" for any United States operation to be a working capital amount equal to $.40 multiplied by the aggregate number of raw bottle and can cases sold by the operation during the twelve-month period immediately preceding the closing date. For the foreign subsidiaries of PepsiCo, the projected working capital amount will be an amount calculated in a similar manner based on a different dollar multiple for each country and other factors as specified in the merger agreement.

AMENDMENT; EXTENSION AND WAIVER

     The merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been adopted by Whitman shareholders, no amendment may be entered into which requires further approval by Whitman shareholders unless such further approval is obtained.

     At any time prior to the closing of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and, except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

                           THE SHAREHOLDER AGREEMENT

     The following description summarizes the material provisions of the shareholder agreement which New Whitman and PepsiCo will execute and deliver upon the closing of the merger. The following description is only a summary, and shareholders should carefully read the form of the shareholder agreement, a copy of which is attached to this proxy statement/prospectus as Appendix D.

OWNERSHIP OF NEW WHITMAN COMMON STOCK

     The shareholder agreement generally limits PepsiCo and its affiliates to a maximum ownership percentage of 49.0% of the voting power of New Whitman. However, if PepsiCo and its affiliates exceed the maximum ownership percentage due to an acquisition of New Whitman securities which is permitted by the shareholder agreement, the maximum ownership percentage is increased to the ownership level of PepsiCo and its affiliates.

     Acquisitions by PepsiCo and its affiliates permitted under the shareholder agreement include:

     - any transaction that would not result in PepsiCo and its affiliates exceeding the maximum ownership percentage

     - any tender offer or exchange offer by PepsiCo or its affiliates for all voting securities of New Whitman not beneficially owned by PepsiCo and its affiliates at a price not less than the minimum price set in the shareholder agreement

     - any merger or business combination in which all voting securities of New Whitman not beneficially owned by PepsiCo and its affiliates are exchanged or converted at a price not less than the minimum price set in the shareholder agreement

     - a merger or business combination approved by New Whitman shareholders excluding PepsiCo and its affiliates

     - a transaction approved by a majority of independent directors.

     For purposes of the shareholder agreement, independent directors are directors unaffiliated with PepsiCo and its affiliates and who are not officers, employees, consultants or advisors to New Whitman and have not been within the past two years.

     The minimum price referred to above is the highest average of New Whitman closing prices on the NYSE over any 20 consecutive day period during the 18 months preceding the announcement of the offer or business combination in question.

CONDUCT BY PEPSICO

     While the shareholder agreement is in effect, PepsiCo and its affiliates generally will not take any of the following actions without the prior approval of a majority of the independent directors:

     - acquire, propose to acquire, disclose an intention to acquire, or offer or agree to acquire beneficial ownership of any voting security of New Whitman which would cause PepsiCo and its affiliates' ownership of New Whitman voting securities to exceed the maximum ownership percentage, other than pursuant to an acquisition permitted by the shareholder agreement

     - form, join or in any way participate in a group which would be required to file a statement on Schedule 13D as a "person" under Section 13(d)(3) of the Exchange Act with respect to any voting securities of New Whitman or its subsidiaries if such group's ownership of New Whitman voting securities would exceed the maximum ownership percentage

     - initiate a merger, acquisition or other business combination transaction relating to New Whitman, other than a combination of a party unaffiliated with PepsiCo with New Whitman which would not be a permitted acquisition under the shareholder agreement.

     In addition, if at any time PepsiCo becomes aware that the ownership of PepsiCo and its affiliates exceeds the maximum ownership percentage, except as specifically permitted under the shareholder agreement, PepsiCo and its affiliates will promptly take all action necessary to reduce the amount of voting securities of New Whitman beneficially owned by them so that they are below the maximum ownership percentage. See "-- Transfers by PepsiCo".

TRANSFERS BY PEPSICO

     PepsiCo and its affiliates may transfer any of their voting securities of New Whitman to any transferee without restriction except for significant transferees who would own 20% or more of New Whitman voting securities after the transfer. PepsiCo and its affiliates may effect a transfer to a significant transferee with the prior written consent of a majority of the independent directors. However, PepsiCo and its affiliates may transfer voting securities of New Whitman to any significant transferee without restriction and without obtaining such consent if, at the time of the transfer, PepsiCo and its affiliates beneficially own at least 20% of the outstanding voting securities of such significant transferee and no other person beneficially owns a greater percentage of such significant transferee than PepsiCo and its affiliates. However, in this situation PepsiCo and its affiliates will need to obtain the prior written consent of a majority of the independent directors of New Whitman to transfer any voting securities of the significant transferee if, at the time of that transfer, such significant transferee owns greater than 20% of New Whitman voting securities and that transfer would result in PepsiCo and its affiliates beneficially owning less than 20% of the voting securities of such significant transferee or any other person beneficially owning a greater percentage of such significant transferee than PepsiCo and its affiliates. None of the foregoing restrictions will apply to (1) a transfer by PepsiCo or any of its affiliates in a public offering where reasonable efforts are made to achieve a wide distribution of such voting securities or (2) a transfer of voting securities of New Whitman among PepsiCo and its affiliates, provided that any such transferee agrees in writing prior to each such transfer to be bound by the terms of the shareholder agreement.

SPECIAL MEETINGS REQUESTED BY PEPSICO

     While the shareholder agreement is in effect, PepsiCo and its affiliates may request a special meeting of the shareholders of New Whitman in accordance with the New Whitman by-laws or may nominate an alternative slate of directors to the slate proposed by the New Whitman board at any annual meeting of shareholders. If PepsiCo takes any such action, New Whitman will not, without PepsiCo's consent, from the date of receipt of the request or nomination, as the case may be, until the adjournment of the requested special meeting or the annual meeting, as the case may be, take any of the following actions:

     - effect a material change in its capital structure

     - declare or pay a dividend, other than any regular quarterly dividend

     - materially increase the compensation of any executive officer

     - take any material action not in the ordinary course of business.

However, this provision will not restrict the ability of New Whitman to comply with commitments entered into prior to the date of the request.

CHARTER, BY-LAWS AND RIGHTS AGREEMENT

     While the shareholder agreement is in effect, neither New Whitman nor PepsiCo or its affiliates will attempt to amend, alter or repeal any provision of the New Whitman charter or the New Whitman by-laws in any manner inconsistent with the terms of the shareholder agreement. If the provisions of the shareholder agreement conflict with the provisions of the New Whitman charter or the New Whitman by-laws, New Whitman and PepsiCo will use all reasonable efforts, consistent with their fiduciary responsibilities, to cause the provisions of the New Whitman charter and the New Whitman by-laws to conform with the shareholder agreement.

     While the shareholder agreement is in effect, New Whitman will not amend any provision of the New Whitman rights agreement in any manner inconsistent with the shareholder agreement or the merger agreement and which adversely affects the rights of PepsiCo and its affiliates under the terms of the shareholder agreement. New Whitman also will not adopt any new rights agreement which is inconsistent with the terms of the shareholder agreement or the merger agreement and which adversely affects the rights of PepsiCo and its affiliates under the terms of the shareholder agreement.

NEW WHITMAN BOARD COMPOSITION

     Pursuant to the shareholder agreement, upon consummation of the merger, the New Whitman board of directors will consist of the nine current directors of Whitman, and Robert F. Sharpe, Jr. and Karl M. von der Heyden.

     Upon the first retirement, resignation or other removal from the New Whitman board of directors of one of the current directors of Whitman in office on the date of the original merger agreement, New Whitman and PepsiCo will take appropriate action to cause the New Whitman board of directors to consist of 10 directors.

TERM

     The shareholder agreement will take effect immediately upon the closing of the merger and will remain in effect until it is terminated on the earliest to occur of:

     - the date on which PepsiCo and its affiliates' ownership of New Whitman voting securities falls below 15%

     - subject to the provisions described in the following paragraph, the date on which a permitted acquisition is consummated which results in PepsiCo and its affiliates beneficially owning 75% or more of the voting power of New Whitman

     - two years from the first date on which the following two conditions are met: (a) PepsiCo and its affiliates beneficially own more than 55% but less than 75% of the voting power of New Whitman and (b) PepsiCo and its affiliates have consummated a tender offer or exchange offer for New Whitman securities at a price not less than the minimum price pursuant to which at least 10% of the voting power of New Whitman not beneficially owned by PepsiCo and its affiliates prior to such offer was acquired

     - the termination date mutually agreed upon by New Whitman and PepsiCo.

     For 90 days after the consummation of a permitted acquisition pursuant to which PepsiCo and its affiliates become the beneficial owner of 75% or more of New Whitman common stock, New Whitman will not, without PepsiCo's consent, take any action or enter into any agreement which:

     - restricts the acquisition by PepsiCo and its affiliates of any voting securities of New Whitman

     - restricts in any manner the transfer of any voting securities of New Whitman by PepsiCo and its affiliates

     - restricts any right of PepsiCo and its affiliates to initiate a merger, acquisition or business combination relating to New Whitman

     - otherwise restricts in any manner the ability of PepsiCo and its affiliates to take any action with respect to voting securities of New Whitman, including amending the New Whitman rights agreement to provide for any such restriction

     - effects a material change in New Whitman's capital structure

     - declares or pays a dividend other than any regular quarterly dividend

     - materially increases the compensation of any executive officer

     - is a material action not in the ordinary course of business.

     However, this provision will not restrict the ability of New Whitman to comply with commitments entered into prior to the date of such permitted acquisition.
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

       ANCILLARY POST-CLOSING AGREEMENTS BETWEEN PEPSICO AND NEW WHITMAN

     The following description summarizes the material provisions of the other ancillary post-closing agreements between PepsiCo and Whitman, or between PepsiCo, Whitman and New Whitman, as the case may be, relating to the transactions.

PEPSICO BEVERAGE AGREEMENTS

     Upon the closing of the merger, New Whitman will enter into a number of bottling agreements with PepsiCo. These bottling agreements consist of:

     - a master bottling agreement for beverages bearing the "PEPSI-COLA" and "PEPSI" trademark, including DIET PEPSI and PEPSI ONE in the United States

     - a bottling and distribution agreement for non-cola products in the United States

     - a master fountain syrup agreement and an allied brands fountain agreement for fountain syrup in the United States

     - an international master bottling agreement and an international allied brand bottling agreement similar to the fountain agreement for countries outside of the United States.

     The Master Bottling Agreement. The master bottling agreement will govern New Whitman's manufacture, packaging, sale and distribution of specified cola beverages. The master bottling agreement will be entered into upon the closing of the merger. The master bottling agreement gives New Whitman the exclusive right to distribute the cola beverages for sale in specified territories in authorized containers. PepsiCo may determine from time to time what types of containers to authorize for use by New Whitman. New Whitman will be the sole and exclusive purchaser of concentrates for the purpose of manufacturing, packaging and distributing the cola beverages in the specified territories. The master bottling agreement provides that New Whitman will purchase its entire requirements of concentrates for the cola beverages from PepsiCo at prices, and on terms and conditions, as determined from time to time by PepsiCo. The prices at which New Whitman purchases concentrate under the master bottling agreement and the level of advertising and marketing support provided by PepsiCo may vary materially from the levels provided historically.

     Under the master bottling agreement, New Whitman is obligated to:

     - maintain plant and equipment, trained staff, and distribution and vending facilities that are capable of manufacturing, packaging and distributing the cola beverages in sufficient quantities to fully meet the demand for these beverages in its territories

     - undertake adequate quality control measures prescribed by PepsiCo and authorize PepsiCo to withdraw products or cola beverages from the market if there are quality or technical difficulties

     - push vigorously the sale of the cola beverages in its territories

     - increase and fully meet the demand for the cola beverages in its territories

     - use all approved means and spend funds on advertising and other forms of marketing beverages as are reasonably required to increase and maintain the demand for cola beverages in the specified territories

     - maintain the financial capacity reasonably necessary to assure its performance under the master bottling agreement

     - purchase containers from manufacturers authorized by PepsiCo

     - maintain adequate stocks of containers.

     New Whitman and PepsiCo have agreed upon a business plan for the first three years of the term of the master bottling agreement. The master bottling agreement requires New Whitman to meet annually with PepsiCo to discuss plans for that year and for the following two years. At these meetings, New Whitman is obligated to present plans that set out in reasonable detail satisfactory to PepsiCo, its marketing plan, management plan and advertising plan for the cola beverages for the year. In addition New Whitman must also present a financial plan showing that New Whitman has the financial capacity to perform its duties and obligations under the master bottling agreement. The financial plan must also include projected sales, marketing and advertising plans and related equipment placements for the two following years. PepsiCo has the right to approve these plans, and the approval may not be unreasonably withheld.

     If New Whitman carries out its plan in all material respects, it will have satisfied its obligations to promote vigorously the sale of the cola beverages and to increase and fully meet the demand for the cola beverages in its territories and to maintain the financial capacity required under the master bottling agreement. If New Whitman fails to present a plan or carry out approved plans in all material respects, PepsiCo may have the right to terminate the master bottling agreement.

     If New Whitman does not present a plan or presents a plan that PepsiCo does not approve or fails to carry out the plan, it would be a primary consideration in determining whether New Whitman has satisfied its obligations to maintain its financial capacity and to push vigorously the sale of the cola beverages and to increase and fully meet the demand for the cola beverages in its territories.

     If New Whitman fails to carry out a plan in all material respects in any segment of its territory, whether defined geographically or by type of market or outlet, and New Whitman does not correct this failure within six months of notice of the failure, PepsiCo may reduce the territory covered by the master bottling agreement by eliminating the territory, market or outlet for which the failure has occurred.

     PepsiCo has no obligation to participate with New Whitman in advertising and marketing spending, but it may contribute to these expenditures and undertake independent advertising and marketing activities, as well as cooperative advertising and sales promotion programs that would require New Whitman's cooperation and support. Although PepsiCo has advised New Whitman that it intends to continue to provide cooperative advertising funds, PepsiCo is not obligated to do so under the master bottling agreement.

     The master bottling agreement provides that PepsiCo may in its sole discretion reformulate any of the cola beverages or discontinue any of the cola beverages, subject to certain limitations, so long as all the specified cola beverages are not discontinued. PepsiCo may also introduce new beverages under the PEPSI-COLA or PEPSI trademarks or any modification of these trademarks. In that event, New Whitman will be obligated to manufacture, package, distribute and sell those new beverages with the same obligations that exist for other cola beverages. New Whitman is prohibited from producing or handling cola products, other than those of PepsiCo, or other products or packages that imitate, infringe or cause confusion with the products, trade dress, containers or trademarks of PepsiCo or from acquiring, directly or indirectly, any ownership interest or entering into any contract or arrangement, directly or indirectly, with any person that engages in these prohibited activities. The master bottling agreement also imposes requirements for the use of PepsiCo's trademarks, authorized containers, packaging and labeling.

     The master bottling agreement provides that New Whitman may not enter into any contract or other arrangement or participate in the management of any other PepsiCo bottler without the consent of PepsiCo. If New Whitman acquires control, directly or indirectly, of any bottler of the specified cola beverages, New Whitman must cause the acquired bottler to amend its bottling agreements for the cola beverages to conform to the terms of the master bottling agreement.

     New Whitman has agreed not to acquire or attempt to acquire the right to manufacture and sell the cola beverages outside an area specified by PepsiCo without PepsiCo's prior written consent. Any acquisition within the area specified by the terms of the master bottling agreement would be subject to PepsiCo's approval, and PepsiCo has agreed not to withhold its approval if the acquisition has been successfully negotiated and, in PepsiCo's reasonable judgment, New Whitman has satisfactorily performed its obligations under the master bottling agreement. The area in which New Whitman has agreed not to pursue acquisitions currently represents approximately 79% of PepsiCo's United States bottling system in terms of volume.

     New Whitman has agreed not to distribute or sell any cola beverage outside the authorized territories. A shipment outside the authorized territory will be deemed a transhipment and be subject to a per-case charge

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

determined by PepsiCo in its sole discretion as well as charges related to investigative costs and costs of any recall of the transhipped beverages.

     The term of the master bottling agreement is perpetual, though PepsiCo has the right to terminate in the event that New Whitman defaults on the master bottling agreement. Events of default include:

     - New Whitman becoming insolvent, bankrupt, dissolves, enters receivership or suffers a similar change in financial condition

     - any person or group acquiring beneficial ownership of 15% or more of the voting securities of New Whitman

     - New Whitman disposing of any voting securities in one of its bottling subsidiaries without the consent of PepsiCo

     - New Whitman entering into and remains in any business which is prohibited by the master bottling agreement for six months or more after PepsiCo gives notice of that fact

     - any person controlling New Whitman terminating any agreement for the manufacture and sale of cola beverages between that person and PepsiCo, unless PepsiCo agrees otherwise

     - all or substantially all of New Whitman's bottling assets being sold or transferred to any entity other than a wholly-owned subsidiary of New Whitman.

If the master bottling agreement is terminated, PepsiCo has the right to terminate the remaining Pepsi beverage agreements.

     PepsiCo may also terminate the master bottling agreement if:

     - New Whitman fails to make timely payments of debts it owes PepsiCo

     - New Whitman's plant or equipment fails to meet PepsiCo's sanitary standards

     - the syrups in cola beverages manufactured by New Whitman fail to meet PepsiCo's quality control standards

     - the cola beverages are not manufactured in conformity with PepsiCo's instructions

     - New Whitman fails to present or carry out an approved plan of operation

     - New Whitman materially breaches any other of its obligations under the master bottling agreement.

     Upon an event of default, PepsiCo will give New Whitman notice of the default and an opportunity to correct the default during the next 60 days. If the default is not corrected, PepsiCo will give New Whitman further notice and may suspend sales and require New Whitman to cease production for 60 days. If a default has not been corrected during the second 60-day period, PepsiCo may terminate the master bottling agreement.

     New Whitman is prohibited from assigning, transferring or pledging the master bottling agreement, or any interest in the agreement, whether voluntarily, by operation of law, by merger or by liquidation without the prior consent of PepsiCo.

     The master bottling agreement will be automatically amended if a number of bottlers equal to those which purchase 80% or more of all of the concentrates for cola beverages purchased by all bottlers who are parties to agreements containing substantially the same terms as the master bottling agreement, agree with PepsiCo to different provisions than those contained in the master bottling agreement.

     Allied Brands Master Bottling Agreement. The beverage products covered by the allied brands master bottling agreement are beverages licensed to New Whitman by PepsiCo, consisting of MOUNTAIN DEW, DIET MOUNTAIN DEW, SLICE, MUG root beer and cream soda and ALL SPORT. The allied brands master bottling agreement contains provisions that are similar to those contained in the master bottling agreement including those for pricing, transshipping, authorized containers, planning, quality control, plant and equipment, advertising, financial capacity, defaults, transfer restrictions and term. The allied brands master bottling agreement will terminate if PepsiCo terminates the master bottling agreement. The provisions contained in the allied brands master bottling agreement would prevent New Whitman from manufacturing, selling or distributing beverage products which imitate, infringe upon, or cause confusion with, the beverage products covered by the allied brands master bottling agreement. In addition, PepsiCo may choose to discontinue the manufacture, sale or distribution of a non-cola beverage and terminate the allied brands master bottling agreement if it provides notice to New Whitman six months in advance of this discontinuation.

     The Fountain Agreements. The fountain agreements grant New Whitman the exclusive right to manufacture, sell and distribute fountain syrup to local customers in its territories. The fountain agreements also grant New Whitman the right to act as the exclusive manufacturing, delivery and distribution agent for national accounts within its territories that elect direct-to-store delivery. In addition, New Whitman may at the discretion of PepsiCo be granted a right to act as the manufacturer for fountain syrup to be delivered to national accounts that choose to have delivery through independent distributors. Under the fountain agreements, New Whitman will have the exclusive right to service fountain equipment for all of the national account customers within its territories. The fountain agreements also provide for PepsiCo to pay New Whitman fees for bottler delivery, brand development, equipment service and production, as well as paying a service incentive.

     The fountain agreements contain provisions that are similar to those contained in the master bottling agreement including those for pricing, transshipping, planning, quality control, plant and equipment, advertising, financial capacity, defaults and transfer restrictions. The fountain agreements are substantially different, however, with regard to term. The fountain agreements have an initial term of five years and are automatically renewable for additional five year periods unless PepsiCo terminates them for cause. PepsiCo has the right to terminate the fountain agreements without cause at the conclusion of the initial five year period or at any time during a renewal term upon twenty four months notice. In the event PepsiCo terminates either of the fountain agreements without cause, PepsiCo is required to pay New Whitman an agreed upon value of all of New Whitman's rights under the fountain agreements.

     The fountain agreements will also terminate if PepsiCo terminates the master bottling agreement.

     Other Bottling Agreements in the United States. Whitman has bottling agreements with other licensors of beverage products, including Cadbury Schweppes plc for DR. PEPPER, 7UP, SCHWEPPES and CANADA DRY, the Pepsi/Lipton Tea Partnership for LIPTON BRISK and LIPTON'S ICED TEA, the North American Coffee Partnership for STARBUCKS FRAPPUCCINO and Proctor & Gamble Distributing Company, which contain provisions generally similar in effect to those in the master bottling agreement for the use of trademarks, trade names, approved containers and labels, sales of imitations, and causes for termination. Some of these beverage agreements have limited terms of appointment and, in most instances, prohibit Whitman from dealing in similar beverage products.

     International Bottling Agreements. The international bottling agreements grant New Whitman the exclusive right to manufacture, sell and distribute cola beverages, certain allied brands and fountain syrup in its international territories. The international bottling agreements contain provisions similar to those contained in the master bottling agreement and the allied brands master bottling agreement including those for authorized containers, planning, quality control, plant and equipment, advertising, financial capacity, defaults, transfer restrictions and causes for termination.

SERVICES AGREEMENT

     PepsiCo, Whitman, Merger Sub and one or more other bottlers licensed by PepsiCo will agree on the terms of a definitive transition services agreement. The services agreement will provide for the provision of all various support services for the bottling businesses being transferred between PepsiCo and Whitman. Services will be provided at cost and without profit to the party or parties providing such services. The party providing services pursuant to the services agreements will be liable to any other party only for gross negligence or wilful misconduct in providing such services. The amount recoverable from any party providing services in respect of any such liability will be limited to the aggregate amount of proceeds received by, or payable to, such party pursuant to the services agreements.

EMPLOYEE BENEFITS AGREEMENT

     Operations Contributed by PepsiCo. An employee benefits agreement will govern the allocation of assets, liabilities, and responsibilities with respect to employee compensation and benefit plans and employment related disputes relating to the operations contributed by PepsiCo. Under the terms of the employee benefits agreement, Merger Sub and its subsidiaries generally will assume all liabilities relating to or arising out of the employment with PepsiCo and its subsidiaries of individuals transferred to Merger Sub as a result of the contribution.

     Where the liabilities are tax-qualified pension liabilities accrued prior to the closing of the merger and funded through a trust, such as the PepsiCo pension plans and savings plans, the employee benefits agreement provides for a transfer of assets equal to the lesser of the liabilities assumed or the amount which can be transferred by law. In other cases, these liabilities are incurred prior to the closing of the merger and are fully insured through group insurance contracts or are entirely prefunded with pre-tax employee contributions to a flexible benefit plan. In these cases, PepsiCo has agreed to retain these liabilities, and, where applicable, to use its best efforts to cause comparable group insurance contracts to be issued to Merger Sub. Generally, all other such liabilities assumed by Merger Sub are unfunded and must be paid out of the assets of Merger Sub and its subsidiaries. These include, for example:

     - grandfathered post-retirement health and insurance benefits for certain transferred individuals who have attained age 50 and have at least 10 years of service with PepsiCo prior to the closing of the merger

     - health and welfare claims

     - short-term disability claims

     - workers compensation claims

     - severance benefits

     - performance awards issued by PepsiCo in 1998

     - deferred compensation

     - generally all other liabilities arising out of employment with PepsiCo and its subsidiaries which have not been retained by PepsiCo.

     Merger Sub and its subsidiaries have agreed to adopt plans and programs as may be necessary to provide to transferred individuals until December 31, 1999 the same benefits and compensation after the closing of the merger as were provided by PepsiCo prior to the closing of the merger, except with respect to the pension and savings plans and equity based benefits for management employees. With respect to its savings plan, Merger Sub has agreed to:

     - provide a 100% match on nonunion salaried employees' elective deferrals up to a maximum of 6% of covered compensation

     - provide a 50% match on nonunion hourly employees' elective deferrals up to a maximum of 4% of covered compensation

     - maintain a PepsiCo stock fund in Merger Sub savings plan for a two-year period, but only for accounts transferred to the Merger Sub savings plan for transferred individuals.

With respect to the Merger Sub salary pension plan, Merger Sub has agreed to recognize all past service of transferred individuals with PepsiCo and its subsidiaries prior to the closing of the merger for all purposes under that plan, including benefit accruals if assets are transferred. In addition, Merger Sub has agreed to assume all collective bargaining agreements contributed to it by PepsiCo with respect to transferred individuals, some of which expire after December 31, 1999.

     Under the employee benefits agreement, PepsiCo has agreed generally to retain all liabilities relating to or arising out of the employment with PepsiCo and its subsidiaries other than those liabilities assumed by Merger Sub and its subsidiaries. PepsiCo has agreed to indemnify Merger Sub with respect to ERISA fiduciary liabilities related to offering or maintaining the PepsiCo stock fund in its savings plan. PepsiCo will discontinue its Sharepower program in 1999 for employees in operations contributed to Merger Sub. Furthermore, PepsiCo has agreed that all PepsiCo stock options and awards outstanding at the closing of the merger will be treated as outstanding for so long as the transferred individual is employed by Merger Sub and its subsidiaries and that all such stock options will be fully exercisable on and after the closing of the merger, subject to the remaining terms of such option grant; however, Merger Sub will pay for the administrative costs and payroll taxes associated with maintaining or exercising these options following the closing of the merger. To facilitate Merger Sub's offering of comparable health and welfare benefits to transferred individuals, PepsiCo will administer Merger Sub's plans pursuant to a services agreement through the later of December 31, 1999 or the expiration of a collective bargaining agreement requiring maintenance of such benefits. PepsiCo will use its best efforts to cause all of the vendors utilized by PepsiCo for its plans to enter comparable contracts with Merger Sub.

     The Merger. Under the terms of the employee benefits agreement, upon the merger, Merger Sub agrees to adopt and maintain all benefit plans and programs maintained by Whitman and its subsidiaries and all liabilities relating to the employment of individuals with Merger Sub, Whitman and its subsidiaries prior to the closing of the merger.

     Operations Sold by PepsiCo. The employee benefits agreement contains general principles which will form the basis for finalizing an employee benefits agreement dealing with the operations being sold to New Whitman by PepsiCo. The finalized benefits agreement with respect to the operations being sold by PepsiCo will be substantially similar to the employee benefits agreement with respect to the operations contributed by PepsiCo with the following exceptions.

     Under the terms of the employee benefits agreement, New Whitman and its subsidiaries generally will assume all liabilities relating to or arising out of the employment with PepsiCo and its subsidiaries of individuals transferred to New Whitman and its subsidiaries as a result of the sale to New Whitman.

     Where the liabilities are pension liabilities accrued prior to the date of the sale to New Whitman and funded through a trust or are liabilities incurred prior to the date of the sale to New Whitman that are insured through group insurance contracts, PepsiCo has agreed to retain these liabilities. Generally, all other such liabilities assumed by New Whitman are unfunded and must be paid out of the assets of New Whitman or its subsidiaries. These include, for example:

     - health and welfare claims

     - short-term disability claims

     - claims under social programs and individual contracts

     - severance benefits

     - generally all other liabilities arising out of employment with PepsiCo and its subsidiaries which have not been retained by PepsiCo.

     New Whitman has agreed to treat all individuals transferred by the sale to New Whitman through December 31, 1999 in the same manner as individuals transferred through the contribution, except that PepsiCo will use its best efforts to allow individuals transferred by the sale to New Whitman to participate in PepsiCo international benefit plans.

     Under the employee benefits agreement, PepsiCo has agreed generally to retain all liabilities relating to employment with PepsiCo and its subsidiaries other than those liabilities assumed by New Whitman or its subsidiaries. Furthermore, PepsiCo has agreed that all stock options outstanding at the date of the sale to New Whitman will be treated as outstanding for so long as the individual transferred by the sale to New Whitman is employed by New Whitman and that all such stock options will be fully exercisable on or after the date of the sale to New Whitman, subject to the remaining terms of such option grant; however, New Whitman will pay for the administrative costs and payroll taxes associated with maintaining or exercising these options following the date of the sale to New Whitman.

EMPLOYEE BENEFITS AGREEMENT FOR OPERATIONS SOLD BY WHITMAN

     An employee benefits agreement governs the allocation of assets, liabilities, and responsibilities with respect to employee compensation and benefit plans and employment related disputes relating to the operations sold by Whitman. Under the terms of the employee benefits agreement, PepsiCo and its subsidiaries generally will assume all liabilities relating to or arising out of the employment with Whitman and its subsidiaries of individuals transferred to PepsiCo as a result of the sale.

     Where the liabilities are tax-qualified pension liabilities accrued prior to the date of the sale to PepsiCo and funded through a trust, the employee benefits agreement provides for a transfer of assets equal to the lesser of the liabilities assumed or the amount which can be transferred by law. In other cases, these liabilities are incurred prior to the date of the sale to PepsiCo and are insured through group insurance contracts or prefunded with pre-tax employee contributions to a flexible benefit plan. In these cases, Whitman has agreed to retain these liabilities. Generally, all other such liabilities assumed by PepsiCo are unfunded and must be paid out of the assets of PepsiCo or its subsidiaries. These include, for example:

     - health and welfare claims incurred

     - short-term disability claims

     - workers compensation claims

     - severance benefits

     - claims under social programs or individual contracts

     - generally all other liabilities arising out of employment with Whitman and its subsidiaries which have not been retained by Whitman.

     PepsiCo has agreed to include all individuals transferred from Whitman in the compensation and benefit programs offered by PepsiCo or its subsidiaries in which similarly situated PepsiCo employees are eligible to participate. With respect to the PepsiCo hourly pension plan, PepsiCo has agreed to recognize all past service with Whitman and its subsidiaries of individuals transferred from Whitman for all purposes under that plan, including benefit accruals if assets are transferred.

     Under the employee benefits agreement, Whitman has agreed generally to retain all liabilities relating to employment with Whitman and its subsidiaries other than those liabilities assumed by PepsiCo or its subsidiaries. Furthermore, Whitman has agreed that all Whitman stock options outstanding at the date of the sale to PepsiCo will be treated as outstanding for so long as the individual transferred from Whitman is employed by PepsiCo and that all such stock options will be fully exercisable on or after the date of the sale to PepsiCo, subject to the remaining terms of such option grant; however, PepsiCo will pay for the administrative costs and payroll taxes associated with maintaining or exercising these options following the date of the sale to PepsiCo.

REGISTRATION RIGHTS AGREEMENT

     PepsiCo and New Whitman will enter into a registration rights agreement on the closing date of the merger. This registration rights agreement will give PepsiCo the right, on four occasions, to demand that New Whitman register under the Securities Act all or any portion of PepsiCo's shares of New Whitman common stock. However, any PepsiCo demand to register its shares must cover at least 3% of the New Whitman common stock then outstanding. Further, if New Whitman proposes to register any New Whitman common stock under the Securities Act, PepsiCo will have the limited right to have its shares of New Whitman common stock included in such registration. PepsiCo has agreed not to sell, transfer or otherwise dispose of its shares of New Whitman common stock except in compliance with the registration requirements of the Securities Act and in accordance with the registration rights agreement and the shareholder agreement.

     New Whitman may delay registering PepsiCo's shares pursuant to a PepsiCo demand if filing the registration would:

     - unreasonably interfere with a material transaction involving New Whitman

     - materially adversely affect any financing, offering or sale of securities by New Whitman or

     - require disclosure of material, non-public information.

     New Whitman can only delay a registration for a reasonable time not to exceed 90 days in the case of the first or second reason, or 30 days in the case of the third reason. New Whitman can only delay a registration for the first or second reason twice in any 12-month period.

RIGHTS AGREEMENT

     New Whitman will, as of the closing date of the merger, adopt a rights agreement which is designed to protect New Whitman shareholders from coercive or unfair takeover tactics. To implement the rights agreement, the New Whitman board of directors will declare a dividend distribution of one right for each share of New Whitman common stock outstanding, though these rights will initially trade with the shares of New Whitman common stock and will not be separable from the shares of New Whitman common stock. If there is a public announcement that a person or group has become an acquiring person -- the beneficial owner of 15% or more of all outstanding shares of New Whitman common stock -- or ten business days after the commencement or announcement of a tender or exchange offer which would result in a person or group becoming an acquiring person, whichever is earlier, New Whitman will issue separate certificates which will represent the rights to all New Whitman shareholders. After the distribution of the rights certificates, each right may be exercised to purchase from New Whitman one one-hundredth of a share of Series A Junior Participating Preferred Stock for a fixed price.

     The rights agreement specifically excludes the following persons from becoming an acquiring person and triggering the distribution of the rights:

     - PepsiCo to the extent it only owns shares of New Whitman common stock held or acquired by PepsiCo in the merger and the transactions or as permitted by the shareholder agreement

     - any transferee who acquires beneficial ownership of New Whitman common stock from PepsiCo only pursuant to provisions of the shareholder agreement.

See "The Shareholder Agreement -- Transfers by PepsiCo."

     In the event that a person or group becomes an acquiring person, then each right not owned by the acquiring person will entitle its holder to purchase a limited number of shares of New Whitman common stock at a 50% discount to the then-current market price of Whitman common stock. If, after a person becomes an acquiring person, New Whitman is involved in a merger or other business combination transaction or sells more than 50% of its assets or earning power, each right will entitle the holder to purchase a limited number of shares of common stock of the acquiring company at a 50% discount to the then-current market price of such stock. The rights will have no voting rights and will expire ten years from the date of the rights agreement. The New Whitman board of directors may, at any time after any person becomes an acquiring person and before such person has become the beneficial owner of 50% or more of the New Whitman Common Stock then outstanding, exchange each right for one share of New Whitman common stock.

     The New Whitman board of directors may redeem all the rights for $0.01 per right at any time before a person or group becomes an acquiring person. The rights agreement may have the effect of deterring, delaying or preventing a takeover of New Whitman without the consent of the New Whitman board of directors.

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

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the material United States federal income tax consequences of the merger to holders of Whitman common stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to particular Whitman shareholders in light of their personal circumstances or to Whitman shareholders subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions, dealers in securities, tax exempt organizations or non-United States persons, or to Whitman shareholders who acquired their shares of Whitman common stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. The summary also does not address the state, local or foreign tax consequences of the merger or the tax consequences to holders of outstanding Whitman warrants or stock options.

     The merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. The obligation of Whitman to consummate the transactions is conditioned upon the receipt by Whitman from its special counsel, Wachtell, Lipton, Rosen & Katz, of a tax opinion, dated as of the closing date of the merger, in form and substance reasonably satisfactory to Whitman, substantially to the effect that:

     - the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code

     - neither Whitman nor its shareholders will recognize gain or loss for United States federal income tax purposes as a result of the merger.

     Based upon the facts, assumptions and representations described in this discussion of material federal income tax consequences of the merger and with the exceptions described in this discussion, in the opinion of Wachtell, Lipton, Rosen & Katz, under currently applicable law for United States federal income tax purposes, the tax consequences of the merger will be:

     - the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code

     - neither Whitman nor its shareholders will recognize gain or loss for United States federal income tax purposes as a result of the merger.

     In rendering the tax opinion, Wachtell, Lipton, Rosen & Katz will rely upon representation letters delivered to them, in form and substance reasonably satisfactory to them, by Whitman, PepsiCo, and their respective subsidiaries. The tax opinion will be subject to and based upon certain assumptions, including:

     - that the representations contained in the merger agreement and in the representation letters of Whitman, PepsiCo and their respective subsidiaries are accurate

     - that the representations contained in the representation letters of Whitman, PepsiCo and their respective subsidiaries would be true if the representations were made on and as of the closing date

     - that the merger is consummated in accordance with the terms of the merger agreement

     - such other qualifications stated in the tax opinion.

If any of the representations are, or later become, inaccurate, the consequences of the merger may be different from those described above. The tax opinion will not be binding on the Internal Revenue Service or a court. Consequently, in considering whether the merger qualifies for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the IRS or a court could reach a conclusion contrary to that reached in the tax opinion.

     Whitman is permitted under the merger agreement to waive, but does not intend to waive, the receipt of the tax opinion as a condition to its obligation to consummate the merger. Whitman will not waive the condition without first recirculating revised proxy materials if the tax opinion is not received and the United States federal income tax consequences to the Whitman shareholders would materially differ from those described in this proxy statement/prospectus.

     THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WITH RETROACTIVE EFFECT, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION AND THE TAX OPINION. NO INFORMATION IS PROVIDED IN THIS PROXY STATEMENT/ PROSPECTUS WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER ANY UNITED STATES TAX LAWS OTHER THAN THOSE PERTAINING TO THE INCOME TAX. WHITMAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                    DESCRIPTION OF NEW WHITMAN CAPITAL STOCK

     The following description summarizes all material terms of the stock of New Whitman. The following description is only a summary, and shareholders should carefully read the forms of the New Whitman charter and the New Whitman by-laws, copies of which are attached to this proxy statement/prospectus as Appendices B and C, respectively.

AUTHORIZED CAPITAL STOCK

     New Whitman will be able to issue 362.5 million shares, of which 350 million are shares of New Whitman common stock, par value $0.01 per share, and
12.5 million are shares of preferred stock, par value $0.01 per share. As of April 16, 1999, 54,000,000 shares of Merger Sub common stock were issued and outstanding, all of which were held by PepsiCo, and no shares of preferred stock were issued and outstanding.

COMMON STOCK

     Holders of shares of New Whitman common stock will be entitled to receive dividends as from time to time may be declared on the New Whitman common stock by the New Whitman board of directors. This right is subject to any rights or preferences of holders of New Whitman preferred stock.

     Holders of New Whitman common stock will possess exclusive voting power for the election of directors of New Whitman and for all other purposes with each holder of record being entitled to one vote per share. However, this exclusive voting right may be modified, and the New Whitman board of directors may authorize and issue preferred stock which may carry voting rights. The New Whitman board of directors also has the power to fix the record date for determining the shareholders entitled to vote. The New Whitman charter does not provide for cumulative voting for the election of directors, which means that holders of more than one half of the outstanding shares of voting securities of New Whitman will be able to elect all of the directors of New Whitman then standing for election and holders of the remaining shares will not be able to elect any directors.

     Shares of New Whitman common stock issued to Whitman shareholders or to PepsiCo pursuant to the transactions will be fully paid and nonassessable.

     In the event of any liquidation, dissolution or winding up of New Whitman, the holders of New Whitman common stock will be entitled to share ratably in all assets of New Whitman available for distribution to its shareholders based on the number of shares they own. This right is subject to any rights or preferences of holders of New Whitman preferred stock.

     The New Whitman board of directors may make rules and regulations concerning the transfer of shares of New Whitman common stock under the New Whitman by-laws. Except for those restrictions to which PepsiCo will be subject under the shareholder agreement, there are currently no restrictions upon the alienability of New Whitman common stock. See "The Shareholder
Agreement -- Transfers by PepsiCo."

     Provisions of the shareholder agreement, the New Whitman charter, the New Whitman by-laws and Delaware law may affect holders of New Whitman common stock who own a substantial amount of the shares of New Whitman common stock. See "The Shareholder Agreement" and "Comparative Rights of Holders of Whitman and New Whitman Capital Stock." In addition, certain provisions of the New Whitman charter and the New Whitman by-laws may have the effect of delaying, deferring or preventing a change in control of New Whitman with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of the assets of New Whitman. See "Comparative Rights of Holders of Whitman and New Whitman Capital Stock" and "Ancillary Post-Closing Agreements between PepsiCo and New Whitman -- Rights Agreement."

     Holders of New Whitman common stock will have no conversion, sinking fund or redemption rights.

PREFERRED STOCK

     Shares of New Whitman preferred stock may be issued from time to time in one or more series. The New Whitman board of directors is authorized to fix the rights of preferred stock by a resolution or resolutions adopted by two-thirds of the directors in accordance with the New Whitman by-laws. The board may fix voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and any qualifications, limitations or restrictions, of any unissued series of preferred stock. The board may also fix the number of shares constituting a series of preferred stock, and increase or decrease the number of shares of any series, but not below the number of shares of any series then outstanding.

     See also "Ancillary Post-Closing Agreements between PepsiCo and New Whitman -- Rights Agreement."

PREEMPTIVE RIGHTS

     No holder of shares of New Whitman common stock or New Whitman preferred stock will have any preemptive rights.

TRANSFER AGENT AND REGISTRAR

     The principal transfer agent and registrar for the New Whitman common stock will be First Chicago Trust Company of New York, transfer agent and registrar for Whitman common stock.

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

                    COMPARATIVE RIGHTS OF HOLDERS OF WHITMAN
                         AND NEW WHITMAN CAPITAL STOCK

     Your rights as a holder of Whitman capital stock are currently governed by Delaware law and by the Whitman charter and the Whitman by-laws. Following the merger, you will become a New Whitman shareholder and your rights as a New Whitman shareholder will be governed by Delaware law and by the New Whitman charter and the New Whitman by-laws. The following is a summary of all material differences between the rights of Whitman shareholders under the Whitman charter and the Whitman by-laws, on the one hand, and the rights of the New Whitman shareholders under the New Whitman charter and the New Whitman by-laws on the other. The following is only a summary, and for more detailed information shareholders should refer to the Whitman charter and the Whitman by-laws, copies of which are on file with the Commission, the New Whitman charter and the New Whitman by-laws, the forms of which are attached to this proxy statement/prospectus as Appendices B and C, respectively, and provisions of Delaware law.

                                      WHITMAN                           NEW WHITMAN
                                      -------                           -----------
Par Value:                No par value                        $0.01 per share
Authorized Capital        262.5 million shares, of which      362.5 million shares, of which
Stock:                    250 million are shares of           350 million are shares of New
                          Whitman common stock, 2.5           Whitman common stock and 12.5
                          million are shares designated       million are shares of preferred
                          first preferred stock and 10        stock.
                          million are shares designated
                          second preferred stock. As of
                          April 16, 1999, 88,050,948
                          shares of Whitman common stock
                          were issued and outstanding, and
                          no shares of first preferred
                          stock or second preferred stock
                          were issued and outstanding.
Shareholder Action by     Allowed.                            Not allowed.
Written Consent:
Special Meetings:         Can be called by the Chairman       Can be called by the Chairman
                          and CEO or the board of             and CEO, the board of directors,
                          directors.                          or the holder(s) of more than
                                                              20% of the issued and
                                                              outstanding shares of New
                                                              Whitman. If a special meeting is
                                                              called by a shareholder(s), the
                                                              meeting will take place within
                                                              70 days of the request for the
                                                              meeting.
Board Voting              A majority of the directors         The approval of two-thirds of
Requirements:             present at any meeting of           the entire board of directors is
                          directors at which a quorum is      required for some actions,
                          present can pass any resolution.    including increasing the size of
                                                              the board, designating an
                                                              executive committee, issuing
                                                              preferred stock and amending the
                                                              by-laws.

                                      WHITMAN                           NEW WHITMAN
                                      -------                           -----------
Business Opportunities             No provision.              PepsiCo can engage in the same
Generally:                                                    or similar lines of business as
                                                              New Whitman. If PepsiCo acquires
                                                              knowledge of a corporate
                                                              opportunity for both PepsiCo and
                                                              New Whitman, the New Whitman
                                                              charter provides that PepsiCo is
                                                              not required to communicate the
                                                              opportunity to New Whitman and
                                                              will not be liable for breach of
                                                              fiduciary duty as a shareholder
                                                              of New Whitman if PepsiCo
                                                              pursues the opportunity for
                                                              itself, directs the opportunity
                                                              to another, or does not
                                                              communicate the opportunity to
                                                              New Whitman.
Business Opportunities             No provision.              The New Whitman charter
Offered to Directors                                          establishes guidelines for a
and Officers                                                  director or officer of New
Affiliated with                                               Whitman who is also a director,
PepsiCo:                                                      officer, or employee of PepsiCo:
                                                              a business opportunity offered
                                                              to an officer of New Whitman
                                                              belongs to New Whitman, and a
                                                              business opportunity offered to
                                                              a director of New Whitman in his
                                                              or her capacity as a director
                                                              belongs to New Whitman,
                                                              otherwise the opportunity
                                                              belongs to PepsiCo.
Amendment of Business              No provision.              Approval of two-thirds of the
Opportunity                                                   board of directors is required
Provisions:                                                   to amend.
Affiliated Transaction             No provision.              An affiliated transactions
Committee:                                                    committee of the board of
                                                              directors will review
                                                              transactions with PepsiCo or its
                                                              affiliates which occur other
                                                              than in the ordinary course of
                                                              business and have an aggregate
                                                              value greater than $10 million.
Rights Agreement:         None. The Whitman rights            New Whitman will adopt a rights
                          agreement expired in January        agreement, but this rights
                          1998.                               agreement will specifically
                                                              exempt PepsiCo and its
                                                              transferees so long as they
                                                              comply with the shareholder
                                                              agreement. See "Ancillary
                                                              Post-Closing Agreements between
                                                              PepsiCo and New
                                                              Whitman -- Rights Agreement."

                                 MARKET PRICES

     The shares of Whitman common stock are listed and traded on the NYSE. The following sets forth the high and low sale prices per share of Whitman common stock as reported on NYSE Composite Transactions Tape for the fiscal periods indicated and the dividends paid per share for those fiscal periods:

                                                                              DIVIDENDS
                                                                                 PER
                                                         HIGH        LOW        SHARE
                                                         ----        ---      ---------
FISCAL YEAR 1997
  First Quarter.......................................  $24.625    $21.625     $0.105
  Second Quarter......................................  $26.750    $22.625     $0.115
  Third Quarter.......................................  $27.250    $24.125     $0.115
  Fourth Quarter......................................  $28.125    $24.250     $0.115
FISCAL YEAR 1998
  First Quarter.......................................  $26.625    $15.563     $0.05
  Second Quarter......................................  $23.750    $19.000     $0.05
  Third Quarter.......................................  $23.375    $14.875     $0.05
  Fourth Quarter......................................  $25.438    $15.375     $0.05
FISCAL YEAR 1999
  First Quarter.......................................  $24.938    $16.375     $0.05
  Second Quarter (through April 15, 1999).............  $17.375    $15.188

     On January 22, 1999, the last full trading day prior to the public announcement of the execution of the original merger agreement, the reported closing price per share of Whitman common stock on the NYSE was $22.0625. On April 15, 1999, the reported closing price per share of Whitman common stock on the NYSE was $15.6875. Shareholders are urged to obtain current market quotations for shares of Whitman common stock.

                          PEPSICO BOTTLING OPERATIONS

     The PepsiCo Bottling Operations, which consist of the operations contributed by PepsiCo to Merger Sub and the operations to be sold by PepsiCo to Pepsi General, manufacture, package, sell and distribute carbonated and non-carbonated Pepsi-Cola beverages and certain other brand beverages in the United States and Central Europe. The operations contributed by PepsiCo to Merger Sub consist of bottling businesses currently conducted by subsidiaries of PepsiCo in the markets of Dayton, Springfield, Cleveland, Youngstown and Elyria, Ohio, St. Louis, Missouri, Indianapolis and southern Indiana. The operations to be sold by PepsiCo to Pepsi General consist of subsidiaries of PepsiCo that operate in the Czech Republic, Slovakia, Hungary and Poland and PepsiCo's interest in a joint venture in Poland with Whitman.

     The brands the PepsiCo Bottling Operations sell include PEPSI-COLA, DIET PEPSI, MOUNTAIN DEW, LIPTON BRISK, LIPTON'S ICED TEA, 7UP outside the United States, PEPSI MAX, PEPSI ONE, SLICE, MUG, AQUAFINA, STARBUCKS FRAPPUCCINO and MIRINDA, which the PepsiCo Bottling Operations bottle under licenses from PepsiCo or PepsiCo joint ventures. In some of the PepsiCo Bottling Operations territories, they manufacture, package, sell and distribute soft drink products under brands licensed by companies other than PepsiCo, including DR. PEPPER and HAWAIIAN PUNCH in the United States and Schweppes Tonic, Orange, Lemon and Ginger Ale products in Central Europe.

     The owners of beverage brands either manufacture and sell products themselves or appoint bottlers to sell, distribute and, in some cases, manufacture these products under license. Brand owners, such as PepsiCo, generally own both the beverage trademarks and the secret formulas for the concentrates, which they also manufacture and sell to their licensed bottlers. Brand owners also develop new products and packaging for use by their bottlers. Brand owners develop national marketing, promotion and advertising programs to support their brands and brand image, and lead and coordinate selling efforts with respect to national fountain, supermarket and mass merchandising accounts. They also provide local marketing support to their bottlers.

     Bottlers, such as the PepsiCo Bottling Operations, are generally responsible for manufacturing, packaging, selling and distributing their products under the brand names they license from brand owners in their exclusive territories. For carbonated soft drink products, the bottler combines soft drink concentrate with sweeteners and carbonated water and packages this mixture in bottles or cans. Bottlers may also have licenses to manufacture syrup for sale to fountain accounts. Under these licenses, bottlers combine soft drink concentrate with sweeteners to manufacture syrup for delivery to fountain customers. For non-carbonated beverages, the bottler either manufactures and packages the beverages or purchases the beverages in finished form and sells them through its distribution system.

     The primary distribution channels for the retail sale of carbonated soft drink products are supermarkets, mass merchandisers, vending machines, convenience and gas stores, fountain channels, such as restaurants or cafeterias, and other channels, for example, small groceries, drug stores and educational institutions. The largest channel in the United States is supermarkets, but the fastest-growing channels have been mass merchandisers, fountain channels and convenience stores and gas stations.

     Depending upon the size of the bottler and the particular market, a bottler delivers products through these channels using either a direct-to-store delivery system or a warehouse system. In its exclusive territories, each bottler is responsible for selling products and providing timely service to its existing customers and identifying and obtaining new customers. Bottlers are also responsible for local advertising and marketing, as well as the execution in their territories of national and regional selling programs instituted by brand owners. The bottling business is capital intensive. Manufacturing operations require specialized high-speed equipment, and distribution requires extensive placement of cold drink, vending and fountain equipment as well as investment in trucks and warehouse facilities.

PRODUCTS AND PACKAGING

     The PepsiCo Bottling Operations' portfolio of beverage products includes some of the best recognized trademarks in the world. The PepsiCo Bottling Operations' three largest brands in terms of volume are PEPSI-COLA, DIET PEPSI and MOUNTAIN DEW. While the majority of the PepsiCo Bottling Operations' volume is derived from brands licensed from PepsiCo and PepsiCo joint ventures, the PepsiCo Bottling Operations also sell and distribute brands licensed from others. The PepsiCo Bottling Operations' principal beverage brands are listed below:

                             OPERATIONS CONTRIBUTED BY PEPSICO TO MERGER SUB
----------------------------------------------------------------------------------------------------------
                                    BRANDS LICENSED FROM PEPSICO JOINT
  BRANDS LICENSED FROM PEPSICO                   VENTURES                   BRANDS LICENSED FROM OTHERS
--------------------------------    ----------------------------------    --------------------------------
PEPSI-COLA                          LIPTON BRISK                          DR. PEPPER
DIET PEPSI                          LIPTON'S ICED TEA                     HAWAIIAN PUNCH
MOUNTAIN DEW                        STARBUCKS FRAPPUCCINO                 OCEAN SPRAY
DIET MOUNTAIN DEW                                                         CITRUS HILL
CAFFEINE FREE PEPSI
CAFFEINE FREE DIET PEPSI
PEPSI ONE
WILD CHERRY PEPSI
SLICE
MUG
AQUAFINA
ALL SPORT

                               OPERATIONS SOLD BY PEPSICO TO PEPSI GENERAL
----------------------------------------------------------------------------------------------------------
                                    BRANDS LICENSED FROM PEPSICO JOINT
  BRANDS LICENSED FROM PEPSICO                   VENTURES                   BRANDS LICENSED FROM OTHERS
--------------------------------    ----------------------------------    --------------------------------
PEPSI-COLA                          LIPTON ICED TEAS                      SCHWEPPES TONIC*
PEPSI MAX                                                                 SCHWEPPES SODA*
PEPSI LIGHT                                                               SCHWEPPES LEMON SODA*
MIRINDA                                                                   SCHWEPPES BITTER LEMON*
7 UP                                                                      SCHWEPPES ORANGE*
7 UP LIGHT                                                                SCHWEPPES SCHIZAN*
MOUNTAIN DEW                                                              DR. PEPPER*
HARMATVIZ                                                                 CANADA DRY GINGER ALE*
AQUA MINERAL                                                              WESSER FRUIT JUICES
AQUA DIAMANT

---------------
* Licensed from Cadbury Schweppes

     A number of the brands listed above are licensed by the PepsiCo Bottling Operations from Cadbury Schweppes, including Dr. Pepper in the United States and Schweppes Tonic, Canada Dry Ginger Ale, and Schweppes Orange in Poland, Hungary, the Czech Republic and Slovakia. The Schweppes brands represent approximately 15% of the PepsiCo Bottling Operations' total sales in these Central European countries. The term of the license from Cadbury Schweppes for these Central European countries expires at the end of 2002. On December 11, 1998, The Coca-Cola Company and Cadbury Schweppes announced that The Coca-Cola Company had agreed to buy the Cadbury Schweppes soft drink brands throughout the world except in the United States, France and South Africa.

     By letter dated March 19, 1999, Cadbury Schweppes informed PepsiCo that Cadbury Schweppes was disappointed with the PepsiCo Bottling Operations' performance with respect to their brands in Central Europe. PepsiCo believes that it has complied in all material respects with its performance obligations with respect to the Cadbury Schweppes brands in Central Europe. However, there can be no assurance that Cadbury Schweppes will not attempt to terminate the PepsiCo Bottling Operations' rights to manufacture, distribute and sell these products in Central Europe. Such a termination could have a material adverse effect on the PepsiCo Bottling Operations in Central Europe. PepsiCo intends to take all appropriate legal actions to protect its rights in the event of any attempt by Cadbury Schweppes to terminate the license agreement and vigorously defend the PepsiCo Bottling Operations' rights to manufacture, distribute and sell these products in Central Europe.

     The PepsiCo Bottling Operations' beverages are available in different package types, including two-liter, one-liter and 20 ounce bottles, and multi-packs of 6, 12, and 24 cans. Syrup is also sold in larger packages for fountain use.

TERRITORIES

     The PepsiCo Bottling Operations have the exclusive right to manufacture, sell and distribute Pepsi-Cola beverages in all or a portion of 4 states, the Czech Republic, Slovakia, Poland and Hungary.

SALES, MARKETING AND DISTRIBUTION

     The PepsiCo Bottling Operations' business is seasonal and subject to weather conditions, which have a significant impact on sales. The PepsiCo Bottling Operations' sales and marketing approach varies by region and channel to respond to the unique local competitive environment. In the United States, the channels with larger stores can accommodate a number of beverage suppliers and, therefore, marketing efforts tend to focus on increasing the amount of shelf space and the number of displays in any given outlet. In locations where the PepsiCo Bottling Operations' products are purchased for immediate consumption, marketing efforts are aimed not only at securing the account but also on providing equipment that facilitates the sale of cold product, such as vending machines, visi-coolers and fountain equipment.

     An important aspect of the PepsiCo Bottling Operations' sales and marketing has been working closely with PepsiCo to ensure that the mix of new products and packages it is developing meets the needs of customers in the PepsiCo Bottling Operations' particular markets. Product introductions such as PEPSI ONE, a one calorie cola launched in the fourth quarter of 1998, and AQUAFINA, PepsiCo's water brand, which achieved national distribution in 1998, further strengthen the PepsiCo Bottling Operations' portfolio of products. Package mix is an important consideration in the development of the PepsiCo Bottling Operations' marketing plans. Although some packages are more expensive to produce, in certain channels those packages may have a higher and more stable selling price. For example, a packaged product that is sold cold for immediate consumption generally has better margins than product sold to take home.

     In the United States, the PepsiCo Bottling Operations distribute directly to a majority of customers in the PepsiCo Bottling Operations' licensed territories through a direct-to-store distribution system. The PepsiCo Bottling Operations' sales force is key to their selling efforts because its members interact continually with the PepsiCo Bottling Operations' customers to promote and sell their products. To ensure they have selling incentive, a large part of the PepsiCo Bottling Operations' route salesmen's compensation is made up of commissions based on revenues. Although route salesmen are responsible for selling to their customers, in some markets and channels the PepsiCo Bottling Operations use a pre-sell system, where the PepsiCo Bottling Operations call accounts in advance to determine how much product to deliver and whether the PepsiCo Bottling Operations provide any additional displays.

     In the United States, this direct-to-store system is used for all packaged goods and some fountain accounts. The PepsiCo Bottling Operations deliver fountain syrup to local customers in large containers rather than in packaged form. The PepsiCo Bottling Operations have the exclusive right to sell and deliver fountain syrup to local customers in the PepsiCo Bottling Operations' territories. The PepsiCo Bottling Operations have a number of managers who are responsible for calling on prospective fountain accounts, developing relationships, selling accounts and interacting with accounts on an ongoing basis. The PepsiCo Bottling Operations also serve as PepsiCo's exclusive delivery agent in the PepsiCo Bottling Operations' territories for PepsiCo's national fountain account customers that request direct-to-store delivery. The PepsiCo Bottling Operations are also the exclusive equipment service agent for all of PepsiCo's national account customers in the PepsiCo Bottling Operations' territories.

     In international markets, the PepsiCo Bottling Operations use both direct-to-store distribution systems and third party distributors. In the early stages of market development, it is more common to use third party distributors. As the market grows and reaches critical mass, there is generally a move toward direct-to-store distribution systems.

     In the less developed international markets, small retail outlets play a larger role and represent a large percentage of the market. However, with the emergence of larger, more sophisticated retailers in Central Europe, the percentage of total soft drink sales which are sold to supermarkets and other larger accounts is increasing.

RAW MATERIALS AND MANUFACTURING

     Expenditures for concentrate and packaging constitute the PepsiCo Bottling Operations' largest individual raw material costs. The PepsiCo Bottling Operations buy various soft drink concentrates from PepsiCo and other soft drink companies and mix them in the PepsiCo Bottling Operations' plants with other ingredients, including carbon dioxide and sweeteners. Artificial sweeteners are included in the concentrates the PepsiCo Bottling Operations purchase for diet soft drinks. The product is then bottled in a variety of containers ranging from 12-ounce cans to two-liter plastic bottles to various glass packages, depending on market requirements.

     In addition to concentrates, the PepsiCo Bottling Operations purchase sweeteners, glass and plastic bottles, cans, closures, syrup containers, other packaging materials and carbon dioxide. The PepsiCo Bottling Operations generally purchase its raw materials, other than concentrates, from multiple suppliers.

COMPETITION

     The carbonated soft drink business is highly competitive. The PepsiCo Bottling Operations' principal competitors are bottlers who produce, package, sell and distribute Coca-Cola carbonated soft drink products. In addition to Coca-Cola bottlers, the PepsiCo Bottling Operations compete with bottlers and distributors of nationally advertised and marketed carbonated soft drink products, bottlers and distributors of regionally advertised and marketed carbonated soft drink products, as well as bottlers of private label carbonated soft drink products sold in chain stores. The PepsiCo Bottling Operations estimate that in 1997 the carbonated soft drink products of PepsiCo represented 31% of total carbonated soft drink sales in the United States. The PepsiCo Bottling Operations estimate that in each United States territory in which the PepsiCo Bottling Operations operate, between 65% and 85% of soft drink sales from supermarkets, drug stores and mass merchandisers are accounted for by the PepsiCo Bottling Operations and Coca-Cola bottlers. The industry competes primarily on the basis of advertising to create brand awareness, price and price promotions, retail space management, customer service, consumer points of access, new products, packaging innovations and distribution methods. The PepsiCo Bottling Operations believe that brand recognition is a primary factor affecting the PepsiCo Bottling Operations' competitive position.

EMPLOYEES

     As of December 1998, the PepsiCo Bottling Operations employed approximately 5,850 workers, of whom approximately 2,550 were employed in the United States and approximately 1,750 of whom were union members. The PepsiCo Bottling Operations consider relations with their employees to be good and has not experienced significant interruptions of operations due to labor disagreements. The PepsiCo Bottling Operations have ten contracts with their union employees worldwide, which expire at various times over the next five years.

PROPERTIES

     The PepsiCo Bottling Operations operate three soft drink production facilities in the United States and 22 distribution and other facilities in the United States, eight of which are leased. The PepsiCo Bottling Operations operate 12 production facilities in Central Europe, of which seven are leased, and 32 distribution and other facilities in Central Europe, of which 29 are leased.

LEGAL PROCEEDINGS

     From time to time the PepsiCo Bottling Operations are a party to various litigation matters incidental to the conduct of their business. There is no pending or threatened legal proceeding to which the PepsiCo

Bottling Operations are a party that, in the opinion of management, is likely to have a material adverse effect on the PepsiCo Bottling Operations' future financial results.

GOVERNMENTAL REGULATION

     The PepsiCo Bottling Operations' operations and properties are subject to regulation by various federal, state and local governmental entities and agencies as well as foreign government entities. As a producer of food products, the PepsiCo Bottling Operations are subject to production, packaging, quality, labeling and distribution standards in each of the countries where the PepsiCo Bottling Operations have operations, including, in the United States, those of the federal Food, Drug and Cosmetic Act. The operations of the PepsiCo Bottling Operations' production and distribution facilities are subject to various federal, state and local environmental laws and workplace regulations both in the United States and abroad. These laws and regulations include, in the United States, the Occupational Safety and Health Act, the Unfair Labor Standards Act, the Clean Air Act, the Clean Water Act and laws relating to the maintenance of fuel storage tanks. The PepsiCo Bottling Operations believe that their current legal and environmental compliance programs adequately address these concerns and that the PepsiCo Bottling Operations are in substantial compliance with applicable laws and regulations. The PepsiCo Bottling Operations do not anticipate making any material expenditures in connection with environmental remediation and compliance. However, compliance with, or any violation of, current and future laws or regulations could require material expenditures or otherwise have a material adverse effect on the PepsiCo Bottling Operations' business, financial condition and results of operations.

                          PEPSICO BOTTLING OPERATIONS

                    SELECTED COMBINED FINANCIAL INFORMATION

     The following selected combined financial information of the PepsiCo Bottling Operations should be read in conjunction with, and is qualified in its entirety by reference to, the combined financial statements and the related notes included in this proxy statement/prospectus.

     Fiscal year 1994 consisted of 53 weeks. Normally, fiscal years consist of fifty-two weeks; however, because the fiscal year ends on the last Saturday in December, a week is added every 5 to 6 years. The fifty-third week increased net sales by $7.2 million and did not have a significant impact to net operating loss.

     EBITDA is computed as operating income plus the sum of depreciation and amortization expense. The PepsiCo Bottling Operations have included information concerning EBITDA because this measure is widely used in the bottling industry to evaluate a company's operating performance and because it is used by certain investors as a measure of the PepsiCo Bottling Operations' ability to service potential debt. EBITDA is not required under GAAP and should not be considered an alternative to net income or any other measure of performance required by GAAP and should be read in conjunction with the combined statements of cash flows contained in the combined financial statements included elsewhere in this registration statement. EBITDA should also not be used as a measure of liquidity or cash flows under GAAP. In addition, the PepsiCo Bottling Operations' EBITDA may not be comparable to similar measures reported by other companies.

                          PEPSICO BOTTLING OPERATIONS

                        SELECTED COMBINED FINANCIAL DATA

                                                      AS OF AND FOR THE FISCAL YEAR ENDED
                                                  --------------------------------------------
                                                   1998     1997     1996      1995     1994
                                                  ------   ------   -------   ------   -------
                                                      (IN MILLIONS, EXCEPT PER CASE DATA)
STATEMENTS OF OPERATIONS
Net sales.......................................  $722.1   $703.7   $ 726.5   $733.8   $ 627.5
Operating loss..................................  $ (1.9)  $(22.1)  $ (37.9)  $ (2.8)  $  (4.9)
Net loss........................................  $(49.3)  $(81.2)  $ (86.3)  $(57.0)  $ (47.7)
BALANCE SHEETS
Total assets....................................  $801.2   $857.1   $ 917.8   $931.2   $ 885.2
Long-term debt..................................  $   --   $   --   $    --   $  7.1   $   7.2
Net investment by PepsiCo.......................  $713.8   $746.8   $ 739.6   $703.2   $ 671.1
OTHER
EBITDA..........................................  $ 62.1   $ 31.4   $  30.7   $ 59.7   $  43.5
Net cash (used by) provided by operations.......  $  9.7   $ (0.9)  $  11.6   $(24.3)  $ (23.4)
Net cash used by investing activities...........  $(51.6)  $(53.3)  $(102.4)  $(85.5)  $(128.9)
Net cash provided by financing activities.......  $ 24.4   $ 67.6   $  96.0   $106.8   $ 156.5

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS, CASH FLOWS AND LIQUIDITY AND CAPITAL RESOURCES OF THE PEPSICO BOTTLING OPERATIONS

CAUTIONARY STATEMENT

     In this report, the management of the PepsiCo Bottling Operations discusses expectations regarding the PepsiCo Bottling Operations' future performance, Year 2000 risks, and the impact of current global economic issues. The management of the PepsiCo Bottling Operations based these "forward-looking statements" on currently available competitive, financial and economic data and its operating plans. They are also inherently uncertain, and investors must recognize that events could turn out to be significantly different from expectations.

GENERAL

     The PepsiCo Bottling Operations include the operating results of bottling operations predominantly located in the midwestern part of the United States and the bottling operations in the Czech Republic, Slovakia, Hungary and Poland, which is referred to in this discussion as "Central Europe."

     The standard volume measure is raw cases. The term raw cases refers to the actual physical number of cases regardless of the volume contained in these cases.

     In the discussions below, the year-over-year dollar change in raw cases is referred to as volume. Price changes over the prior year and the impact of product, package and country sales mix changes are referred to as effective net pricing.

RESULTS OF OPERATIONS

     The following discussion is for fiscal years ended December 26, 1998, December 27, 1997 and December 28, 1996.

NET SALES

                                                                       % B/(W) CHANGE
                                                                       ---------------
                                          1998      1997      1996     1998      1997
                                         ------    ------    ------    ----      -----
                                              ($ IN MILLIONS)
United States..........................  $541.9    $517.4    $507.0     4.7        2.1
Central Europe.........................   180.2     186.3     219.5    (3.3)     (15.1)
                                         ------    ------    ------
                                         $722.1    $703.7    $726.5     2.6       (3.1)
                                         ======    ======    ======

     Worldwide net sales increased $18.4 million in 1998. The increase in the United States of $24.5 million was driven by volume growth and higher effective net pricing. The higher effective net pricing was due to higher pricing in 1998 versus 1997, when competitive pricing existed, and a favorable sales mix shift to higher-priced single-serve products. The decrease in net sales in Central Europe of $6.1 million was primarily due to the effect of weaker currencies in Hungary and Poland, which reduced sales by approximately 9 percentage points. This impact was partially offset by higher volume and effective net pricing primarily in Hungary and Poland.

     Worldwide net sales decreased $22.8 million in 1997. The increase in the United States of $10.4 million was due to volume growth partially offset by lower pricing actions taken through the third quarter of 1997 as necessitated by intense competition. The United States operations increased pricing during the fourth quarter of 1997. Central Europe's decrease of $33.2 million was primarily the result of the effect of weaker currencies in Hungary and in the Czech Republic, which lowered Central Europe's sales by approximately 12 percentage points. To a lesser extent, the decrease also includes a decline in volume.

VOLUME

     Worldwide raw cases increased 3.8% in 1998, with the United States contributing 3.8% and Central Europe contributing 3.9%. The United States raw case growth was led by high-single-digit volume growth of the MOUNTAIN DEW brand, the introduction of PEPSI ONE and strong double-digit growth by AQUAFINA bottled water. The overall advance was reduced by a slight decline in brands PEPSI and MUG. The Central Europe raw case increase was primarily driven by single-digit growth in Poland and Hungary.

     Worldwide raw cases increased 1.1% in 1997. The United States raw cases grew 4.6%, while Central Europe raw cases declined 4.3%. The raw case growth was led by solid double-digit volume growth of the MOUNTAIN DEW brand and single-digit volume growth in brand PEPSI. Central Europe's raw case decrease was primarily driven by a double-digit decline in the Czech Republic due to declining purchasing power and effects of strong competition.

OPERATING INCOME (LOSS)

                                                                        % B/(W) CHANGE
                                                                        --------------
                                           1998      1997      1996     1998      1997
                                          ------    ------    ------    ----      ----
                                               ($ IN MILLIONS)
United States...........................  $ 49.0    $ 42.3    $ 36.9    15.8      14.6
Central Europe..........................   (31.2)    (44.6)    (56.0)   30.0      20.4
Allocated overhead......................   (19.7)    (19.8)    (18.8)    0.5      (5.3)
                                          ------    ------    ------
                                          $ (1.9)   $(22.1)   $(37.9)   91.4      41.7
                                          ======    ======    ======

     Operating income (loss) includes net sales less cost of sales and selling, delivery and administrative expenses, which is referred to as SD&A. SD&A comprises selling and delivery expenses, which is referred to as S&D, advertising and marketing, which is referred to as A&M, general and administrative expenses, which is referred to as G&A, other income and expense, and equity income or loss from investments in unconsolidated affiliates. Also included is allocated overhead, which reflects the PepsiCo Bottling Operations' share of Pepsi-Cola's and PepsiCo's administrative costs. The allocations were based on a specific identification of these administrative costs to the PepsiCo Bottling Operations and, to the extent that such identification was not practicable, based upon the percentage of the PepsiCo Bottling Operations' sales volume to PepsiCo's related sales volume. The management of the PepsiCo Bottling Operations believes that such allocation methodology is reasonable. The expenses allocated to the PepsiCo Bottling Operations are not necessarily indicative of the expenses that the PepsiCo Bottling Operations would have incurred had the PepsiCo Bottling Operations been a separate, independent entity.

     In 1998, the operating income in the United States increased $6.7 million reflecting higher volume growth and effective net pricing. These increases were partially offset by higher cost of sales. SD&A expenses increased at a significantly slower rate than sales and raw cases. Central Europe's operating loss declined $13.4 million. The improved level of losses was due to lower G&A and cost of sales coupled with both higher volume and effective net pricing partially offset by higher A&M and the effect of weaker currencies. The lower G&A is primarily due to various cost savings initiatives in Hungary and Poland. Also contributing to the decline in losses was the absence of a 1997 write-off of excess glass bottles and plastic returnable bottles in the Czech Republic and Slovakia.

     In 1997, the United States operating income increased $5.4 million reflecting volume growth and lower cost of sales due to lower packaging costs. The increase was partially offset by a reduction in pricing. In 1997 operating losses declined in Central Europe by $11.4 million as a result of lower SD&A expenses and reduced cost of sales partially offset by a decline in volume. The lower SD&A expenses were due to equity income of $4.9 million from the PepsiCo Bottling Operations' Poland joint venture in 1997 compared to a loss of $9.4 million in 1996 and lower G&A expenses reflecting savings from a 1996 restructuring. These benefits were partially offset by higher S&D in Hungary and Poland and increased A&M spending in Poland. The change in the Poland joint venture results was due to a turnaround in the operations and the absence of a 1996 charge to write-down excess glass bottles and plastic returnable bottles.

INTEREST EXPENSE

                                                                        % B/(W) CHANGE
                                                                        --------------
                                           1998      1997      1996     1998      1997
                                          ------    ------    ------    ----      ----
                                               ($ IN MILLIONS)
PepsiCo allocation......................  $(46.1)   $(46.6)   $(48.1)    1.1       3.1
External debt...........................    (4.8)     (5.1)     (7.7)    5.9      33.8
                                          ------    ------    ------
Interest expense........................  $(50.9)   $(51.7)   $(55.8)    1.5       7.3
                                          ======    ======    ======

     The PepsiCo Bottling Operations have been financed through cash flows from operations and from advances from PepsiCo. The allocation of PepsiCo's interest expense was based on PepsiCo's weighted average interest rate applied to the average balance of advances from PepsiCo. The PepsiCo Bottling Operations' external debt was used to largely fund international operations and expansion of infrastructure. The PepsiCo Bottling Operations are expected to have a capital structure different from the capital structure in the financial statements, and accordingly, interest expense is not indicative of the interest expense that the PepsiCo Bottling Operations would have incurred as a separate, independent entity or will incur in future periods as part of the new combined group.

     Interest expense decreased $.8 million in 1998 and $4.1 million in 1997 due to lower debt levels.

FOREIGN EXCHANGE LOSSES

     The decrease in foreign exchange losses of $13.6 million was primarily driven by the higher foreign exchange losses in 1997 as compared to 1998 in the Czech Republic.

     The increase in foreign exchange losses in 1997 of $12.5 million resulted from higher foreign exchange losses in the Czech Republic due to a United States dollar denominated loan from PepsiCo.

INCOME TAX BENEFIT

                                                              1998    1997    1996
                                                              ----    ----    ----
                                                                ($ IN MILLIONS)
Income tax benefit..........................................  $4.3    $7.0    $9.3

     For 1998, 1997 and 1996, the PepsiCo Bottling Operations' income tax benefit was low in comparison to the loss before income taxes. This occurred because the PepsiCo Bottling Operations cannot recognize full tax benefits on the current losses generated by the Central Europe operations since management believes that it is more likely than not that such deferred tax assets will not be realized.

CASH FLOWS

     The PepsiCo Bottling Operations are operated and managed as part of a division of PepsiCo and are expected to have a capital structure different from the capital structure in the combined financial statements. Therefore the cash flow discussion below may not be indicative of cash flows of a separate, independent entity nor will it be indicative of cash flows in future periods.

  1998 versus 1997

     Cash and cash equivalents decreased $17.1 million compared to an increase of $11.6 million in 1997. The change of $28.7 million was primarily due to a reduction in cash provided by financing activities of $43.2 million. This reduction was primarily driven by a decrease in the net investment by PepsiCo in 1998.

     In 1997, PepsiCo advanced the PepsiCo Bottling Operations funds to repay short-term borrowings and long-term debt.

  1997 versus 1996

     Cash and cash equivalents in 1997 increased $11.6 million over the prior year. The increase was due to a decrease in capital expenditures of $51.1 million which was partially offset by reductions in cash inflows in the net investment by advances from PepsiCo of $22.4 million and changes in operating working capital of $8.4 million as well as an increase in net debt payments of $6.0 million including the decrease in short-term borrowings.

     The lower capital expenditures in 1997 reflected the discontinuation of significant investments to build the infrastructure in Central Europe made in 1996 and 1995 which were not continued in 1997.

MARKET RISK

     The principal market risks, such as the risk of loss arising from adverse changes in market rates and prices, to which the PepsiCo Bottling Operations are exposed are:

     - commodity prices affecting the cost of the PepsiCo Bottling Operations' products

     - interest rates on debt

     - foreign exchange rates generating translation and transaction gains and losses.

  Commodities Price Risk

     The PepsiCo Bottling Operations are subject to market risk with respect to commodities because the PepsiCo Bottling Operations' ability to recover increased costs through higher pricing may be limited by the competitive environment in which the PepsiCo Bottling Operations operate.

  Interest Rate Risk

     The PepsiCo Bottling Operations have operated as part of a larger group. Under the new combined entity, the PepsiCo Bottling Operations are expected to have a capital structure different from the capital structure in the combined financial statements and accordingly, the market risks to which the PepsiCo Bottling Operations are exposed may not be indicative of those that the PepsiCo Bottling Operations would have been exposed to as a separate, independent entity or will be exposed to in future periods as part of the new combined group.

  Foreign Currency Exchange Rate Risk

     Operating in international markets involves exposure to movements in currency exchange rates. Currency exchange rate movements on the PepsiCo Bottling Operations affect economic growth, inflation, interest rates, governmental actions and other factors. These changes, if material, can cause the PepsiCo Bottling Operations to adjust their financing and operating strategies. This discussion of changes in currency rates does not incorporate these other important economic factors.

     Central Europe operations constitute all of the PepsiCo Bottling Operations' combined operating loss. As currency exchange rates change, translation of the income statements of the PepsiCo Bottling Operations' international businesses into United States dollars affects year-over-year comparability of operating results. The PepsiCo Bottling Operations have not hedged such translation risks because cash flows from international operations have generally been reinvested locally, nor have the PepsiCo Bottling Operations entered into hedges to minimize the volatility of reported earnings.

     Changes in currency exchange rates that have an impact on translating the PepsiCo Bottling Operations' international operating loss include changes to the Czech Republic and Slovakian Koruna, Hungarian Forint, and Polish Zloty. The PepsiCo Bottling Operations estimate that a 10% change in foreign exchange rates would impact the operating loss by approximately $3.8 million. This represents approximately 10% of the Central Europe operating loss after foreign exchange losses. The PepsiCo Bottling Operations believe that this quantitative measure has inherent limitations because, as discussed in the first paragraph of this section, it does not take into account any governmental actions or changes in either customer purchasing patterns or the PepsiCo Bottling Operations' financing and operating strategies. The sensitivity analyses disregard the possibility that rates can move in opposite directions and that gains from one category may or may not be offset by losses from another category and vice versa.

     Foreign exchange gains and losses reflect (1) transaction gains and losses and (2) when a country is considered highly inflationary, the translation gains and losses arising from the remeasurement into United States dollars of the net monetary assets of the businesses in that country. Transaction gains and losses arise from foreign exchange differences on monetary assets and liabilities that are denominated in currencies other than the business' functional currency. Amounts recorded as transaction losses were $0.8 million, $12.2 million and $0.2 million in 1998, 1997 and 1996, respectively. Poland was considered a highly inflationary economy in 1996 and 1997, and accordingly, translation losses from the remeasurement into United States dollars of the net monetary assets related to Poland were $2.2 million and $1.7 million in 1997 and 1996, respectively.

YEAR 2000

     Many computerized systems and microprocessors that are embedded in a variety of products used by the PepsiCo Bottling Operations have the potential for operational problems if they lack the ability to handle the transition to the Year 2000. The management of the PepsiCo Bottling Operations has established teams to identify and correct Year 2000 issues. The management of the PepsiCo Bottling Operations has engaged IBM to help set testing strategy and complete some of the offsite remediation. Information technology systems with non-compliant code are expected to be modified or replaced with systems that are Year 2000 compliant. Similar actions are being taken with respect to systems embedded in manufacturing and other facilities. The teams are also charged with investigating the Year 2000 readiness of suppliers, customers and other third parties and with developing contingency plans where necessary.

     Key information technology systems have been inventoried and assessed for compliance, and detailed plans are in place for required system modifications or replacements. Remediation and testing activities are well underway with approximately 77% of the systems already compliant. This percentage is expected to increase to approximately 90% and to 98% by the end of the first and second quarters of 1999, respectively. Inventories and assessments of systems embedded in manufacturing and other facilities have been completed and remediation began in the fourth quarter of 1998 with a mid-year 1999 target completion date. Independent consultants are monitoring progress against remediation programs and performing testing at certain key locations. In addition, the progress of the programs is also monitored by senior management and the board of directors.

     The PepsiCo Bottling Operations' most significant exposure arises from their dependence on high volume transaction processing systems, particularly for production scheduling, inventory cost accounting, purchasing, customer billing and collection, and payroll. The management of the PepsiCo Bottling Operations anticipates that any corrective actions to these applications will be completed by the end of the second quarter of 1999.

     The management of the PepsiCo Bottling Operations has contacted the key suppliers that are critical to the production processes. The management of the PepsiCo Bottling Operations is in the process of visiting suppliers identified as presenting the greatest impact if not compliant. These suppliers have been selected either because of the dependence on them or because of concerns regarding their remediation plans. The management of the PepsiCo Bottling Operations has not identified any key suppliers who will not be Year 2000 compliant. Contingency plans will be developed for the non-compliance of key suppliers during 1999. The management of the PepsiCo Bottling Operations has also contacted significant customers and PepsiCo joint venture partners who manufacture certain LIPTON and STARBUCKS products that the PepsiCo Bottling Operations sell and have begun to survey their Year 2000 remediation programs. Risk assessments and contingency plans, where necessary, will be finalized in the second quarter of 1999.

     Costs directly related to Year 2000 issues are estimated to be $6.9 million from 1998 to 2000, of which $3.9 million or 57% has been spent. Approximately 40% of the total estimated spending represents costs to modify existing systems, which includes the inventory, assessment, remediation, testing and rollout phases. The remaining 60% represents spending for the development of, and testing rollout of new systems to replace or rewrite older, non-compliant applications. This estimate assumes that the PepsiCo Bottling Operations will not incur significant Year 2000 related costs on behalf of its suppliers, customers, or other third parties.

These costs will not necessarily increase the normal level of spending on information technology due to the deferral of other projects to enable them to focus on Year 2000 remediations.

     Contingency plans for Year 2000 related interruptions are being developed and will include, but not be limited to, the development of emergency backup and recovery procedures, remediation of existing systems parallel with installation of new systems, replacement of electronic applications with manual processes, identification of alternate suppliers and an increase in raw material and finished goods inventory levels. All plans are expected to be completed by the end of the second quarter in 1999.

     In light of the foregoing, the management of the PepsiCo Bottling Operations does not currently anticipate that the PepsiCo Bottling Operations will experience a significant disruption to their business as a result of the Year 2000 issue. The most likely potential risk is a temporary inability of suppliers to provide supplies of raw materials or of customers to pay on a timely basis. The PepsiCo Bottling Operations typically experience below average sales volume in January due to the seasonality of their products. In addition, the PepsiCo Bottling Operations are not dependent on any single supplier location or any PepsiCo Bottling Operations' location for a critical commodity or product. Consequently, the management of the PepsiCo Bottling Operations believes that in a worst case scenario any supply disruption can be minimized by drawing down inventories or increasing production at unaffected plants with some increase in distribution costs. The PepsiCo Bottling Operations are testing electronic billing and payment systems during 1999 as part of their overall Year 2000 strategy and will work with customers that experience disruptions that might impact payment to us.

     The PepsiCo Bottling Operations' Year 2000 efforts are ongoing and its overall plan, as well as the consideration of contingency plans, will continue to evolve as new information becomes available. While the management of the PepsiCo Bottling Operations anticipates no major interruption of its business activities, that will depend, in part, on the ability of third parties to be Year 2000 compliant. Although the PepsiCo Bottling Operations have implemented the actions described above to address third party issues, the PepsiCo Bottling Operations have no direct ability to ensure compliance action by those parties. Accordingly, while the PepsiCo Bottling Operations believe their actions in this regard should have the effect of lessening Year 2000 risks, the PepsiCo Bottling Operations are unable to eliminate such risks or to estimate the ultimate effect of Year 2000 risks on the PepsiCo Bottling Operations' operating results.

                                  NEW WHITMAN

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes of Whitman contained in Whitman's 1998 Form 10-K/A. Information about the franchise territories acquired from PepsiCo should be read in conjunction with the selected combined financial information and "Management's Discussion and Analysis of Operations, Cash Flows and Liquidity and Capital Resources of the PepsiCo Bottling Operations" appearing on pages 60 to 65 and the combined financial statements of the PepsiCo Bottling Operations appearing on pages F-1 to F-17.

     The pro forma combined balance sheet gives effect to the following items assuming they occurred as of Whitman's 1998 fiscal year end:

     - The sale by Pepsi General of its bottling operations and the respective assets and liabilities of the franchise territories located in Marion, Virginia, Princeton, West Virginia, and the St. Petersburg area of Russia to PepsiCo in exchange for $117.8 million.

     - The acquisition by New Whitman of the bottling operations and the respective assets and liabilities of the franchise territories located in Cleveland, Ohio, Dayton, Ohio, Indianapolis, Indiana, St. Louis, Missouri, southern Indiana, Hungary, the Czech Republic, Slovakia and the balance of Poland, referred to as the PepsiCo Bottling Operations, from PepsiCo for 54 million shares of New Whitman common stock, $176.0 million in cash, $241.8 million of debt and the transfer of PepsiCo's 20% minority interest in Pepsi General.

     - The repurchase of up to 16 million shares, or $400 million of common stock, whichever is less, of Whitman/New Whitman common stock.

     The pro forma combined statement of operations gives effect to the following transactions assuming they occurred at the beginning of Whitman's 1998 fiscal year:

     - The sale by Pepsi General of its bottling operations and the respective assets and liabilities of the franchise territories located in Marion, Virginia, Princeton, West Virginia, and the St. Petersburg area of Russia to PepsiCo and removal of their respective 1998 operating results.

     - The acquisition by New Whitman of the PepsiCo Bottling Operations from PepsiCo and the inclusion of their respective 1998 operating results, including amortization of goodwill associated with the purchase.

     - The recognition of interest and debt issuance costs associated with debt incurred in the acquisition of the PepsiCo Bottling Operations from PepsiCo and debt incurred related to the repurchase of 16 million shares of Whitman/New Whitman common stock.

     - The elimination of interest expense allocated to the PepsiCo Bottling Operations by PepsiCo on debt that will not be assumed by New Whitman.

     - The elimination of corporate charges paid to PepsiCo by Pepsi General, which by agreement will not continue.

     - The elimination of PepsiCo's 20% minority interest in Pepsi General.

     The acquisition of the PepsiCo Bottling Operations territories is accounted for under the purchase method. Pro forma earnings per share is based upon an assumed 139.1 million shares outstanding after completing all transactions.

                                  NEW WHITMAN

                        PRO FORMA COMBINED BALANCE SHEET
                          (UNAUDITED AND IN MILLIONS)

                                                                 FISCAL YEAR END 1998
                                         --------------------------------------------------------------------
                                                                       PEPSICO
                                                          PEPSI       BOTTLING
                                                         GENERAL     OPERATIONS
                                           WHITMAN      FRANCHISE     FRANCHISE                        NEW
                                         CORPORATION   TERRITORIES   TERRITORIES    PRO FORMA        WHITMAN
                                         AS REPORTED     SOLD(A)      ACQUIRED     ADJUSTMENTS      PRO FORMA
                                         -----------   -----------   -----------   -----------      ---------
ASSETS:
Current assets:
  Cash and equivalents.................   $  147.6       $  (1.5)      $  6.1       $   (6.1)(C)    $  146.1
  Receivables, net.....................      170.7          (8.8)        74.4             --           236.3
  Inventories..........................       80.0          (6.8)        29.3             --           102.5
  Other current assets.................       30.8          (0.9)         5.2             --            35.1
                                          --------       -------       ------       --------        --------
          Total current assets.........      429.1         (18.0)       115.0           (6.1)          520.0
                                          --------       -------       ------       --------        --------
Investments............................      160.0            --         37.2             --           197.2
Property, net..........................      499.3         (46.4)       274.0           23.4(C)        750.3
Intangibles, net.......................      447.0         (49.4)       370.0         (370.0)(C)
                                                                                     1,005.3(C)      1,402.9
Other assets...........................       33.9          (1.4)         5.0             --            37.5
                                          --------       -------       ------       --------        --------
          Total assets.................   $1,569.3       $(115.2)      $801.2       $  652.6        $2,907.9
                                          ========       =======       ======       ========        ========

LIABILITIES AND EQUITY:
Current liabilities:
  Short-term debt......................   $     --       $    --       $ 22.8       $  (22.8)(C)    $     --
  Other current liabilities............      233.2          (7.9)        92.9            1.9(B)
                                                                                        18.7(C)        338.8
                                          --------       -------       ------       --------        --------
          Total current liabilities....      233.2          (7.9)       115.7           (2.2)          338.8
                                          --------       -------       ------       --------        --------
Long-term debt.........................      603.6            --           --         (115.5)(B)
                                                                                       417.8(C)
                                                                                       294.8(D)      1,200.7
Deferred income taxes..................       99.1          (2.7)         9.5             --           105.9
Other liabilities......................       73.3          (0.8)        14.6             --            87.1
Minority interest......................      233.7            --           --         (233.7)(C)          --
Net equity of operations to be sold....         --        (103.8)          --          103.8(B)           --
Shareholders' equity...................      326.4            --        661.4            9.8(B)
                                                                                      (661.4)(C)
                                                                                     1,134.0(C)
                                                                                      (294.8)(D)     1,175.4
                                          --------       -------       ------       --------        --------
          Total liabilities and
            equity.....................   $1,569.3       $(115.2)      $801.2       $  652.6        $2,907.9
                                          ========       =======       ======       ========        ========

      See accompanying notes to pro forma combined financial information.

                                  NEW WHITMAN

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
               (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                 FISCAL YEAR 1998
                                       ---------------------------------------------------------------------
                                                                       PEPSICO
                                                                      BOTTLING
                                                     PEPSI GENERAL   OPERATIONS
                                         WHITMAN       FRANCHISE      FRANCHISE                       NEW
                                       CORPORATION    TERRITORIES    TERRITORIES    PRO FORMA       WHITMAN
                                       AS REPORTED       SOLD         ACQUIRED     ADJUSTMENTS     PRO FORMA
                                       -----------   -------------   -----------   -----------     ---------
Sales................................   $1,635.0        $(77.5)        $722.1        $   --        $2,279.6
Cost of goods sold...................    1,024.5         (52.6)         440.2          (0.1)(F)     1,412.0
                                        --------        ------         ------        ------        --------
  Gross profit.......................      610.5         (24.9)         281.9           0.1           867.6
Selling, general and administrative
  expenses...........................      391.1         (21.7)         249.9            --(E)
                                                                                        1.8(F)        621.1
Allocated division and PepsiCo
  corporate costs....................         --            --           19.7            --(E)         19.7
Amortization expense.................       15.6          (1.6)          14.2         (14.2)(G)
                                                                                       25.1(G)         39.1
                                        --------        ------         ------        ------        --------
  Operating income (loss)............      203.8          (1.6)          (1.9)        (12.6)          187.7
Interest expense, net................      (36.1)          1.8           (4.8)        (37.0)(H)
                                                                                        4.8(I)        (71.3)
Interest expense allocated by
  PepsiCo............................         --            --          (46.1)         46.1(I)           --
Other expense, net...................      (15.5)          2.3           (0.8)          9.2(J)         (4.8)
                                        --------        ------         ------        ------        --------
  Income (loss) before income
     taxes...........................      152.2           2.5          (53.6)         10.5           111.6
Income taxes.........................       69.7           1.1           (4.3)          8.6(K)         75.1
                                        --------        ------         ------        ------        --------
  Income (loss) from continuing
     operations before minority
     interest........................       82.5           1.4          (49.3)          1.9            36.5
Minority interest....................       20.0           0.3             --         (20.3)(L)          --
                                        --------        ------         ------        ------        --------
Income (loss) from continuing
  operations.........................   $   62.5        $  1.1         $(49.3)       $ 22.2        $   36.5
                                        ========        ======         ======        ======        ========
WEIGHTED AVERAGE COMMON SHARES:
Basic................................      101.1                                       38.0(M)        139.1
Incremental effect of stock
  options............................        1.8                                         --             1.8
                                        --------                                     ------        --------
Diluted..............................      102.9                                       38.0           140.9
                                        ========                                     ======        ========
INCOME FROM CONTINUING OPERATIONS PER
  SHARE:
Basic................................   $   0.62                                                   $   0.26
Diluted..............................   $   0.61                                                   $   0.26

      See accompanying notes to pro forma combined financial information.

                                  NEW WHITMAN

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

(A) To record the removal of the net equity of the franchise territories to be sold.

(B) To record the sale of Pepsi General franchise territories to PepsiCo by removing the net equity of the franchise territories to be sold and adjusting for the following:

      - The reduction of Whitman debt by $115.5 million, using the sale proceeds of $117.8 million reduced by transaction costs of $2.3 million. Cash proceeds from the sale will be used immediately to repay existing borrowings.

      - The increase in shareholders' equity, resulting from the gain on the sale of the franchise territories estimated to be $9.8 million, after tax.

      The consideration to be received from PepsiCo is subject to adjustments based on changes in the working capital accounts of the franchise territories sold. However, such adjustments are not expected to be significant. The gain on sale has not been reflected in the pro forma combined statement of operations for fiscal year 1998. Instead, the actual gain on sale will be recorded at the time of the sale in fiscal 1999.

(C) To record the transactions related to the acquisition of the PepsiCo Bottling Operations franchise territories and the minority interest in Pepsi General previously held by PepsiCo, as follows (in millions):

    Acquisition costs:
      Issuance of 54 million shares of common stock.............  $1,134.0
      Issuance of long-term debt................................     417.8
      Accrual of estimated transaction costs....................      18.7
                                                                  --------
         Total acquisition costs................................   1,570.5
                                                                  --------
    Allocation of acquisition costs:
      Net assets of the PepsiCo Bottling Operations franchise
         territories............................................     661.4
      Less: intangible assets of the PepsiCo Bottling Operations
         franchise territories..................................    (370.0)
                                                                  --------
         Net tangible assets of the PepsiCo Bottling Operations
          franchise territories.................................     291.4
      Recorded value of PepsiCo's minority interest in Pepsi
         General................................................     233.7
      Payoff by PepsiCo of short-term debt of the PepsiCo
         Bottling Operations franchise territories..............      22.8
      Less: cash balances of the PepsiCo Bottling Operations
         franchise territories remaining with PepsiCo...........      (6.1)
                                                                  --------
         Total allocation of acquisition costs..................     541.8
                                                                  --------
    Excess of acquisition costs over recorded values of assets and liabilities...........................................  $1,028.7
                                                                  ========
    Allocation of acquisition costs over recorded values:
      Fair value of property in excess of its recorded value,
         net....................................................  $   23.4
      Intangible assets.........................................   1,005.3
                                                                  --------
         Total allocation of acquisition costs over recorded
          values................................................  $1,028.7
                                                                  ========

      Additional information about the acquisition costs and allocation of those costs is as follows:

      - The shares to be issued by New Whitman were valued at $21 per share, based on the average closing market price of Whitman common stock as reported on the NYSE during the three-day period immediately before and after the January 25, 1999 announcement of the original merger agreement between Whitman and PepsiCo.

      - The long-term debt to be issued of $417.8 million will be used to make a cash payment of $176.0 million to PepsiCo payable when the transactions are closed and subsequent payments under notes payable to PepsiCo of $241.8 million.

      - The accrual of estimated transaction costs is primarily attributable to the $15.0 million financial advisory fee payable to Credit Suisse/First Boston with the remainder associated with legal, accounting and other advisory fees and expenses directly associated with the transaction. A portion of these fees and expenses have been allocated to the sale of the Pepsi General franchise territories.

      - The portion of the excess purchase cost allocated to property is based on preliminary appraisals. The allocation is subject to refinement when the final appraisals are completed after the transactions are closed. Whitman anticipates that the final appraisals will not differ significantly from the preliminary appraisals.

      - The remainder of the excess purchase cost has been allocated to intangibles, which are comprised of the franchise rights acquired and goodwill. No portion of the excess purchase cost has been allocated to the other assets acquired or liabilities assumed. Whitman believes that the fair values of those other assets and liabilities will approximate their carrying values.

      - The consideration to be paid to PepsiCo is subject to adjustments based on changes in the working capital accounts of the PepsiCo Bottling Operations franchise territories. However, such adjustments are not expected to be significant.

(D) To record the repurchase of 16 million shares of Whitman/New Whitman common stock, pursuant to the merger agreement, and to record the issuance of debt to finance the repurchases (in millions):

    Repurchase of 12.9 million shares through April 12, 1999....  $243.3
    Additional repurchases of 3.1 million shares................    51.5
                                                                  ------
         Debt issued to fund repurchases........................  $294.8
                                                                  ======

      The merger agreement provides that during the 12 months following the closing of the merger, New Whitman will repurchase up to 16 million shares of New Whitman common stock. PepsiCo has agreed that shares repurchased by Whitman after February 5, 1999 and prior to the closing may be used to reduce New Whitman's repurchase obligation. New Whitman need not complete the remaining repurchases if the New Whitman board of directors determines in good faith that they are impractical or inadvisable.

      The repurchase cost of the remaining 3.1 million shares is based on an assumed average price of $16.62 per share, which approximates the average price of the shares repurchased in the five business days ending on April 7, 1999. An increase or decrease in the repurchase cost of $1 per share on the remaining 3.1 million shares would change the amount of debt issued to fund repurchases by $3.1 million. The change in debt would change pro forma interest expense by $0.2 million on an annual basis or $0.1 million after tax.

(E) Adjustments have not been made to give effect to the potential reduction in administrative expenses that may be realized by New Whitman due to facility consolidations and other cost savings initiatives, because the amount of such potential savings cannot be estimated with an adequate level of certainty.

(F) To adjust depreciation expense based on the preliminary appraisals of property, plant and equipment (Note C).

      The increase in depreciation expense is based upon the following adjustments to property, plant and equipment and estimated remaining useful lives:

                                                                               RANGE OF
                                                              ADJUSTMENT     USEFUL LIVES
                                                              ----------    --------------
    Land....................................................    $ 0.9
    Buildings and improvements..............................     (0.8)      13 to 22 years
    Machinery and equipment.................................     23.3       1 to 14 years
                                                                -----
    Total...................................................    $23.4
                                                                =====

(G) To reflect the amortization of intangible assets acquired, the following entries were made:

      - The elimination of amortization expense recorded by the PepsiCo Bottling Operations franchise territories.

      - The recording of $25.1 million of amortization expense on intangible assets of $1,005.3 million, related to the PepsiCo Bottling Operations franchise territories, using a forty-year amortization period. The principal factors considered in determining the use of a 40 year amortization period include: (1) the franchise agreements with PepsiCo are granted in perpetuity and provide the exclusive right to manufacture and sell PepsiCo branded products within the territories prescribed in the agreements, and (2) the existing and projected cash flows are adequate to support the carrying values of the intangible assets to be recorded.

(H) To record the net increase in interest expense based on the net increase in long-term debt, as follows (in millions):

    Debt incurred by New Whitman to fund payments to PepsiCo
      (Note C)..................................................  $ 417.8
    Debt incurred for share repurchases (Note D)................    294.8
    Less: net cash proceeds from sale of Pepsi General franchise
      territories (Note B)......................................   (115.5)
                                                                  -------
         Net increase in long-term debt.........................  $ 597.1
                                                                  =======
    Interest at an assumed effective rate of 6.2%...............  $  37.0
                                                                  =======

      The effective interest rate assumed in the pro forma adjustment of 6.2 percent is based upon rates available to Whitman/New Whitman under its existing commercial paper program and rates expected through additional public debt offerings.

      A change in the interest rate of 1/8 of a percentage point would have the effect of changing interest expense $0.7 million or $0.4 million after tax.

(I) To eliminate the interest expense, net, of $4.8 million recorded by the PepsiCo Bottling Operations and interest expense of $46.1 million allocated by PepsiCo to the PepsiCo Bottling Operations. The underlying debt will not be assumed by New Whitman.

(J) To eliminate the corporate charge paid by Pepsi General to PepsiCo. Whitman and PepsiCo have agreed to terminate this charge once the transactions are closed.

(K) To record the estimated tax impact of the pro forma adjustments, using an incremental tax rate of 40%, determined as follows:

Pretax income of pro forma adjustments......................  $10.5
Plus: additional non-deductible intangible amortization.....   10.9
                                                              -----
     Total..................................................   21.4
Incremental tax rate........................................   X 40%
                                                              -----
Pro forma tax adjustment....................................  $ 8.6
                                                              =====

(L) To eliminate PepsiCo's 20% minority interest in the earnings of Pepsi General, due to the transfer of that minority interest to New Whitman.

(M) To record the net increase in weighted average common shares outstanding, giving effect to the issuance of 54 million shares to PepsiCo (Note C) less the 16 million shares to be acquired pursuant to the merger agreement (Note
    D).

EBITDA is defined as income before income taxes plus the sum of interest, depreciation and amortization. Information concerning EBITDA has been included below because it is expected to be used by some investors as a measure of operating performance and of the ability to service potential debt. EBITDA is not required by GAAP and, accordingly, should not be considered an alternative to income from continuing operations or any other measure of performance required by GAAP. It also should not be used as a measure of cash flow or liquidity under GAAP. Following is a summary of historical and pro forma EBITDA, and depreciation and amortization for 1998 (in millions):

                                                                        DEPRECIATION
                                                                            AND
                                                              EBITDA    AMORTIZATION
                                                              ------    ------------
Whitman Corporation as reported.............................  $266.0       $ 77.7
Pepsi General franchise territories sold....................   (5.3)         (6.0)
PepsiCo Bottling Operations franchise territories...........   62.1          64.8
Pro forma adjustments.......................................   15.2          18.6
                                                              ------       ------
New Whitman -- pro forma basis..............................  $338.0       $155.1
                                                              ======       ======

                                    EXPERTS

     The consolidated financial statements of Whitman and subsidiaries as of the end of fiscal years 1998 and 1997 and for each of the fiscal years 1998, 1997 and 1996 incorporated by reference in this proxy statement/prospectus and in the registration statement have been audited by KPMG LLP, independent auditors, as indicated in their report, which is also incorporated by reference and those consolidated financial statements have been incorporated by reference in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of the PepsiCo Bottling Operations, as of December 26, 1998 and December 27, 1997 and for each of the years in the three-year period ended December 26, 1998 included in this proxy statement/prospectus and in the registration statement have been audited by KPMG LLP, independent auditors, as indicated in their report, and are included in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.

     Representatives of KPMG LLP will be present at the special meeting and have the opportunity to make a statement and to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the Merger Sub common stock to be issued by Merger Sub pursuant to the transactions will be passed upon by William T. Heaviside, Esq., Vice President, General Counsel and Secretary of Merger Sub. Certain tax matters will be passed upon by Wachtell, Lipton, Rosen & Katz.

                             SHAREHOLDER PROPOSALS

     Any Whitman shareholder who wishes to submit a proposal for presentation to Whitman's 1999 annual meeting of shareholders, which will only be held if the merger has not been consummated prior to the date the meeting is to be held, must submit the proposal to Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois 60008, Attention: Secretary. Whitman's by-laws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the board of directors, and (2) the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who proposes to nominate a candidate for election as a director must comply with such procedures.

     Such proposal must have been received by Whitman not later than November 20, 1998 to be included, if appropriate, in Whitman's proxy statement and form of proxy relating to its 1999 annual meeting. No shareholder proposals were received on or prior to such date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of New Whitman, the PepsiCo Bottling Operations and PepsiCo, and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to New Whitman, the PepsiCo Bottling Operations and PepsiCo, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Whitman, the PepsiCo Bottling Operations and PepsiCo and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     - the ability to integrate the operations of Whitman and the PepsiCo Bottling Operations

     - the effects of vigorous competition in the markets in which New Whitman, the PepsiCo Bottling Operations and PepsiCo will operate

     - conflicts or inefficiencies in the new relationship between New Whitman and PepsiCo

     - market and technology changes

     - shifts in customer preferences.

     Words such as "estimate," "project," "plan," "intend," "expect," "may," "will," "anticipate," "should," "continue," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated herein by reference, including, but not limited to, the Whitman 1998 Form 10-K/A, including any amendments. Whitman stockholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. Neither Whitman or PepsiCo undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     Whitman files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Whitman stockholders may read and copy any reports, statements or other information that Whitman files with the Commission at the Commission's public reference rooms at the following locations:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center               Citicorp Center
           Room 1024                      Suite 1300                500 West Madison Street
     Washington, DC 20549             New York, NY 10048                  Suite 1400
                                                                    Chicago, IL 60661-2511

     Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Whitman may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about Whitman may be obtained from Whitman's website at "http://www.WhitmanCorp.com."

     Merger Sub has filed a registration statement on Form S-4 to register with the Commission the common stock to be issued to Whitman shareholders. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information in the registration statement, parts of which can be omitted under the rules and regulations of the Commission. For further information, please refer to the registration statement.

     The following documents previously filed by Whitman with the Commission pursuant to the Exchange Act are incorporated by reference in this proxy statement/prospectus and are considered part of this proxy statement/prospectus:

     1. Whitman's Annual Report on Form 10-K/A, for the year ended January 2, 1999.

     2. Whitman's Current Report on Form 8-K filed February 5, 1999.

     3. Whitman's Current Report on Form 8-K filed January 29, 1999.

     4. Whitman's Proxy Statement dated March 20, 1998, in connection with its annual meeting of shareholders held on April 30, 1998.

     5. The description of Whitman common stock contained in Whitman's registration statement on Form 8-A filed January 23, 1976.

     All documents subsequently filed by Whitman pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the special meeting are also deemed to be incorporated by reference in this proxy statement/prospectus and to be a part of this proxy statement/prospectus.

     Whitman has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Whitman and its affiliates, and PepsiCo has supplied all such information relating to PepsiCo, Merger Sub and the PepsiCo Bottling Operations. PepsiCo has supplied Whitman with historical financial information relating to the PepsiCo Bottling Operations. Whitman's management has prepared the unaudited pro forma combined condensed financial statements using such financial information.

                          PEPSICO BOTTLING OPERATIONS

                     INDEX TO COMBINED FINANCIAL STATEMENTS

COMBINED FINANCIAL STATEMENTS
Report of Independent Auditors..............................   F-2
Combined Statements of Operations --
  Fiscal years ended December 26, 1998, December 27, 1997
  and December 28, 1996.....................................   F-3
Combined Statements of Cash Flows --
  Fiscal years ended December 26, 1998, December 27, 1997
  and December 28, 1996.....................................   F-4
Combined Balance Sheets --
  December 26, 1998 and December 27, 1997...................   F-5
Combined Statements of Shareholder's Equity and Accumulated
  Other Comprehensive Loss --
  Fiscal years ended December 26, 1998, December 27, 1997
  and December 28, 1996.....................................   F-6
Notes to Combined Financial Statements......................   F-7

                          PEPSICO BOTTLING OPERATIONS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders of
PepsiCo, Inc.:

     We have audited the accompanying combined balance sheets of PepsiCo Bottling Operations ("PBO") as of December 26, 1998 and December 27, 1997 and the related combined statements of operations, cash flows and shareholder's equity and accumulated other comprehensive loss for each of the years in the three-year period ended December 26, 1998. These combined financial statements are the responsibility of PBO's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of PBO as of December 26, 1998 and December 27, 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 26, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

New York, New York
February 19, 1999

                          PEPSICO BOTTLING OPERATIONS

                       COMBINED STATEMENTS OF OPERATIONS
 FISCAL YEARS ENDED DECEMBER 26, 1998, DECEMBER 27, 1997 AND DECEMBER 28, 1996

                                                               1998      1997      1996
                                                              ------    ------    ------
                                                                    (IN MILLIONS)
NET SALES
  United States.............................................  $541.9    $517.4    $507.0
  Central Europe............................................   180.2     186.3     219.5
                                                              ------    ------    ------
                                                               722.1     703.7     726.5
                                                              ------    ------    ------
COST OF SALES
  United States.............................................   321.3     304.2     300.2
  Central Europe............................................   118.9     126.3     148.7
                                                              ------    ------    ------
                                                               440.2     430.5     448.9
                                                              ------    ------    ------
GROSS PROFIT................................................   281.9     273.2     277.6
SELLING, DELIVERY AND ADMINISTRATIVE EXPENSES
  United States.............................................   171.6     170.9     169.9
  Central Europe............................................    92.5     104.6     126.8
  Allocated division and PepsiCo corporate costs............    19.7      19.8      18.8
                                                              ------    ------    ------
                                                               283.8     295.3     315.5
                                                              ------    ------    ------
OPERATING LOSS..............................................    (1.9)    (22.1)    (37.9)
OTHER EXPENSE
  Interest expense:
     External...............................................     4.8       5.1       7.7
     PepsiCo allocation.....................................    46.1      46.6      48.1
                                                              ------    ------    ------
                                                                50.9      51.7      55.8
  Foreign exchange losses...................................     0.8      14.4       1.9
                                                              ------    ------    ------
          Total other expense...............................    51.7      66.1      57.7
                                                              ------    ------    ------
LOSS BEFORE INCOME TAXES....................................   (53.6)    (88.2)    (95.6)
  Income tax benefit........................................     4.3       7.0       9.3
                                                              ------    ------    ------
NET LOSS....................................................  $(49.3)   $(81.2)   $(86.3)
                                                              ======    ======    ======

            See accompanying Notes to Combined Financial Statements.

                          PEPSICO BOTTLING OPERATIONS

                       COMBINED STATEMENTS OF CASH FLOWS
 FISCAL YEARS ENDED DECEMBER 26, 1998, DECEMBER 27, 1997 AND DECEMBER 28, 1996

                                                               1998      1997      1996
                                                              ------    ------    -------
                                                                     (IN MILLIONS)
CASH FLOWS -- OPERATIONS
Net loss....................................................  $(49.3)   $(81.2)   $ (86.3)
Adjustments to reconcile net loss to net cash provided by
  (used for) operating activities:
  Depreciation..............................................    50.6      53.5       55.9
  Amortization..............................................    14.2      14.4       14.6
  Deferred income taxes.....................................    (4.3)     (7.0)      (9.3)
  Other noncash charges and credits, net....................      --       5.4         --
  Equity in (income) loss of affiliate......................    (2.8)     (4.9)       9.4
  Changes in operating working capital:
     Trade accounts receivable, net.........................    (4.7)      5.6        8.9
     Inventories............................................     0.8       5.6       10.4
     Prepaid expenses and other current assets..............     2.8       0.5        5.8
     Accounts payable and other current liabilities.........    (2.7)      7.7        8.3
     Trade accounts payable to PepsiCo......................     5.1      (0.5)      (6.1)
                                                              ------    ------    -------
  Net change in operating working capital...................     1.3      18.9       27.3
                                                              ------    ------    -------
NET CASH PROVIDED BY (USED FOR) OPERATIONS..................     9.7      (0.9)      11.6
                                                              ------    ------    -------
CASH FLOWS -- INVESTING ACTIVITIES
Capital expenditures........................................   (54.8)    (57.6)    (108.7)
Investments in and advances to affiliates...................      --      (1.4)      (7.9)
Proceeds from sales of property, plant, & equipment.........     5.4       6.3        9.8
Other, net..................................................    (2.2)     (0.6)       4.4
                                                              ------    ------    -------
NET CASH USED FOR INVESTING ACTIVITIES......................   (51.6)    (53.3)    (102.4)
                                                              ------    ------    -------
CASH FLOWS -- FINANCING ACTIVITIES
Short-term borrowings -- three months or less, net..........     7.5     (22.9)     (30.8)
Proceeds from issuance of long-term debt....................      --        --        4.0
Payments on long-term debt..................................      --     (10.5)      (0.6)
Net investment by PepsiCo...................................    16.9     101.0      123.4
                                                              ------    ------    -------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    24.4      67.6       96.0
                                                              ------    ------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................     0.4      (1.8)      (0.5)
                                                              ------    ------    -------
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS........   (17.1)     11.6        4.7
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR..............    23.2      11.6        6.9
                                                              ------    ------    -------
CASH AND CASH EQUIVALENTS -- END OF YEAR....................  $  6.1    $ 23.2    $  11.6
                                                              ======    ======    =======

            See accompanying Notes to Combined Financial Statements.

                          PEPSICO BOTTLING OPERATIONS

                            COMBINED BALANCE SHEETS
                    DECEMBER 26, 1998 AND DECEMBER 27, 1997

                                                               1998      1997
                                                              ------    ------
                                                               (IN MILLIONS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $  6.1    $ 23.2
Trade accounts receivable, less allowance of $5.1 and $4.7
  in 1998 and 1997, respectively............................    74.4      70.0
Inventories.................................................    29.3      29.5
Prepaid expenses and other current assets...................     5.2       6.6
                                                              ------    ------
          TOTAL CURRENT ASSETS..............................   115.0     129.3
Property, plant and equipment, net..........................   274.0     271.3
Intangible assets, net......................................   370.0     418.7
Other assets................................................    42.2      37.8
                                                              ------    ------
          TOTAL ASSETS......................................  $801.2    $857.1
                                                              ======    ======
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities..............  $ 87.1    $122.6
Short-term borrowings.......................................    22.8      15.6
Trade accounts payable to PepsiCo...........................     5.8       2.3
                                                              ------    ------
          TOTAL CURRENT LIABILITIES.........................   115.7     140.5
Other liabilities...........................................    14.6      11.6
Deferred income taxes.......................................     9.5      13.8
                                                              ------    ------
          TOTAL LIABILITIES.................................   139.8     165.9
                                                              ------    ------
SHAREHOLDER'S EQUITY
Net investment by PepsiCo...................................   713.8     746.8
Accumulated other comprehensive loss........................   (52.4)    (55.6)
                                                              ------    ------
          TOTAL SHAREHOLDER'S EQUITY........................   661.4     691.2
                                                              ------    ------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY........  $801.2    $857.1
                                                              ======    ======

            See accompanying Notes to Combined Financial Statements.

                          PEPSICO BOTTLING OPERATIONS

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                    AND ACCUMULATED OTHER COMPREHENSIVE LOSS
            FISCAL YEARS ENDED DECEMBER 26, 1998, DECEMBER 27, 1997
                             AND DECEMBER 28, 1996

                                                                                          ACCUMULATED
                                                          TOTAL                              OTHER
                                                      SHAREHOLDER'S    NET INVESTMENT    COMPREHENSIVE
                                                         EQUITY          BY PEPSICO          LOSS
                                                      -------------    --------------    -------------
                                                                       (IN MILLIONS)
BALANCE AT DECEMBER 30, 1995........................     $676.6            $703.2           $(26.6)
Comprehensive loss:
  Net loss..........................................      (86.3)            (86.3)
  Currency translation adjustment...................      (13.2)                             (13.2)
                                                         ------
Total comprehensive loss............................      (99.5)
                                                         ------
Net investment by PepsiCo...........................      122.7             122.7
                                                         ------            ------           ------
BALANCE AT DECEMBER 28, 1996........................     $699.8            $739.6           $(39.8)
Comprehensive loss:
  Net loss..........................................      (81.2)            (81.2)
  Currency translation adjustment...................      (15.8)                             (15.8)
                                                         ------
Total comprehensive loss............................      (97.0)
                                                         ------
Net investment by PepsiCo...........................       88.4              88.4
                                                         ------            ------           ------
BALANCE AT DECEMBER 27, 1997........................     $691.2            $746.8           $(55.6)
Comprehensive loss:
  Net loss..........................................      (49.3)            (49.3)
  Currency translation adjustment...................        3.2                                3.2
                                                         ------
Total comprehensive loss............................      (46.1)
                                                         ------
Net investment by PepsiCo...........................       16.3              16.3
                                                         ------            ------           ------
BALANCE AT DECEMBER 26, 1998........................     $661.4            $713.8           $(52.4)
                                                         ======            ======           ======

            See accompanying Notes to Combined Financial Statements.

                          PEPSICO BOTTLING OPERATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (TABULAR DOLLARS IN MILLIONS)

NOTE 1 -- BUSINESS DESCRIPTION

     The accompanying financial statements reflect the combined results of operations, cash flows and net assets of certain direct and indirect wholly-owned bottling operations of PepsiCo, Inc. ("PepsiCo"). These bottling operations (herein referred to as "PepsiCo Bottling Operations" or "PBO") present the carved-out operating results and financial position of PepsiCo's bottling operations predominantly located in the midwestern part of the United States (the "Heartland") and in certain countries in Central Europe: the Czech Republic, Slovakia, Poland and Hungary. The financial information in these financial statements is not necessarily indicative of results that would have been obtained if PBO had been a separate stand-alone entity.

     PBO produces and distributes Pepsi, Diet Pepsi, Mountain Dew and other brands of carbonated soft drinks and other non-alcoholic beverages. Approximately 88% of PBO's 1998 net sales were derived from the distribution of PepsiCo products.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of Combined Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation

     The accompanying Combined Financial Statements include the results of operations and assets and liabilities directly related to PBO operations. All intercompany amounts and transactions have been eliminated in combination.

     PBO was allocated $19.7 million, $19.8 million and $18.8 million of overhead costs related to divisional headquarters and PepsiCo corporate administrative functions in 1998, 1997 and 1996, respectively. The allocations were based on the specific identification of administrative costs where practicable and, to the extent that specific identification was not practicable, based upon PBO's sales volume as a percentage of PepsiCo's related total sales volume. Such allocated costs are included in selling, delivery and administrative expenses in the Combined Statements of Operations. Management believes that such allocation methodology is reasonable. The expenses allocated to PBO for these services are not necessarily indicative of the expenses that would have been incurred if PBO had been a separate stand-alone entity.

     PBO's operations have been financed through its operating cash flows and net investment by PepsiCo. PBO's interest expense includes an allocation of PepsiCo's interest expense based on PepsiCo's weighted average interest rate applied to the average balance of net investment by PepsiCo to PBO. PBO was allocated $46.1 million, $46.6 million and $48.1 million of interest expense reflecting PepsiCo's average interest rates of 6.4%, 6.2% and 6.2% in 1998, 1997 and 1996, respectively. The interest expense is not necessarily indicative of interest costs that would have been incurred if PBO had been a separate independent entity.

     Deferred taxes result from temporary differences between the financial bases and tax bases of PBO's assets and liabilities. Deferred tax assets and liabilities are adjusted for changes in tax rates and tax laws in the period that such changes are enacted. Gross potential deferred tax assets are reduced by a valuation allowance to the extent that it is not "more likely than not" that such deferred tax assets will be realized.

     Historically, PBO results have been included in the consolidated income tax returns of PepsiCo. PepsiCo manages its tax position on a consolidated basis which takes into account the results of all of its businesses and global tax strategies. The income taxes in the Combined Financial Statements are computed as if PBO

                          PEPSICO BOTTLING OPERATIONS
had actually filed separate tax returns and as such, do not include the tax benefits that may have been recognized by PepsiCo by utilizing global tax strategies.

     Income taxes payable or receivable and allocations from PepsiCo of corporate overhead and interest costs have been deemed to have been paid by PBO to PepsiCo, in cash, in the period in which the cost was incurred or the income taxes were recorded. Cash paid for external interest was $4.8 million, $5.1 million and $7.7 million, for 1998, 1997 and 1996, respectively. There were no cash payments made for income taxes in 1998, 1997 and 1996.

  Fiscal Year

     PBO's fiscal year ends on the last Saturday in December and, as a result, a fifty-third week is added every five or six years. The fiscal years ending 1998, 1997 and 1996 each consisted of fifty-two weeks.

  Revenue Recognition

     PBO recognizes revenue when goods are delivered to customers. Sales terms generally do not allow a right of return.

  Advertising and Marketing Costs

     PBO is involved in a variety of programs to promote its products. Advertising and marketing costs included in selling, delivery and administrative expenses are expensed in the year incurred. Advertising and marketing costs were $38.5 million, $39.7 million and $38.9 million, in 1998, 1997 and 1996, respectively.

  Bottler Incentives

     PepsiCo and other brand owners, at their sole discretion, provide PBO with various forms of marketing support. This marketing support covers a variety of programs and initiatives, including direct marketplace support, capital equipment funding and shared media and advertising support. Based on the objectives of the programs and initiatives, marketing support is recorded as an adjustment to net sales or a reduction of selling, delivery and administrative expenses. Direct marketplace support is primarily funding by PepsiCo and other brand owners of sales discounts and similar programs and is recorded as an adjustment to net sales. Capital equipment funding is designed to support the purchase and placement of marketing equipment and is recorded within selling, delivery and administrative expenses. Shared media and advertising support is recorded as a reduction to advertising and marketing expense within selling, delivery and administrative expenses. There are no conditions or other requirements which could result in a repayment of any support payments received by PBO.

     The total amount of bottler incentives received from PepsiCo and other brand owners in the form of marketing support amounted to $51 million, $56 million, and $59 million for 1998, 1997 and 1996, respectively. Of these amounts, $15 million, $15 million and $15 million for 1998, 1997 and 1996 were recorded in net sales and the remainder was recorded in selling, delivery and administrative expenses. The amount of bottler incentives received from PepsiCo was approximately 97% of total bottler incentives in each of the three years, with the balance received from the other brand owners.

  Stock-Based Employee Compensation

     PBO measures stock-based compensation cost in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees", and its related interpretations. PepsiCo's policy is to grant stock options at fair market value at the date of grant.

  Derivative Financial Instruments

     PBO did not utilize any derivative financial instruments during 1998, 1997 and 1996.

                          PEPSICO BOTTLING OPERATIONS

  Cash Equivalents

     Cash equivalents represent funds temporarily invested with original maturities not exceeding three months.

  Inventories

     Inventories are valued at the lower of cost (computed on the first-in, first-out method) or net realizable value.

  Property, Plant and Equipment

     Property, plant and equipment ("PP&E") is stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows: 20 to 33 years for buildings and improvements and 3 to 10 years for machinery and equipment.

  Intangible Assets

     Intangible assets, which are primarily franchise rights and goodwill are both amortized on a straight-line basis over a period of generally 40 years.

  Recoverability of Long-Lived Assets

     PBO reviews all long-lived assets, including intangible assets, when facts and circumstances indicate that the carrying value of the asset may not be recoverable.

     An impaired asset is written down to its estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

  Foreign Currency Transactions

     Foreign exchange gains and losses reflect (1) transaction gains and losses and (2) when a country is considered highly inflationary, the translation gains and losses arising from the remeasurement into United States dollars of the net monetary assets of the businesses in that country. Transaction gains and losses arise from foreign exchange differences on monetary assets and liabilities that are denominated in currencies other than the business' functional currency. Amounts recorded as transaction losses were $0.8 million, $12.2 million and $0.2 million in 1998, 1997 and 1996, respectively. Poland was considered a highly inflationary economy in 1996 and 1997, and accordingly, translation losses from the remeasurement into United States dollars of the net monetary assets related to Poland were $2.2 million and $1.7 million in 1997 and 1996, respectively.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for the reporting and display of net income and other gains and losses affecting shareholders' equity that are excluded from net income. The only components of other comprehensive loss are net loss and the foreign currency translation component of shareholder's equity. These financial statements reflect the adoption of SFAS 130. Other items of comprehensive income or loss are reported in the Combined Statements of Shareholder's Equity and Accumulated Other Comprehensive Loss.

     In June 1997, the FASB issued Statement of Financial Accounting Standard 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. SFAS 131 requires that the definition of operating segments align with the measurements used internally to assess performance. SFAS 131 is a disclosure standard and its adoption will

                          PEPSICO BOTTLING OPERATIONS
not impact PBO's financial condition or results of operations. These financial statements reflect the adoption of SFAS 131.

     In June 1998, the FASB issued Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. PBO is currently assessing the effects of adopting SFAS 133, and has not yet made a determination of the impact of its financial position or results of operations. SFAS 133 will be effective for PBO's first quarter of fiscal year 2000.

NOTE 3 -- INVENTORIES

                                                              1998     1997
                                                              -----    -----
Raw materials and supplies..................................  $13.3    $14.3
Finished goods..............................................   16.0     15.2
                                                              -----    -----
                                                              $29.3    $29.5
                                                              =====    =====

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT, NET

                                                               1998       1997
                                                              -------    -------
Land........................................................  $   7.9    $   7.6
Buildings and improvements..................................     83.6       82.5
Machinery and equipment.....................................    398.0      371.6
Other.......................................................     12.7        4.8
                                                              -------    -------
                                                                502.2      466.5
Accumulated depreciation....................................   (228.2)    (195.2)
                                                              -------    -------
                                                              $ 274.0    $ 271.3
                                                              =======    =======

NOTE 5 -- INTANGIBLE ASSETS, NET

                                                               1998       1997
                                                              -------    -------
Franchise rights and other identifiable intangibles.........  $ 384.4    $ 384.4
Goodwill....................................................    127.6      161.8
                                                              -------    -------
                                                                512.0      546.2
Accumulated amortization....................................   (142.0)    (127.5)
                                                              -------    -------
                                                              $ 370.0    $ 418.7
                                                              =======    =======

     Identifiable intangible assets principally arise from the allocation of the purchase price of businesses acquired and consist primarily of territorial franchise rights. Amounts assigned to such identifiable intangibles were based on their estimated fair value at the date of acquisition. Goodwill represents the residual purchase price after allocation to all identifiable net assets.

     In the fourth quarter of 1998, a disputed claim was settled with the Internal Revenue Service relating to the deductibility of the amortization of acquired franchise rights. The settlement resulted in the reduction of goodwill and income taxes payable by $34.0 million.

                          PEPSICO BOTTLING OPERATIONS

NOTE 6 -- ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

                                                               1998      1997
                                                              ------    ------
Accounts payable............................................  $ 30.6    $ 25.2
Income taxes................................................      --      34.0
Accrued compensation and benefits...........................    16.5      15.0
Accrued advertising.........................................    15.1      19.0
Other current liabilities...................................    24.9      29.4
                                                              ------    ------
                                                              $ 87.1    $122.6
                                                              ======    ======

NOTE 7 -- SHORT-TERM BORROWINGS

     Short-term borrowings on the Combined Balance Sheets primarily represent loans from financial institutions and bank overdrafts. Interest rates on these borrowings ranged from 4.0% to 18.2% in 1998 and between 4.0% to 24.3% in 1997.

NOTE 8 -- PENSION PLANS

     United States employees of PBO participate in PepsiCo sponsored noncontributory defined benefit pension plans which cover substantially all full-time salaried employees, as well as certain hourly employees. Benefits generally are based on years of service and compensation or stated amounts for each year of service. All plans but one are funded and contributions are made in amounts not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for United States income tax purposes.

     Net periodic United States pension expense allocated from PepsiCo's plans to PBO was $1.0 million in 1998, 1997 and 1996. There are no defined benefit pension plans for PBO's foreign operations.

NOTE 9 -- FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  Foreign Exchange Risk

     As currency exchange rates change, translation of the statements of operations of our international business into United States dollars affects year-over-year comparability. PBO has not historically hedged translation risks because cash flows from international operations have generally been reinvested locally, nor historically has PBO entered into hedges to minimize the volatility of reported earnings.

  Fair Value of Financial Instruments

     The carrying amount of PBO's financial instruments approximates fair value due to the short maturity of PBO's financial instruments and since interest rates approximate fair value for long-term debt. PBO does not use any financial instruments for trading or speculative purposes.

NOTE 10 -- EMPLOYEE STOCK OPTION PLANS

     PBO employees were granted stock options under PepsiCo's three long-term incentive plans -- the SharePower Stock Option Plan ("SharePower"), the Long-Term Incentive Plan ("LTIP"), and the Stock Option Incentive Plan ("SOIP").

     Prior to 1997, SharePower options were granted annually to essentially all full-time employees. SharePower options generally become exercisable ratably over 5 years from the grant date and must be exercised within 10 years from the grant date. There were no SharePower options granted in 1997. All

                          PEPSICO BOTTLING OPERATIONS

SharePower options granted in 1998 become exercisable in 3 years from the grant date and must be exercised within 10 years from the grant date.

     Most LTIP options were granted every other year to senior management employees. Most of these options become exercisable after 4 years and must be exercised within 10 years from the grant date. In addition, the LTIP allows for grants of performance share units ("PSUs"). The maximum value of a PSU is fixed at the value of a share of PepsiCo stock at the grant date and vests 4 years from the grant date. Payment of PSUs are made in cash and/or stock and the payment amount is determined based on the attainment of prescribed performance goals. There were no amounts expensed for PSUs for PBO employees.

     In 1998 the LTIP was modified. Under the revised program, executives are granted stock options which vest over a three-year period and must be exercised within 10 years from the grant date. In addition to these option grants, executives may receive an additional grant or cash based upon the achievement of PepsiCo performance objectives over three years. PBO accrues compensation expense for the cash portion of the LTIP grant.

     SOIP options are granted to middle-management employees and, prior to 1997, were granted annually. SOIP options are exercisable after one year and must be exercised within 10 years after their grant date. In 1998, the SOIP was combined with the LTIP.

     The amounts presented below represent options granted under PepsiCo employee stock option plans. The pro forma amounts below are not necessarily representative of the effects of stock-based awards on future pro forma net income because (1) future grants of employee stock options to PBO management may not be comparable to awards made to employees while PBO was a part of PepsiCo, and (2) the assumptions used to compute the fair value of any stock option awards may not be comparable to the PepsiCo assumptions used.

                                          1998                       1997                       1996
                                ------------------------   ------------------------   ------------------------
                                          WEIGHTED AVG.              WEIGHTED AVG.              WEIGHTED AVG.
                                OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE
(OPTIONS IN THOUSANDS)          -------   --------------   -------   --------------   -------   --------------
Outstanding at beginning of
  year........................   1,872        $19.39        2,220        $20.35        2,298        $17.91
  Granted.....................     613         36.50           --            --          331         33.31
  Exercised...................    (496)        17.88         (340)        16.16         (271)        15.11
  Forfeited...................     (81)        28.60         (141)        24.21         (138)        21.12
     PepsiCo
       modification(a)........      --            --          133            --           --            --
                                 -----        ------        -----        ------        -----        ------
Outstanding at end of year....   1,908        $24.87        1,872        $19.39        2,220        $20.35
                                 =====        ======        =====        ======        =====        ======
Exercisable at end of year....     991        $17.83        1,180        $16.85        1,089        $15.99
                                 =====        ======        =====        ======        =====        ======
Weighted average fair value of
  options granted during the
  year........................                $ 9.71                     $   --                     $ 8.90
                                              ======                     ======                     ======

---------------
(a) In 1997, PepsiCo spun off its restaurant businesses to its shareholders. Immediately following this spin-off, the number of options exercisable for PepsiCo capital stock was increased and their exercise prices were decreased to preserve the economic value of those options that existed just prior to the spin-off for the holders of PepsiCo stock options.

                          PEPSICO BOTTLING OPERATIONS

     Stock options outstanding at December 26, 1998:

                               OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                   -------------------------------------------   ------------------------
                              WEIGHTED AVG.
    RANGE OF                    REMAINING       WEIGHTED AVG.              WEIGHTED AVG.
 EXERCISE PRICE    OPTIONS   CONTRACTUAL LIFE   EXERCISE PRICE   OPTIONS   EXERCISE PRICE
 --------------    -------   ----------------   --------------   -------   --------------
 $8.17 to $16.37      563       3.77 years          $13.94         521         $13.90
$16.87 to $36.50    1,345       7.46                $29.43         470         $22.16
                    -----                                          ---
                    1,908       6.37                $24.87         991         $17.83
                    =====                                          ===

     PBO adopted the disclosure provisions of Statement of Financial Accounting Standards 123 "Accounting for Stock-Based Compensation," ("SFAS 123") but continues to measure stock-based compensation cost in accordance with APB Opinion No. 25 and its related interpretations. If PBO had measured compensation cost for the PepsiCo stock options granted to its employees in 1998, 1997 and 1996 under the fair value based method prescribed by SFAS 123, the net loss would have been changed to the pro forma amounts set forth below:

                                                            1998      1997      1996
                                                           ------    ------    ------
Net loss:
  Reported...............................................  $(49.3)   $(81.2)   $(86.3)
  Pro forma..............................................  $(50.7)   $(82.4)   $(86.8)

     The fair value of PepsiCo stock options granted to PBO employees used to compute pro forma net income disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions used by PepsiCo:

                                                           1998       1997       1996
                                                          -------    -------    -------
Risk free interest rate.................................     4.7%       5.8%       6.0%
Expected life...........................................  5 years    3 years    6 years
Expected volatility.....................................      23%        20%        20%
Expected dividend yield.................................    1.14%      1.32%       1.5%

NOTE 11 -- INCOME TAXES

     The details of the income tax benefit are set forth below:

                                                            1998      1997      1996
                                                            -----     -----     -----
Current:
  Federal.................................................  $  --     $  --     $  --
  Foreign.................................................     --        --        --
  State...................................................     --        --        --
                                                            -----     -----     -----
                                                            $  --     $  --     $  --
                                                            =====     =====     =====
Deferred:
  Federal.................................................  $(3.7)    $(6.3)    $(8.3)
  Foreign.................................................     --        --        --
  State...................................................   (0.6)     (0.7)     (1.0)
                                                            -----     -----     -----
                                                            $(4.3)    $(7.0)    $(9.3)
                                                            =====     =====     =====

                          PEPSICO BOTTLING OPERATIONS

     United States and foreign loss before income taxes are set forth below:

                                                            1998      1997      1996
                                                           ------    ------    ------
United States............................................  $(11.4)   $(17.7)   $(23.4)
Foreign..................................................   (42.2)    (70.5)    (72.2)
                                                           ------    ------    ------
Total....................................................   (53.6)   $(88.2)   $(95.6)
                                                           ======    ======    ======

     A reconciliation of income tax benefit calculated at the United States federal statutory rate to PBO's effective tax benefit rate is set forth below:

                                                              1998     1997     1996
                                                              -----    -----    -----
Income tax benefit computed at the United States federal
  statutory rate............................................   35.0%    35.0%    35.0%
State income tax, net of federal tax benefit................    0.7      0.5      0.7
Effect of foreign tax rate differences......................   (9.0)    (5.6)    (5.6)
Valuation allowance -- foreign..............................  (13.0)   (18.3)   (15.3)
Nondeductible amortization of a portion of United States
  intangible assets.........................................   (2.8)    (1.7)    (1.6)
Nondeductible expenses......................................   (2.8)    (2.0)    (3.4)
                                                              -----    -----    -----
Effective income tax benefit rate...........................    8.1%     7.9%     9.8%
                                                              =====    =====    =====

     Deferred tax liabilities and assets are attributable to temporary differences between the financial statement bases and tax bases of certain assets and liabilities and to net operating loss carryforwards, as set forth below:

                                                               1998      1997
                                                              ------    ------
Intangible assets and property, plant and equipment.........  $118.2    $106.5
Other.......................................................     3.2       2.8
                                                              ------    ------
Gross deferred tax liabilities..............................   121.4     109.3
                                                              ------    ------
Net operating loss carryforwards............................   171.8     153.9
Allowance for doubtful accounts.............................     1.2       1.1
Various liabilities and other...............................     4.3       7.0
                                                              ------    ------
Gross deferred tax assets...................................   177.3     162.0
Deferred tax asset valuation allowance......................   (64.2)    (65.3)
                                                              ------    ------
Net deferred tax assets.....................................   113.1      96.7
                                                              ------    ------
Net deferred income liability...............................  $  8.3    $ 12.6
                                                              ======    ======
Portion recorded in:
  Prepaid expenses and other current assets.................  $ (1.2)   $ (1.2)
  Deferred income taxes.....................................     9.5      13.8
                                                              ------    ------
                                                              $  8.3    $ 12.6
                                                              ======    ======

     Net operating loss carryforwards are primarily generated by allocations of interest and corporate overhead from PepsiCo as if PBO had operated on a stand-alone basis and had actually filed a separate income tax return. The valuation allowance related to deferred tax assets decreased by $1.1 million in 1998 primarily due to additions related to current year operating losses offset by temporary differences in a number of foreign and state jurisdictions.

                          PEPSICO BOTTLING OPERATIONS

     Net operating loss carryforwards totaling $125.7 million at year-end 1998 are available to reduce future taxes and are related to a number of foreign jurisdictions. These carryforwards expire at various times between 1999 and 2005.

NOTE 12 -- TRANSACTIONS WITH PEPSICO

     PBO is a licensed producer and distributor of carbonated soft drinks and other non-alcoholic beverages on behalf of PepsiCo. In addition, PBO has the following relationships with PepsiCo.

     PBO purchases concentrate from PepsiCo to be used in the production of carbonated soft drinks and other non-alcoholic beverages.

     PepsiCo and PBO share a business objective of increasing availability and consumption of PepsiCo's brands. Accordingly, PepsiCo provides PBO with various forms of marketing support to promote PepsiCo's brands. This support covers a variety of programs and initiatives, including direct marketplace support, marketing programs, capital equipment funding and shared media and advertising expense. PepsiCo and PBO each record their share of the cost of marketing programs in their financial statements. Based on the objectives of the programs and initiatives, marketing support is recorded as an adjustment to net sales or a reduction of selling, delivery and administrative expense.

     PBO manufactures and distributes fountain products and provides fountain equipment service to PepsiCo customers in certain territories in accordance with the master bottling agreement. There are other products which PBO produces and/or distributes through various arrangements with PepsiCo or partners of PepsiCo. PBO purchases finished goods and concentrate from the Lipton Tea Partnership and finished goods from the North American Coffee Partnership. PBO pays a royalty fee to PepsiCo for the use of the Aquafina trademark.

     PepsiCo provides certain administrative support to PBO, including collection of trade receivables, development and maintenance of information systems, and insurance coverage.

     The Combined Statements of Operations include the following income and (expense) transactions with PepsiCo:

                                                            1998      1997      1996
                                                           ------    ------    ------
Net sales................................................  $ 13.9    $ 13.6    $ 13.4
Cost of goods sold.......................................  $(68.8)   $(66.3)   $(60.7)
Selling, delivery and administrative expenses............  $ 43.2    $ 49.0    $ 51.8

     There are no minimum fees or payments that PBO is required to make to PepsiCo, nor is PBO obligated to PepsiCo under any minimum purchase requirements. There are no conditions or other requirements that could result in the repayment of any marketing support payments received by PBO from PepsiCo.

NOTE 13 -- CONTINGENCIES

     PBO is subject to various claims and contingencies related to lawsuits, taxes, environmental and other matters arising out of the normal course of business. Management believes that the ultimate liability, if any, in excess of amounts already recognized arising from such claims or contingencies is not likely to have a material adverse effect on PBO's annual results of operations, financial condition or liquidity.

NOTE 14 -- BUSINESS SEGMENTS

     In 1998, PBO adopted Statement of Financial Accounting Standards No. 131 Disclosures about Segments of a Business Enterprise and Related Information. PBO operates in one industry segment which is the manufacture, sale and distribution of carbonated soft drinks and other ready-to-drink beverages. The prior

                          PEPSICO BOTTLING OPERATIONS
year's segment information presented has been restated to present our two reportable operating segments which are based on geographic area: United States and Central Europe. The relevant measure of profitability that is used to evaluate the performance of the operating segments is operating profit before allocation of corporate overhead charges. There are no significant intra-segment transactions. Revenues are based upon the location of where product was sold.

                                                            1998      1997      1996
                                                           ------    ------    ------
Net Sales
  United States..........................................  $541.9    $517.4    $507.0
  Central Europe.........................................   180.2     186.3     219.5
                                                           ------    ------    ------
                                                           $722.1    $703.7    $726.5
                                                           ======    ======    ======
Operating profit (loss)
  United States..........................................  $ 49.0    $ 42.3    $ 36.9
  United States allocated overhead.......................   (14.0)    (13.4)    (12.2)
                                                           ------    ------    ------
                                                             35.0      28.9      24.7
  Central Europe.........................................   (31.2)    (44.6)    (56.0)
  Central Europe allocated overhead......................    (5.7)     (6.4)     (6.6)
                                                           ------    ------    ------
                                                            (36.9)    (51.0)    (62.6)
                                                           ------    ------    ------
                                                           $ (1.9)   $(22.1)   $(37.9)
                                                           ======    ======    ======
Amortization of Intangible Assets
  United States..........................................  $ 13.9    $ 14.1    $ 14.1
  Central Europe.........................................      .3        .3        .5
                                                           ------    ------    ------
                                                           $ 14.2    $ 14.4    $ 14.6
                                                           ======    ======    ======
Depreciation Expense
  United States..........................................  $ 22.7    $ 22.5    $ 22.8
  Central Europe.........................................    27.9      31.0      33.1
                                                           ------    ------    ------
                                                           $ 50.6    $ 53.5    $ 55.9
                                                           ======    ======    ======
Capital Spending
  United States..........................................  $ 30.4    $ 25.6    $ 29.1
  Central Europe.........................................    24.4      32.0      79.6
                                                           ------    ------    ------
                                                           $ 54.8    $ 57.6    $108.7
                                                           ======    ======    ======
Total Assets
  United States..........................................  $580.9    $619.6    $628.5
  Central Europe.........................................   220.3     237.5     289.3
                                                            801.2     857.1     917.8
                                                           ======    ======    ======
Long-lived Assets
  United States..........................................  $507.4    $548.4    $560.1
  Central Europe.........................................   178.8     179.4     225.6
                                                           ------    ------    ------
                                                           $686.2    $727.8    $785.7
                                                           ======    ======    ======

     Other assets on the Combined Balance Sheets include a $37.2 million, $34.6 million and $28.3 million investment in a Polish joint venture at December 26, 1998, December 27, 1997 and December 28, 1996, respectively. PBO's equity income or loss in such joint venture was $2.8 million and $4.9 million equity income in 1998 and 1997 and $9.4 million equity loss in 1996.

NOTE 15 -- SUBSEQUENT EVENTS (UNAUDITED)

     On January 25, 1999, the Board of Directors of Whitman Corporation ("Whitman") approved an agreement in which PepsiCo will consolidate certain of its bottling territories and other assets with Whitman's existing bottling businesses to create a new bottling company referred to as "New Whitman." PepsiCo will

                          PEPSICO BOTTLING OPERATIONS
transfer to the new company a number of bottling operations, including territories in Illinois, Indiana, Missouri and Ohio in the United States as well as in the Czech Republic, Slovakia, Hungary and Poland. PepsiCo also will transfer to the new company the 20% stake it currently holds in Whitman's Pepsi-Cola General Bottlers subsidiary. The agreement specified that Whitman will transfer to PepsiCo operations in: Marion, Virginia; Princeton, West Virginia and St. Petersburg, Russia.

     New Whitman will assume liabilities associated with PepsiCo's United States operations and will acquire PepsiCo's international operations for cash, resulting in net proceeds to PepsiCo of $300 million. In addition, PepsiCo will receive 54 million shares of common stock in New Whitman, giving PepsiCo immediate ownership of approximately 35% of New Whitman.

     The merger transaction is subject to the approval of the shareholders of Whitman.

     On March 19, 1999, Whitman sold its bottling operations located in Marion, Virginia and Princeton, West Virginia along with related transportation assets to PepsiCo for $97.8 million in cash.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                       CONTRIBUTION AND MERGER AGREEMENT

                           DATED AS OF MARCH 18, 1999

                                     AMONG

                              WHITMAN CORPORATION,

                                 PEPSICO, INC.,

                                      AND

                      HEARTLAND TERRITORIES HOLDINGS, INC.

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
                                    ARTICLE I

                                   THE CLOSING

SECTION 1.01.   Closing.....................................................   A-2
SECTION 1.02.   Certain Definitions.........................................   A-3

                                    ARTICLE II

                                 THE CONTRIBUTION

SECTION 2.01.   Contribution................................................   A-3
SECTION 2.02.   Assumption of Certain Liabilities...........................   A-4
SECTION 2.03.   Termination of Certain Intercompany Agreements..............   A-4

                                   ARTICLE III

              THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

SECTION 3.01.   The Merger..................................................   A-4
SECTION 3.02.   Effective Time..............................................   A-4
SECTION 3.03.   Effects.....................................................   A-4
SECTION 3.04.   Certificate of Incorporation and By-laws....................   A-4
SECTION 3.05.   Directors and Officers of the Surviving Corporation.........   A-5
SECTION 3.06.   Effect on Capital Stock.....................................   A-5
                (a) Capital Stock of Merger Sub.............................   A-5
                (b) Cancelation of Merger Sub-Owned Stock; Conversion of
                  Treasury Stock............................................   A-5
                (c) Conversion of Whitman Common Stock......................   A-5
                (d) Conversion of Whitman Stock Options.....................   A-5

                                    ARTICLE IV

                  PURCHASE AND SALE FOLLOWING THE EFFECTIVE TIME

SECTION 4.01.   Whitman Transfers...........................................   A-6
SECTION 4.02.   PepsiCo Transfers...........................................   A-7
SECTION 4.03.   Purchases Net of Indebtedness...............................   A-8

                                    ARTICLE V

                          REPRESENTATIONS AND WARRANTIES

SECTION 5.01.   Representations and Warranties of Whitman...................   A-8
                (a)  Organization, Standing and Corporate Power.............   A-8
                (b)  Subsidiaries...........................................   A-9
                (c)  Capital Structure......................................   A-9
                (d)  Authority; Noncontravention............................  A-10
                (e)  SEC Documents; Financial Statements; Undisclosed
                     Liabilities............................................  A-11
                (f)  Information Supplied...................................  A-12
                (g)  Absence of Certain Changes or Events...................  A-12
                (h)  Litigation.............................................  A-13
                (i)   Changes in Benefit Plans..............................  A-13

                                                                              PAGE
                                                                              ----
                (j)   ERISA Compliance......................................  A-13
                (k)  Taxes..................................................  A-14
                (l)   No Excess Parachute Payments..........................  A-14
                (m) Compliance With Applicable Laws; Permits................  A-15
                (n)  Contracts..............................................  A-15
                (o)  Title to Properties....................................  A-16
                (p)  Voting Requirements....................................  A-16
                (q)  State Takeover Statutes................................  A-16
                (r)  Brokers................................................  A-16
                (s)  Opinion of Financial Advisor...........................  A-16
                (t)  Whitman Rights Agreement...............................  A-16
                (u)  Nature of Purchase.....................................  A-17
                (v)  Sufficiency of Assets..................................  A-17
                (w)  Year 2000 Compliance...................................  A-17
SECTION 5.02.   Representations and Warranties of PepsiCo and Merger Sub....  A-17
                (a)  Organization, Standing and Corporate Power.............  A-17
                (b)  PepsiCo Subsidiaries...................................  A-17
                (c)  Authority; Noncontravention............................  A-18
                (d)  Financial Statements; Undisclosed Liabilities..........  A-19
                (e)  Information Supplied...................................  A-19
                (f)  Absence of Certain Changes or Events...................  A-19
                (g)  Litigation.............................................  A-20
                (h)  Changes in PepsiCo Benefit Plans.......................  A-20
                (i)   ERISA Compliance......................................  A-21
                (j)   Taxes.................................................  A-22
                (k)  No Excess Parachute Payments...........................  A-22
                (l)   Compliance With Applicable Laws; Permits..............  A-22
                (m) Contracts...............................................  A-23
                (n)  Title to Properties....................................  A-23
                (o)  Nature of Purchase.....................................  A-23
                (p)  Sufficiency of Assets..................................  A-23
                (q)  Brokers................................................  A-24
                (r)  Year 2000 Compliance...................................  A-24

                                    ARTICLE VI

                          COVENANTS RELATING TO BUSINESS

SECTION 6.01.   Alternative Transactions....................................  A-24
SECTION 6.02.   Interim Operations of Whitman...............................  A-25
SECTION 6.03.   Interim Operations of PepsiCo Subsidiaries..................  A-27
SECTION 6.04.   Advice of Changes...........................................  A-28
SECTION 6.05.   Other Actions...............................................  A-28

                                   ARTICLE VII

                               ADDITIONAL COVENANTS

SECTION 7.01.   Preparation of Form S-4 and the Proxy Statement/Prospectus;
                  Whitman Stockholders Meeting..............................  A-28
SECTION 7.02.   Listing Application.........................................  A-29

                                                                              PAGE
                                                                              ----
SECTION 7.03.   Access to Information; Confidentiality......................  A-29
SECTION 7.04.   Reasonable Efforts..........................................  A-30
SECTION 7.05.   Affiliates..................................................  A-30
SECTION 7.06.   Whitman Stock Options; Whitman Stock Plans; Certain Employee
                  Matters...................................................  A-30
SECTION 7.07.   Fees and Expenses...........................................  A-31
SECTION 7.08.   Rights Agreement............................................  A-32
SECTION 7.09.   PGB Stockholders' Agreement.................................  A-32
SECTION 7.10.   Public Announcements........................................  A-32
SECTION 7.11.   Further Assurances..........................................  A-32
SECTION 7.12.   Post-Closing Cooperation....................................  A-33
SECTION 7.13.   Merger Sub Rights Agreement.................................  A-33
SECTION 7.14.   Merger Sub Share Repurchase.................................  A-33
SECTION 7.15.   St. Petersburgco Indebtedness...............................  A-33
SECTION 7.16.   Services Agreements.........................................  A-33
SECTION 7.17.   Section 16b-3...............................................  A-34
SECTION 7.18.   Insured Claims..............................................  A-34

                                   ARTICLE VIII

                               CONDITIONS PRECEDENT

SECTION 8.01.   Conditions Precedent........................................  A-35
                (a) Stockholder Approval....................................  A-35
                (b) HSR Act.................................................  A-35
                (c) No Injunctions or Restraints............................  A-35
                (d) NYSE Listing............................................  A-35
                (e) Form S-4................................................  A-35
SECTION 8.02.   Conditions to Obligations of PepsiCo and Merger Sub.........  A-35
                (a) Representations and Warranties..........................  A-35
                (b) Performance of Obligations..............................  A-35
                (c) Tax Opinion.............................................  A-35
SECTION 8.03.   Conditions to Obligations of Whitman........................  A-36
                (a) Representations and Warranties..........................  A-36
                (b) Performance of Obligations..............................  A-36
                (c) Tax Opinion.............................................  A-36
                (d) Contribution............................................  A-36

                                    ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.   Termination.................................................  A-36
SECTION 9.02.   Effect of Termination.......................................  A-37
SECTION 9.03.   Amendment...................................................  A-37
SECTION 9.04.   Extension; Waiver...........................................  A-37

                                                                              PAGE
                                                                              ----
                                    ARTICLE X

                                 INDEMNIFICATION

SECTION 10.01.  Indemnification.............................................  A-37
                (a)  Indemnification by Merger Sub and PGB..................  A-37
                (b)  Indemnification by PepsiCo.............................  A-38
                (c)  Losses Net of Insurance, Taxes, etc. ..................  A-39
                (d)  Procedures Relating to Indemnification.................  A-39
                (e)  Termination of Indemnification.........................  A-40

                                    ARTICLE XI

                  TAX INDEMNIFICATION; CERTAIN OTHER TAX MATTERS

SECTION 11.01.  Tax Indemnification.........................................  A-40
                (a)  Tax Indemnification by Merger Sub and PGB..............  A-40
                (b)  Tax Indemnification by PepsiCo.........................  A-41
                (c)  Tax Returns and Cooperations...........................  A-41
                (d)  Coordination with Article X............................  A-41

SECTION 11.02.  Certain Other Tax Matters...................................  A-41
                (a)  Termination of Tax Sharing Agreements..................  A-41
                (b)  FIRPTA Affidavit.......................................  A-41
                (c)  FIRPTA Affidavit.......................................  A-42

                                   ARTICLE XII

                           WORKING CAPITAL ADJUSTMENTS

SECTION 12.01.  Working Capital Adjustments.................................  A-42

                                   ARTICLE XIII

                                GENERAL PROVISIONS

SECTION 13.01.  Survival of Representations and Warranties..................  A-43
SECTION 13.02.  Notices.....................................................  A-44
SECTION 13.03.  Assignment..................................................  A-44
SECTION 13.04.  Severability................................................  A-44
SECTION 13.05.  Entire Agreement; No Third-Party Beneficiaries..............  A-45
SECTION 13.06.  Interpretation..............................................  A-45
SECTION 13.07.  Governing Law...............................................  A-45
SECTION 13.08.  Enforcement.................................................  A-45
SECTION 13.09.  Counterparts................................................  A-45
SECTION 13.10.  Transaction Documents.......................................  A-45
SECTION 13.11.  Headings....................................................  A-45

        AMENDED AND RESTATED CONTRIBUTION AND MERGER AGREEMENT (this "Agreement") dated as of March 18, 1999, among Whitman Corporation, a Delaware corporation ("Whitman"), PepsiCo, Inc., a North Carolina corporation ("PepsiCo") and Heartland Territories Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of PepsiCo ("Merger Sub").

                                    RECITALS

     WHEREAS PepsiCo, Merger Sub and Whitman are parties to a Contribution and Merger Agreement, dated as of January 25, 1999 (the "Original Agreement"), providing for the Merger (as defined) and the other transactions contemplated by the Transaction Documents (as defined);

     WHEREAS PepsiCo, Merger Sub and Whitman desire to amend and restate the Original Agreement in its entirety to make certain changes to the Original Agreement;

     WHEREAS references in this Agreement to the "date hereof" and to the "date of this Agreement" shall be deemed to refer to the date of the Original Agreement;

     WHEREAS the respective Boards of Directors of PepsiCo, Merger Sub and Whitman have approved and found advisable this Agreement and the merger of Whitman with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of Whitman ("Whitman Common Stock"), other than shares owned by Merger Sub, will be converted into the Merger Consideration;

     WHEREAS, prior to consummation of the Merger, upon the terms and subject to the conditions of this Agreement, PepsiCo shall cause each of Pepsi-Cola Operating Company of St. Louis, Inc., a Missouri corporation and a wholly owned subsidiary of PepsiCo ("St. Louis Sub"), Pepsi-Cola Bottling Company of Ohio, Inc., a Delaware corporation and a wholly owned subsidiary of PepsiCo ("Ohio Sub"), Pepsi-Cola Operating Company of Chesapeake and Indianapolis, Inc., a Delaware corporation and a wholly owned subsidiary of PepsiCo ("Opco Sub"), and Pepsi-Cola Metropolitan Bottling Company, Inc., a New Jersey corporation and a wholly owned subsidiary of PepsiCo ("Metro Sub"), to assign, transfer, convey and contribute certain assets and liabilities to Merger Sub in exchange for the issuance by Merger Sub of shares of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") and the assumption by Merger Sub of such liabilities (collectively, the "Contribution");

     WHEREAS, upon consummation of the Merger, the name of Merger Sub shall be changed to Whitman Corporation;

     WHEREAS, immediately following consummation of the Merger, Merger Sub shall contribute to Pepsi-Cola General Bottlers, Inc., currently a majority owned subsidiary of Whitman ("PGB"), all of the operating assets and liabilities received by Merger Sub in the Contribution;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Whitman shall sell all of the issued and outstanding shares of capital stock (and certain related assets) of certain domestic and foreign Subsidiaries of Whitman to PepsiCo (or its designee) in exchange for an aggregate purchase price of $117,800,000 (collectively, the "Whitman Transfers");

     WHEREAS, immediately following consummation of the Merger, subject to the terms and conditions of this Agreement, PepsiCo shall sell all of the issued and outstanding shares of capital stock of certain foreign Subsidiaries owned by PepsiCo and certain assets of certain domestic Subsidiaries of PepsiCo to PGB in exchange for an aggregate purchase price of $176,000,000 (collectively, the "PepsiCo Transfers");

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into a Shareholder Agreement (the "Shareholder Agreement") substantially in the form of Annex IV hereto;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into a Master Bottling Agreement (the "Master Bottling Agreement") substantially in the form of Exhibit A hereto;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into a Master Fountain Syrup Agreement (the "Master Fountain Syrup Agreement") substantially in the form of Exhibit B hereto;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into an International Master Bottling Agreement (the "International Master Bottling Agreement", and together with the Master Bottling Agreement and the Master Fountain Syrup Agreement, the "New Pepsi-Cola Bottling Agreements") substantially in the form of Exhibit C hereto;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into Allied Brand Agreements in accordance with Schedule I hereto (the "New Allied Brand Agreements");

     WHEREAS, upon the Closing, PepsiCo, Whitman, Merger Sub and one or more other bottlers licensed by PepsiCo will enter into one or more Transition Services Agreements (the "Services Agreements") in connection with the Transactions;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into a Registration Rights Agreement (the "Registration Rights Agreement"), substantially in the form of Exhibit D hereto, with respect to the shares of Merger Sub Common Stock to be issued to the Contributing PepsiCo Subsidiaries (or their respective designees) in connection with the Contribution;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into an Employee Benefits Agreement (the "Employee Benefits Agreement") substantially in the form of Exhibit E-1 hereto and, upon consummation of the Whitman Transfers (prior to or upon the Closing), PepsiCo (or its designee) and Whitman will enter into an Employee Benefits Agreement relating to the Whitman Transfers (the "Whitman Transfers Employee Benefits Agreement") substantially in the form of Exhibit E-2 hereto;

     WHEREAS, for Federal income tax purposes, the parties hereto intend that
(i) the Contribution, and the Contribution and Merger collectively, will qualify as an exchange under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Merger will qualify as a reorganization under Section 368(a) of the Code; and

     WHEREAS the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                  THE CLOSING

     SECTION 1.01. Closing. (a) The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     (b) Upon the Closing, subject to the terms and conditions of this
Agreement:

        (i) Whitman shall, and shall cause its Subsidiaries and affiliates to, terminate the Whitman Intercompany Agreements, and such Agreements shall thereafter have no force or effect; provided, however, that Whitman shall, and shall cause its Subsidiaries and affiliates to, terminate the Whitman Intercompany Agreements relating to the PepsiCo Acquired Businesses upon consummation of the Whitman Transfers if such Transfers are consummated prior to the Closing in accordance with Section 4.01(b), and such Agreements shall thereafter have no force or effect;

        (ii) PepsiCo shall, and shall cause its Subsidiaries and affiliates to, terminate the PepsiCo Intercompany Agreements relating to the PGB Acquired Businesses, and such Agreements shall thereafter have no force or effect;

        (iii) PepsiCo and Whitman shall, and shall cause their respective Subsidiaries and affiliates to, terminate the Old Bottling Agreements;

        (iv) PepsiCo and Merger Sub shall execute and deliver the New Pepsi-Cola Bottling Agreements and the New Allied Brand Agreements;

        (v) PepsiCo and Merger Sub shall execute and deliver the Shareholder Agreement, the Services Agreements (provided that, if the Whitman Transfers are consummated prior to the Closing, the Services Agreement relating to the Whitman Transfers shall be executed and delivered by the parties thereto upon such consummation), the Registration Rights Agreement, the Employee Benefits Agreement and the Whitman Transfers Employee Benefits Agreement (provided that, if the Whitman Transfers are consummated prior to the Closing, the Whitman Transfers Employee Benefits Agreement shall be executed and delivered by the parties thereto upon such consummation);

        (vi) PepsiCo and Whitman shall cause the Merger to be effected as provided in Section 3.01;

        (vii) immediately following consummation of the Merger, PepsiCo and PGB shall, and Merger Sub shall cause PGB to, effect the PepsiCo Transfers; and

        (viii) PepsiCo and Merger Sub shall effect the Whitman Transfers if such Transfers have not previously been consummated.

     SECTION 1.02. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in Annex I attached hereto.

                                   ARTICLE II

                                THE CONTRIBUTION

     SECTION 2.01. Contribution. (a) Prior to the Closing, subject to subparagraph (b) below:

        (i) PepsiCo shall cause St. Louis Sub to assign, transfer, convey and contribute to Merger Sub, and Merger Sub shall acquire from St. Louis Sub, all the right, title and interest of St. Louis Sub in, to and under the St. Louis Sub Bottling Business, free and clear of all Liens, other than Permitted Liens;

        (ii) PepsiCo shall cause Ohio Sub to assign, transfer, convey and contribute to Merger Sub, and Merger Sub shall acquire from Ohio Sub, all the right, title and interest of Ohio Sub in, to and under the Ohio Sub Bottling Business, free and clear of all Liens, other than Permitted Liens;

        (iii) PepsiCo shall cause Opco Sub to assign, transfer, convey and contribute to Merger Sub, and Merger Sub shall acquire from Opco Sub, all the right, title and interest of Opco Sub in, to and under the Opco Sub Bottling Business, free and clear of all Liens, other than Permitted Liens; and

        (iv) PepsiCo shall cause Metro Sub to assign, transfer, convey and contribute to Merger Sub, and Merger Sub shall acquire from Metro Sub, all the right, title and interest of Metro Sub in, to and under the PGB Shares, free and clear of all Liens.

     (b) Prior to the Closing, in exchange for the St. Louis Sub Bottling Business, the Ohio Sub Bottling Business, the Opco Sub Bottling Business and the PGB Shares to be acquired by Merger Sub pursuant to subparagraph (a) above, Merger Sub shall (i) issue to the Contributing PepsiCo Subsidiaries (or their respective designees) an aggregate of 53,999,500 shares of Merger Sub Common Stock and (ii) assume the Merger Sub Assumed Liabilities relating to the St. Louis Sub Bottling Business, the Ohio Sub Bottling Business, the Opco Sub Bottling Business and the Contributed Intercompany Indebtedness; provided, however, that PepsiCo shall provide written notice to Whitman no later than seven days prior to the Closing of the allocation of such shares among the Contributing PepsiCo Subsidiaries (or their respective designees).

     SECTION 2.02. Assumption of Certain Liabilities. Merger Sub shall assume, effective as of the consummation of the Contribution, and from and after the consummation of the Contribution, Merger Sub shall pay, perform and discharge when due, all liabilities and obligations of any nature, or claims of such liability or obligation, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown ("Liabilities") arising out of or relating to (in each case at any time prior to, on or after the consummation of the Contribution) the Merger Sub Acquired Businesses, other than the Excluded Liabilities (the "Merger Sub Assumed Liabilities"), including the following:

        (i) all Liabilities arising out of or related to the operation of the Merger Sub Acquired Businesses arising at any time prior to, on or after the consummation of the Contribution, including all Liabilities to the extent arising out of or relating to the manufacture, distribution or sale of any products or services of the Merger Sub Acquired Businesses at any time prior to, on or after the consummation of the Contribution;

        (ii) all Liabilities under the Assigned Contracts relating to the Merger Sub Acquired Businesses which arise at any time prior to, on or after the consummation of the Contribution;

        (iii) all Liabilities to the extent, and as of the date, set forth in the Employee Benefits Agreement;

        (iv) any Taxes (other than United States Federal, state and local, or foreign income or franchise taxes for any period, or portion thereof, ending on or prior to the Closing Date and Taxes described in Section 7.07(a)(3)) imposed on the Merger Sub Acquired Businesses relating to any period, or any portion thereof, starting at any time prior to, on or after the Closing Date; and

        (v) intercompany indebtedness of PepsiCo and the Contributing PepsiCo Subsidiaries to the extent set forth on Schedule 2.02(v) of the PepsiCo Disclosure Schedule (the "Contributed Intercompany Indebtedness").

     SECTION 2.03. Termination of Certain Intercompany Agreements. PepsiCo shall, and shall cause its Subsidiaries and affiliates to, terminate the PepsiCo Intercompany Agreements relating to the Merger Sub Acquired Businesses upon consummation of the Merger, and such Agreements shall thereafter have no force or effect.

                                  ARTICLE III

          THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

     SECTION 3.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Whitman shall be merged with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of Whitman shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 3.02. Effective Time. Prior to the Closing, PepsiCo shall prepare, and on the Closing Date PepsiCo shall file with the Secretary of State for the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as PepsiCo and Whitman shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 3.03.  Effects.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

     SECTION 3.04. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to read in its entirety in the form set forth as Annex II and, as so amended, such Certificate of

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

Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to read in their entirety in the form set forth as Annex III and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 3.05. Directors and Officers of the Surviving Corporation. (a) The Board of Directors of the Surviving Corporation shall be as designated in accordance with the Shareholder Agreement until the earlier of the resignation or removal of any individual designated in accordance with the Shareholder Agreement or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director who has been designated by PepsiCo shall be unable or unwilling to serve as a director at the Effective Time PepsiCo shall designate another individual reasonably acceptable to Whitman to serve in such individual's place.

     (b) The officers of Whitman immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 3.06. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Whitman Common Stock or any shares of capital stock of Merger Sub:

        (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Merger Sub Common Stock.

        (b) Cancelation of Merger Sub-Owned Stock; Conversion of Treasury Stock. Each share of Whitman Common Stock that is owned by Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Sub Common Stock or other consideration shall be delivered in exchange therefor. Each share of Whitman Common Stock that is owned by Whitman shall be converted into and become one fully paid and nonassessable share of Merger Sub Common Stock.

        (c) Conversion of Whitman Common Stock. Subject to Section 3.06(b), each issued and outstanding share of Whitman Common Stock shall be converted into one fully paid and nonassessable share of Merger Sub Common Stock (the "Merger Consideration"). As of the Effective Time, all such shares of Whitman Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Whitman Common Stock shall cease to have any rights with respect thereto, except that, from and after the Effective Time, certificates representing Whitman Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of Merger Sub Common Stock into which they were converted pursuant to this subparagraph (c) (provided that if an exchange of certificates formerly representing Whitman Common Stock for certificates representing Merger Sub Common Stock is required by law or applicable rule or regulation, Merger Sub will arrange for such exchange on a share-for-share basis pursuant to reasonable and customary exchange procedures).

        (d) Conversion of Whitman Stock Options. Each outstanding option to purchase shares of Whitman Common Stock shall be converted into an option to purchase an equal number of shares of Merger Sub Common Stock. As of the Effective Time, all such options to purchase Whitman Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, except that, from and after the Effective Time, each agreement representing an option to purchase Whitman Common Stock prior to the Effective Time shall, without any action on the part of the holder thereof, be deemed to constitute an agreement to purchase an equal number of shares of Merger Sub Common Stock, subject to all of the same terms and conditions, including without limitation, duration and price, as shall be set forth in each such agreement (it being understood that all options issued prior

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

     to January 1, 1999, shall be fully vested in accordance with the terms of the applicable Whitman Stock Plans).

                                   ARTICLE IV

                 PURCHASE AND SALE FOLLOWING THE EFFECTIVE TIME

     SECTION 4.01. Whitman Transfers. (a) Upon the Closing, subject to the terms and conditions of this Agreement, Whitman shall, and following the Effective Time Merger Sub shall, cause its relevant Subsidiaries to sell, transfer and convey to PepsiCo (or its designee), and PepsiCo (or its designee) shall purchase all of such Subsidiaries' right, title and interest in, to and under the Princetonco Shares, the Marionco Shares and the Neva Holdings LLC Units, together with related assets, free and clear of all Liens, other than, in the case of such assets, Permitted Liens, as follows:

        (i) As to Princetonco:

           (A) PGB shall sell, transfer and convey to PepsiCo (or its designee) the Princetonco Shares in exchange for an aggregate purchase price of $32,500,000;

           (B) Globe Transport, Inc. shall sell, transfer and convey to PepsiCo (or its designee) the vehicles and other fleet assets used or held for use primarily in the operation or conduct of Princetonco's business in exchange for an aggregate purchase price of $450,000 and the assumption by PepsiCo (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such vehicle and other fleet assets;

           (C) Globe Transport, Inc. will assign its leasehold interests in any vehicles or fleet assets used or held for use primarily in the operation or conduct of Princetonco's business to PepsiCo (or its designee) in exchange for the assumption by PepsiCo (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such leasehold interests; and

           (D) PCGB, Inc. shall sell, transfer and convey to PepsiCo (or its designee) the intangible assets used or held for use primarily in the operation or conduct of Princetonco's business in exchange for an aggregate purchase price of $5,500,000; provided, however, that PCGB, Inc. shall retain all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such intangible assets (other than any such Liabilities arising after the consummation of the Whitman Transfers as a result of PepsiCo's use of such intangible assets).

        (ii) As to Marionco:

           (A) PGB shall sell, transfer and convey to PepsiCo (or its designee) the Marionco Shares in exchange for an aggregate purchase price of $51,500,000;

           (B) Globe Transport, Inc. shall sell, transfer and convey to PepsiCo (or its designee) the vehicles and other fleet assets used or held for use primarily in the operation or conduct of Marionco's business in exchange for an aggregate purchase price of $550,000 and the assumption by PepsiCo (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such vehicle and other fleet assets;

           (C) Globe Transport, Inc. shall assign its leasehold interest in any vehicles or fleet assets used or held for use primarily in the operation or conduct of Marionco's business to PepsiCo (or its designee) in exchange for the assumption by PepsiCo (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such leasehold interests; and

           (D) PCGB, Inc. shall sell to PepsiCo (or its designee) the intangible assets used or held for use primarily in the operation or conduct of Marionco's business in exchange for an aggregate purchase price of $7,300,000; provided, however, that PCGB, Inc. shall retain all Liabilities arising

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

        out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such intangible assets (other than any such Liabilities arising after the consummation of the Whitman Transfers as a result of PepsiCo's use of such intangible assets).

        (iii) As to Neva Holdings LLC, PGB and GB International, Inc. shall sell, transfer and convey to PepsiCo (or its designee) the Neva Holdings LLC Units in exchange for an aggregate purchase price of $20,000,000.

        (iv) PepsiCo (or its designee) shall assume all Liabilities to the extent, and as of the date, set forth in the Whitman Transfers Employee Benefits Agreement.

        (v) Notwithstanding the sales and transfers described above in Section 4.01(a)(i), (ii), and (iii), PGB shall retain all the accounts receivable and trade payables of each of Princetonco and Marionco, and in lieu of such accounts receivable and trade payables, Whitman shall cause a good faith estimate of the amount of the accounts receivable less the amount of trade payables (the "PGB Net Receivables Amount") of each of Princetonco and Marionco as of the date of the consummation of the transfers described above in Section 4.01(a)(i), (ii) and (iii), less the amount equal to the interest for a thirty-day period on the PGB Net Receivables Amount (calculated at an indexed interest rate as mutually agreed upon by Whitman and PepsiCo, which index shall also be used to determine the interest rate applicable to the Contributed Intercompany Indebtedness) (as so reduced, the "Discounted PGB Net Receivables Amount"), to be included in the cash or cash equivalents in each of Princetonco and Marionco, as the case may be, as of the date of the consummation of the transfers described in Section 4.01(a)(i), (ii) and (iii). Notwithstanding anything in this Agreement to the contrary, from after the consummation of the transfers described above in Section 4.01(a)(i), (ii) and (iii), (A) PepsiCo and/or its affiliates shall remit to PGB any amounts received by either Princetonco or Marionco in connection with the accounts receivable of Princetonco and Marionco generated prior to the consummation of such transfers and (B) PGB, and after the Closing, Merger Sub, shall indemnify PepsiCo and its affiliates (other than Merger Sub, PGB and their respective Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from any claim or obligation for payment in connection with the trade payables of either Princetonco or Marionco generated prior to the consummation of such transfers.

     (b) Notwithstanding the foregoing subparagraph (a) or any other provision of this Agreement, Whitman and PepsiCo shall, upon reasonable prior written notice from PepsiCo to Whitman, cause all or part of the Whitman Transfers to be consummated as soon as practicable following Whitman's receipt of such notice if in the good faith determination of PepsiCo the full or partial consummation of the Whitman Transfers prior to the Closing is reasonably necessary to permit PepsiCo to prepare for another transaction intended to be entered into by PepsiCo; provided, however, that the full or partial consummation of the Whitman Transfers shall be subject to (i) the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Sections 8.01(b) and (c), Sections 8.02(a) and (b) and Sections 8.03(a) and (b) (and the other conditions set forth in Article VIII shall not be applicable to the Whitman Transfers), (ii) Section 10.01(a)(ii), Article XII and Article XIII and (iii) the execution and delivery by PepsiCo (or its designee) and Whitman of the Whitman Transfers Employee Benefits Agreement (as such Agreement may be finalized in accordance with the terms thereof).

     SECTION 4.02. PepsiCo Transfers. Upon the Closing, immediately following consummation of the Merger, subject to the terms and conditions of this
Agreement:

        (a) PepsiCo shall sell, transfer and convey to PGB, and Whitman shall, and following the Effective Time Merger Sub shall, cause PGB to purchase from PepsiCo, all the right, title and interest of PepsiCo in, to and under each of the Slovackco Shares, the Czechco Shares, the Hungarianco Shares, the Poland Distributionco Shares and the Polandco Shares, in each case free and clear of all Liens, in exchange for an aggregate purchase price of $130,000,000; provided, however, that (i) PepsiCo shall provide PGB with reasonable prior written notice in advance of the Closing of the individual portions of such aggregate purchase price attributable to the purchase of each of the Slovakco Shares, the Czechco Shares, the Hungarianco Shares, the Poland Distributionco Shares and the Polandco Shares, subject to

     PGB's consent as to the allocation of such individual portions of the aggregate purchase price, which consent shall not be unreasonably withheld, delayed or conditioned and (ii) if the Poland Approvals shall not have been obtained prior to the Closing, PepsiCo and Whitman shall cause the beneficial ownership of the Poland Distributionco Shares and the Polandco Shares to be transferred from PepsiCo to PGB upon the Closing in exchange for the purchase price attributable to such Poland Distributionco Shares and Polandco Shares.

        (b) PepsiCo shall cause Gray Hawk Leasing Company to assign, transfer and convey to PGB (or its designee), and Whitman shall, and following the Effective Time Merger Sub shall, cause PGB (or its designee) to acquire from Gray Hawk Leasing Company, all the right, title and interest of Gray Hawk Leasing Company in, to and under the vending machine assets used or held for use primarily in the operation or conduct of the St. Louis Sub Bottling Business, the Ohio Sub Bottling Business and the Opco Sub Bottling Business, free and clear of all Liens, other than Permitted Liens, in exchange for an aggregate purchase price of $32,000,000 and the assumption by PGB (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the Closing) such vending machine assets.

        (c) PepsiCo shall cause New Bern Transport Company to assign, transfer and convey to Globe Transport, Inc. (or its designee), and Whitman shall, and following the Effective Time Merger Sub shall, cause Globe Transport, Inc. (or its designee) to acquire from New Bern Transport Company, all the right, title and interest of New Bern Transport Company in, to and under the vehicle and other fleet assets used or held for use primarily in the operation or conduct of the St. Louis Sub Bottling Business, the Ohio Sub Bottling Business and the Opco Sub Bottling Business, free and clear of all Liens, other than Permitted Liens, in exchange for an aggregate purchase price of $14,000,000 and the assumption by Globe Transport, Inc. (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the Closing) such vehicle and other fleet assets.

     SECTION 4.03. Purchases Net of Indebtedness. The amount of the purchase price attributable to the PepsiCo Acquired Businesses to be purchased by PepsiCo (or its designee) pursuant to the Whitman Transfers, or attributable to the PGB Acquired Businesses to be purchased by PGB pursuant to the PepsiCo Transfers, shall in each case be reduced by the aggregate amount of (i) except for the Contributed Intercompany Indebtedness, any short-term or long-term indebtedness for borrowed money owed by any such Business to any person on the Closing (or, if prior to the Closing, upon the consummation of the Whitman Transfers) and
(ii) any short-term or long-term capitalized lease obligations (as determined in accordance with GAAP) owed by any such Business to any person on the Closing (or, if prior to the Closing, upon the consummation of the Whitman Transfers); provided, however, that to the extent the aggregate amount of any such indebtedness and any such capitalized lease obligations exceeds the amount of the applicable purchase price attributable to such Business, the seller of such Business shall pay the purchaser at the Closing (or, if prior to the Closing, upon the consummation of the Whitman Transfers) an amount in cash equal to the amount of any such excess.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.01. Representations and Warranties of Whitman. Except as disclosed in the Whitman Filed SEC Documents or as set forth on the Disclosure Schedule delivered by Whitman to PepsiCo prior to the execution of this Agreement (the "Whitman Disclosure Schedule"), Whitman represents and warrants to PepsiCo and Merger Sub as follows:

        (a) Organization, Standing and Corporate Power. Each of Whitman and each of its Subsidiaries is a corporation, limited liability company or partnership duly organized or formed, as applicable, validly existing and, in the case of a corporation or a limited liability company, in good standing under the laws of the jurisdiction in which it is incorporated or formed and has the requisite corporate, limited liability company or partnership power and authority to carry on its business as now being conducted. Each of Whitman and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing

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

     in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Whitman. Whitman has made available to PepsiCo true, complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or certificates of formation and limited liability company agreements or partnership agreements, as applicable, of its Subsidiaries, in each case as amended to the date of this Agreement.

        (b) Subsidiaries. (i) Exhibit 21 to Whitman's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Whitman Form 10-K") lists each Subsidiary of Whitman which as of the date of this Agreement is a Significant Subsidiary of Whitman. All the outstanding shares of capital stock of, or other ownership interests in, each Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Whitman (except that, in the case of PGB and its Subsidiaries, Whitman directly or indirectly owns 80% of such shares), free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest). Except for the capital stock of, or other ownership interests in, its Significant Subsidiaries noted above, Whitman does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity constituting a Significant Subsidiary. For purposes of this subparagraph (b)(i), each of Neva Holdings LLC, Princetonco and Marionco shall be deemed to be a Significant Subsidiary of Whitman.

        (ii) All the outstanding shares of capital stock of St. Petersburgco have been validly issued and are fully paid and nonassessable and are owned by Neva Holdings LLC, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest).

        (iii) Each of St. Petersburgco, Princetonco and Marionco is engaged exclusively in the Bottling Business within the respective territories set forth opposite its name in Schedule 5.01(b)(iii) of the Whitman Disclosure Schedule and, except for such Bottling Business, is not engaged in any other business. Neva Holdings LLC is not engaged in any business other than holding shares of capital stock of St. Petersburgco.

        (c) Capital Structure. The authorized capital stock of Whitman consists of 250,000,000 shares of Whitman Common Stock and 12,500,000 shares of preferred stock, without par value. At the close of business on January 20, 1999, (i) 101,069,077 shares of Whitman Common Stock were issued and outstanding, (ii) 12,205,753 shares of Whitman Common Stock were held by Whitman in its treasury, (iii) 6,837,823 shares of Whitman Common Stock were reserved for issuance pursuant to outstanding options granted under the Whitman Stock Incentive Plan and the Whitman Revised Stock Incentive Plan (the "Whitman Stock Plans"), (iv) 2,500,000 shares of Junior Participating Second Preferred Stock (Series 1) were reserved for issuance in connection with the rights (the "Whitman Rights") to purchase shares of Junior Participating Second Preferred Stock (Series 1), issued pursuant to the Rights Agreement dated as of January 20, 1989, as amended (the "Whitman Rights Agreement"), between Whitman and First Chicago Trust Company of New York, as Rights Agent and (v) no shares of preferred stock were outstanding. Except as set forth above, at the close of business on January 20, 1999, no shares of capital stock or other voting securities of Whitman were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") which were not granted in tandem with a related Whitman Stock Option. All outstanding shares of capital stock of Whitman are, and all shares which may be issued pursuant to the Whitman Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of Whitman or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Whitman or such Subsidiaries may vote. Whitman has made available to PepsiCo a true and complete list of all outstanding options (together with applicable exercise prices and vesting dates) to purchase capital stock of Whitman ("Whitman Stock Options"). Except as set forth

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

     above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Whitman or any of its Subsidiaries is a party or by which any of them is bound obligating Whitman or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Whitman or of any of its Subsidiaries or obligating Whitman or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of Whitman or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Whitman or any of its Subsidiaries.

        (d) Authority; Noncontravention. Whitman has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party (such other Transaction Documents, the "Whitman Relevant Agreements") and, subject to adoption of this Agreement by the holders of a majority of the total voting power of the outstanding shares of Whitman Common Stock (the "Whitman Stockholder Approval"), to consummate the transactions contemplated by this Agreement and the Whitman Relevant Agreements. The execution and delivery by Whitman of this Agreement and the Whitman Relevant Agreements and the consummation by Whitman of the Merger and the other transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of Whitman, subject, in the case of this Agreement, to the Whitman Stockholder Approval. Each of this Agreement and the Whitman Relevant Agreements has been (or upon execution will be) duly executed and delivered by Whitman, and constitutes (or upon execution will constitute) a valid and binding obligation of Whitman, enforceable against Whitman in accordance with its respective terms. The execution and delivery of this Agreement and each Whitman Relevant Agreement do not (or upon execution will not), the consummation of the Merger and the other transactions contemplated by the Transaction Documents and compliance with the provisions of this Agreement and each Whitman Relevant Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation under, (i) the certificate of incorporation or by-laws of Whitman or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or permit applicable to Whitman or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Whitman or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or
     (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Whitman. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including the European Community (a "Governmental Entity"), is required by or with respect to Whitman or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Whitman Relevant Agreement or the consummation by Whitman of the Merger and the other transactions contemplated by the Transaction Documents, except for (A) the filing of a premerger notification and report form by Whitman under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the "HSR Act"), (B) the filing with the SEC of (I) a proxy statement relating to the Whitman Stockholder Approval (as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), (II) a registration statement of Merger Sub on Form S-4 in connection with the issuance of Merger Sub Common Stock in the Merger (as amended or supplemented from time to time, the "Form S-4") and (III) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by the Transaction Documents, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Whitman is qualified to do business and such filings with

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     Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (D) if necessary, the filing of a notification with the Polish Anti-Monopoly Office and the expiration of the required waiting period in respect thereof and the obtaining by PGB of a permit from the Polish Ministry of the Interior for the purchase of shares of a Polish company owning real estate (collectively, the "Poland Approvals") and (E) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Whitman.

        (e) SEC Documents; Financial Statements; Undisclosed Liabilities. (i) Whitman has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (the "Whitman SEC Documents"). As of their respective dates, the Whitman SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and none of the Whitman SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Whitman SEC Document has been revised or superseded by a later filed Whitman SEC Document, none of the Whitman SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Whitman included in the Whitman SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Whitman and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Whitman SEC Documents and not in violation of this Agreement, neither Whitman nor any of its Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of Whitman and its consolidated Subsidiaries or in the notes thereto.

        (ii) Schedule 5.01(e)(ii) of the Whitman Disclosure Schedule sets forth the unaudited statements of income for the three years ended December 31, 1997, and the nine months ended September 30, 1998, and the unaudited balance sheets as of December 31, 1997, and September 30, 1998 (the "PepsiCo Acquired Businesses Financial Statements"), for the PepsiCo Acquired Businesses. Except for the omission of footnote disclosures, the PepsiCo Acquired Businesses Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis and fairly present the financial position of each of the PepsiCo Acquired Businesses as of the dates thereof and the results of operations for the periods then ended (subject to normal year-end adjustments). Except for Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998, and not in violation of this Agreement, none of the Subsidiaries of Whitman included as part of the PepsiCo Acquired Businesses has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of such Subsidiary.

        (iii) Schedule 5.01(e)(iii) of the Whitman Disclosure Schedule sets forth the unaudited pro forma consolidated statements of income for the year ended December 31, 1997, and the nine months ended September 30, 1998, and the unaudited pro forma consolidated balance sheets as of December 31, 1997, and September 30, 1998 (the "Whitman Pro Forma Financial Statements"), for Whitman, excluding the PepsiCo Acquired Businesses. Except for the omission of footnote disclosures, the Whitman Pro Forma Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis and fairly present the financial position of Whitman and its Subsidiaries (excluding the PepsiCo Acquired Businesses) as of the dates thereof and the results of operations for the periods then ended (subject to normal year-end adjustments). Except for Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998, and not in violation of this Agreement, none of Whitman or its Subsidiaries (excluding the PepsiCo Acquired Businesses) has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of Whitman or such Subsidiaries (excluding the PepsiCo Acquired Businesses).

        (f) Information Supplied. None of the information supplied or to be supplied by Whitman or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made not misleading or (ii) the Proxy Statement/ Prospectus will, at the date it is first mailed to Whitman's stockholders or at the time of the meeting of Whitman's stockholders held to vote on approval and adoption of this Agreement (the "Whitman Stockholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements of Whitman included in the Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Whitman and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Whitman with respect to statements made or incorporated by reference therein based on information supplied by PepsiCo or any PepsiCo Subsidiary for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

        (g) Absence of Certain Changes or Events. Except as disclosed in the Whitman SEC Documents filed since January 1, 1997 and publicly available prior to the date of this Agreement (the "Whitman Filed SEC Documents"), since January 1, 1998, Whitman has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change in Whitman, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Whitman's capital stock, other than Whitman's regular quarterly cash dividend of $.05 per share of Whitman Common Stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except to the extent expressly permitted pursuant to Section 6.02 and Schedule
     6.02 of the Whitman Disclosure Schedule, (x) any granting by Whitman or any of its Subsidiaries to any employee, officer or director of Whitman or any of its Subsidiaries of any increase in compensation, except for increases in cash compensation in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of the date of this Agreement (true and complete copies of which have been made available to PepsiCo), (y) any granting by Whitman or any of its Subsidiaries to any such employee, officer or director of any increase in severance or termination pay, except to the extent required under any employment, severance or termination agreements in effect as of the date of this Agreement (true and complete copies of which have been made available to PepsiCo) or (z) any entry by Whitman or any of its Subsidiaries into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had, or is reasonably likely to have, a Material Adverse Effect on Whitman or (vi) any change in accounting methods, principles or practices by Whitman materially affecting its assets, Liabilities or business, except insofar as may have been required by a change in GAAP.

        (h) Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Whitman, threatened against or affecting Whitman, any of its Subsidiaries, or any of its former Subsidiaries or businesses, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Whitman, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting Whitman, any of its Subsidiaries, or any of its former Subsidiaries or businesses, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Whitman.

        (i) Changes in Benefit Plans. (i) Since January 1, 1998, except for the Whitman Revised Stock Incentive Plan, there has not been any adoption or amendment by Whitman or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, or contributed to, by Whitman or any of its Subsidiaries providing benefits to any current or former employee, officer or director of Whitman or any of its Subsidiaries, as of the Closing Date, or with respect to which Whitman or any of its Subsidiaries, as of the Closing Date, has any Liability (collectively, "Whitman Benefit Plans") that is reasonably likely to result in a Material Adverse Effect on Whitman. There exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Whitman or any of its Subsidiaries and any current or former employee, officer or director of Whitman or any of its Subsidiaries.

        (ii) All actions taken, or to be taken, in accordance with the Employee Benefits Agreement by Whitman or any of its Subsidiaries on or prior to the Effective Time with respect to the Whitman Benefit Plans will be taken without violating the terms of the Whitman Benefit Plans, ERISA or the Code.

        (iii) All actions required under the Employee Benefits Agreement to be taken by PepsiCo or its designee on or after the Effective Time with respect to the employees of Princetonco, Marionco, Neva Holdings LLC or St. Petersburgco may be taken without violating the terms of any Whitman Benefit Plans, ERISA or the Code.

        (iv) Except as otherwise provided in the Employee Benefits Agreement, neither Whitman nor any of its Subsidiaries, nor any employee or director of any of them, has taken any action, has agreed in contract (excluding collective bargaining agreements), or otherwise has created facts and circumstances that are reasonably likely to preclude PepsiCo from taking any action required to be taken by PepsiCo under the Employee Benefits Agreement without incurring any Liability.

        (j) ERISA Compliance. (i) Schedule 5.01(j) of the Whitman Disclosure Schedule contains a list and brief description of all Whitman Benefit Plans which are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and which are subject to Title IV of ERISA (sometimes referred to herein as "Whitman Pension Plans"), "employee welfare benefit plans" (as defined in
     Section 3(1) of ERISA) and all other Whitman Benefit Plans. Whitman has made available to PepsiCo true, complete and correct copies of (w) each Whitman Benefit Plan (or, in the case of any unwritten Whitman Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Whitman Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Whitman Benefit Plan for which such summary plan description is required and (z) each trust agreement and group annuity contract relating to any Whitman Benefit Plan.

        (ii) All Whitman Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Whitman Pension Plans are qualified and exempt from Federal income Taxes under
     Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Whitman, has revocation been threatened, nor has any such Whitman Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

        (iii) No Whitman Pension Plan, other than any Whitman Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Whitman Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Whitman Pension Plan, an accumulated benefit obligation, determined in accordance with Financial Accounting Standard Number 87, in excess of fair market value of the assets of such Whitman Pension Plan. None of the Whitman Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of Whitman, any of its Subsidiaries, any officer of Whitman or any of its Subsidiaries, any of the Whitman Benefit Plans which are subject to ERISA, including the Whitman Pension Plans, any trusts created thereunder or, to Whitman's knowledge, any trustee or administrator thereof has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Whitman, any of its Subsidiaries or any officer of Whitman or any of its Subsidiaries to the Tax or penalty on prohibited transactions imposed by such Section 4975 or to any Liability under Section 502(i) or (1) of ERISA. None of the Whitman Pension Plans has been terminated during the last five years and Whitman is not aware of any basis for any Whitman Pension Plans to have been terminated. Neither Whitman nor any of its Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any of the Whitman Multiemployer Pension Plans which is reasonably likely to have a Material Adverse Effect on Whitman.

        (iv) With respect to any Whitman Benefit Plan that is an employee welfare benefit plan (x) each such Whitman Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (y) each such Whitman Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated on or at any time after the Closing without a Material Adverse Effect on Whitman.

        (v) Neither Whitman nor any of its Subsidiaries has any outstanding Liability imposed under ERISA or, with respect to any employee welfare benefit plan, the Code, other than claims for benefits and expenses in the ordinary course of business.

        (k) Taxes. (i) Each of Whitman and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted, and has paid (or there have been paid on its behalf) all Taxes shown to be due on such Tax Returns, except where the failure to file such Tax Returns or pay such Taxes is not reasonably likely to have a Material Adverse Effect on Whitman. All such Tax Returns are true, correct and complete in all material respects. No deficiencies for any material Taxes have been proposed, asserted or assessed in writing against Whitman or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except with respect to any deficiency for Taxes that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Whitman.

        (ii) Neva Holdings LLC is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of the assets being transferred in the sale of Neva Holdings LLC is a United States real property interest within the meaning of Section 897(c)(1) of the Code.

        (iii) No foreign Subsidiary of Whitman that is being transferred pursuant to the Whitman Transfers is a party to any tax sharing agreement or arrangement.

        (l) No Excess Parachute Payments. Other than payments that may be made to the persons referred to in Schedule 5.01(l) (the "Whitman Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or the Whitman Transfers by any employee, officer or director of Whitman or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Whitman Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Whitman has made available to PepsiCo information concerning payment obligations which may be incurred as a result of the Merger or the Whitman Transfers and a subsequent termination of employment under existing change in control and other similar agreements.

        (m) Compliance With Applicable Laws; Permits. (i) Whitman and its Subsidiaries are in compliance in all respects with all judgments, orders, decrees, statutes, laws, ordinances, rules and regulations applicable to Whitman, any of its Subsidiaries and their respective properties or assets, except for instances of noncompliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Whitman. Neither Whitman nor any of its Subsidiaries has received any written notice regarding any matter that is not fully resolved from a Governmental Entity that alleges that Whitman or any of its Subsidiaries is not in compliance with any such judgments, orders, decrees, statutes, laws, ordinances, rules or regulations and Whitman has and is in compliance with all permits, licenses, registrations and filings ("Permits") required for the operation of the business of Whitman and its Subsidiaries as currently conducted, except for those notices, instances of noncompliance or lack of Permits that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Whitman.

        (ii) There is no suit, action, proceeding or inquiry pending or, to the knowledge of Whitman, threatened before any court, Governmental Entity or other forum in which Whitman, any of its Subsidiaries, or any of its former Subsidiaries or businesses, has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (A) for alleged noncompliance with any Environmental Law or (B) relating to the release into the environment of, or human exposure to, any Hazardous Material, whether or not occurring at, on, under or involving a site currently or formerly owned, leased or operated by Whitman, or any of its Subsidiaries, or any of its former Subsidiaries or businesses, except for any such suits, actions, proceedings and inquiries which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Whitman.

        (iii) During the period of ownership or operation by Whitman, its Subsidiaries or any of its former Subsidiaries or businesses of any of their respective currently or formerly owned, leased or operated properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Whitman, any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Whitman. Prior to the period of ownership or operation by Whitman, its Subsidiaries or any of its former Subsidiaries or businesses of any of such properties, to the knowledge of Whitman, there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Whitman.

        (iv) Neither Whitman nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to any Hazardous Material, except for any such order, decree, injunction, arrangement, indemnity or other agreement which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Whitman.

        (v) No products shipped, sold or delivered on or prior to the Closing Date by or for Whitman or any of its Subsidiaries were, and no food or food ingredients included in the Inventory of Whitman or any of its Subsidiaries on or prior to the Closing Date and which are used by Whitman or any of its Subsidiaries, were or are adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act and the regulations promulgated thereunder or comparable food laws and regulations of any jurisdiction of any Governmental Entity to which such products have been or are intended to be shipped, sold or delivered, except for any such adulteration or misbranding which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Whitman.

        (n) Contracts. Other than contracts or agreements that are required to be filed and have been filed (or incorporated by reference) as an Exhibit to the Whitman Form 10-K or contracts or agreements that have been entered into after December 31, 1997 by Whitman or any of its Subsidiaries in the ordinary course of business, there are no contracts or agreements that would have been required to be filed as an Exhibit to an Annual Report on Form 10-K that are material to the business, financial position or results of operations of Whitman and its Subsidiaries, including (A) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any person in any calendar year in excess of $250,000, (B) any contract relating to the borrowing of money or the guarantee of any such obligation or (C) any material contract or agreement between or among Whitman and its Subsidiaries.

        (o) Title to Properties. Each of Whitman and each of its Subsidiaries has, in the case of personal property, good and valid title to or valid leasehold interests in, and in the case of real property, good and marketable title to or valid leasehold interests in, all its properties and assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Whitman. All such assets and properties are free and clear of all Liens except for Permitted Liens.

        (p) Voting Requirements. The Whitman Stockholder Approval is the only vote of the holders of any class or series of Whitman's capital stock necessary to approve the Merger, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that if the Whitman Transfers are consummated prior to the Merger in accordance with Section 4.01, no vote of the holders of any class or series of Whitman's capital stock will be necessary to approve the Whitman Transfers.

        (q) State Takeover Statutes. The Board of Directors of Whitman has approved the Merger, this Agreement and the Whitman Relevant Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the Whitman Relevant Agreements and the transactions contemplated hereby, thereby and by the other Transaction Documents the provisions of Section 203 of the DGCL. To Whitman's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Whitman with respect to the Merger, this Agreement, the Whitman Relevant Agreements and the other Transaction Documents and the transactions contemplated hereby and thereby.

        (r) Brokers. Except for Credit Suisse First Boston Corporation, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Whitman. Whitman will deliver to PepsiCo true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable promptly following the date of this Agreement.

        (s) Opinion of Financial Advisor. Whitman has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the Whitman stockholders, a signed copy of which will be delivered to PepsiCo promptly upon receipt.

        (t) Whitman Rights Agreement. The Whitman Rights Agreement has been amended (the "Whitman Rights Plan Amendment") to ensure that (y) none of Merger Sub, PepsiCo or any of the other PepsiCo Subsidiaries is deemed to be an Acquiring Person (as defined in the Whitman Rights Agreement) pursuant to the Whitman Rights Agreement and (z) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Whitman Rights Agreement) does not occur, in the case of clauses (y) and (z), solely by reason of the execution of this Agreement or the other Transaction Documents or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

        (u) Nature of Purchase. (i) Whitman is not acquiring the Whitman Acquired Foreign Shares with a view to the resale or distribution of the Whitman Acquired Foreign Shares or any part thereof.

        (ii) Whitman is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

        (v) Sufficiency of Assets. (i) Except for the accounts receivable and trade payables of each of Princetonco and Marionco, each of the PepsiCo Acquired Businesses contains substantially all of the assets, properties and rights owned, used or held for use primarily in connection with, or that otherwise primarily relate to or are required for the conduct of, such PepsiCo Acquired Businesses as presently conducted by Whitman and its Subsidiaries on the date of this Agreement.

        (ii) Schedule 5.01(v) of the Whitman Disclosure Schedule sets forth, with respect to each of the PepsiCo Acquired Businesses, a true and complete list (under corresponding headings) of (A) the Premises, U.S. Personal Property (as of the date indicated on such Schedule) and material Permits of such PepsiCo Acquired Business and (B) each Contract of such PepsiCo Acquired Business that (i) has not been entered into the ordinary course of business, (ii) may not be terminated by such PepsiCo Acquired Business within one year or (iii) provides for aggregate payments by such PepsiCo Acquired Business in any calendar year in excess of $250,000.

        (w) Year 2000 Compliance. Whitman and each of its Subsidiaries has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Whitman or any of its Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any dates after December 31, 1999), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis, and (iii) as of the date of this Agreement, implemented such plan in accordance with such timetable. To the knowledge of Whitman, all computer applications of Whitman and its Subsidiaries (including those of its suppliers and vendors) that are material to Whitman and its Subsidiaries will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that any failure to do so, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Whitman.

     SECTION 5.02.  Representations and Warranties of PepsiCo and Merger
Sub. Except as disclosed in the PepsiCo Filed SEC Documents or as set forth on the Disclosure Schedule delivered by PepsiCo to Whitman prior to the execution of this Agreement (the "PepsiCo Disclosure Schedule"), each of PepsiCo and Merger Sub represents and warrants to Whitman as follows:

        (a) Organization, Standing and Corporate Power. Each of PepsiCo and each PepsiCo Subsidiary is a corporation, limited liability company or partnership duly organized or formed, as applicable, validly existing and, in the case of a corporation or a limited liability company, in good standing under the laws of the jurisdiction in which it is incorporated or formed and has the requisite corporate, limited liability company or partnership power and authority to carry on its business as now being conducted. Each PepsiCo Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. PepsiCo has made available to Whitman true, complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or certificates of formation and limited liability company agreements or partnership agreements, as applicable, of each of the PepsiCo Subsidiaries, in each case as amended to the date of this Agreement.

        (b) PepsiCo Subsidiaries. (i) With respect to such PepsiCo Subsidiaries that are corporations, all the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by PepsiCo, by another Subsidiary of PepsiCo or by PepsiCo and another such Subsidiary, free and clear of all Liens. With respect to such PepsiCo Subsidiaries that are limited liability companies or partnerships, all the outstanding limited liability company interests or partnership interests of each such PepsiCo Subsidiary have been validly issued and are owned by PepsiCo, free and clear of all Liens.

           (ii) Each of the PepsiCo Subsidiaries is engaged exclusively in the Bottling Business within the respective territories set forth opposite its name in Schedule 5.02(b)(ii) of the PepsiCo Disclosure Schedule and, except for such Bottling Business, is not engaged in any other business.

           (iii) As of the date of this Agreement, the issued and outstanding shares of capital stock of Merger Sub consist solely of 500 shares of Merger Sub Common Stock held by PepsiCo. Merger Sub has no Liabilities other than those under this Agreement and the other Transaction Documents.

           (iv) There are not (A) any bonds, debentures, notes or other indebtedness of any of the PGB Acquired Businesses or any of their respective Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the PGB Acquired Businesses or any of their respective Subsidiaries may vote; (B) any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any of the PGB Acquired Businesses or any of their respective Subsidiaries is a party or by which any of them is bound obligating any of the PGB Acquired Businesses or of any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any of the PGB Acquired Businesses or of any of their respective Subsidiaries or obligating any of the PGB Acquired Businesses or any of their respective Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (C) any outstanding contractual obligations of any of the PGB Acquired Businesses or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of the PGB Acquired Businesses or any of their respective Subsidiaries.

        (c) Authority; Noncontravention. PepsiCo has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party (such other Transaction Documents, the "PepsiCo Relevant Agreements") and to consummate the transactions contemplated by each of this Agreement and the PepsiCo Relevant Agreements. The execution and delivery by PepsiCo of this Agreement and the PepsiCo Relevant Agreements and the consummation by PepsiCo of the Merger and the other transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of PepsiCo. No approval of the stockholders of PepsiCo is required in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby. Each of this Agreement and the PepsiCo Relevant Agreements has been (or upon execution will be) duly executed and delivered by PepsiCo, and constitutes (or upon execution will constitute) a valid and binding obligation of PepsiCo, enforceable against PepsiCo in accordance with its respective terms. The execution and delivery of this Agreement and each PepsiCo Relevant Agreement do not (or upon execution will not), the consummation of the Merger and the other transactions contemplated by the Transaction Documents and compliance with the provisions of this Agreement and each PepsiCo Relevant Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation under (i) the certificate of incorporation or by-laws of PepsiCo or the comparable charter or organizational documents of any PepsiCo Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or permit applicable to PepsiCo or any PepsiCo Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PepsiCo or any PepsiCo Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
     (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to PepsiCo or any PepsiCo Subsidiary in connection with the execution and delivery of this Agreement and any PepsiCo Relevant Agreement or the consummation by PepsiCo of the Merger and the other transactions contemplated by the Transaction Documents, except for (A) the filing of a premerger notification and report form by PepsiCo under the HSR Act, (B) the filing with the SEC of (I) the Form S-4, (II) a registration statement of Merger Sub on Form S-8 under the Securities Act (the "Form S-8") and (III) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by the Transaction Documents, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which PepsiCo or any PepsiCo Subsidiary is qualified to do business and such filings with Governmental Entities to satisfy applicable requirements of state securities or "blue sky" laws, (D) such filings with and approvals of the New York Stock Exchange, Inc. (the "NYSE"), to permit the shares of Merger Sub Common Stock that are to be issued in the Contribution and the Merger to be listed on the NYSE, (E) the Poland Approvals and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (d) Financial Statements; Undisclosed Liabilities. Schedule 5.02(d) of the PepsiCo Disclosure Schedule sets forth the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined statements of cash flows for the thirty-six week periods ended September 6, 1997, and September 5, 1998, and the unaudited pro forma condensed combined balance sheets as of December 27, 1997, and September 5, 1998, for the Merger Sub Acquired Businesses and the PGB Acquired Businesses (the "Merger Sub/PGB Acquired Businesses Financial Statements"). The Merger Sub/PGB Acquired Businesses Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of each of the Merger Sub Acquired Businesses and the PGB Acquired Businesses as of the dates thereof and the consolidated results of the operations and cash flows of each of the Merger Sub Acquired Businesses and the PGB Acquired Businesses for the periods then ended (subject to normal year-end audit adjustments). Except for any other Liabilities incurred in the ordinary course of business consistent with past practice since September 5, 1998, none of the PepsiCo Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of such PepsiCo Subsidiary or in the notes thereto.

        (e) Information Supplied. None of the information supplied or to be supplied by PepsiCo or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or
     (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Whitman's stockholders or at the time of the Whitman Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act, except that no representation is made by PepsiCo with respect to statements made or incorporated by reference therein based on information supplied by Whitman or any Subsidiary of Whitman for inclusion or incorporation by reference in the Form S-4.

        (f) Absence of Certain Changes or Events. Except as disclosed in the reports, schedules, forms, statements and other documents required to be filed by PepsiCo with the SEC since January 1, 1997 and publicly available prior to the date of this Agreement (the "PepsiCo Filed SEC Documents"), since September 5, 1998, PepsiCo has conducted the business of each of the PepsiCo Subsidiaries only in the ordinary course, and there has not been
     (i) any Material Adverse Change in the PepsiCo Subsidiaries, (ii) any granting by any of the PepsiCo Subsidiaries to any Transferred Individual of any increase in compensation, except for increases in cash compensation in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of the date of this Agreement (true and complete copies of which have been made available to Whitman), (y) any granting by any of the PepsiCo Subsidiaries to any such Transferred Individual of any increase in severance or termination pay, except to the extent required under any employment, severance or termination agreements in effect as of the date of this Agreement (true and complete copies of which have been made available to Whitman) or (z) any entry by any of the PepsiCo Subsidiaries into any employment, consulting, indemnification, severance or termination agreement with any such Transferred Individual,
     (iii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had, or is reasonably likely to have, a Material Adverse Effect on the PepsiCo Subsidiaries or (iv) any change in accounting methods, principles or practices by any of the PepsiCo Subsidiaries materially affecting the assets, Liabilities or business of any of the Merger Sub Acquired Businesses or the PepsiCo Acquired Businesses, except insofar as may have been required by a change in GAAP.

        (g) Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of PepsiCo, threatened against or affecting any PepsiCo Subsidiary, or any former Subsidiary or business of any PepsiCo Subsidiary, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting any PepsiCo Subsidiary, or any former Subsidiary or business of any PepsiCo Subsidiary, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (h) Changes in PepsiCo Benefit Plans. (i) Other than the cessation of stock option grants under the PepsiCo SharePower Program, since September 5, 1998, there has not been any adoption or amendment by PepsiCo or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, or contributed to, by PepsiCo or any of its Subsidiaries as of the Closing Date, providing benefits to any current or former employee, officer or director of PepsiCo or any of its Subsidiaries or with respect to which PepsiCo or any of its Subsidiaries as of the Closing Date has any Liability (collectively, "PepsiCo Benefit Plans") that is reasonably likely to result in a Material Adverse Effect on the PepsiCo Subsidiaries. There exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between PepsiCo or any of its Subsidiaries and any current or former employee, officer or director of any PepsiCo Subsidiary who is a Transferred Individual.

        (ii) All actions taken, or to be taken, in accordance with the Employee Benefits Agreement by PepsiCo or any of its Subsidiaries on or prior to the Effective Time with respect to the PepsiCo Benefit Plans, will be taken without violating the terms of the PepsiCo Benefit Plans, ERISA or the Code.

        (iii) All actions required under the Employee Benefits Agreement to be taken, or caused to be taken, by Merger Sub on or after the Effective Time with respect to the PepsiCo Benefit Plans or successor plans or programs to the PepsiCo Benefit Plans, in any case maintained by Merger Sub in accordance with the Employee Benefits Agreement (the "Merger Sub Benefit Plans"), may be taken without violating the terms of the PepsiCo Benefit Plans, the Merger Sub Benefit Plans, ERISA or the Code.

        (iv) Except as otherwise specifically required of Merger Sub as provided in the Employee Benefits Agreement, neither PepsiCo nor any of its Subsidiaries, nor any employee or director of any of them, has taken any action, has agreed in contract (excluding collective bargaining agreements), or otherwise has created facts and circumstances that are reasonably likely to preclude Merger Sub (A) from amending or terminating, without incurring any Liability (other than Liabilities incurred without regard to such amendment or termination), any portion or all of any of the Merger Sub Benefit Plans which are Merger Sub Health and Welfare Plans (as defined in the Employee Benefits Agreement) or (B) from taking any action required to be taken by Merger Sub pursuant to the Employee Benefits Agreement without incurring any Liability.

        (i) ERISA Compliance. (i) Schedule 5.02(i) of the PepsiCo Disclosure Schedule contains a list and brief description of all PepsiCo Benefit Plans which are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are subject to Title IV of ERISA and which relate to any Transferred Individual (sometimes referred to herein as "PepsiCo Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other PepsiCo Benefit Plans which relate to any Transferred Individual. PepsiCo has made available to Whitman true, complete and correct copies of (w) each PepsiCo Benefit Plan (or, in the case of any unwritten PepsiCo Subsidiary Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each PepsiCo Benefit Plan (if any such report was required), (y) the most recent summary plan description for each PepsiCo Benefit Plan for which such summary plan description is required and (z) each trust agreement and group annuity contract relating to any PepsiCo Benefit Plan; provided, however, that clauses (w), (x), (y) and (z) shall only apply to those PepsiCo Benefit Plans providing a benefit to a Transferred Individual.

        (ii) All PepsiCo Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such PepsiCo Pension Plans are qualified and exempt from Federal income Taxes under
     Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of PepsiCo, has revocation been threatened, nor has any such PepsiCo Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

        (iii) No Pension Plan that PepsiCo or any of its Subsidiaries maintains, or to which PepsiCo or any of its Subsidiaries is obligated to contribute, other than any such Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "PepsiCo Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such PepsiCo Pension Plan, an accumulated benefit obligation, determined in accordance with Financial Accounting Standard Number 87, in excess of fair market value of the assets of such PepsiCo Pension Plan. None of the PepsiCo Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Except for any of the following relating to employees other than the Transferred Individuals, none of PepsiCo, any Subsidiary of PepsiCo, any officer of PepsiCo or any Subsidiary of PepsiCo or any of the PepsiCo Benefit Plans which are subject to ERISA, including the PepsiCo Pension Plans, any trusts created thereunder, or, to PepsiCo's knowledge, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject PepsiCo or any officer of PepsiCo to the Tax or penalty on prohibited transactions imposed by such
     Section 4975 or to any Liability under Section 502(i) or (1) of ERISA. None of the PepsiCo Pension Plans nor any of such trusts has been terminated during the last five years and PepsiCo is not aware of any basis for any PepsiCo Pension Plan to have been terminated. Neither PepsiCo nor any of its Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any of the PepsiCo Multiemployer Pension Plans which is reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (iv) With respect to any PepsiCo Benefit Plan that is an employee welfare benefit plan (x) each such PepsiCo Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (y) each such PepsiCo Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated on or at any time after the Closing without Material Adverse Effect on the PepsiCo Subsidiaries.

        (v) None of the PepsiCo Subsidiaries has any outstanding Liability relating to any Transferred Individual imposed under ERISA or, with respect to any employee welfare benefit plan, the Code, other than claims for benefits and expenses in the ordinary course of business.

        (j) Taxes. (i) Each of PepsiCo and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted, and has paid (or there have been paid on its behalf) all Taxes shown to be due on such Tax Returns, except where the failure to file such Tax Returns or pay such Taxes is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. No deficiencies for any material Taxes have been proposed, asserted or assessed in writing against any of the PepsiCo Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except with respect to any deficiency for Taxes that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (ii) None of Czechco, Hungarianco, Polandco, Poland Distributionco or Slovackco is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of the assets being transferred in the Contribution or the PepsiCo Transfers is a United States real property interest within the meaning of Section 897(c)(1) of the Code.

        (iii) No foreign Subsidiary of PepsiCo that is being transferred pursuant to the PepsiCo Transfers is a party to any tax sharing agreement or arrangement.

        (k) No Excess Parachute Payments. Other than payments that may be made to the persons referred to in Schedule 5.02(k) (the "PepsiCo Subsidiary Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or the PepsiCo Transfers by any employee, officer or director of PepsiCo or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) and who is a Transferred Individual under any employment, severance or termination agreement, other compensation arrangement or PepsiCo Subsidiary Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). PepsiCo has made available to Whitman information concerning payment obligations which may be incurred as a result of the Merger or the PepsiCo Transfers and a subsequent termination of employment under existing change in control and other similar agreements.

        (l) Compliance With Applicable Laws; Permits. (i) Each PepsiCo Subsidiary is in compliance in all respects with all judgments, orders, decrees, statutes, laws, ordinances, rules and regulations applicable to any such PepsiCo Subsidiary and any such PepsiCo Subsidiary's properties or assets, except for instances of noncompliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. None of the PepsiCo Subsidiaries has received any notice regarding any matter that is not fully resolved from a Governmental Entity that alleges that such PepsiCo Subsidiary is not in compliance with any such judgments, orders, decrees, statutes, laws, ordinances, rules or regulations and each of the PepsiCo Subsidiaries has and is in compliance with all Permits required for the operation of its business as currently conducted, except for those notices, instances of noncompliance or lack of Permits that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (ii) There is no suit, action, proceeding or inquiry pending or, to the knowledge of PepsiCo, threatened before any court, Governmental Entity or other forum in which any of the PepsiCo Subsidiaries, or any of their respective former Subsidiaries or businesses, has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (A) for alleged noncompliance with any Environmental Law or (B) relating to the release into the environment of, or human exposure to, any Hazardous Material, whether or not occurring at, on, under or involving a site currently or formerly owned, leased or operated by the PepsiCo Subsidiaries or any of their respective former Subsidiaries or businesses, except for any such suits, actions, proceedings and inquiries which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (iii) During the period of ownership or operation by the PepsiCo Subsidiaries or any of their respective former Subsidiaries or businesses of any of their respective currently or formerly owned, leased or operated properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of PepsiCo, any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. Prior to the period of ownership or operation by the PepsiCo Subsidiaries or any of their respective former Subsidiaries or businesses of any of such properties, to the knowledge of PepsiCo, there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (iv) None of the PepsiCo Subsidiaries or their respective Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to any Hazardous Material, except for any such order, decree, injunction, arrangement, indemnity or other agreement which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (v) No products shipped, sold or delivered on or prior to the Closing Date by or for any of the PepsiCo Subsidiaries were, and no food or food ingredients included in the Inventory of any PepsiCo Subsidiary on or prior to the Closing Date and which are used by any PepsiCo Subsidiary, were or are adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act and the regulations promulgated thereunder or comparable food laws and regulations of any jurisdiction of any Governmental Entity to which such products have been or are intended to be shipped, sold or delivered, except for any such adulteration or misbranding which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

        (m) Contracts. Other than contracts or agreements entered into by any PepsiCo Subsidiary in the ordinary course of business, there are no contracts or agreements that would have been required to be filed as an Exhibit to an Annual Report on Form 10-K if the PepsiCo Subsidiaries (taken as a whole) were a company required to file periodic reports pursuant to the Exchange Act that are material to the business, financial position or results of operations of the PepsiCo Subsidiaries, including (A) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any person in any calendar year in excess of $250,000, (B) any contract relating to the borrowing of money or the guarantee of any such obligation or (C) any material contract or agreement between or among PepsiCo and the PepsiCo Subsidiaries.

        (n) Title to Properties. Each PepsiCo Subsidiary has, in the case of personal property, good and valid title to or valid leasehold interests in, and in the case of real property, good and marketable title to or valid leasehold interests in, all its properties and assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. All such assets and properties are free and clear of all Liens except for Permitted Liens.

        (o) Nature of Purchase. (i) None of Ohio Sub, St. Louis Sub, Opco Sub or Metro Sub is acquiring shares of Merger Sub Common Stock with a view to the resale or distribution of such shares of Merger Sub Common Stock or any part thereof.

        (ii) Merger Sub is not acquiring the PGB Shares with a view to the resale or distribution of the PGB Shares or any part thereof.

        (iii) Each of Ohio Sub, St. Louis Sub, Opco Sub, Metro Sub and Merger Sub is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

        (p) Sufficiency of Assets. (i) Except for the Excluded Assets, each of the Merger Sub Acquired Businesses and the PGB Acquired Businesses contains substantially all of the assets, properties and rights owned, used or held for use primarily in connection with, or that otherwise primarily relate to or are required for the conduct of, such Merger Sub Acquired Businesses and PGB Acquired Businesses as presently conducted by PepsiCo and the PepsiCo Subsidiaries on the date of this Agreement.

        (ii) Schedule 5.02(p) of the PepsiCo Disclosure Schedule sets forth, with respect to each of the Merger Sub Acquired Businesses and the PGB Acquired Businesses, a true and complete list (under corresponding headings) of (A) the Premises, U.S. Personal Property (as of the date indicated on such Schedule) and material Permits of such Business and (B) each Contract of such Business that (i) has not been entered into in the ordinary course of business, (ii) may not be terminated by such Business within one year or (iii) provides for aggregate payments by such Business in any calendar year in excess of $250,000.

        (q) Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (the fees and expenses of which will be borne by PepsiCo), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of PepsiCo or any of the PepsiCo Subsidiaries.

        (r) Year 2000 Compliance. Each of the PepsiCo Subsidiaries has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any of the PepsiCo Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any dates after December 31, 1999), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis and (iii) as of the date of this Agreement, implemented such plan in accordance with such timetable. To the knowledge of PepsiCo, all computer applications of each of the PepsiCo Subsidiaries (including those of its suppliers and vendors) that are material to the PepsiCo Subsidiaries will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that any failure to do so, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

                                   ARTICLE VI

                         COVENANTS RELATING TO BUSINESS

     SECTION 6.01. Alternative Transactions. (a) Whitman shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Whitman or any of its Subsidiaries to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) directly or indirectly participate in any discussions with third parties or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that at any time prior to the date of the Whitman Stockholders Meeting (the "Applicable Period"), Whitman may, in response to a Superior Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 6.01(a), and subject to providing prior written notice of its decision to take such action to PepsiCo (the "Whitman Notice") and compliance with Section 6.01(c) following delivery of the Whitman Notice (x) furnish information with respect to Whitman and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by Whitman after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

     (b) Neither the Board of Directors of Whitman nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PepsiCo, the approval or recommendation by the Board of Directors of Whitman or any such committee of the Merger, this Agreement or the other Transaction Documents, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by Whitman in accordance with Section 6.01(a)) relating to any Takeover Proposal (each, a "Whitman Acquisition Agreement") or (iii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by Whitman and which did not otherwise result from a breach of Section 6.01(a), the Board of Directors of Whitman may (subject to this sentence) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Whitman to enter into any Whitman Acquisition Agreement with respect to any Whitman Superior Proposal), but only at a time that is during the Applicable Period and is after the fifth business day following PepsiCo's receipt of written notice advising PepsiCo that the Board of Directors of Whitman has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

     (c) Whitman promptly shall advise PepsiCo orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry. Whitman shall keep PepsiCo fully informed of the status and material terms of any such Takeover Proposal or inquiry.

     (d) PepsiCo shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, PepsiCo or any of its Subsidiaries to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

     SECTION 6.02. Interim Operations of Whitman. During the period from the date of this Agreement to the Closing, Whitman shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including scheduled capital expenditures and with respect to matters relating to cash management, accounts receivable and accounts payable) and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Closing. In addition, subject to the foregoing sentence and without limiting the generality of the foregoing, except for matters set forth in the Whitman Disclosure Schedule or otherwise contemplated by this Agreement or the other Transaction Documents, from the date of this Agreement to the Closing, Whitman shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of PepsiCo:

        (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect Subsidiary of Whitman to its parent and (2) regular quarterly cash dividends with respect to Whitman Common Stock, not in excess of $.05 per share, with usual declaration, record and payment dates and in accordance with Whitman's past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Whitman or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell or grant (A) any shares of its capital stock,
     (B) any bonds, debentures, notes or other indebtedness having the right to vote or any other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Whitman Common Stock upon the exercise of Whitman Stock Options in accordance with their present terms;

        (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

        (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any material assets, except purchases of inventory in the ordinary course of business consistent with past practice;

        (v) (A) grant to any employee, officer or director of Whitman or any of its Subsidiaries any increase in compensation, except for increases in cash compensation in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of the date of this Agreement, (B) grant to any employee, officer or director of Whitman or any of its Subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of this Agreement, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Whitman Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Whitman Benefit Plan;

        (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, Liabilities or results of operations of Whitman, except insofar as may be required by a change in GAAP;

        (vii) sell, lease, license or otherwise dispose of or subject to any Lien (x) any PepsiCo Acquired Businesses or (y) any other properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

        (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Whitman or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Whitman or any direct or indirect wholly owned Subsidiary of Whitman;

        (ix) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $100,000,000; provided, however, that, notwithstanding the foregoing, Whitman shall not, and shall cause its Subsidiaries to not, make or agree to make any new capital expenditure relating to the PepsiCo Acquired Businesses that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

        (x) make any material Tax election or settle or compromise any material Tax Liability or refund, except to the extent already provided for in the Whitman Filed SEC Documents;

        (xi) (A) pay, discharge or satisfy any material claims or material Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Whitman included in the Whitman Filed SEC Documents or incurred in the ordinary course of business consistent with past practice,
     (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Whitman or any of its Subsidiaries is a party;

        (xii) amend the Whitman Rights Agreement; or

        (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

     SECTION 6.03. Interim Operations of PepsiCo Subsidiaries. (a) During the period from the date of this Agreement to the Closing, PepsiCo shall cause each of the PepsiCo Subsidiaries to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including scheduled capital expenditures and with respect to matters relating to cash management, accounts receivable and accounts payable) and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that the goodwill and ongoing business of each of the PepsiCo Subsidiaries shall be unimpaired at the Closing. In addition, subject to the foregoing sentence and without limiting the generality of the foregoing, except for matters set forth in the PepsiCo Disclosure Schedule or otherwise contemplated by this Agreement or the other Transaction Documents, from the date of this Agreement to the Closing, PepsiCo shall not permit any PepsiCo Subsidiary to do any of the following without the prior written consent of Whitman:

        (i) in the case of the PGB Acquired Businesses only, amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

        (ii) except for the acquisition of any Excluded Asset, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any material assets, except purchases of inventory in the ordinary course of business consistent with past practice;

        (iii) (A) grant to any Transferred Individual any increase in compensation, except in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of the date of this Agreement, (B) grant to any Transferred Individual of any PepsiCo Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of this Agreement, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such Transferred Individual, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or PepsiCo Subsidiary Benefit Plan to the extent relating to any Transferred Individual or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or PepsiCo Subsidiary Benefit Plan to the extent relating to any Transferred Individual;

        (iv) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, Liabilities or results of operations of any of the PepsiCo Subsidiaries, except insofar as may be required by a change in GAAP;

        (v) except with respect to Excluded Assets, sell, lease, license or otherwise dispose of or subject to any Lien any of the assets of the PepsiCo Subsidiaries, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

        (vi) except with respect to any such indebtedness, loans, advances, capital contributions, or investments which is an Excluded Liability, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in any investment existing on the date of this Agreement;

        (vii) except with respect to any Excluded Liability, make or agree to make any new capital expenditure or expenditures that (with respect to the PepsiCo Subsidiaries taken as a whole), individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $100,000,000;

        (viii) make any material Tax election or settle or compromise any material Tax Liability (other than any such material Tax Liability which is an Excluded Liability) or refund, except to the extent already provided for in the PepsiCo Filed SEC Documents;

        (ix) (A) except with respect to any Excluded Liability, pay, discharge or satisfy any material claims or material Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the Merger Sub/PGB Acquired Businesses Financial Statements or incurred in the ordinary course of business consistent with past practice, (B) except with respect to any Excluded Liability, cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which any PepsiCo Subsidiary is a party;

        (x) in the case of Merger Sub only, (A) conduct any business, (B) split, combine or reclassify any of its capital stock, (C) issue, deliver, sell or grant any shares of its capital stock, any securities having voting rights, or any securities convertible or exchangeable for securities having voting rights, or (D) otherwise alter its capitalization; or

        (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

     SECTION 6.04. Advice of Changes. Whitman and PepsiCo shall promptly advise the other orally and in writing of any change or event having, or which is reasonably likely to have, a Material Adverse Effect on Whitman or the PepsiCo Subsidiaries, as applicable; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.05. Other Actions. Subject to Section 7.04, each of Whitman and PepsiCo hereby agrees to take no action, and agrees that they will not permit any of their respective Subsidiaries to take any action, that would reasonably be likely to cause:

        (a) the failure of any such party to perform and comply in all material respects with all agreements, obligations and conditions required by this Agreement or the other Transaction Documents to be performed or complied with by such party on or prior to the Closing Date;

        (b) any Material Adverse Effect on Whitman or the PepsiCo Subsidiaries, as applicable; or

        (c) the inability of the Contribution, and the Contribution and Merger collectively, to constitute a tax-free transaction described in Section 351 or the inability of the Merger to constitute a tax-free transaction described in Section 368(a) of the Code or the inability of Whitman or PepsiCo to obtain the opinions of counsel referred to in Sections 8.02(c) and 8.03(c).

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

     SECTION 7.01. Preparation of Form S-4 and the Proxy Statement/Prospectus; Whitman Stockholders Meeting. (a) Each party shall cooperate in the preparation of the Form S-4 and the Proxy Statement/ Prospectus and all pre- and post-effective amendments thereto and the filing thereof with the SEC. Such cooperation shall include (i) preparation of historical and pro forma financial statements relating to such party required to be included in such filings, (ii) provision of financial and other information relating to such party required to be included in such filings, (iii) engagement of accountants to report on and provide comfort letters in customary form in respect of financial information provided by such party for inclusion in such filings (which comfort letters will be received by Whitman in accordance with customary practice) and (iv) responding to comments relating to such party received from the staff of the SEC in respect of such filings promptly after receipt thereof.

     (b) Each party shall be entitled to review any materials related to the Proxy Statement/Prospectus at any time and from time to time prior to their mailing to the Whitman stockholders, and to comment thereon, and Whitman shall incorporate into such materials PepsiCo's comments thereon so that such materials are reasonably acceptable to each party. PepsiCo shall, on behalf of Merger Sub, prepare and cause Merger Sub to file with the SEC the Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus, as promptly as practicable after comments are received from the SEC staff on the initial filing of the Proxy Statement/Prospectus. Each of PepsiCo and Merger Sub shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Whitman will use its reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Whitman's stockholders as promptly as practicable after the date the Form S-4 is declared effective under the Securities Act. PepsiCo, Merger Sub and Whitman shall also take all reasonable efforts to cause any action (other than qualifying to do business in any jurisdiction in which Whitman is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Merger Sub Common Stock in the Contribution and the Merger.

     (c) Whitman will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Whitman Stockholders Meeting, and will use its reasonable efforts to cause the Whitman Stockholders Meeting to be held as promptly as practicable after the date the Proxy Statement/ Prospectus is mailed to the Whitman Stockholders. Whitman will, through its Board of Directors, recommend to its stockholders adoption of this Agreement and will use its reasonable efforts to cause the Whitman Stockholder Approval to be obtained at the Whitman Stockholders Meeting; provided, however, that Whitman's obligations to recommend such adoption and to cause such adoption to be obtained shall be subject to the fiduciary obligations of the Board of Directors of Whitman. Without limiting the generality of the foregoing, Whitman agrees that its obligations pursuant to the first sentence of this Section 7.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Whitman of any Takeover Proposal.

     SECTION 7.02. Listing Application. PepsiCo shall cause Merger Sub to prepare and submit to the NYSE listing applications covering the shares of Merger Sub Common Stock issuable by Merger Sub pursuant to the Contribution and the Merger, and shall use their respective reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such stock, subject to official notice of issuance.

     SECTION 7.03. Access to Information; Confidentiality. Subject to the Confidentiality Agreement dated as of August 24, 1998, between Whitman and PepsiCo (the "Confidentiality Agreement"), and subject to applicable legal restrictions, Whitman shall afford to PepsiCo, and PepsiCo shall afford to Whitman, and, in each case, to the officers, employees, accountants, counsel, financial advisors and other representatives of such parties, reasonable access during normal business hours during the period prior to the Closing to (i) in the case of Whitman, all its respective properties, books, contracts, commitments, personnel and records and (ii) in the case of PepsiCo, all the properties, books, contracts, commitments, personnel and records in respect of each of the PepsiCo Subsidiaries. Each of the foregoing parties agrees to use its reasonable efforts in good faith to obtain all waivers and consents necessary under any confidentiality or non-disclosure agreement (other than any such agreement with a party seeking disclosure hereunder, as to which the party seeking disclosure shall be deemed to have waived such confidentiality or non-disclosure with respect to itself) to afford reasonable access to the applicable party. During such period, Whitman shall, and shall cause each of its Subsidiaries to, furnish promptly to PepsiCo a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws. During such period, subject to applicable legal restrictions, each of Whitman and its Subsidiaries and PepsiCo and the PepsiCo Subsidiaries shall furnish or cause to be furnished all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by law, each party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such person) and shall use its reasonable efforts to ensure that such persons do not disclose such information to others without the prior written consent of the applicable party from whom such information was received. In the event of the termination of this Agreement for any reason, each party shall promptly return or destroy all

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

documents containing nonpublic information so obtained from any other party or any of its Subsidiaries and any copies made of such documents.

     SECTION 7.04. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents. In the event an Assigned Contract relates both to a business being transferred and a business being retained by PepsiCo or Whitman or any of their respective Subsidiaries, each party will use its reasonable efforts to cause such Assigned Contract to be divided into separate contracts for each of the transferred business and the retained business, or otherwise to cause the same economic and business terms to govern (by subcontract, sublicense or otherwise). To the extent that any Assigned Contract to be assigned by PepsiCo or Whitman (or any of their respective Subsidiaries) to the other party or any of its respective Subsidiaries pursuant to this Agreement is not assignable without the consent or without novation of a third party, and such consent is not obtained or novation effected, as the case may be, this Agreement shall not constitute an assignment or an attempted assignment thereof and PepsiCo and Whitman shall enter into alternative arrangements with respect thereto satisfactory to PepsiCo and Whitman. To the extent any such agreements and/or related services cannot be assigned or can be assigned but only with cost to the party assigning such agreement and/or related services, such party shall use reasonable efforts to provide the benefits and pass on the costs of such agreements and/or related services to the party to which such agreements and/or services were to be assigned hereunder. In connection with and without limiting the foregoing, each of Whitman and PepsiCo and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the other Transaction Documents or the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the other Transaction Documents or the other transactions contemplated hereby or thereby, take all reasonable action necessary to ensure that the Merger and the other transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Transaction Documents.

     SECTION 7.05. Affiliates. Prior to the Closing Date, Whitman shall deliver to Merger Sub a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of Whitman, "affiliates" of Whitman for purposes of Rule 145 under the Securities Act. Whitman shall use its reasonable efforts to cause each such person to deliver to Merger Sub on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit F hereto.

     SECTION 7.06. Whitman Stock Options; Whitman Stock Plans; Certain Employee Matters. (a) At the Effective Time, by virtue of the Merger, the Whitman Stock Plans shall be assumed by Merger Sub, with the result that all obligations of Whitman under the Whitman Stock Plans, including with respect to awards outstanding at the Effective Time under each Whitman Stock Plan, shall be obligations of Merger Sub following the Effective Time. Prior to the Effective Time, Merger Sub shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders) for the assumption of the Whitman Stock Plans, including the reservation, issuance and listing of shares of Merger Sub Common Stock issuable thereunder. As soon as practicable after the Effective Time, Merger Sub shall prepare and file with the SEC a registration statement on Form S-8 registering the number of shares of Merger Sub Common Stock issuable under the Whitman Stock Plans.

     (b) As soon as practicable after the Effective Time, Merger Sub shall deliver to the holders of Whitman Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Whitman Stock Plans and the agreements evidencing the grants of such Whitman Stock Options and that such Whitman Stock Options and agreements shall be assumed by Merger Sub and shall continue in effect on the same terms and conditions, except that all such options issued prior to January 1, 1999, shall be fully vested in accordance with the terms of the applicable Whitman Stock Plans.

     (c) Except as otherwise contemplated by this Section 7.06 and except to the extent required under the respective terms of the Whitman Stock Options, all restrictions or limitations on transfer and vesting with respect to Whitman Stock Options awarded under the Whitman Stock Plans or any other plan, program or arrangement of Whitman or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Merger Sub as set forth above.

     (d) Following the Effective Time, Merger Sub will assume and honor all Liabilities under change in control and employment agreements of Whitman, the existence of which does not constitute a violation of this Agreement, in accordance with the terms thereof.

     (e) As of the Effective Time, Merger Sub will assume and honor all Liabilities relating to the Transferred Individuals to the extent set forth in the Employee Benefits Agreement.

     SECTION 7.07. Fees and Expenses. (a) Except as provided in this Section 7.07, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Transaction Documents shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of PepsiCo and Whitman shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus (including SEC filing fees), (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees) and (3) if the Merger is consummated, all United States Federal, state or local and all foreign transfer, documentary, sales, use, registration, value-added and other similar taxes (including applicable real estate transfer taxes and real property transfer gains taxes and similar taxes imposed on the transfer of shares of a company holding real estate) incurred in connection with the Contribution, the Merger, the PepsiCo Transfers, the Whitman Transfers or a transfer by PGB (or its designee) of the assets described in
Section 4.02(b) to an affiliate of PGB (to the extent, in the case of such a transfer by PGB (or its designee), that no such tax was imposed on the transfer of such assets to PGB (or its designee)).

     (b) In the event that (1) a Takeover Proposal shall have been made known to Whitman or any of its Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either PepsiCo or Whitman pursuant to Section 9.01(b)(i) or (iii) and within twelve months thereafter Whitman consummates or enters into a definitive agreement relating to any Takeover Proposal which it concludes is a Superior Proposal or (2) this Agreement is terminated (x) by Whitman pursuant to
Section 9.01(e) or (y) by PepsiCo pursuant to Section 9.01(f), then Whitman shall promptly, but in no event later than the date of such termination, pay PepsiCo a fee equal to $20,000,000 (the "Termination Fee") (less the amount of the Break-up Payment previously paid to PepsiCo by Whitman, if any), payable by wire transfer of same day funds.

     (c) In the event that this Agreement is terminated by either PepsiCo or Whitman pursuant to Section 9.01(b)(iii), then Whitman shall promptly, but in no event later than the date of such termination, pay PepsiCo a fee equal to PepsiCo's documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, but in no event shall such fee be in excess of $2,000,000 (the "Break-up Payment"), payable by wire transfer of same day funds.

     (d) Whitman acknowledges that the agreements contained in Section 7.07(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PepsiCo would not enter into this Agreement; accordingly, if Whitman fails promptly to pay the amount(s) due pursuant to
Section 7.07(b) and (c), and, in order to obtain such payment, PepsiCo commences a suit which results in a judgment against Whitman for the fee(s) set forth in
Section 7.07(b) and (c), Whitman shall pay to PepsiCo its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee(s) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     SECTION 7.08. Rights Agreement. The Board of Directors of Whitman shall take all further action (in addition to that referred to in Section 5.01(t)) reasonably requested in writing by PepsiCo in order to render Whitman's Rights Agreement inapplicable to the Merger and the other transactions contemplated by the Transaction Documents. Except as provided above with respect to the Merger and the other transactions contemplated by the Transaction Documents, Whitman's Board of Directors shall not, without the prior written consent of PepsiCo, (a) amend the Whitman Rights Agreement or (b) take any action with respect to, or make any determination under, the Whitman Rights Agreement, including a redemption of the Whitman Rights or any action to facilitate a Takeover Proposal.

     SECTION 7.09. PGB Stockholders' Agreement. PepsiCo and Whitman agree that, as of the Effective Time, the Stockholders' Agreement dated as of November 9, 1987, among Whitman (formerly named IC Industries, Inc.), IC Products Company, PepsiCo and Metro Sub shall terminate and be of no further force or effect in accordance with the provisions of Section 3.02(a)(ii) of such agreement.

     SECTION 7.10. Public Announcements. Whitman and PepsiCo will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and the other Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the other Transaction Documents shall be in the form heretofore agreed to by the parties.

     SECTION 7.11. Further Assurances. (a) On and after the Closing Date, each of Merger Sub and PGB shall (i) give such further assurances to PepsiCo and shall execute, acknowledge and deliver all such acknowledgments and other instruments, and take such further actions as may be reasonably necessary or appropriate effectively to vest in PepsiCo (or its designee) the full legal and equitable title to the PepsiCo Acquired Businesses and (ii) use its reasonable efforts to assist PepsiCo (or its designee) in the orderly transition of the operations of the PepsiCo Acquired Businesses acquired by PepsiCo (or its designee). Nothing in this Section 7.11(a) shall be construed to require Merger Sub or PGB to incur, without reimbursement from PepsiCo, any costs or expenses in connection with any such undertakings.

     (b) On and after the Closing Date, each of PepsiCo and the relevant PepsiCo Subsidiaries shall (i) give such further assurances to Merger Sub and PGB and shall execute, acknowledge and deliver all such acknowledgments and other instruments, including the execution and delivery by each of the relevant PepsiCo Subsidiaries, Merger Sub and PGB of an assignment and assumption agreement in form and substance satisfactory to the parties hereto (the "Assignment and Assumption Agreement") providing for the assignment of the Merger Sub Acquired Businesses and the assets included as part of the PGB Acquired Businesses and the assumption of the Merger Sub Assumed Liabilities and the Liabilities included as part of the PGB Acquired Businesses, and take such further actions as may be reasonably necessary or appropriate effectively to vest in Merger Sub and PGB the full legal and equitable title to the Merger Sub Acquired Businesses and the PGB Acquired Businesses, as applicable and (ii) use its reasonable efforts to assist Merger Sub and PGB in the orderly transition of the operations of the Merger Sub Acquired Businesses and the PGB Acquired Businesses acquired by Merger Sub and PGB. Nothing in this Section 7.11(b) shall be construed to require PepsiCo or the PepsiCo Subsidiaries to incur, without reimbursement from Merger Sub and PGB, any costs or expenses in connection with any such undertakings.

     (c) On and after the Closing Date, each of Merger Sub, PGB and the relevant Subsidiaries of Merger Sub shall give such further assurances to PepsiCo and the relevant PepsiCo Subsidiaries and shall execute, acknowledge and deliver all such acknowledgments and other instruments, including the Assignment and Assumption Agreement, and take such further action as may be reasonably necessary or appropriate to complete the assumption by each of Merger Sub, PGB and the relevant Subsidiaries of Merger Sub of, and the release of PepsiCo and the relevant PepsiCo Subsidiaries from, the Merger Sub Assumed Liabilities and the Liabilities included as part of the PGB Acquired Businesses.

     SECTION 7.12. Post-Closing Cooperation. (a) Each party shall cooperate with one another in connection with the furnishing of information that is reasonably necessary for financial reporting and accounting matters and in respect of compliance with disclosure and reporting requirements under the Securities Act and the Exchange Act.

     (b) After the Closing, upon reasonable written notice, each of Merger Sub and PepsiCo shall furnish or cause to be furnished to the other party, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Merger Sub Acquired Businesses, the PGB Acquired Businesses and the PepsiCo Acquired Businesses (including reasonable access to employees and books and records) as is reasonably necessary for the preparation of the Merger Sub Statement and the PepsiCo Statement pursuant to Section 12.01, the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Merger Sub and PepsiCo shall cooperate with each other party in the conduct of any audit or other proceeding relating to Taxes involving the Merger Sub Acquired Businesses, the PGB Acquired Businesses or the PepsiCo Acquired Businesses. Merger Sub and PGB shall retain the books and records relating to the Merger Sub Acquired Businesses and the PGB Acquired Businesses and PepsiCo shall retain the books and records relating to the PepsiCo Acquired Businesses for a period of seven years after the Closing.

     SECTION 7.13. Merger Sub Rights Agreement. Merger Sub shall adopt the Rights Agreement set forth as Exhibit G hereto effective upon the Closing.

     SECTION 7.14. Merger Sub Share Repurchase. During the period from the Closing Date to the 12-month anniversary of the Closing Date, Merger Sub shall repurchase the lesser of (i) 16,000,000 shares of Merger Sub Common Stock or
(ii) shares of Merger Sub Common Stock having an aggregate value of $400,000,000 (such aggregate value to be measured by the sum of the prices per share paid by Merger Sub in respect of each such purchase) (the "Merger Sub Repurchase"), by tender offer, open market purchase, privately negotiated transaction or otherwise; provided, however, that in the case of any Merger Sub Repurchase pursuant to a tender offer (i) the terms and conditions of such tender offer shall be subject to the prior written consent of PepsiCo, which consent shall not be unreasonably withheld and (ii) neither PepsiCo nor any of its affiliates shall tender or otherwise sell any shares of Merger Sub Common Stock beneficially owned by PepsiCo or any such affiliate in such tender offer; provided, further, that Merger Sub shall be under no obligation to make any Merger Sub Repurchase (and its obligation to make any such Repurchase shall be suspended) during any period when (i) Merger Sub is under any legal restriction from doing so or (ii) the Board of Directors of Merger Sub determines in good faith that it is impractical or inadvisable to make such Repurchase.

     SECTION 7.15. St. Petersburgco Indebtedness. PepsiCo and Whitman shall use reasonable efforts to obtain the full and unconditional release of Whitman, effective as of the consummation of the Whitman Transfers, from all Liabilities with respect to indebtedness of St. Petersburgco under its existing bank facility; provided, however, that (i) Whitman shall be under no obligation to make any payment in connection with obtaining such release other than any payment in accordance with the terms of such indebtedness and (ii) if PepsiCo and Whitman shall be unable to obtain such release in the exercise of their reasonable efforts prior to the consummation of the Whitman Transfers, PepsiCo shall, following such consummation of the Whitman Transfers, promptly reimburse Whitman or, following the Effective Time, Merger Sub, with respect to any payment required to be made by Whitman or, following the Effective Time, Merger Sub to any person in accordance with the terms of such indebtedness.

     SECTION 7.16. Services Agreements. Prior to the consummation of the Whitman Transfers, PepsiCo, Whitman, Merger Sub and one or more other bottlers licensed by PepsiCo shall agree on the terms of definitive Services Agreements, which shall provide, among other things, (i) for the provision of all support services not located at the respective operating locations of the Bottling Businesses to be transferred pursuant to this Agreement necessary to continue the ongoing operations of such Bottling Businesses, (ii) that payment for all services provided pursuant to such Services Agreements shall be made by the party or parties receiving such services to the party or parties providing such services in an amount equal to the cost (without profit) to the party or parties providing such services and (iii) that no party providing services pursuant to the Services Agreements shall be liable to any other party except to the extent of such party's gross negligence or wilful misconduct in providing such services; provided, however, that the amount recoverable from any party providing services pursuant to the Services Agreements in respect of any such liability shall be limited to the aggregate amount of proceeds received by, or payable to, such party pursuant to the Services Agreements.

     SECTION 7.17. Section 16b-3. Prior to the Closing Date, PepsiCo shall cause the Board of Directors of Merger Sub to adopt a resolution approving the acquisition in the Merger of securities of Merger Sub by officers and directors of Whitman. Such resolution shall specify (i) the names of the executive officers and the directors of Whitman, (ii) the number of securities of Merger Sub to be acquired by such individual, (iii) that approval is being granted to exempt the transaction under Rule 16b-3 promulgated under the Exchange Act and
(iv) for acquisitions of derivative securities, the material terms of the derivative securities.

     SECTION 7.18. Insured Claims. (a) PepsiCo and Whitman mutually agree to the following covenants with respect to Liabilities arising from incidents which occurred prior to the Closing and for which the party transferring a Bottling Business or other asset hereunder purchased liability insurance, including but not limited to Workers' Compensation, General Liability and Automobile Liability insurance ("Insured Liabilities"):

        (i) With respect to PepsiCo's Insured Liabilities, Whitman agrees to manage and oversee the following third-party claims administrators:

           (A) Kemper Insurance Company for General Liability, Automobile Liability and Illinois, Indiana and Missouri Workers' Compensation claims arising prior to January 1, 1997;

           (B) Travelers Insurance Company for Ohio Workers' Compensation claims arising prior to January 1, 1997; and

           (C) CNA Insurance Company for General Liability, Automobile Liability and Workers' Compensation claims arising after January 1, 1997 through the Closing Date.

        (ii) PepsiCo agrees to provide Whitman with access to such third-party claims administrators and PepsiCo will use its reasonable efforts to modify its contracts with its third-party claims administrators to allow for such access, if necessary.

        (iii) With respect to the Ohio Workers' Compensation claims which arose prior to January 1, 1997, and which are administered by Travelers Insurance Company, PepsiCo agrees to transfer on the Closing Date the reserve balance of $3,048,500, less the aggregate amount paid in respect of such claims between January 20, 1999 and the Closing Date, to Whitman for the payment of all Liabilities associated with such claims.

        (iv) With respect to Whitman's Insured Liabilities, PepsiCo agrees to manage and oversee the following third-party claims administrators:

           (A) Gallagher Bassett Services for General Liability, Automobile Liability and Virginia Workers' Compensation claims; and

           (B) Accordia for West Virginia Workers' Compensation claims.

        (v) Whitman agrees to provide PepsiCo with access to such third-party claims administrators, and Whitman will use its reasonable efforts to modify its contracts with its third-party claims administrators to allow for such access, if necessary.

        (vi) Payments to third-party claims administrators shall be the responsibility of the party to whom the Bottling Business or other asset was transferred pursuant to this Agreement.

        (vii) Payments for claims shall be the responsibility of the party to whom the Bottling Business or other asset was transferred pursuant to this Agreement.

     (b) This covenant with respect to the matters contained herein supersedes any reference to such matters elsewhere in this Agreement, in the Employee Benefits Agreement and/or in the Whitman Transfers Employee Services Agreement.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     SECTION 8.01. Conditions Precedent. The respective rights and obligations of each party to effect the Merger and the other transactions contemplated by the Transaction Documents to be effected at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions precedent:

        (a) Stockholder Approval. The Whitman Stockholder Approval shall have been obtained.

        (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by the Transaction Documents under the HSR Act shall have been terminated or shall have expired (the "HSR Approval").

        (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as practicable any such Restraints that may be entered.

        (d) NYSE Listing. The shares of Merger Sub Common Stock issuable to the PepsiCo Subsidiaries and to the stockholders of Whitman pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     SECTION 8.02. Conditions to Obligations of PepsiCo and Merger Sub. The obligations of PepsiCo and Merger Sub to effect the Merger and the other transactions contemplated by the Transaction Documents are further subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of Whitman set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a Material Adverse Effect on Whitman, and PepsiCo shall have received a certificate signed on behalf of Whitman by an executive officer of Whitman to such effect.

        (b) Performance of Obligations. Whitman shall have performed in all material respects all obligations required to be performed by it under each of the Whitman Relevant Agreements at or prior to the Closing Date, and PepsiCo shall have received a certificate signed on behalf of Whitman by an executive officer of Whitman to such effect.

        (c) Tax Opinion. PepsiCo shall have received an opinion of its tax counsel, Cravath, Swaine & Moore, in form and substance reasonably satisfactory to PepsiCo, and dated as of the Closing Date, to the effect that the Contribution, and the Contribution and Merger collectively, will constitute an exchange described in Section 351 of the Code and the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, Cravath, Swaine & Moore may require delivery of and rely upon the customary representations letters delivered by PepsiCo, Whitman and their respective Subsidiaries in form and substance reasonably satisfactory to Cravath, Swaine & Moore.

     SECTION 8.03. Conditions to Obligations of Whitman. The obligations of Whitman to effect the Merger and the other transactions contemplated by the Transaction Documents are further subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of PepsiCo set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a Material Adverse Effect on the PepsiCo Subsidiaries, and Whitman shall have received a certificate signed on behalf of PepsiCo by an executive officer of PepsiCo to such effect.

        (b) Performance of Obligations. PepsiCo shall have performed in all material respects all obligations required to be performed by it under each of the PepsiCo Relevant Agreements at or prior to the Closing Date, and Whitman shall have received a certificate signed on behalf of PepsiCo by an executive officer of PepsiCo to such effect.

        (c) Tax Opinion. Whitman shall have received an opinion of its tax counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Whitman, and dated as of the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code and that neither Whitman nor its shareholders shall recognize gain or loss for U.S. Federal income tax purposes as a result of the Merger. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may require delivery of and rely upon the customary representations letters delivered by Whitman, PepsiCo and their respective Subsidiaries in form and substance reasonably satisfactory to Wachtell, Lipton, Rosen & Katz.

        (d) Contribution. The Contribution shall have been consummated in accordance with Article II hereof.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the vote of the stockholders of Whitman at the Whitman Stockholders Meeting:

        (a) by mutual written consent of Whitman and PepsiCo; or

        (b) by either Whitman or PepsiCo:

           (i) if the Merger or the other transactions contemplated by the Transaction Documents are not consummated on or before June 30, 1999 (the "Outside Date"), unless the failure to consummate the Merger or such other transaction is the result of a wilful and material breach of this Agreement by the party seeking to terminate this Agreement;

           (ii) if any Governmental Entity issues an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the other transactions contemplated by the Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; or

           (iii) if, upon a vote at a duly held Whitman Stockholders Meeting to obtain the Whitman Stockholder Approval, the Whitman Stockholder Approval is not obtained;

        (c) by PepsiCo, if Whitman breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform

     (i) would give rise to the failure of a condition of PepsiCo set forth in
     Article VIII and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Whitman of such breach (provided that PepsiCo is not then in wilful and material breach of any representation, warranty or covenant contained in this Agreement);

        (d) by Whitman, if PepsiCo breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition of Whitman set forth in Article VIII, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to PepsiCo of such breach (provided that Whitman is not then in wilful and material breach of any representation, warranty or covenant in this Agreement);

        (e) by Whitman in accordance with Section 6.01(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, Whitman shall have complied with all provisions contained in Section 6.01(a), (b) and (c) including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 7.07(b); or

        (f) by PepsiCo, if Whitman or any of its directors or officers shall participate in discussions or negotiations in breach of Section 6.01(a).

     SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation hereunder on the part of any party, other than Section 4.01(b)(ii) (if the Whitman Transfers have previously been consummated) (and the Sections and Articles referenced therein), Section 5.01(r), Section 5.02(q), the last sentence of Section 7.03, Section 7.07, this Section 9.02, Article XIII and the Confidentiality Agreement which provisions and agreements survive such termination and termination of this Agreement will not relieve a breaching party from Liability for any wilful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement giving rise to such termination.

     SECTION 9.03. Amendment. This Agreement may be amended by the parties at any time before or after the Whitman Stockholder Approval; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 9.04. Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE X

                                INDEMNIFICATION

     SECTION 10.01. Indemnification. (a) Indemnification by Merger Sub and PGB. (i) From and after the Closing, Merger Sub and PGB shall indemnify PepsiCo and its affiliates (other than Merger Sub, PGB and their respective Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, Liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party to the extent arising from or relating to (1) any Merger Sub Assumed Liability (except for any such Liability relating to Taxes to the extent covered

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

by Article XI) or (2) any Third Party Claim arising from or relating to any of the information supplied by Whitman or any of its Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Proxy Statement/ Prospectus, at the date it is first mailed to Whitman's stockholders or at the time of the Whitman Stockholders Meeting, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

     (ii) From and after the Closing, Merger Sub and PGB shall indemnify PepsiCo and its affiliates (other than Merger Sub, PGB and their respective Subsidiaries) and each of their respective officers, directors, employees, stock holders, agents and representatives against, and hold them harmless from any Loss, as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party to the extent arising from or relating to any breach of any representation or warranty of Whitman (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) contained in (x) Section 5.01(m) or Section 5.01(o) (but only, in the case of this clause (x), to the extent such breach relates to any of the PepsiCo Acquired Businesses) or (y) Section 5.01(v)(i); provided, however, that neither Merger Sub nor PGB shall have any Liability under this subparagraph (ii) unless the aggregate of all Losses relating thereto for which Merger Sub and PGB would, but for this proviso, be liable exceeds on a cumulative basis $1,000,000, and then only to the extent of any such excess; provided further, however, that neither Merger Sub nor PGB shall have any Liability under this subparagraph (ii) nor shall it count for purposes of the preceding proviso, for any individual item or series of related items or for any series of the same or similar kinds or types of items where the Loss relating thereto is, in the aggregate, less than $250,000. Notwithstanding the foregoing, if the Whitman Transfers are consummated prior to the Closing in accordance with Section 4.01, references in this Section 10.01(a)(ii) to "Closing" shall be deemed to be references to the date of consummation of such Whitman Transfers and references to "Merger Sub" shall, prior to the Effective Time, be deemed to be references to Whitman.

     (b) Indemnification by PepsiCo. From and after the Closing, PepsiCo shall indemnify Merger Sub, PGB and their respective affiliates (other than PepsiCo or the Contributing PepsiCo Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any Loss, as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party to the extent arising from or relating to (1) any Excluded Liability (except for any such Liability relating to Taxes to the extent covered by Article XI), (2) any breach of any representation or warranty of PepsiCo (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) contained in (x) Section 5.02(b)(iii), (y) Section 5.02(l) or Section 5.02(n) (but only, in the case of this clause (y), to the extent such breach relates to any of the Merger Sub Acquired Businesses or the PGB Acquired Businesses) or (z)
Section 5.02(p)(i) or (3) any Third Party Claim arising from or relating to any of the information supplied by PepsiCo or any of the PepsiCo Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Proxy Statement/Prospectus, at the date it is first mailed to Whitman's stockholders or at the time of the Whitman Stockholders Meeting, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that PepsiCo shall not have any Liability under clause (2)(y) and (z) above unless the aggregate of all Losses relating thereto for which PepsiCo would, but for this proviso, be liable exceeds on a cumulative basis $5,000,000, and then only to the extent of any such excess; provided further, however, that PepsiCo shall not have any Liability under clause (2)(y) and (z) above, nor shall it count for purposes of the preceding proviso, for any individual item or series of related items or for any series of the same or similar kinds or types of items where the Loss relating thereto is, in the aggregate, less than $500,000.

     (c) Losses Net of Insurance, Taxes, etc. In determining whether a Loss is hereof eligible for indemnification under this Article X and in determining the amount of any such Loss for which indemnification is provided under this Article X, (i) the amount of such Loss shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies, (ii) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and
(iii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's Liability for Taxes and payments between Merger Sub, Whitman, PGB and PepsiCo to reflect such adjustment shall be made if necessary.

     (d) Procedures Relating to Indemnification. Upon receipt of a claim or demand made by any person who is not a party hereto against a party hereto (a "Third Party Claim") as to which such party (the "indemnified party") may be entitled to indemnification pursuant to this Article X or pursuant to Article XI, indemnified party shall notify the other relevant party (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to provide such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall promptly deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with the counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof, including the opportunity to keep fully informed as to all matters which might affect the amount of any claims for indemnification to be made hereunder, and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that (i) the indemnifying party shall control such defense and (ii) the indemnifying party will bear the expenses of separate counsel for the indemnified party to the extent a conflict of interest is likely to exist between the indemnifying party and the indemnified party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

     If the indemnifying party so elects to assume the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in the defense thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall reimburse the indemnified party for its reasonable out-of-pocket costs of such cooperation. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the Liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

     (e) Termination of Indemnification. Subject to the provisions of Section 9.02, the obligations to indemnify and hold harmless any party (i)(A) pursuant to Section 10.01(a)(ii) shall terminate on the 12-month anniversary of the date of the Closing, or such earlier date as the Whitman Transfers are consummated in accordance with Section 4.01 and (B) pursuant to Sections 10.01(b)(2)(y) and 10.01(b)(2)(z) shall terminate on the 12-month anniversary of the date of the Closing, (ii) pursuant to Sections 10.01(a)(i)(2) and 10.01(b)(3) shall terminate on the third anniversary of the Effective Time and (iii) pursuant to Sections 10.01(a)(i)(1), 10.01(b)(1) and 10.01(b)(2)(x) shall not terminate.

                                   ARTICLE XI

                 TAX INDEMNIFICATION; CERTAIN OTHER TAX MATTERS

     SECTION 11.01. Tax Indemnification. (a) Tax Indemnification by Merger Sub and PGB. From and after the Closing, Merger Sub and PGB shall indemnify PepsiCo and its affiliates (other than Merger Sub, PGB, the PGB Acquired Businesses or any of their respective Subsidiaries) against, and hold them harmless from any Loss, as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party with respect to:

        (i) Any United States Federal, state and local or foreign income or franchise taxes of PepsiCo Acquired Businesses for all Pre-Closing Tax Periods (but not including any such Taxes attributable to actions taken by the PepsiCo Acquired Businesses or PepsiCo or any of their respective affiliates (other than Merger Sub, PGB, the PGB Acquired Businesses or any of their respective Subsidiaries) outside of the ordinary course of business after the Closing on the Closing Date);

        (ii) any United States Federal, state and local or foreign income or franchise taxes attributable to Whitman, PGB, its Subsidiaries or affiliates (other than, solely for taxable periods beginning on or after the Closing Date, or portions thereof, Taxes attributable to the operations of the PepsiCo Acquired Businesses) for which PepsiCo, its Subsidiaries or affiliates (other than Merger Sub, PGB, the PGB Acquired Businesses or any of their respective Subsidiaries) may be held liable solely by virtue of Treasury Regulation Section 1.1502-6 or any similar provision under state or local law, as transferee or successor, by contract or otherwise;

        (iii) Taxes that are Merger Sub Assumed Liabilities; and

        (iv) Taxes of the PGB Acquired Businesses to the extent PepsiCo does not have an indemnity obligation with respect thereto pursuant to Section 11.01(b).

     (b) Tax Indemnification by PepsiCo. From and after the Closing, PepsiCo shall indemnify Merger Sub, PGB and their respective affiliates (other than PepsiCo and its Subsidiaries) against, and hold them harmless from any Loss, as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party with respect to:

        (i) any United States Federal, state and local or foreign income or franchise taxes of the PGB Acquired Businesses for all Pre-Closing Tax Periods (but not including any such Taxes attributable to actions taken by the PGB Acquired Businesses or PGB outside of the ordinary course of business after the Closing on the Closing Date);

        (ii) any United States Federal, state and local or foreign income or franchise taxes attributable to PepsiCo, its Subsidiaries or affiliates (other than, solely for taxable periods beginning on or after the Closing Date, or portions thereof, Taxes attributable to the operations of the Merger Sub Acquired Businesses or the PGB Acquired Businesses) for which PGB, Merger Sub, their Subsidiaries or affiliates (other than PepsiCo and its Subsidiaries) may be held liable solely by virtue of Treasury Regulation Section 1.1502-6 or any similar provision under state or local law, as transferee or successor, by contract or otherwise;

        (iii) Taxes that are Excluded Liabilities; and

        (iv) Taxes of the PepsiCo Acquired Businesses to the extent Merger Sub and PGB does not have an indemnity obligation with respect thereto pursuant to Section 11.01(a).

     (c) Tax Returns and Cooperations. (i) Each of Merger Sub, PGB, PepsiCo and their respective Subsidiaries (including the PepsiCo Acquired Businesses, the Merger Sub Acquired Businesses and the PGB Acquired Businesses) shall provide to the other any information reasonably requested in order to enable the requestor to prepare and file Tax Returns for Pre-Closing Tax Periods, to respond to audits or other inquiries by any Taxing Authority, or to engage in Tax planning.

        (ii) None of Merger Sub, PGB, PepsiCo, or any of their respective Subsidiaries of either, shall amend any Tax Return if amending such Tax Return could increase or create any indemnification obligation under
     Section 11.01(a) or (b) for another party unless (except in cases where amendments to state income or franchise Tax Returns are required to be filed to reflect Federal income tax audit adjustments) written permission is first obtained from such other party.

        (iii) The provisions of this Section 11.01 shall survive until 90 days after the expiration of the statutes of limitations for the relevant Tax.

     (d) Coordination with Article X. Any amount that could be described either in Article X or in Section 11.01 shall be treated as described solely in this
Section 11.01. Notwithstanding the preceding sentence, any amount otherwise owing by virtue of this Section 11.01 shall not be paid to an indemnified party to the extent it would duplicate any amount previously paid to that indemnified party by virtue of Article X.

     SECTION 11.02. Certain Other Tax Matters. (a) Termination of Tax Sharing Agreements. Any Tax sharing agreement between PepsiCo, on the one hand, and any of Merger Sub, the PGB Acquired Businesses or Merger Sub Acquired Businesses on the other, shall be terminated as of the Closing Date and shall thereafter have no further effect for any taxable year (whether the current year, a future year, or past year). Any Tax sharing agreement between Whitman or PGB, on the one hand, and any PepsiCo Acquired Business, on the other, shall be terminated as of the Closing Date and shall thereafter have no further effect for any taxable year (whether the current year, a future year, or a past year). Any payments required by any such Tax sharing agreement shall be made at or prior to the termination thereof.

     (b) FIRPTA Affidavit. PepsiCo shall deliver (or cause to be delivered) to Whitman an affidavit (a "FIRPTA affidavit") in form and substance reasonably satisfactory to the recipient, duly executed and acknowledged, certifying facts that would exempt from any withholding requirement under Section 1445 of the Code any payments for any United States real property interests being transferred pursuant to this Agreement.

     (c) FIRPTA Affidavit. Whitman and PGB shall deliver (or cause to be delivered) to Pepsi a FIRPTA affidavit in form and substance reasonably satisfactory to the recipient, duly executed and acknowledged, certifying facts that would exempt from any withholding requirement under Section 1445 of the Code any payments for any United States real property interests being transferred pursuant to this Agreement.

                                  ARTICLE XII

                          WORKING CAPITAL ADJUSTMENTS

     SECTION 12.01. Working Capital Adjustments. (a) Each of the parties hereto acknowledges and agrees that, as of the close of business on the Closing Date, each of the Merger Sub Acquired Businesses, the PGB Acquired Businesses and the PepsiCo Acquired Businesses should have a Working Capital Amount equal to the Projected Working Capital Amount for such business (and each of the parties will make adjustments as set forth herein to cause such business to have such Working Capital Amount), and in furtherance thereof, within 60 days after the Closing Date, (i) Merger Sub shall prepare and deliver to PepsiCo a statement (the "Merger Sub Statement") setting forth (A) the Working Capital Amount as of the close of business on the Closing Date (the "Closing Working Capital Amount") of the Merger Sub Acquired Businesses, taken as a whole, and each of the PGB Acquired Businesses and (B) the Projected Working Capital Amount of the Merger Sub Acquired Businesses, taken as a whole, and each of the PGB Acquired Businesses as of the close of business on the Closing Date, together with a certificate of Merger Sub and Merger Sub's independent auditors that the Merger Sub Statement has been prepared in compliance with the requirements of this Section 12.01(a) and (ii) PepsiCo shall prepare and deliver a statement (the "PepsiCo Statement") setting forth (A) the Closing Working Capital Amount of the PepsiCo Acquired Businesses (with Princetonco and Marionco taken as a whole, and Neva Holdings LLC and St. Petersburgco taken as a whole), and (B) the Projected Working Capital Amount of the PepsiCo Acquired Businesses (with Princetonco and Marionco taken as a whole, and Neva Holdings LLC and St. Petersburgco taken as a whole) as of the close of business on the Closing Date, together with a certificate of PepsiCo and PepsiCo's independent auditors that the PepsiCo Statement has been prepared in compliance with the requirements of this Section 12.01(a). Each of Merger Sub, Whitman and PepsiCo agrees that, notwithstanding anything to the contrary contained in this Agreement, (i) there shall be excluded from any calculation of the Closing Working Capital Amount of any of the PepsiCo Acquired Businesses the portion of any current assets which did not arise in the ordinary course of business consistent with past practice of any of the PepsiCo Acquired Businesses and (ii) if the Whitman Transfers are consummated prior to the Closing in accordance with Section 4.01, references in this Section 12.01 to "Closing Date" shall be deemed to be references to the date of consummation of such Whitman Transfers, references in this Section 12.01 to "Merger Sub" shall be deemed to be references to Whitman and the procedures set forth in this Article XII shall commence as of such date with respect to the PepsiCo Acquired Businesses.

     During the 30-day period following the receipt by Merger Sub of the PepsiCo Statement and the receipt by PepsiCo of the Merger Sub Statement, each of Merger Sub and PepsiCo and their respective independent auditors shall be permitted to review the working papers relating to the preparation of the other party's Statement. Each of the Merger Sub Statement and the PepsiCo Statement shall become final and binding upon PepsiCo and Merger Sub, respectively, on the 30th day following delivery thereof, unless PepsiCo or Merger Sub, respectively, gives written notice of its disagreement with the other party's Statement (a "Notice of Disagreement") to the other party prior to such date, in which case the Statement or Statements subject to a Notice of Disagreement shall not then become final and binding. Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted, (B) only include disagreements based on mathematical errors or based on the Closing Working Capital Amounts or the Projected Working Capital Amounts not being calculated in accordance with this Section 12.01(a), (C) be accompanied by a certificate of the party delivering the Notice of Disagreement that it has complied with the covenants set forth in Section 7.12(b) and (D) be accompanied by a certificate of such party's independent auditors that they concur with each of the positions taken by such party in the Notice of Disagreement. If a Notice of Disagreement is received by Merger Sub or PepsiCo, as applicable, in a timely manner, then the Merger Sub Statement and/or the PepsiCo Statement which is subject to a Notice of Disagreement, as applicable (as revised in accordance with clause (I) or (II) below), shall become final and binding upon PepsiCo or Merger Sub, respectively, on the earlier of (I) the date Merger Sub and PepsiCo resolve in writing any differences they have with respect to the matters specified in such Notice of Disagreement or (II) the date the Accounting Firm issues a decision as described below.

     During the 30-day period following the delivery of any Notice of Disagreement, Merger Sub and PepsiCo shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement. During such period each of Merger Sub and PepsiCo and their respective independent auditors shall have access to the working papers of the other party's auditors prepared in connection with their certification of such Notice of Disagreement. If Merger Sub and PepsiCo have not resolved such differences by the end of such 30-day period, Merger Sub and PepsiCo shall submit to an independent accounting firm (the "Accounting Firm") their respective calculations of the applicable Closing Working Capital Amounts and Projected Working Capital Amounts for the Merger Sub Acquired Businesses, the PGB Acquired Business and the PepsiCo Acquired Businesses which is subject to a Notice of Disagreement, and the Accounting Firm shall choose in each such case which of the two party's calculations it believes to be more correct as reflected on the applicable Statement or Notice of Disagreement and that calculation shall then become the Closing Working Capital Amount and/or the Projected Working Capital Amount for the applicable business for all purposes. The Accounting Firm shall be KPMG Peat Marwick LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon following the Closing by Merger Sub and PepsiCo in writing. Merger Sub and PepsiCo shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to it within 30 days following the submission of the matters. Merger Sub and PepsiCo agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 12.01(a) shall be borne equally by Merger Sub and PepsiCo. The fees and disbursements of each of Merger Sub's and PepsiCo's own independent auditors incurred in connection with their review of the Merger Sub Statement and the PepsiCo Statement and review of any Notice of Disagreement shall be borne by itself.

     (b) In lieu of the accounts receivable and trade payables of each of the Merger Sub Acquired Businesses, PepsiCo shall cause a good faith estimate of the amount of the accounts receivable less the amount of trade payables (the "Net Receivables Amount") of each of the Merger Sub Acquired Businesses as of the Closing Date, less the amount equal to the interest for a thirty-day period on the Net Receivables Amount (calculated at the interest rate applicable to the Contributed Intercompany Indebtedness) (as so reduced, the "Discounted Net Receivables Amount"), to be included in cash or cash equivalents in each such Merger Sub Acquired Business upon the Closing Date. In the case of any Closing Working Capital Amount which is less than the Projected Working Capital Amount of any of the Merger Sub Acquired Businesses, the PGB Acquired Businesses or the PepsiCo Acquired Businesses, the transferor of such business shall, and if the Closing Working Capital Amount is more than the Projected Working Capital Amount, the acquiror of such business shall, within 10 business days after the applicable Statement becomes final and binding on Merger Sub and PepsiCo or the Accounting Firm renders its final decision, make payment(s) by wire transfer in immediately available funds of the amount of each such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of each such payment.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

     SECTION 13.01. Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing (it being understood that, notwithstanding the foregoing, certain of such representations and warranties shall be subject to Article X). This Section 13.01 shall not limit
(a) any covenant or agreement of the parties which by its terms contemplates performance after the Closing or (b) the survival of Section 5.01(r), Section 5.02(p), Section 7.07, Section 7.10, Section 7.14, Section 7.18, Section 9.02,
Article X, Article XI, Article XII, this Article XIII and the Confidentiality Agreement.

     SECTION 13.02. Notices. Any notice or other communication that is required or that may be given in connection with this Agreement shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail or by Federal Express or similar courier service, postage prepaid, and shall be deemed given when so received if delivered personally or by telecopy or, if mailed, seven (7) calendar days after the date of mailing (three (3) calendar days in the case of express mail, Federal Express or similar courier service), as follows:

          If to Whitman (or to Merger Sub following the Effective Time):

        Whitman Corporation
        3501 Algonquin Road
        Rolling Meadows, IL 60008
        Attention of General Counsel
        Facsimile: (847) 818-5047

        With a separate copy delivered to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention of Martin Lipton, Esq.
        Facsimile: (212) 403-2000

        If to PepsiCo (or to Merger Sub prior to the Effective Time):

        PepsiCo, Inc.
        700 Anderson Hill Road
        Purchase, NY 10577
        Attention of General Counsel
        Facsimile: (914) 253-3667

        With a separate copy delivered to:

        Cravath, Swaine & Moore
        825 Eighth Avenue
        New York, NY 10019
        Attention of Robert A. Kindler, Esq.
        Facsimile: (212) 474-3700

     SECTION 13.03. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 13.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 13.05. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Contribution, the Merger and the other transactions contemplated by the Transaction Documents and (b) are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 13.06. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 13.07. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 13.08. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 13.09. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 13.10. Transaction Documents. References in the Transaction Documents to the Contribution and Merger Agreement shall be deemed to refer to the Original Agreement as amended and restated by this Agreement and as this Agreement may be further amended by the parties from time to time.

     SECTION 13.11. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed as of the day first written above.

                                          WHITMAN CORPORATION,

                                          by /s/ WILLIAM B. MOORE

                                            ------------------------------------
                                            Name: William B. Moore
                                            Title: Senior Vice President

                                          PEPSICO, INC.,

                                          by /s/ WILLIAM T. HEAVISIDE

                                            ------------------------------------
                                            Name: William T. Heaviside
                                            Title: Vice President

                                          HEARTLAND TERRITORIES HOLDINGS, INC.

                                          by /s/ WILLIAM T. HEAVISIDE

                                            ------------------------------------
                                            Name: William T. Heaviside
                                            Title: Vice President

                                                                         ANNEX I
                                                     TO THE AMENDED AND RESTATED
                                               CONTRIBUTION AND MERGER AGREEMENT

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (unless otherwise specified, section references refer to sections of this Agreement):

     "Accounting Firm" is defined in Section 12.01(a).

     "Acquired Assets" means, with respect to any Merger Sub Acquired Business (each, a "Transferred Business"):

        (i) all Premises of the transferor primarily used in the operation of the Transferred Business, in each case together with such transferor's right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto;

        (ii) all Inventory of the transferor that on the Closing Date is located on the Premises of the transferor, and all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories of each of the transferor (including in transit, on consignment or in the possession of any third party) on the Closing Date that is used or held for use primarily in the operation or conduct of the Transferred Business by such transferor;

        (iii) all Personal Property of the transferor that is used or held for use primarily in the operation or conduct of the Transferred Business by such transferor;

        (iv) all Permits of the transferor that are used or held for use primarily in the operation or conduct of the Transferred Business by such transferor (the "Assigned Permits");

        (v) all Contracts to which the transferor is a party or by which such transferor, or the Acquired Assets relating to such Transferred Business, are bound or controlled that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Transferred Business by such transferor (the "Assigned Contracts");

        (vi) all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) primarily in the operation or conduct of the Transferred Business;

        (vii) originals of all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers' and suppliers' lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium) (the "Records") of the transferor that are used or held for use exclusively in, or that arise exclusively out of, the conduct or operation of the Transferred Business and copies of all Excluded Records; and

        (viii) all goodwill generated by or associated with the Transferred Business.

     "Acquisition Proposal" means any proposal for an acquisition of all or any part of the Merger Sub Acquired Businesses and/or the PGB Acquired Businesses by any other person.

     "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

     "Agreement" means the Contribution and Merger Agreement dated as of January 25, 1999, among Whitman, PepsiCo and Merger Sub to which this Annex I is attached.

     "Applicable Period" is defined in Section 6.01(a).

                                      A-I-1

     "Assigned Contracts" is defined in clause (v) of the definition of Acquired Assets.

     "Assigned Permits" is defined in clause (iv) of the definition of Acquired Assets.

     "Assignment and Assumption Agreement" is defined in Section 7.11(b).

     "beneficial ownership" has the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Bottling Business" means the manufacture, distribution and sale of beverage products.

     "Bottling Contract" means any contract or agreement (i) granting a license from any person to engage in a Bottling Business, (ii) providing for marketing or other support or assistance from such person relating to such Bottling Business or (iii) providing for the purchase of concentrate from such person relating to such Bottling Business.

     "Break-up Payment" is defined in Section 7.07(c).

     "Certificate of Merger" is defined in Section 3.02.

     "Closing" is defined in Section 1.01(a).

     "Closing Date" is defined in Section 1.01(a).

     "Closing Working Capital Amount" is defined in Section 12.01(a).

     "Code" is defined in the preamble to this Agreement.

     "Confidentiality Agreement" is defined in Section 7.03.

     "Contracts" means contracts, leases, licenses, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written.

     "Contributed Intercompany Indebtedness" is defined in Section 2.02(v).

     "Contributing PepsiCo Subsidiary" means each of Ohio Sub, St. Louis Sub, Opco Sub and Metro Sub.

     "Contribution" is defined in the preamble to this Agreement.

     "Czechco" means Pepsi-Cola CR SPOL s.r.o., a partnership organized under the laws of the Czech Republic.

     "Czechco Shares" means all of the issued and outstanding partnership interests of Czechco.

     "DGCL" is defined in Section 3.01.

     "Discounted Net Receivables Amount" is defined in Section 12.01(b).

     "Discounted PGB Net Receivables Amount" is defined in Section 4.01(a).

     "Effective Time" is defined in Section 3.02.

     "Employee Benefits Agreement" is defined in the preamble to this Agreement.

     "Environmental Law" means all applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by the U.S. Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

     "ERISA" is defined in Section 5.01(j).

     "Exchange Act" is defined in Section 5.01(d).

     "Excluded Assets" means:

        (i) all cash and cash equivalents, including checks or payments in transit or collection, of any Contributing PepsiCo Subsidiary (other than (A) the amount of cash and/or cash equivalents equal to the Discounted Net Receivables Amount applicable to each of the Merger Sub Acquired Businesses in

                                      A-I-2
     accordance with Section 12.01(b) and (B)(1) cash in vending machines, (2) cash with drivers and (3) petty cash);

        (ii) all accounts receivable of any Contributing PepsiCo Subsidiary;

        (iii) all assets listed on Schedule A to this Agreement;

        (iv) all rights, claims and credits of any Contributing PepsiCo Subsidiary to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of any Contributing PepsiCo Subsidiary in respect of any Excluded Asset or any Excluded Liability;

        (v) all rights of PepsiCo or any Contributing PepsiCo Subsidiary under this Agreement and the other Transaction Documents; and

        (vi) originals of all Records of PepsiCo, any Contributing PepsiCo Subsidiary that are not exclusively used or held for use in, or that do not arise exclusively out of, the conduct or operation of the Merger Sub Acquired Businesses (the "Excluded Records").

     "Excluded Liabilities" means:

        (i) any Liabilities to the extent and only to the extent relating to the Excluded Assets;

        (ii) any Liabilities in respect of trade payables of any Contributing PepsiCo Subsidiary;

        (iii) any Liabilities relating to the Transferred Individuals to the extent specifically and expressly retained by PepsiCo or any of its Subsidiaries as set forth in the Employee Benefits Agreement; and

        (iv) any Liabilities referred to in Schedule B to this Agreement;

        (v) any Liabilities for income or franchise Taxes of any of PepsiCo or any of its Subsidiaries (or any of their predecessors);

        (vi) any Liabilities for Taxes attributable to the ownership, operation or disposition by any of PepsiCo or any of its Subsidiaries (or any of their predecessors) of assets other than a Merger Sub Acquired Business; and

        (vii) any Liabilities for Taxes allocated to PepsiCo pursuant to Section 7.07(a)(3).

     "Excluded Records" is defined in clause (vi) of the definition of Excluded Assets.

     "FIRPTA affidavit" is defined in Section 11.02(b).

     "Form S-4" is defined in Section 5.01(d).

     "Form S-8" is defined in Section 5.02(c).

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" is defined in Section 5.01(d).

     "Hazardous Material" means any waste or other substance regulated under any Environmental Law including any hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar Federal, state or local law.

     "HSR Act" is defined in Section 5.01(d).

     "HSR Approval" is defined in Section 8.01(b).

     "Hungarianco" means FOVAUROSI ASVANYVIZ ES UDIT OIT ARI RESZVENYI ARSASAG, a corporation organized under the laws of Hungary.

     "Hungarianco Shares" means all of the issued and outstanding shares of capital stock of Hungarianco owned, directly or indirectly, by PepsiCo, which shares represent 99% of the issued and outstanding shares of capital stock of Hungarianco.
                                      A-I-3

     "indemnified party" is defined in Section 10.01(d).

     "indemnifying party" is defined in Section 10.01(d).

     "Insured Liabilities" is defined in Section 7.18(a).

     "International Master Bottling Agreement" is defined in the preamble to this Agreement.

     "Intercompany Trade Accounts" is defined in the definition of Working Capital Amount.

     "Inventory" means raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories.

     "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry.

     "Liabilities" is defined in Section 2.02.

     "Liens" means all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "Losses" is defined in Section 10.01(a)(i).

     "Marionco" means Pepsi-Cola General Bottlers of Virginia, Inc., a Virginia corporation.

     "Marionco Shares" means all of the issued and outstanding capital stock of Marionco.

     "Master Bottling Agreement" is defined in the preamble to this Agreement.

     "Master Fountain Syrup Agreement" is defined in the preamble to this Agreement.

     "Material Adverse Change" or "Material Adverse Effect" means (i) with respect to Whitman, any change, effect, event, occurrence or state of facts that
(x) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of Whitman and its Subsidiaries taken as a whole, (y) materially impairs the ability of Whitman to perform its obligations under this Agreement and the other Transaction Documents or (z) prevents the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) with respect to the PepsiCo Subsidiaries, any change, effect, event, occurrence or state of facts that (x) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the PepsiCo Subsidiaries and their Subsidiaries taken as a whole, (y) materially impairs the ability of the PepsiCo Subsidiaries to perform their obligations under this Agreement and the other Transaction Documents or (z) prevents the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents other than, in the case of clauses (i) and (ii), any change, effect, event, occurrence or state of facts (I) that occurs as a result of any act or omission of Whitman or PepsiCo (and/or the PepsiCo Subsidiaries) that has been previously consented to in writing by the other party hereto or (II) relating to (A) the United States economy or securities markets in general, (B) applicable international and regional economies in general, (C) this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or the announcement thereof, and (D) to the beverage bottling industry in general, and not specifically relating to Whitman or the PepsiCo Subsidiaries or their respective Subsidiaries.

     "Merger" is defined in the preamble to this Agreement.

     "Merger Consideration" is defined in Section 3.06(c).

     "Merger Sub" is defined in the preamble to this Agreement.

     "Merger Sub Acquired Businesses" means, collectively, the Ohio Sub Bottling Business, the St. Louis Sub Bottling Business and the Opco Sub Bottling Business to be acquired by Merger Sub from certain of the PepsiCo Subsidiaries pursuant to the Contribution.

     "Merger Sub Assumed Liabilities" is defined in Section 2.02.

     "Merger Sub Benefit Plans" is defined in Section 5.02(h).
                                      A-I-4

     "Merger Sub Common Stock" is defined in the preamble to this Agreement.

     "Merger Sub Repurchase" is defined in Section 7.14.

     "Merger Sub Statement" is defined in Section 12.01(a).

     "Merger Sub/PGB Acquired Businesses Financial Statements" is defined in
Section 5.02(d).

     "Metro Sub" is defined in the preamble to this Agreement.

     "Net Receivables Amount" is defined in Section 12.01(b).

     "Neva Holdings LLC" means Neva Holdings LLC, a Delaware limited liability company.

     "Neva Holdings LLC Units" means all of the issued and outstanding limited liability interests of Neva Holdings LLC.

     "New Allied Brand Appointments" is defined in the preamble to this Agreement.

     "New Pepsi-Cola Bottling Appointments" is defined in the preamble to this Agreement.

     "Notice of Disagreement" is defined in Section 12.01(a).

     "NYSE" is defined in Section 5.02(c).

     "Ohio Sub" is defined in the preamble to this Agreement.

     "Ohio Sub Bottling Business" means the manufacture, distribution and sale at and from the plants (and other sites) listed in Schedule C hereto by Ohio Sub of beverage products, including primarily PepsiCo brand soft drinks and soft drink concentrates under licensed appointments from PepsiCo, within the territory set forth in Schedule C hereto, including the Acquired Assets used or held for use primarily in the conduct of such business (other than the Excluded Assets).

     "Old Bottling Agreements" means any Bottling Contract in effect prior to the Closing between PepsiCo or any of its Subsidiaries or affiliates (other than Whitman or PGB), on the one hand, and Whitman, PGB or any of their Subsidiaries or affiliates (other than PepsiCo), on the other hand.

     "Opco Sub" is defined in the preamble to this Agreement.

     "Opco Sub Bottling Business" means the manufacture, distribution and sale at and from the plants (and other sites) listed in Schedule D hereto by Opco Sub of beverage products, including primarily PepsiCo brand soft drinks and soft drink concentrates under licensed appointments from PepsiCo, within the territory set forth in Schedule D hereto, including the Acquired Assets used or held for use primarily in the conduct of such business (other than the Excluded Assets).

     "Outside Date" is defined in Section 9.01(b).

     "PepsiCo" is defined in the preamble to this Agreement.

     "PepsiCo Acquired Businesses" means, collectively, the businesses of Princetonco, Marionco and Neva Holdings LLC (including, in the case of Princetonco and Marionco, the vehicles and fleet assets, leasehold interests and intangible assets to be acquired by PepsiCo (or its designee) from certain of the Subsidiaries of Whitman pursuant to the Whitman Transfers) to be acquired by PepsiCo (or its designee) from certain of the Subsidiaries of Whitman pursuant to the Whitman Transfers.

     "PepsiCo Acquired Businesses Financial Statements" is defined in Section 5.01(e).

     "PepsiCo Acquired Shares" means, collectively, the Princetonco Shares, the Marionco Shares and the Neva Holdings LLC Shares.

     "PepsiCo Benefit Plans" is defined in Section 5.02(h).

     "PepsiCo Disclosure Schedule" is defined in Section 5.02.

     "PepsiCo Filed SEC Documents" is defined in Section 5.02(f).
                                      A-I-5

     "PepsiCo Intercompany Agreements" means any Contract between or among PepsiCo or its Subsidiaries or its affiliates to the extent relating to or affecting any of the PepsiCo Subsidiaries, other than the Contributed Intercompany Indebtedness and the Intercompany Trade Accounts between or among PepsiCo or its Subsidiaries or its affiliates and any of the PepsiCo Subsidiaries.

     "PepsiCo Multiemployer Pension Plans" is defined in Section 5.02(i).

     "PepsiCo Pension Plans" is defined in Section 5.02(i).

     "PepsiCo Relevant Agreements" is defined in Section 5.02(c).

     "PepsiCo Statement" is defined in Section 12.01(a).

     "PepsiCo Subsidiaries" means, collectively, (i) Merger Sub, Czechco, Slovackco, Hungarianco, Polandco and Poland Distributionco and (ii) each of the Contributing PepsiCo Subsidiaries (in each case with respect to only the Merger Sub Acquired Businesses).

     "PepsiCo Transfers" is defined in the preamble to this Agreement.

     "Permits" is defined in Section 5.01(m).

     "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's and other like Liens arising or incurred in the ordinary course of business,
(ii) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and (iii) imperfections of title and other Liens that, individually or in the aggregate, do not materially impair the continued operation of, in the case of Whitman, the business of Whitman and its Subsidiaries as currently conducted, and in the case of the PepsiCo Subsidiaries, the Merger Sub Acquired Businesses and the PGB Acquired Businesses as currently conducted.

     "person" means any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity.

     "Personal Property" means tangible personal property (other than Inventory) and all interests therein, including all machinery, equipment, furniture and vehicles.

     "PGB" is defined in the preamble to this Agreement.

     "PGB Acquired Businesses" means, collectively, (i) the businesses of each of Slovackco, Czechco, Hungarianco, Polandco and Poland Distributionco, in each case to be acquired by PGB from certain of the PepsiCo Subsidiaries pursuant to the PepsiCo Transfers, (ii) the vending machine assets to be acquired by PGB (or its designee) from Gray Hawk Leasing Company pursuant to the PepsiCo Transfers and (iii) the vehicle and other fleet assets to be acquired by Globe Transport, Inc. from New Bern Transport Company pursuant to the PepsiCo Transfers.

     "PGB Net Receivables Amount" is defined in Section 4.01(a).

     "PGB Receivables Discount" means with respect to each of Princetonco and Marionco, an amount equal to the PGB Net Receivables Amount less the Discounted PGB Net Receivables Amount applicable to Princetonco or Marionco, as the case may be.

     "PGB Shares" means 32 shares of common stock, without par value, of PGB owned by Metro Sub, which shares represent 20% of the issued and outstanding shares of common stock of PGB.

     "Poland Approvals" is defined in Section 5.01(d).

     "Poland Distributionco" means PepsiCo Trading Sp. zo.o., a limited liability company organized under the laws of Poland.

     "Poland Distributionco Shares" means all of the issued and outstanding limited liability interests of Poland Distributionco.

                                      A-I-6

     "Polandco" means Zrodlo Pniewy Sp. zo.o, a limited liability company organized under the laws of Poland.

     "Polandco Shares" means all of the 783,343 issued and outstanding limited liability interests of Polandco owned, directly or indirectly, by PepsiCo, which interests represent 46.696% of the issued and outstanding limited liability interests of Polandco.

     "Pre-Closing Tax Period" means any taxable period (or portion thereof) that ends on or before the Closing Date.

     "Premises" means real property, leaseholds and other interests in real property.

     "Princetonco" means Pepsi-Cola General Bottlers of Princeton, Inc., a West Virginia corporation.

     "Princetonco Shares" means all of the issued and outstanding capital stock of Princetonco.

     "Projected Working Capital Amount" means (i) with respect to any U.S. Bottling Business, a Working Capital Amount equal to the product of (x) $.40 and
(y) the aggregate number of raw bottle and can cases sold by such Bottling Business during the twelve-month period immediately preceding the Closing Date, minus, (I) in the case of the Merger Sub Acquired Businesses, the Receivables Discount applicable to each such Merger Sub Acquired Business, or (II) in the case of Princetonco or Marionco, the PGB Receivables Discount applicable to Princetonco or Marionco, as the case may be, and (ii) with respect to (A) Slovackco and Czechco (taken as a whole), a Working Capital Amount equal to the product of (x) $.14 and (y) the aggregate number of raw bottle and can cases sold by Slovackco and Czechco during the twelve-month period immediately preceding the Closing Date, (B) Hungarianco, a Working Capital Amount equal to the product of (x) $(-).06 and (y) the aggregate number of raw bottle and can cases sold by Hungarianco during the twelve-month period immediately preceding the Closing Date, (C) Poland Distributionco, a Working Capital Amount equal to the product of (x) $.40 and (y) the aggregate number of raw bottle and can cases sold by Poland Distributionco during the twelve-month period immediately preceding the Closing Date, (D) Polandco, a Working Capital Amount equal to $(-)6,650,000 (provided that PepsiCo shall only be obligated for, or entitled to, its pro rata portion (based on PepsiCo's pro rata ownership interest of Polandco on the Closing Date) of any Working Capital Amount less than, or greater than, the Projected Working Capital Amount for Polandco in accordance with Article XII) and (E) St. Petersburgco, a Working Capital Amount equal to the product of (x) the quotient of (1) the sum of the Working Capital Amounts of St. Petersburgco at the end of each calendar month in 1998 divided by 12 and (2) the aggregate number of raw bottle and can cases sold by St. Petersburgco during 1998 and (y) the aggregate number of raw bottle and can cases sold by St. Petersburgco during the twelve-month period immediately preceding the Closing Date.

     "Proxy Statement/Prospectus" is defined in Section 5.01(d).

     "Records" is defined in clause (vii) of the definition of Acquired Assets.

     "Receivables Discount" means, with respect to each of the Merger Sub Acquired Businesses, an amount equal to the Net Receivables Amount less the Discounted Net Receivables Amount applicable to such Merger Sub Acquired Business.

     "Registration Rights Agreement" is defined in the preamble to this Agreement.

     "Restraints" is defined in Section 8.01(c).

     "SARs" is defined in Section 5.01(c).

     "SEC" means the Securities and Exchange Commission.

     "SEC Filings Side Letter" means the letter agreement dated as of the date hereof between PepsiCo and Whitman relating to the Form S-4 and the Proxy Statement/Prospectus.

     "Securities Act" is defined in Section 5.01(e).

     "Services Agreements" is defined in the preamble to this Agreement.

                                      A-I-7

     "Shareholder Agreement" is defined in the preamble to this agreement.

     "Significant Subsidiary" means a Significant Subsidiary as defined in Rule 1-02 of Regulation S-X of the SEC.

     "Slovackco" means Pepsi-Cola SR, a corporation organized under the laws of the Slovak Republic.

     "Slovackco Shares" means all of the issued and outstanding shares of capital stock of Slovackco.

     "St. Louis Sub" is defined in the preamble to this Agreement.

     "St. Louis Sub Bottling Business" means the manufacture, distribution and sale at and from the plants (and other sites) listed in Schedule E hereto by St. Louis Sub of beverage products, including primarily PepsiCo brand soft drinks and soft drink concentrates under licensed appointments from PepsiCo, within the territory set forth in Schedule E hereto, including the Acquired Assets used or held for use primarily in the conduct of such business (other than the Excluded Assets).

     "St. Petersburgco" means O.O.O. Pepsi-Cola General Bottlers, a corporation organized under the laws of the Russian Federation.

     "St. Petersburgco Shares" means all of the issued and outstanding shares of capital stock of St. Petersburgco.

     "Subsidiary" or "Subsidiaries" when used with respect to any person shall mean any other person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Whitman Common Stock then outstanding or all or substantially all the assets of Whitman and its subsidiaries taken together and otherwise on terms which the Board of Directors of Whitman determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and such other matters as the Board of Directors of Whitman deems relevant) to be more favorable to Whitman's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Whitman, is reasonably capable of being obtained by such third party.

     "Surviving Corporation" is defined in Section 3.01.

     "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Whitman and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Whitman or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Whitman or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Whitman or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto and including any amendment thereof.

     "Taxes" means any Federal, state, local or foreign tax, fee or other like assessment or charge of any kind whatsoever (including Federal income tax and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding on amounts paid to or by the taxpayer, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, custom, duty or other tax), together with any interest, penalty addition to tax or additional amount due.

                                      A-I-8

     "Termination Fee" is defined in Section 7.07(b).

     "Third Party Claim" is defined in Section 10.01(d).

     "Transaction Documents" means this Agreement, the New Pepsi-Cola Bottling Appointments, the New Allied Brand Appointments, the Shareholder Agreement, the Services Agreements, the Registration Rights Agreement, the Employee Benefits Agreement, the Whitman Transfers Employee Benefits Agreement, the Assignment and Assumption Agreement and the SEC Filings Side Letter.

     "Transferred Business" is defined in the definition of Acquired Assets.

     "Transferred Individuals" has the meaning given to such term in the Employee Benefits Agreement.

     "Whitman Acquired Foreign Shares" means, collectively, the Slovackco Shares, the Czechco Shares, the Hungarianco Shares, the Polandco Shares and the Poland Distributionco Shares.

     "Whitman Acquisition Agreement" is defined in Section 6.01(b).

     "Whitman" is defined in the preamble to this Agreement.

     "Whitman Benefit Plans" is defined in Section 5.01(i).

     "Whitman Common Stock" is defined in the preamble to this Agreement.

     "Whitman Disclosure Schedule" is defined in Section 5.01.

     "Whitman Executives" is defined in Section 5.01(l).

     "Whitman Filed SEC Documents" is defined in Section 5.01(g).

     "Whitman Form 10-K" is defined in Section 5.01(b).

     "Whitman Intercompany Agreements" means any Contract between or among Whitman or its Subsidiaries or its affiliates to the extent relating to or affecting any of the PepsiCo Acquired Businesses, other than the Intercompany Trade Accounts between or among Whitman or its Subsidiaries or its affiliates and any of the PepsiCo Acquired Businesses.

     "Whitman Multiemployer Pension Plans" is defined in Section 5.01(j).

     "Whitman Notice" is defined in Section 6.01(a).

     "Whitman Pension Plans" is defined in Section 5.01(j).

     "Whitman Pro Forma Financial Statements" is defined in Section 5.01(e).

     "Whitman Relevant Agreements" is defined in Section 5.01(d).

     "Whitman Rights" is defined in Section 5.01(c).

     "Whitman Rights Agreement" is defined in Section 5.01(c).

     "Whitman Rights Plan Amendment" is defined in Section 5.01(t).

     "Whitman SEC Documents" is defined in Section 5.01(e).

     "Whitman Stock Options" is defined in Section 5.01(c).

     "Whitman Stock Plans" is defined in Section 5.01(c).

     "Whitman Stockholder Approval" is defined in Section 5.01(d).

     "Whitman Stockholders Meeting" is defined in Section 5.01(f).

     "Whitman Transfers" is defined in the preamble to this Agreement.

     "Whitman Transfers Employee Benefits Agreement" is defined in the preamble to this Agreement.

                                      A-I-9

     "Working Capital Amount" means, with respect to any Bottling Business on any date, current assets minus current liabilities of such Bottling Business on such date, determined in accordance with GAAP applied on a basis consistent with the policies used by such Bottling Business in the preparation of its financial statements for fiscal 1997; provided, however, that (i)(A) the amount of any short-term indebtedness for borrowed money or short-term capitalized lease obligations shall be excluded from the calculation of current liabilities of any Bottling Business to the extent (and only to the extent) the amount of such short-term indebtedness for borrowed money or short-term capitalized lease obligations reduced the purchase price attributable to such Bottling Business in accordance with Section 4.03, (B) U.S. Tax benefits attributable to losses of Polandco and Poland Distributionco and not available as a Tax benefit to Polandco or Poland Distributionco shall be excluded from the calculation of current assets of each of Polandco and Poland Distributionco, (C) short-term intercompany trade accounts receivable and payable which arose in the ordinary course of operations for the purchase or sale of goods and services (which are normally eliminated in consolidation) ("Intercompany Trade Accounts") shall be counted as current assets and current liabilities of each such Bottling Business, (D) payables in respect of lease payments relating to vehicle and other fleet assets for pre-closing periods shall be counted as current liabilities and (E) the Contributed Intercompany Indebtedness shall be excluded from the calculation of current liabilities of each of the Merger Sub Acquired Businesses, (ii) for any inventory to be counted as part of the current assets of any such Bottling Business, such inventory must be usable and saleable in the ordinary course of business of such Bottling Business within applicable guideline dates for shelf life for the particular product or package, must be valued at acquisition cost or production floor cost, and must have a net realizable value at least equal to the values at which such inventory is carried on the balance sheets relating to such Bottling Business and (iii) for any receivables to be counted as part of the current assets of any such Bottling Business, such receivables must have arisen only from bona fide transactions in the ordinary course of business of such Bottling Business, must not be in dispute, must not be subject to any setoffs, discounts, rebates, credits, reductions or counterclaims whatsoever, and, with reasonable collection efforts consistent with good business practices, must be able to be fully paid within ninety (90) days after the date each such receivable arose, without resort to collection agencies or legal action.

                                     A-I-10

                                                                      APPENDIX B

                                    FORM OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      HEARTLAND TERRITORIES HOLDINGS, INC.

     1. The name of the corporation (the "Corporation") is "Heartland Territories Holdings, Inc."

     2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 1963 under the name Pepsi-Cola (Pakistan), Inc.

     3. This Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by written consent of the sole stockholder of the Corporation in lieu of a meeting and vote and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware and, upon filing with the Secretary of State in accordance with Section 103, shall supersede the original Certificate of Incorporation and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

     4. The text of the Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

        FIRST:  The name of the corporation (the "Corporation") is

                              WHITMAN CORPORATION

        SECOND: The registered office of the Corporation within the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware. The registered agent of the Corporation within the State of Delaware is The Corporation Trust Company, the business office of which is identical with the registered office of the Corporation.

        THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 362,500,000, of which 350,000,000 shares, par value $0.01 per share, shall be "Common Stock" and 12,500,000 shares, par value $0.01 per share, shall be "Preferred Stock".

A.  PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix by resolution or resolutions adopted in accordance with the by-laws of the Corporation the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix by such resolution or resolutions the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

B.  COMMON STOCK

     (1) Except as otherwise provided by law or by the resolution or resolutions adopted by the Board in accordance with the by-laws of the Corporation designating the rights, powers and preferences of any series of Preferred Stock and subject to the provisions of the by-laws of the Corporation as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

     (2) Subject to any rights or preferences of holders of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as from time to time may be declared on the Common Stock by the Board of Directors.

     (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to any rights or preferences of holders of Preferred Stock, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all assets of the Corporation available for distribution to its stockholders.

C.  PROVISIONS RELATING TO ALL CLASSES OF STOCK

     (1) No holder of shares of Common Stock or Preferred Stock of the Corporation shall be entitled as of right to pre-emptive or prior right to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, or other securities, convertible or exchangeable into stock of any class, and all such new or additional shares of stock, bonds, debentures or other securities, convertible or exchangeable into stock, or stock that has been purchased by the Corporation or its nominee or nominees, may be issued and disposed of by the Board of Directors to such persons, firms or corporations and on such terms and for such consideration permitted by law as the Board of Directors, in their absolute discretion, may deem advisable.

     (2) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

     (3) All stockholder action shall be taken at an annual or special meeting, and no stockholder action may be taken without a meeting.

        FIFTH: The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000.00).

        SIXTH:  The Corporation is to have perpetual existence.

        SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

        EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

           To make, alter or repeal the by-laws of the Corporation.

           To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

           To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

           By resolution passed by the Board of Directors in accordance with the by-laws of the Corporation, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

           When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchise, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

        NINTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such director as a director, except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) in acting or in failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred. Neither the amendment nor repeal of this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

        TENTH: (1) In anticipation that PepsiCo, Inc. is currently, and will remain, a substantial stockholder of the Corporation, and in anticipation that the Corporation and PepsiCo, Inc. may engage in the same or similar activities or lines of business and have an interest in the same areas of business opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with PepsiCo, Inc. (including service of employees, officers and directors of PepsiCo, Inc. as officers and directors of the Corporation), the provisions of this Article TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve PepsiCo, Inc. and its employees, officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        (2) PepsiCo, Inc. shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a "Business Opportunity") in which PepsiCo, Inc. engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity. Neither PepsiCo, Inc. nor any employee, officer or director thereof (except as provided in paragraph 3 below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of PepsiCo, Inc. or of such person's participation therein. In the event that PepsiCo, Inc. acquires knowledge of a potential Business Opportunity which may be deemed to constitute a corporate opportunity for both PepsiCo, Inc. and the Corporation, PepsiCo, Inc. shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that PepsiCo, Inc. pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another person, or does not communicate information regarding such Business Opportunity to the Corporation.

        (3) In the event that a director or officer of the Corporation who is also a director, officer or employee of PepsiCo, Inc. acquires knowledge of a potential Business Opportunity which may be deemed to be a corporate opportunity for both the Corporation and PepsiCo, Inc., such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such Business Opportunity and, to the extent permitted by applicable law, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that PepsiCo, Inc. pursues or acquires such Business Opportunity for itself or directs such Business Opportunity to another person or does not communicate information regarding such Business Opportunity to the Corporation, if such director or officer acts in a manner consistent with the following policy:

           A Business Opportunity offered to any person who is an officer of the Corporation, and who is also a director or an officer or an employee of PepsiCo, Inc., shall belong to the Corporation; and a Business Opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of PepsiCo, Inc., shall belong to the Corporation if such Business Opportunity is expressly offered to such person solely in his or her capacity as a director of Corporation, and otherwise shall belong to PepsiCo, Inc.

        (4) Any person purchasing or otherwise acquiring any interest in share of the capital stock of the Corporation shall be deemed to have consented to the provisions of this Article TENTH.

        (5) For purposes of this Article TENTH:

           (a) A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the by-laws of the Corporation), unless such person is a full-time employee of the Corporation; and

           (b) PepsiCo, Inc. shall include all subsidiary corporations and other entities in which PepsiCo, Inc. owns (directly or indirectly) more that 50% of the outstanding voting capital stock or voting power.

        (6) Any proposed amendment to this Article TENTH shall require the approval of two-thirds of the whole Board of Directors.

        ELEVENTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws of the Corporation so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by ballot unless the by-laws of the Corporation shall so provide.

        TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        THIRTEENTH: The Corporation hereby expressly elects not to be governed by Section 203(a) of the Delaware General Corporation Law relating to business combinations with interested shareholders.

     IN WITNESS WHEREOF, Heartland Territories Holdings, Inc. has caused this Certificate of Incorporation to be signed by its President and attested by its Secretary and has caused its corporate seal to be hereunto affixed, this
     day of             , 1999.

                                          HEARTLAND TERRITORIES HOLDINGS, INC.

                                          By: /s/
                                            ------------------------------------
                                            President

Attest: /s/
      ----------------------------------------------------------
      Secretary

                                                                      APPENDIX C

                                    FORM OF

                              WHITMAN CORPORATION
             (FORMERLY NAMED HEARTLAND TERRITORIES HOLDINGS, INC.)

                              AMENDED AND RESTATED
                                    BY-LAWS

                                   ARTICLE I

                            MEETINGS OF STOCKHOLDERS

     SECTION 1. Beginning with the 2000 annual meeting, annual meetings of stockholders for the election of directors and for the transaction of such other business as may come before the meeting shall be held on the first Thursday of May at 10:30 A.M., at Chicago, Illinois, or on such other date or at such other time or place, whether within or without the State of Delaware, as shall be designated by the Board of Directors.

     SECTION 2. At any annual or special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 2. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, in the case of an annual meeting, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. In the case of a special meeting requested by a stockholder, such stockholder must provide notice in accordance with the following sentence at the time of such request. A stockholder's notice to the Secretary shall be set forth as to each matter the stockholder proposes to bring before the annual or special meeting, as the case may be, (a) a brief description of the business desired to be brought before such meeting and the reasons for conducting such business at such meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in this Section 2. The chairman of any annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 2, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     SECTION 3. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the Certificate of Incorporation, may be called by the Chairman and Chief Executive Officer and shall be called by him or by the Secretary at the request of (i) a majority of the Board of Directors or (ii) any stockholder which, individually or together with any other entity in which such stockholder has a 20% or greater equity or other ownership interest, owns 20% or more of the issued and outstanding securities of the Corporation entitled to vote generally in the election of directors of the Corporation, provided that such request shall state the purpose or purposes of the proposed meeting and in the case of a request by a stockholder, shall also comply with the provisions of Section 2 of this Article
I. Special meetings may be held at such time and place and for such purposes as shall be stated in the notice issued by the Chairman and Chief Executive Officer or the Secretary calling the meeting, provided that in the case of a special meeting requested by a stockholder, such special meeting shall take place not later than 70 days from

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the date of receipt of proper notice from such stockholder requesting the meeting. In the case of a special meeting requested by a stockholder, the Board of Directors shall fix a record date for stockholders entitled to vote at the special meeting, which record date shall be not later than 10 days from receipt of proper notice from such stockholder requesting the meeting, subject to compliance with the applicable regulations of any exchange on which the Corporation's securities are listed.

     SECTION 4. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 4. Nominations by stockholders shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in these By-Laws. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 4, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     SECTION 5. Unless waived, written notice of the date, place, and time of the holding of each annual and special meeting of the stockholders and, in the case of a special meeting, the purpose or purposes thereof, shall be given personally or by mail in a postage prepaid envelope to each stockholder entitled to vote at such meeting, not less than ten nor more than sixty days before the date of such meeting, and, if mailed, it shall be directed to such stockholder at his address as it appears on the records of the Corporation.

     SECTION 6. The officer who has charge of the stock ledger of the Corporation shall prepare and make before every meeting of stockholders a complete list of the stockholders as of the record date entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     SECTION 7. The Board may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting, or any adjournment thereof. If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chairman of the meeting may, and on the request of any stockholder entitled to vote thereat shall, appoint inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and
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determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as inspector of an election of directors. Inspectors need not be stockholders.

     SECTION 8. At each meeting of the stockholders the Chairman and Chief Executive Officer or, in his absence or inability to act, the President shall act as chairman of the meeting. The Secretary or, in his absence or inability to act, the Assistant Secretary or any person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

     SECTION 9. Except as otherwise provided by law or the Certificate of Incorporation, at all meetings of the stockholders fifty-one per cent of the votes of the shares of stock of the Corporation issued and outstanding and entitled to vote shall be present in person or by proxy to constitute a quorum for the transaction of any business, provided that (except as aforesaid) when stockholders are required to vote by class or series, fifty-one per cent of the votes represented by the issued and outstanding shares of the appropriate class or series shall be present in person or by proxy. In the absence of a quorum, the holders of a majority of the votes of the shares of stock present in person or by proxy and entitled to vote may adjourn the meeting from time to time. Unless the Board shall fix after the adjournment a new record date for an adjourned meeting, notice of such adjourned meeting need not be given, except as hereinafter provided, if the time and place to which the meeting shall be adjourned were announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.

     SECTION 10. Except as otherwise provided by law, the Certificate of Incorporation, or any certificate filed by the Corporation in the State of Delaware pursuant to Section 151 (or any successor provisions) of the General Corporation Law of the State of Delaware, each holder of record of shares of stock of the Corporation having voting power shall be entitled at each meeting of the stockholders to one vote for every share of such stock standing in his name on the record of stockholders of the Corporation on the date fixed by the Board as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting. Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by proxy signed by such stockholder or his attorney-in-fact. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated in the order of business for so delivering in such proxies. No proxy shall be valid after the expiration of three years from the date thereof, unless otherwise provided in the proxy. A proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where an irrevocable proxy is permitted by law. Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, any corporate action to be taken by vote of the stockholders shall be authorized by a majority of the total votes cast, or when stockholders are required to vote by class or series by a majority of the votes cast of the appropriate class or series. Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any question need not be by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or by his proxy, and shall state the number of shares voted.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     SECTION 1. The business and affairs of the Corporation shall be managed by the Board of Directors. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.
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     SECTION 2.  The number of directors of the Corporation shall be such number of persons, not less than three (3), as shall from time to time be fixed by resolution of two-thirds of the whole Board. Directors need not be stockholders. Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, the directors shall be elected at the annual meeting of the stockholders, and the persons receiving a plurality of the votes cast at such election shall be elected. Directors shall hold office until their respective successors shall have been duly elected and qualified, or until death, resignation, or removal, as hereinafter provided in these By-Laws, or as otherwise provided by law of the Certificate of Incorporation. The Board shall elect one of its members as Chairman and Chief Executive Officer.

     SECTION 3. The Chairman and Chief Executive Officer, if present, shall preside at all meetings of the Board. He shall serve as Chairman of the Executive Committee of the Board and be a member of such other committees of the Board as shall be determined by the Board at the time of the creation or the election of the members of any such committees.

     SECTION 4. Meetings of the Board may be held at such place, either within or without the State of Delaware, as the Board may from time to time determine or as shall be specified in the notice or waiver of notice of such meeting.

     SECTION 5. Regular meetings of the Board may be held without notice at such time and place as the Board may from time to time determine.

     SECTION 6. Special meetings of the Board may be called by two or more directors of the Corporation or by the Chairman and Chief Executive Officer or the Secretary.

     SECTION 7. Notice of each special meeting of the Board shall be given by the Secretary as hereinafter provided in this Section, in which notice shall be stated the time and place of the meeting. Notice of each such meeting shall be delivered to each director either personally or by telephone, telegraph, cable, or similar means, at least twenty-four hours before the time at which such meeting is to be held or mailed by first-class mail, postage prepaid, addressed to the director at his residence or usual place of business, at least three days before the day on which such meeting is to be held. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director. Except as otherwise specifically required by these By-Laws, a notice or waiver of notice of any regular or special meeting need not state the purpose of such meeting.

     SECTION 8. Subject to Section 14 of this Article, one-third of the entire Board shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and, except as otherwise expressly required by law, the Certificate of Incorporation or these By-Laws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum at any meeting of the Board, a majority of the directors present thereat may adjourn such meeting to another time and place, or such meeting need not be held. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. Except as otherwise provided in this Article II, the directors shall act only as a Board and the individual directors shall have no power as such.

     SECTION 9. Any director of the Corporation may resign at any time by giving a written notice of resignation to the Board, the Chairman and Chief Executive Officer, or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 10. Vacancies or newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until their successors are duly elected and shall qualify. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or holder or holders of at least ten percent of the votes of the shares
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

at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Except as otherwise provided in these By-Laws, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, to vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 10 in the filling of other vacancies.

     SECTION 11. Except as otherwise provided in the Certificate of Incorporation or these By-Laws, any director may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the votes of the issued and outstanding stock entitled to vote for the election of directors of the Corporation given at a special meeting of the stockholders called and held for such purpose; and the vacancy in the Board caused by any such removal may be filled by such stockholders at such meeting, or, if the stockholders shall fail to fill such vacancy, as in these By-Laws provided.

     SECTION 12. The Board shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, provided that no such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     SECTION 13. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. Members of the Board or of any committee designated by the Board may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this procedure shall constitute presence in person at such meeting.

     SECTION 14. The issuance of preferred stock by the Corporation shall require the approval of two-thirds of the whole Board.

                                  ARTICLE III

                            COMMITTEES OF THE BOARD

     SECTION 1. The Board of Directors may, by resolution adopted by two-thirds of the whole Board, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends and to authorize the issuance of the Corporation's capital stock, and may, by resolution similarly adopted, designate one or more other committees. The Executive Committee and each such other committee shall consist of two or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, other than the Executive Committee whose powers are expressly provided for herein, may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

     SECTION 2. (a) The Board of Directors shall designate an Affiliated Transaction Committee. The Affiliated Transaction Committee shall review, consider and pass upon any Affiliated Transaction, and no such transaction shall be effected without the concurrence of the Affiliated Transaction Committee. The Affiliated Transaction Committee shall have the powers to (i) negotiate with the representatives of any party to an Affiliated Transaction; (ii) require approval of an Affiliated Transaction by a vote of the stockholders of
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

the Corporation which may be greater than or in addition to any vote required by law; and (iii) engage Independent Advisers at the reasonable expense of the Corporation, and without prior approval of the Corporation, to assist in its review and decision regarding any Affiliated Transaction.

     (b) The Affiliated Transaction Committee shall consist of at least three Independent Directors, with each other Independent Director being an alternate member if any committee member is unable or unwilling to serve.

     (c) The Affiliated Transaction Committee shall cease to exist on the later
of (i) January   , 2009 or (ii) the date on which any Affiliated Transaction being reviewed, considered and passed upon by the Affiliated Transaction
Committee prior to January   , 2009 shall have been either consummated or
abandoned.

     (d) For the purposes of the foregoing Article III, Section 2, the following definitions shall apply:

        (i) "Corporation" means the Corporation or any company in which the Corporation has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of the Board of Directors.

        (ii) "PepsiCo, Inc." means PepsiCo, Inc. or any company in which PepsiCo, Inc. has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of the Board of Directors.

        (iii) "Affiliate" means any entity (other than the Corporation) in which PepsiCo, Inc. has a 20% or greater equity or other ownership interest, or any entity controlled directly or indirectly by such Affiliate. Notwithstanding the above, no entity shall be an Affiliate solely by virtue of the rights granted to PepsiCo, Inc. pursuant to a bottling contract.

        (iv) "Affiliated Transaction" means any proposed merger or consolidation with, purchase of an equity interest in, or purchase of assets other than in the ordinary course of business from an Affiliate, and which transaction has an aggregate value exceeding $10 million; provided, however, that any such merger, consolidation, or purchase which constitutes a "Permitted Acquisition" under the Shareholder Agreement between the Corporation and
     PepsiCo, Inc., dated as of [               ], 1999 (as it may be amended
     from time to time, the "Shareholders Agreement"), shall not constitute an Affiliated Transaction for purposes of this Article III, Section 2.

        (v) "Independent Directors" means any member of the Corporation's Board of Directors who (i) is not, and for the past two years has not been, an officer, director or employee of PepsiCo, Inc. or (other than serving as a director of the Corporation) an Affiliate; (ii) does not own in excess of 1% of the shares of PepsiCo, Inc.; and (iii) own any equity or other ownership interest in an entity (except as permitted by the preceding (ii) and other than in the Corporation) which is a party to the Affiliated Transaction.

        (vi) "Independent Adviser" means any legal or financial adviser or other expert (i) that has not represented or provided services to PepsiCo, Inc. during the past calendar year, or (ii) notwithstanding (i) above, that the Affiliated Transaction Committee (as defined below) determines, after due inquiry, is able to represent it in an independent manner not adverse to the interests of the Corporation and its stockholders.

     SECTION 3. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Article II, Section 7. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

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                                   ARTICLE IV

                                    OFFICERS

     SECTION 1. The officers of the Corporation shall consist of the Chairman and Chief Executive Officer, the President, one or more Vice Presidents, the Treasurer, the Controller and the Secretary. Any two or more offices may be held by the same person. Each such officer shall be elected from time to time by the Board of Directors to hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these By-Laws. The Board may from time to time elect, or the Chairman and Chief Executive Officer may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board or by the Chairman and Chief Executive Officer.

     SECTION 2. Any officer or agent of the Corporation may resign at any time by giving written notice of his resignation to the Board, the Chairman and Chief Executive Officer, or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 3. Any officer or agent of the Corporation may be removed, either with or without cause, at any time, by the vote of a majority of the whole Board at any meeting of the Board, or, except in the case of an officer or agent elected by the Board, by the Chairman and Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

     SECTION 4. A vacancy in any office, whether arising from death, resignation, removal or any other cause, may be filled for the unexpired portion of the term of the office which shall be vacant in the manner prescribed in these By-Laws for the regular election or appointment of such office.

     SECTION 5. The Chairman and Chief Executive Officer shall have the primary responsibility for and the general control and management of all of the business and affairs of the Corporation, under the direction of the Board. He shall have power to select and appoint all necessary officers and employees of the Corporation except such officers as under these By-Laws are to be elected by the Board, to remove all appointed officers or employees whenever he shall deem it necessary, and to make new appointments to fill the vacancies. He shall have the power of suspension from office for cause of any elected officer, which shall be forthwith declared in writing to the Board. Whenever in his opinion it may be necessary, he shall define the duties of any officer or employee of the Corporation which are not prescribed in the By-Laws or by resolution of the Board. He shall have such other authority and shall perform such other duties as may be assigned to him by the Board.

     SECTION 6. The President shall be the chief operating officer of the Corporation and shall have such authority and perform such duties relative to the business and affairs of the Corporation as may be delegated to him by the Board or the Chairman and Chief Executive Officer. In the absence of the Chairman and Chief Executive Officer, the President shall preside at meetings of the stockholders and of the directors.

     SECTION 7. Each Vice President and each Assistant Vice President shall have such powers and perform all such duties as from time to time may be assigned to him by the Board, the Chairman and Chief Executive Officer, the President or the senior officer to whom he reports.

     SECTION 8. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. He shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him from time to time by the Board or the Chairman and Chief Executive Officer.

     SECTION 9. The Controller shall be the chief accounting officer of the Corporation and shall maintain adequate records of all assets, liabilities and transactions of the Corporation; he shall establish and maintain
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

internal accounting controls and, in cooperation with the independent public accountants selected by the Board, shall supervise internal auditing. He shall have such further powers and duties as may be conferred upon him from time to time by the Board or the Chairman and Chief Executive Officer.

     SECTION 10. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; he shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; he shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board or the Chairman and Chief Executive Officer.

     SECTION 11. Any Assistant Secretary, Assistant Treasurer, or Assistant Controller elected or appointed as heretofore provided, shall perform the duties and exercise the powers of the Secretary, Treasurer and Controller, respectively, in their absence or inability to act, and shall perform such other duties and have such other powers as the Board, the Chairman and Chief Executive Officer, the Secretary, Treasurer, or Controller (as the case may be), may from time to time prescribe.

     SECTION 12. If required by the Board, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties in such amount and with such surety or sureties as the Board may specify.

     SECTION 13. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board; provided, however, that the Board may by resolution delegate to the Chairman and Chief Executive Officer the power to fix compensation of non-elected officers and agents appointed by him. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation, but any such officer who shall also be a director shall not have any vote in the determination of the amount of compensation paid to him.

                                   ARTICLE V

                         INDEMNIFICATION AND INSURANCE

     SECTION 1. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in
Section 2 of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of

Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     SECTION 2. If a claim under Section 1 of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     SECTION 3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this Article shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     SECTION 4. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                                   ARTICLE VI

                            CONTRACTS, PROXIES, ETC.

     SECTION 1. Except as otherwise required by law, the Certificate of Incorporation or these By-laws, any contracts or other instruments may be executed and delivered in the name and on behalf of the Corporation by such officer or officers (including any assistant officer) of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman and Chief Executive Officer, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board or the Chairman and Chief Executive Officer, the President or any Vice President of the Corporation may delegate contractual power to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

     SECTION 2. Unless otherwise provided by resolution adopted by the Board, the Chairman and Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

                                  ARTICLE VII

                              SHARES, BOOKS, ETC.

     SECTION 1. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman and Chief Executive Officer, the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares owned by such holder in the Corporation. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

     SECTION 2. The books and records of the Corporation may be kept at such places within or without the State of Delaware, as the Board of Directors may from time to time determine.

     SECTION 3. Transfers of shares of stock of the Corporation shall be made on the stock records of the Corporation only upon authorization by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent, and or surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any share or shares stand on the record of stockholders as the owner of such share or shares for all purposes, including, without limitation, the right to receive dividends or other distributions, and to vote as such owner, and the Corporation may hold any such stockholder of record liable for calls and assessments and shall not be bound to recognize any equitable or legal claim to or interest in any such share or shares on the part of any other person whether or not it shall have express or other notice thereof.

     SECTION 4. The Board may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation. It may appoint or authorize any officer or officers to appoint, one or more transfer agents or one or more registrars and may require all certificates for shares of stock to bear the signature or signatures of any of them.

     SECTION 5. Upon notice to the Corporation by the holder of any certificate representing shares of stock of the Corporation of any loss, theft, destruction or mutilation of such certificate, the Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it which the holder thereof shall allege to have been lost, stolen, or destroyed or which shall have been mutilated, and the Board may, in its discretion, require such holder or his legal representatives to give to the Corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties as the Board in its absolute discretion shall determine, and to indemnify the Corporation against any claim which may be made against it on account of the alleged loss, theft, or destruction of any such certificate, or of the issuance of a new certificate.

Anything herein to the contrary notwithstanding, the Board, in its absolute discretion, may refuse to issue any such new certificate, except pursuant to legal proceedings under the laws of the State of Delaware.

                                  ARTICLE VIII

                                  FISCAL YEAR

     The fiscal year of the Corporation shall be determined by the Board of Directors.

                                   ARTICLE IX

                                      SEAL

     The Corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it, or a facsimile thereof, to be impressed or affixed or reproduced or otherwise.

                                   ARTICLE X

                                   AMENDMENTS

     These By-Laws may be amended or repealed, or new By-Laws may be adopted, by two-thirds of the whole Board of Directors at any meeting thereof; provided that By-Laws adopted by the Board may be amended or repealed by the stockholders.

                                                                      APPENDIX D

                             SHAREHOLDER AGREEMENT

                                 BY AND BETWEEN

                              WHITMAN CORPORATION,
                            A DELAWARE CORPORATION,

                                      AND

                                 PEPSICO, INC.,
                          A NORTH CAROLINA CORPORATION

                         DATED AS OF             , 1999

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                     ARTICLE I
                                CERTAIN DEFINITIONS
SECTION 1.1.   Certain Definitions.........................................     D-1
                                    ARTICLE II
                          REPRESENTATIONS AND WARRANTIES
SECTION 2.1.   Representations and Warranties of the Company...............     D-4
SECTION 2.2.   Representations and Warranties of the Shareholder...........     D-4
                                    ARTICLE III
                          SHAREHOLDER AND COMPANY CONDUCT
SECTION 3.1.   Acquisition of Voting Securities............................     D-5
SECTION 3.2.   Required Reduction of Ownership Percentage..................     D-5
SECTION 3.3.   Top-Up Rights...............................................     D-6
SECTION 3.4.   Transfer....................................................     D-6
SECTION 3.5.   Charter and By-Laws.........................................     D-6
SECTION 3.6.   Rights Agreement............................................     D-6
SECTION 3.7.   Special Meetings Requested by the Stockholder;
                 Nominations...............................................     D-6
                                    ARTICLE IV
                                 BOARD COMPOSITION
SECTION 4.1.   Board Composition...........................................     D-7
                                     ARTICLE V
                           EFFECTIVENESS AND TERMINATION
SECTION 5.1.   Effectiveness...............................................     D-7
SECTION 5.2.   Termination.................................................     D-7
SECTION 5.3.   Agreements Following Certain Acquisitions...................     D-7
                                    ARTICLE VI
                                   MISCELLANEOUS
SECTION 6.1.   Injunctive Relief...........................................     D-8
SECTION 6.2.   Successors and Assigns......................................     D-8
SECTION 6.3.   Amendments; Waiver..........................................     D-8
SECTION 6.4.   Notices.....................................................     D-8
SECTION 6.5.   Applicable Law..............................................     D-9
SECTION 6.6.   Headings....................................................     D-9

                                                                               PAGE
                                                                               ----
SECTION 6.7.   Integration.................................................     D-9
SECTION 6.8.   Severability................................................     D-9
SECTION 6.9.   Consent to Jurisdiction.....................................     D-9
SECTION 6.10.  Counterparts................................................     D-9

     SHAREHOLDER AGREEMENT, dated as of [               ], 1999 (this
"Agreement"), by and between Whitman Corporation, a Delaware corporation (formerly named Heartland Territories Holdings, Inc.) (the "Company"), and PepsiCo, Inc., a North Carolina corporation (the "Shareholder").

                              W I T N E S S E T H:

     WHEREAS, the Shareholder, the Company and the former Whitman Corporation, a Delaware corporation ("Whitman"), have entered into a Contribution and Merger Agreement, dated as of January 25, 1999, (the "Merger Agreement"), pursuant to which, among other things, certain affiliates of the Shareholder are transferring certain assets and liabilities to the Company in exchange for shares of Common Stock, par value $0.01 per share, (the "Common Stock"), of the Company and Whitman is being merged with and into the Company, with the Company as the surviving corporation, and in connection therewith, the outstanding shares of common stock of Whitman are being converted into an equal number of shares of Common Stock of the Company (the "Merger");

     WHEREAS, the execution of this Agreement upon the consummation of the Merger (the "Closing") is a covenant of the Company and of the Shareholder in the Merger Agreement;

     WHEREAS, the Company and the Shareholder desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of Voting Securities of the Company by the Shareholder, and related provisions concerning the Shareholder's relationship with and investment in the Company immediately following the Closing; and

     WHEREAS, concurrently with the Closing, the Company and the Shareholder are entering into a Registration Rights Agreement (the "Registration Rights Agreement"), in the form attached to the Merger Agreement as Exhibit E.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     SECTION 1.1. Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

     "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person. For the purposes of this definition, "control," when used with respect to any particular person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" shall have the meaning assigned to such term in the introduction hereto.

     "Beneficial Owner" (and, with correlative meanings, "Beneficially Own" and "Beneficial Ownership") of any interest means a Person who, together with his or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act, or who, together with his or its Affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise; provided that a Person shall not be deemed the Beneficial Owner of Voting Securities solely as a result of having been granted a revocable proxy relating to such Voting Securities in connection with any one special or annual meeting of shareholders of the Company (including any postponements or adjournments thereof).

     "Board" shall mean the Board of Directors of the Company in office at the applicable time, as elected in accordance with the By-Laws.

     "Buy-Back Offer" shall have the meaning set forth in Section 3.2 of this Agreement.

     "By-Laws" shall mean the by-laws of the Company, in the form specified in the Merger Agreement and attached thereto as Annex III, as they may be amended from time to time.

     "Charter" shall mean the Certificate of Incorporation of the Company, in the form specified in the Merger Agreement and attached thereto as Annex II, as it may be amended from time to time.

     "Closing" shall have the meaning assigned in the second recital of this Agreement.

     "Commission" shall mean the United States Securities and Exchange
Commission.

     "Common Stock" shall have the meaning assigned in the first recital of this Agreement.

     "Company" shall have the meaning assigned in the introduction of this Agreement.

     "Director" shall mean any member of the Board of Directors of the Company in office at the applicable time, as elected in accordance with the provisions of the By-Laws.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Independent Director" shall mean any person who is both (i) independent of and otherwise unaffiliated with any member of the Shareholder Group, and who is not a director, officer, employee, consultant or advisor (financial, legal or other) of any member of the Shareholder Group and has not served in any such capacity in the previous two (2) years and (ii) not an officer or employee, consultant or advisor (financial, legal or other) of Whitman or the Company and has not served in any such capacity in the previous two (2) years.

     "Maximum Ownership Percentage" shall mean, calculated at a particular point in time, a Total Ownership Percentage of 49.0%; provided that in the event of a Permitted Acquisition which results in the Shareholder Group's Total Ownership Percentage exceeding 49.0%, the Maximum Ownership Percentage shall become the Shareholder Group's Total Ownership Percentage giving effect to such Permitted Acquisition.

     "Merger" shall have the meaning set forth in the first recital of this Agreement.

     "Merger Agreement" shall have the meaning set forth in the first recital of this Agreement.

     "Minimum Price" shall mean the highest average of per share closing prices on the NYSE Composite Tape of the Voting Securities (or, if the Voting Securities are not quoted on the NYSE Composite Tape, on the principal United States securities exchange registered under the Exchange Act on which such Voting Securities are listed, or, if such Voting Securities are not listed on any such exchange, the closing sale price or bid quotation with respect to such Voting Securities on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use; provided, however, if no such quotations are available with respect to such Voting Securities, the price of such Voting Securities shall be the public market trading value as determined by an investment banker of nationally recognized reputation selected by the Independent Directors) over any 20 consecutive trading day period during the 18 month period preceding the date of the first public announcement of a Shareholder Offer.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Permitted Acquisition" shall mean the acquisition of Voting Securities pursuant to (1) a transaction or series of transactions that would not result, individually or in the aggregate, in any member of the Shareholder Group, singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquiring, proposing to acquire, or publicly announcing or otherwise disclosing an intention to propose to acquire, or offering or agreeing to acquire, by purchase or otherwise, Beneficial Ownership of any Security so as to cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage, (2) a Shareholder Offer at a price which is not less than the Minimum Price, (3) a merger or other business combination approved by a majority of the Voting Power attributable to Voting Securities not Beneficially Owned by the Shareholder Group, (4) a transaction approved by a majority of the Independent Directors. For purposes of this definition, the value of any securities offered in exchange for Voting Securities pursuant to a Shareholder Offer shall be the average of closing prices on the NYSE Composite Tape of such securities (or, if such securities are not quoted on the NYSE Composite Tape, on the principal United States securities exchange registered under the Exchange Act on which such securities are listed, or, if such securities are not listed on any such exchange, the closing sale price or bid quotation with respect to such security on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use; provided, however, if no such quotations are available with respect to such securities, the price of such securities shall be the public market trading value as determined by an investment banker of nationally recognized reputation selected by the Independent Directors) over the five consecutive trading day period preceding the date of the first public announcement of such Shareholder Offer.

     "Permitted Significant Transferee" shall have the meaning set forth in
Section 3.4 of this Agreement.

     "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

     "Registration Rights Agreement" shall have the meaning assigned in the third recital of this Agreement.

     "Repurchase" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Rights Agreement" shall mean the Shareholder Rights Agreement, dated as of the date of the Closing, attached to the Merger Agreement as Annex V.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shareholder" shall have the meaning assigned in the introduction to this Agreement.

     "Shareholder Affiliate" shall mean any Affiliate of the Shareholder (other than the Company or its subsidiaries).

     "Shareholder Group" shall mean the Shareholder, any Shareholder Affiliate, any Permitted Significant Transferee and any Person with whom the Shareholder, any Shareholder Affiliate or any Permitted Significant Transferee is part of a 13D Group.

     "Shareholder Offer" shall mean (i) a tender offer or exchange offer by any member of the Shareholder Group for all Voting Securities not Beneficially Owned by the Shareholder Group or (ii) a merger or other business combination pursuant to which all Voting Securities not Beneficially Owned by the Shareholder Group are proposed to be exchanged or converted.

     "Significant Transferee" shall mean a transferee which would have a Total Ownership Percentage of greater than 20% after giving effect to any proposed Transfer.

     "13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of any Voting Security which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on
Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act; provided that a Person shall not be deemed to be part of a 13D Group with another Person solely as a result of having been granted a revocable proxy relating to such Person's Voting Securities in connection with any one special or annual meeting of shareholders of the Company (including any postponements or adjournments thereof).

     "Total Ownership Percentage" shall mean, calculated at a particular point in time, the Voting Power represented by the Voting Securities Beneficially Owned by the Person whose Total Ownership Percentage is being determined.

     "Total Voting Power" shall mean, calculated at a particular point in time, the aggregate Votes represented by all then outstanding Voting Securities.

     "Trading Day", with respect to a Voting Security, shall mean a day on which the principal national securities exchange on which such Voting Security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated to close.

     "Transfer" shall mean any sale, transfer, pledge, encumbrance or other disposition to any Person, and to "Transfer" shall mean to sell, transfer, pledge, encumber or otherwise dispose of to any Person.

     "Votes" shall mean votes entitled to be cast generally in the election of Directors, assuming the conversion of any securities then convertible into Common Stock or shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors.

     "Voting Power" shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) Total Voting Power.

     "Voting Securities" shall mean the Common Stock and shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors and any securities then convertible into Common Stock or shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.1. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

        (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

        (b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

        (c) This Agreement has been duly executed and delivered by the Company and assuming due authorization and valid execution and delivery by the Shareholder, this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     SECTION 2.2. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company as of the date hereof as follows:

        (a) The Shareholder has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

        (b) This Agreement has been duly and validly authorized by the Shareholder and all necessary and appropriate action has been taken by the Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

        (c) This Agreement has been duly executed and delivered by the Shareholder and assuming due authorization and valid execution and delivery by the Company, this Agreement is a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms.

                                  ARTICLE III

                        SHAREHOLDER AND COMPANY CONDUCT

     SECTION 3.1. Acquisition of Voting Securities. Subject to the provisions of this Agreement, during the term of this Agreement, the Shareholder agrees with the Company that, without the prior approval of a majority of the Independent Directors, the Shareholder will not, and will cause each member of the Shareholder Group not to, take any of the following actions:

        (a) singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Voting Security so as to cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage, other than pursuant to a Permitted Acquisition;

        (b) form, join or in any way participate in a 13D Group with respect to any Voting Securities of the Company or any securities of its subsidiaries if such 13D Group's Total Ownership Percentage would exceed the Maximum Ownership Percentage;

        (c) initiate (including by means of proposing or publicly announcing or otherwise disclosing an intention to propose, solicit, offer, seek to effect or negotiate) a merger, acquisition or other business combination transaction relating to the Company (other than a merger, acquisition or business combination of a third party (not a member of the Shareholder Group) with the Company) which would not be, if consummated, a Permitted Acquisition.

     The Shareholder Group shall not be prohibited by the terms of this Agreement from taking any action or exercising any right which is not inconsistent with the terms of this Agreement, including soliciting or obtaining the revocable proxy of any other shareholder of the Company with respect to the election of directors or any other matter, seeking the election of new directors, calling special meetings of shareholders of the Company, making shareholder proposals, engaging in discussions with the Board or the management of the Company or otherwise voting its Voting Securities in any manner in which any member of the Shareholder Group shall determine in its sole discretion. In addition, this section shall not be deemed to restrict Directors affiliated with the Shareholder from participating as Board members in the direction of the Company.

     SECTION 3.2. Required Reduction of Ownership Percentage. (a) If at any time the Shareholder becomes aware that the Shareholder Group's Total Ownership Percentage exceeds the Maximum Ownership Percentage, other than as permitted pursuant to the terms of this Agreement, then the Shareholder shall, or shall cause the Shareholder Group to, consistent with the provisions of Section 3.4 of this Agreement, promptly (in any event, prior to the earliest to occur of (i) the record date for the next annual or special meeting of shareholders of the Company, (ii) the record date for the taking of any action of shareholders of the Company by written consent or (iii) the purchase of any additional Voting Securities by any member of the Shareholder Group) take all action necessary to reduce the amount of Voting Securities Beneficially Owned by the Shareholder Group such that the Shareholder Group's Total Ownership Percentage is not greater than the Maximum Ownership Percentage.

     (b) During the term of this Agreement, if the Company purchases shares of Common Stock from the public, whether by tender offer, open market purchase or otherwise (a "Repurchase"), the Company shall contemporaneously with the Repurchase offer to purchase from the Shareholder Group, on the same terms and conditions, including price, as in the Repurchase, a percentage of those shares of Common Stock Beneficially Owned by the Shareholder Group equal to the percentage of shares of Common Stock to be Repurchased from the Beneficial Owners of shares of Common Stock other than the Shareholder Group (the "Buy-Back Offer"). The Company shall provide notice to the Shareholder of its intention to engage in a Repurchase and of the mechanism by which the Repurchase shall occur not less than thirty (30) days in advance of the date on which the Repurchase is to be consummated, and the Shareholder shall provide notice to the Company within ten (10) days of receipt of such notice of whether the Stockholder Group intends to accept the Buy-Back Offer.

     SECTION 3.3. Top-Up Rights. During the term of this Agreement, if the Shareholder Group's Total Ownership Percentage is below the Maximum Ownership Percentage, the Shareholder Group may at its option purchase Voting Securities from time to time in the open market or otherwise in an amount not in excess of the amount that would cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage.

     SECTION 3.4. Transfer. Except for any requirements of the Securities Act applicable to such Transfer, each of the members of the Shareholder Group may Transfer any of the Voting Securities Beneficially Owned by such member of the Shareholder Group to any transferee which is not a Significant Transferee without restriction, and may effect such a Transfer to a Significant Transferee with the prior written consent of a majority of the Independent Directors; provided, however, that each of such members of the Shareholder Group may Transfer any of such Voting Securities to any Significant Transferee without restriction (other than as contemplated in the last sentence of this Section 3.4) or obtaining such consent if, at the time of such Transfer, the Shareholder Group Beneficially Owns at least 20% of the outstanding voting securities of such Significant Transferee and no other Person Beneficially Owns a greater percentage of the outstanding voting securities of such Significant Transferee than the percentage owned by the Shareholder Group (a "Permitted Significant Transferee"). The Shareholder Group shall obtain the prior written consent of a majority of the Independent Directors to any Transfer by the Shareholder Group of any voting securities of a Permitted Significant Transferee if, at the time of such Transfer, such Permitted Significant Transferee has a Total Ownership Percentage of greater than 20% and such Transfer would result in (x) the Shareholder Group Beneficially Owning less than 20% of the outstanding voting securities of such Permitted Significant Transferee or (y) any other Person Beneficially Owning a greater percentage of the outstanding voting securities of such Permitted Significant Transferee than the percentage Beneficially Owned by the Shareholder Group after giving effect to such Transfer. Notwithstanding the foregoing provisions of this Section 3.4, none of the restrictions of this
Section 3.4 shall apply to (i) a Transfer by any member of the Shareholder Group of any of the Voting Securities in a public offering pursuant to which reasonable efforts are made to achieve a wide distribution of such Voting Securities or (ii) a Transfer of Voting Securities among members of the Shareholder Group, provided that any such transferee shall agree with the Company in writing prior to each such Transfer to be bound by the terms of this Agreement with respect to its Beneficial Ownership of Voting Securities.

     SECTION 3.5. Charter and By-Laws. During the term of this Agreement the Company shall not, and the Shareholder Group shall not and shall not facilitate any effort to, amend, alter or repeal, or propose the amendment, alteration or repeal of, any provision of the Charter or the By-Laws in any manner which is inconsistent with the terms of this Agreement. If at any time during the term of this Agreement the provisions of this Agreement shall conflict with the provisions of the Charter or the By-Laws, the parties shall use all reasonable efforts, consistent with their fiduciary responsibilities, to cause the provisions of the Charter and the By-Laws to be brought into conformity with the provisions of this Agreement.

     SECTION 3.6. Rights Agreement. During the term of this Agreement, the Company hereby agrees not to (i) amend any provision of the Rights Agreement in any manner which is inconsistent with the terms of this Agreement or the Merger Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement or (ii) adopt any new rights agreement which is inconsistent with the terms of this Agreement or the Merger Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement.

     SECTION 3.7.  Special Meetings Requested by the Stockholder;
Nominations. In the event that during the term of this Agreement the Shareholder Group requests a special meeting of the stockholders of the Company in accordance with the By-Laws or the Shareholder Group nominates an alternative slate of directors to the slate proposed by the Board at any annual meeting of stockholders of the Company in accordance with the By-Laws, the Company hereby agrees that the Company shall not, without the Shareholder's consent, from the date of receipt of such request for a special meeting or the date of receipt of such nomination, as the case may be, until the adjournment of the requested special meeting or the annual meeting, as the case may be, (i) take any action effecting a material change in its capital structure, (ii) declare or pay a dividend (other than any regular quarterly dividend), (iii) materially increase the compensation of any executive officer or (iv) take any material action not in the ordinary course of business; provided that this provision shall not restrict the ability of the Company to comply with commitments entered into prior to the date of such request.

                                   ARTICLE IV

                               BOARD COMPOSITION

     SECTION 4.1. Board Composition. (a) As of the Effective Time (as defined in the Merger Agreement) of the Merger, the Board shall consist of the current directors of Whitman (not to exceed nine (9) in number) and Robert F. Sharpe, Jr. and Karl M. von der Heyden.

     (b) Upon the first retirement, resignation or other removal from the Board of one of the nine (9) directors of Whitman as of the date of the Merger Agreement, whether prior to, upon or following the Effective Time (as defined in the Merger Agreement), the Company and the Shareholder hereby agree that they shall take appropriate action to cause the Board to consist of 10 Directors.

                                   ARTICLE V

                         EFFECTIVENESS AND TERMINATION

     SECTION 5.1. Effectiveness. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to
Section 5.2 hereof.

     SECTION 5.2. Termination. This Agreement shall terminate upon the earliest to occur of the following:

        (a) The Shareholder Group's Total Ownership Percentage falling below 15% at any time.

        (b) Subject to the provisions of Section 5.3, the consummation of a Permitted Acquisition pursuant to which the Shareholder Group becomes the Beneficial Owner of not less than 75% of the Voting Power attributable to all Voting Securities of the Company.

        (c) Two (2) years from the first date on which the following two conditions are met: (i) the Shareholder Group has become the Beneficial Owner of more than 55% (but less than 75%) of the Voting Power attributable to all Voting Securities of the Company and (ii) the Shareholder Group has consummated a Shareholder Offer at a price which is not less than the Minimum Price pursuant to which at least 10% of the Voting Power attributable to Voting Securities not Beneficially Owned by the Shareholder Group prior to such Shareholder Offer were acquired by the Shareholder Group.

        (d) Mutual written agreement of the Company and the Shareholder at any time to terminate this Agreement, which termination shall occur at a time to be fixed in such mutual agreement.

     SECTION 5.3. Agreements Following Certain Acquisitions. Following the consummation of a Permitted Acquisition pursuant to which the Shareholder Group becomes the Beneficial Owner of not less than 75% of the Common Stock, the Company agrees that for a period of 90 days after such Permitted Acquisition it shall not, without the Shareholder's consent, take any action or enter into any agreement which (i) restricts the acquisition by the Shareholder Group of any Voting Securities, notwithstanding that such acquisition is not a Permitted Acquisition, (ii) restricts in any manner the transfer of any such Voting Securities by the Shareholder Group, (iii) restricts any right of the Shareholder Group under Section 3.1(c), (iv) otherwise restricts in any manner the ability of any member of the Shareholder Group to take any action with respect to Voting Securities, including, in the case of clauses (i) through
(iv), amending the Rights Agreement to provide for any such restriction, (v) effects a material change in the capital structure, (vi) declares or pays a dividend (other than any regular quarterly dividend), (vii) materially increases the compensation of any executive officer or (viii) is a material action not in the ordinary course of business; provided that this provision shall not restrict the ability of the Company to comply with commitments entered into prior to the date of such Permitted Acquisition.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1. Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him or it, without the necessity of posting bond or other security against him or it, and consents to the entry of injunctive relief against him or it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

     SECTION 6.2. Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Shareholder and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person.

     SECTION 6.3. Amendments; Waiver. (a) This Agreement may be amended only by an agreement in writing executed by the parties hereto. Any approval of an amendment of this Agreement upon the part of the Company shall require the approval of a majority of the Independent Directors at a duly convened meeting thereof.

     (b) Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver of any benefit or right provided to the Company under this Agreement shall require the approval of a majority of the Board and a majority of the Independent Directors at a duly convened meeting thereof.

     SECTION 6.4. Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as follows:

        If to the Shareholder:

        PepsiCo, Inc.
        700 Anderson Hill Road
        Purchase, NY 10577
        Attention: General Counsel
        Fax: (914) 253-3667

        with a copy to:

        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, NY 10019
        Attention: Robert A. Kindler
        Fax: (212) 765-1047

        If to the Company:

        Whitman Corporation
        3501 Algonquin Road
        Rolling Meadows, Illinois 60008
        Attention: General Counsel
        Fax: (847) 818-5047

        with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention: Seth A. Kaplan
        Fax: (212) 403-2223

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in a like manner.

     SECTION 6.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of law.

     SECTION 6.6. Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

     SECTION 6.7. Integration. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to its subject matter other than those expressly set forth or referred to herein.

     SECTION 6.8. Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 6.9. Consent to Jurisdiction. In connection with any suit, claim, action or proceeding arising out of this Agreement, the Shareholder and the Company each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in the State of Delaware; the Shareholder and the Company each agree that service in the manner set forth in
Section 6.4 hereof shall be valid and sufficient for all purposes; and the Shareholder and the Company each agree to, and irrevocably waive any objection based on forum non conveniens or venue not to, appear in any United States federal court or state court located in the State of Delaware.

     SECTION 6.10. Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Shareholder have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

                                          WHITMAN CORPORATION

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          PEPSICO, INC. (on behalf of itself
                                          and all of its affiliates who are
                                          being issued shares of Whitman
                                          Corporation in connection with the
                                          Merger)

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                    [CREDIT SUISSE FIRST BOSTON LETTERHEAD]

                                                                      APPENDIX E

January 25, 1999

Board of Directors
Whitman Corporation
3501 Algonquin Road
Rolling Meadows, IL 60008-3149

Members of the Board:

     You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Whitman Corporation, a Delaware corporation (the "Company"), of the consideration to be received by such stockholders pursuant to the terms of the Contribution and Merger Agreement (the "Merger Agreement") among the Company, PepsiCo, Inc., a North Carolina corporation ("PepsiCo"), and Heartland Territories Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of PepsiCo ("Merger Sub"). The Merger Agreement provides, among other things, that:

        (1) the Company will merge with and into Merger Sub (the "Merger"), and each outstanding share of common stock, without par value, of the Company (the "Company Common Stock"), will be converted into one share of common stock, without par value, of Merger Sub (the "Merger Sub Common Stock") (the "Merger Consideration");

        (2) prior to the consummation of the Merger (the "Closing"), PepsiCo will cause (a) Pepsi-Cola Operating Company of St. Louis, Inc., Pepsi-Cola Bottling Company of Ohio, Inc., and Pepsi-Cola Operating Company of Chesapeake and Indianapolis, Inc. (collectively, the "Heartland Subsidiaries") to transfer certain assets identified in the Merger Agreement (the "Contribution") and (b) Pepsi-Cola Metropolitan Bottling Company, Inc. to transfer the 20% equity interest in Pepsi-Cola General Bottlers, Inc. ("PGB") not currently owned by the Company, to Merger Sub in exchange for approximately 54 million shares of Merger Sub Common Stock and the assumption by Merger Sub of all of the liabilities arising out of or relating to the business of the Heartland Subsidiaries other than the Excluded Liabilities (as defined in the Merger Agreement);

        (3) at or prior to the Closing, the Company will cause its relevant subsidiaries to sell (a) all of the outstanding shares of capital stock of Pepsi-Cola General Bottlers of Princeton, Inc. and Pepsi-Cola General Bottlers of Virginia, Inc. and (b) all of the outstanding limited liability interests of Neva Holdings LLC (collectively, the "Company Subsidiaries"), together, in each case, with certain related assets identified in the Merger Agreement, to PepsiCo (or its designee) in exchange for an aggregate purchase price of $137,800,000 in cash (reduced by the aggregate amount of debt and capitalized lease obligations of the Company Subsidiaries) and the assumption by PepsiCo of certain liabilities identified in the Merger Agreement (collectively, the "Company Transfers"); and

        (4) immediately following the Closing, PepsiCo (a) will sell (i) all of the outstanding partnership interests in Pepsi-Cola CR SPOL s.r.o., (ii) all of the outstanding shares of capital stock of Pepsi-Cola SR and FOVAUROSI ASVANYVIZ ES UDIT OIT ARI RESZVENYI ARSASAG owned by PepsiCo and
     (iii) all of the outstanding limited liability interests of Zrodlo Pniewy Sp. zo.o and PepsiCo Trading Sp. zo.o owned by PepsiCo (collectively, the "PGB Acquired Businesses" and, together with the Heartland Subsidiaries, the "PepsiCo Subsidiaries") to PGB and (b) will cause its relevant subsidiaries identified in the Merger Agreement to transfer certain assets identified in the Merger Agreement to PGB (or its designee) and Globe Transport, Inc. in exchange for an aggregate purchase price of $176 million in cash (reduced by the aggregate amount of any debt and capitalized lease obligations of the PGB Acquired Businesses) and the assumption by PGB of certain liabilities identified in the Merger

[CREDIT SUISSE FIRST BOSTON LETTERHEAD]
     Agreement (collectively, the "PepsiCo Transfers" and, together with the Merger, the Contribution and the Company Transfers, the "Transaction").

     The Merger Agreement also provides that, during the 12-month period following the Closing, Merger Sub will repurchase, subject to certain conditions, the lesser of (1) 16 million shares of Merger Sub Common Stock or
(2) shares of Merger Sub Common Stock having an aggregate value of $400 million.

     At the Closing, (1) the Company, PepsiCo and Merger Sub will enter into a Shareholder Agreement, substantially in the form of Annex IV to the Merger Agreement, (2) PepsiCo and Merger Sub will enter into a Master Bottling Agreement, a Master Fountain Syrup Agreement and an International Master Bottling Agreement, each in substantially the form of Exhibits A, B and C, respectively, to the Merger Agreement, and New Allied Brand Agreements in accordance with Schedule I of the Merger Agreement, (3) PepsiCo, the Company, Merger Sub and one or more other bottlers licensed by PepsiCo will enter into a Services Agreement, and (4) PepsiCo and Merger Sub will enter into a Registration Rights Agreement, an Employee Benefits Agreement and a Whitman Transfers Employee Benefits Agreement, each in substantially the form of Exhibits D, E-1 and E-2, respectively, to the Merger Agreement.

     We have reviewed certain publicly available business and financial information relating to the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries, as well as the Shareholder Agreement, a draft dated January 25, 1999 of the Employee Benefits Agreement, a draft dated January 22, 1999 of the Merger Agreement, drafts dated January 19, 1999 of the Master Bottling Agreement, the International Master Bottling Agreement and the Registration Rights Agreement and a draft dated January 12, 1999 of the Master Fountain Syrup Agreement. We have also reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries, as well as the amount and timing of the cost savings and related expenses and synergies that could potentially result from the Transaction (the "Synergies") furnished to us, in each case, by management of the Company and PepsiCo and have met with management of the Company, PGB, PepsiCo and certain PepsiCo Subsidiaries to discuss the business and prospects of the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries and, as appropriate, the Synergies.

     We have also considered certain financial and stock market data of the Company and PepsiCo, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. In addition, we have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and PepsiCo as to the future financial performance of the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, any of the Company Subsidiaries, PGB or any of the PepsiCo Subsidiaries nor have we been furnished with any such evaluations or appraisals. In addition, we were not requested to, and did not, solicit third party indications of interest in a possible acquisition of all or part of the Company. We are not expressing any opinion as to what the value of the Merger Sub Common Stock actually will be or the prices at which the Merger Sub Common Stock will trade subsequent to the Transaction. In addition, we have not been requested to consider, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

[CREDIT SUISSE FIRST BOSTON LETTERHEAD]
     We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In the past, we have performed certain investment banking, commercial banking and financial advisory services for the Company and PepsiCo and have received customary fees for such services. Further, we anticipate providing certain investment and commercial banking services to the Company and PepsiCo and/or its affiliates, including The Pepsi Bottling Group, Inc., in the future and would expect to receive customary fees for such services.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and PepsiCo for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and after giving effect to the other components of the Transaction, the Merger Consideration is fair from a financial point of view to the stockholders of the Company.

                                        Very truly yours,

                                        CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Heartland Territories Holdings, Inc. (the "Company" or the "Registrant") is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Company's Certificate of Incorporation, as amended, does not contain any provision which eliminates directors' personal liability as set forth above.

     Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances as set forth below.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) or Section 145 is proper because the present or former director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made with respect to a person who is a director or officer at the time of such determination by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     The Company's Certificate of Incorporation, as amended, and the Company's By-Laws do not provide that the Company will indemnify its directors and officers, or that the Company may indemnify its employees and agents, to the extent permitted by the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

      2.1 Amended and Restated Contribution and Merger Agreement dated as of March 18, 1999, among Whitman Corporation ("Whitman"), PepsiCo, Inc. ("PepsiCo") and Registrant (included as Appendix A to the Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4).

      3.1 Certificate of Incorporation of Registrant, as amended as of January 20, 1999.

      3.2  By-Laws of Registrant.

      4.1  Form of Common Stock Certificate.

      5.1 Opinion of W. Timothy Heaviside regarding the legality of the securities being registered.

      8.1  Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters.

     23.1  Consent of KPMG LLP (New York).

     23.2  Consent of KPMG LLP (Chicago).

     23.3  Consent of W. Timothy Heaviside. (included in Exhibit 5.1)

     23.4  Consent of Wachtell, Lipton, Rosen & Katz. (included in Exhibit 8.1)

     23.5  Consent of Credit Suisse First Boston Corporation.

     24.1 Power of Attorney (included on the signature page of this Registration Statement on Form S-4).

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (5) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

        (6) that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PURCHASE, STATE OF NEW YORK, ON APRIL 19, 1999.

                                          HEARTLAND TERRITORIES HOLDINGS, INC.

                                          By:   /s/ W. TIMOTHY HEAVISIDE
                                            ------------------------------------
                                            Name: W. Timothy Heaviside
                                            Title:  Vice President, General
                                                    Counsel and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence F. Dickie, Ayesha Zafar, W. Timothy Heaviside, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
              /s/ LAWRENCE F. DICKIE                 President and Chief Executive       April 19, 1999
---------------------------------------------------    Officer
                Lawrence F. Dickie                     (Principal Executive Officer)

                 /s/ AYESHA ZAFAR                    Treasurer and Chief Financial       April 19, 1999
---------------------------------------------------    Officer
                   Ayesha Zafar                        (Principal Financial Officer
                                                       and Principal Accounting
                                                       Officer)

             /s/ ROBERT F. SHARPE, JR.               Director                            April 19, 1999
---------------------------------------------------
               Robert F. Sharpe, Jr.

              /s/ KARL VON DER HEYDEN                Director                            April 19, 1999
---------------------------------------------------
                Karl von der Heyden

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Amended and Restated Contribution and Merger Agreement dated as of March 18, 1999, among Whitman Corporation ("Whitman"),
          PepsiCo, Inc. ("PepsiCo") and Registrant (included as
          Appendix A to the Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4).
  3.1     Certificate of Incorporation of Registrant, as amended as of
          January 20, 1999.
  3.2     By-Laws of Registrant.
  4.1     Form of Common Stock Certificate.
  5.1     Opinion of W. Timothy Heaviside regarding the legality of
          the securities being registered.
  8.1     Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters.
 23.1     Consent of KPMG LLP (New York).
 23.2     Consent of KPMG LLP (Chicago).
 23.3     Consent of W. Timothy Heaviside. (included in Exhibit 5.1)
 23.4     Consent of Wachtell, Lipton, Rosen & Katz. (included in
          Exhibit 8.1)
 23.5     Consent of Credit Suisse First Boston Corporation.
 24.1     Power of Attorney (included on the signature page of this
          Registration Statement on Form S-4).